Execution Version

U.S. $1,867,500,000
THIRD AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT
Dated as of May 7, 2020
among
THE GAP, INC.
as Parent Borrower,
THE SUBSIDIARIES OF THE PARENT BORROWER NAMED HEREIN,
as Subsidiary Borrowers,
THE BANKS AND FINANCIAL INSTITUTIONS NAMED HEREIN,
as Lenders,
THE BANKS NAMED HEREIN
as Issuing Banks,

BOFA SECURITIES, INC.,
JPMORGAN CHASE BANK, N.A.,
CITIBANK, N.A.,
MORGAN STANLEY MUFG LOAN PARTNERS, LLC
and
HSBC BANK USA, NATIONAL ASSOCIATION,
as Joint Lead Arrangers and Joint Bookrunners,

SUMITOMO MITSUI BANKING CORPORATION,
as Documentation Agent,
and
BANK OF AMERICA, N.A.,
as Administrative Agent and Collateral Agent

SECTION 3.04 Subordination of Subrogation, Etc.	120
SECTION 3.05 [Reserved]	120
SECTION 3.06 Limitation	120
SECTION 3.07 Contribution with Respect to Guaranty Obligations	121
SECTION 3.08 Liability Cumulative	122
SECTION 3.09 Release of Borrowers and Guarantors.	122
ARTICLE IV
PAYMENTS, TAXES, EXTENSIONS, ETC.
SECTION 4.01 Payments Generally; Agent’s Clawback	122
SECTION 4.02 Taxes	124
SECTION 4.03 Sharing of Payments by Lenders	129
SECTION 4.04 Evidence of Debt/Borrowings	130
ARTICLE V
CONDITIONS OF LENDING
SECTION 5.01 Conditions Precedent to Effectiveness of this Amendment and Restatement	131
SECTION 5.02 Conditions Precedent to Credit Extension	134
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
SECTION 6.01 Representations and Warranties of the Loan Parties	135
ARTICLE VII
COVENANTS OF THE LOAN PARTIES
SECTION 7.01 Affirmative Covenants	139
SECTION 7.02 Negative Covenants	147
SECTION 7.03 Financial Covenants	170
SECTION 7.04 Reporting Requirements	170
ARTICLE VIII
EVENTS OF DEFAULT
SECTION 8.01 Events of Default	173
SECTION 8.02 Application of Funds	177
ARTICLE IX
THE AGENT
SECTION 9.01 Appointment and Authority	178
SECTION 9.02 Rights as a Lender	179

SCHEDULES AND EXHIBITS
SCHEDULES
Schedule 1.01A    -    Commitment Amounts
Schedule 1.01B    -    Change of Control
Schedule 1.01C    -    Existing Letters of Credit
Schedule 6.01(h)    -    Environmental Matters
Schedule 6.01(i)    -    ERISA Matters
Schedule 6.01(r)(i)    -    DDAs
Schedule 6.01(r)(ii)    -    Credit Card Arrangements
Schedule 7.01(p)    -    Post-Closing Matters
Schedule 7.02(a)    -    Existing Debt
Schedule 10.02    -    Agent’s Office; Certain Addresses for Notices
EXHIBITS
Exhibit A-1        -    Form of Committed Advance Notice
Exhibit A-2        -    Form of Swing Line Advance Notice
Exhibit B        -    Form of Note
Exhibit C        -    Form of Assignment and Acceptance
Exhibit D        -    Form of Assumption Agreement
Exhibit E        -    Form of Administrative Questionnaire
Exhibit F        -    Form of ABL Intercreditor Agreement
Exhibit G        -    Form of Supplemental Guaranty

Exhibit H-1	- Form of United States Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For United States Federal Income Tax Purposes)

Exhibit H-2	- Form of United States Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For United States Federal Income Tax Purposes)

Exhibit H-3	- Form of United States Tax Compliance Certificate (For Foreign Participants That Are Partnerships For United States Federal Income Tax Purposes)

Exhibit H-4	- Form of United States Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For United States Federal Income Tax Purposes)
Exhibit I        -    Form of Borrowing Base Certificate

THIRD AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT, dated as of May 7, 2020 (this “Agreement”), among The Gap, Inc., a Delaware corporation (the “Parent Borrower”), and certain of Parent Borrower’s direct or indirect wholly-owned domestic subsidiaries from time to time party hereto, as borrowers (collectively referred to herein as the “U.S. Borrowers” and each, individually, as a “U.S. Borrower”), Gap (Canada) Inc., a Canadian corporation, Old Navy (Canada) Inc., a Canadian corporation, and certain of Parent Borrower’s other direct or indirect wholly-owned subsidiaries incorporated or organized under the laws of Canada or a province or territory thereof from time to time party hereto, as borrowers (collectively referred to herein as the “Canadian Borrowers” and each, individually, as a “Canadian Borrower” and together with the U.S. Borrowers, collectively, referred to herein as “Borrowers” and each, individually, as a “Borrower”), the other Loan Parties (with such term and each other capitalized term used but not defined in this preamble having the meaning assigned thereto in Article I) from time to time party hereto, the Lenders from time to time party hereto, the Issuing Banks and Bank of America, N.A. (“Bank of America”), as administrative agent and collateral agent (together with any permitted successor in such capacity, the “Agent”) for the Lenders and the Issuing Banks hereunder.
RECITALS:
WHEREAS, the Parent Borrower, certain of its subsidiaries, certain banks and financial institutions, and Bank of America, as administrative agent, are parties to a Second Amended and Restated Revolving Credit Agreement dated as of May 31, 2018 (as amended, restated, amended and restated, extended, supplemented, or otherwise modified prior to the date hereof, the “Existing Credit Agreement”);
WHEREAS, Borrowers have requested that the Agent, the Lenders and Issuing Banks replace the Existing Credit Agreement with this Agreement, in each case, on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, the U.S. Borrowers and the U.S. Guarantors have agreed to secure all of the Obligations by granting to Agent, for the benefit of the Secured Parties, a security interest in the Collateral;
WHEREAS, the Canadian Borrowers and the Canadian Guarantors have agreed to secure all of the Obligations by granting to Agent, for the benefit of the Secured Parties, a security interest in the Collateral;
WHEREAS, the Lenders and Issuing Banks are willing to make certain loans and other extensions of credit to the Borrowers of up to such amounts upon the terms and conditions set forth herein; and
WHEREAS, all annexes, schedules, exhibits and other attachments (collectively, “Appendices”) to this Agreement are incorporated herein by reference, and taken together with this Agreement, shall constitute but a single agreement. These Recitals shall be construed as part of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01     Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“2023 Notes” means Parent Borrower’s 8.375% Senior Secured Notes due 2023 issued on May 7, 2020 in an initial aggregate principal amount of $500,000,000.
“2023 Notes Indenture” means the Indenture dated as of May 7, 2020 among Parent Borrower, each of the guarantors party thereto and the Notes Collateral Agent.
“2025 Notes” means Parent Borrower’s 8.625% Senior Secured Notes due 2025 issued on May 7, 2020 in an initial aggregate principal amount of $750,000,000.
“2025 Notes Indenture” means the Indenture dated as of May 7, 2020 among Parent Borrower, each of the guarantors party thereto and the Notes Collateral Agent.
“2027 Notes” means Parent Borrower’s 8.875% Senior Secured Notes due 2027 issued on May 7, 2020 in an initial aggregate principal amount of $1,000,000,000.
“2027 Notes Indenture” means the Indenture dated as of May 7, 2020 among Parent Borrower, each of the guarantors party thereto and the Notes Collateral Agent.
“ABL Intercreditor Agreement” means the intercreditor agreement dated as of the Restatement Date among Agent, the Notes Collateral Agent and the U.S. Loan Parties, substantially in the form of Exhibit F, as the same may be amended, restated, supplemented or otherwise modified from time to time, or any other intercreditor agreement among the Agent, the Notes Collateral Agent and the Loan Parties on terms that are not less favorable in any material respect to the Secured Parties than those contained in the form attached as Exhibit F.
“ABL Priority Collateral” has the meaning specified in the ABL Intercreditor Agreement.
“Acceptable Document of Title” means, with respect to any Inventory, a tangible, negotiable bill of lading or other Document (as defined in the UCC) or “document of title” (as defined in the PPSA), as applicable that (a) is issued by a common carrier which is not the subject of any Sanction or on any specially designated nationals list maintained by OFAC, (b) is issued to the order of a Loan Party or, within 60 days (or such later date agreed by the Agent) of the Agent’s request following the occurrence of an In-Transit Documentation Event, the order of the Agent, and (c) names the Agent as a notify party and bears a conspicuous notation on its face of the Agent’s security interest therein.
“Account” has the meaning specified in the UCC or PPSA, as applicable, and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, or (c) arising out of the use of a credit or charge card or information contained on or for use with the card.
“ACH” means automated clearing house transfers.
“Acquired Indebtedness” means, with respect to any specified Person: (1) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, and (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person. Acquired Indebtedness will be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of such assets.
“Acquisition” means, with respect to any Person, (a) the acquisition by such Person of the Capital Stock of any other Person resulting in such other Person becoming a Subsidiary of such Person, (b) the acquisition by such Person of all or substantially all of the assets of any other Person or of a division or business line of such Person, or (c) any merger, amalgamation or consolidation of such Person or a Subsidiary of such Person with any other Person so long as the surviving or continuing entity of such merger, amalgamation or consolidation is such Person or a Subsidiary of such Person.
“Additional Refinancing Amount” means, in connection with the Incurrence of any Refinancing Indebtedness, the aggregate principal amount of additional Indebtedness, Disqualified Capital Stock or Preferred Stock Incurred to pay accrued and unpaid interest, premiums (including tender premiums), expenses, defeasance costs and fees in respect thereof.
“Adjustment Date” means the last day of the Fiscal Quarter ending October 31, 2020 and the last day of each subsequent Fiscal Quarter.
“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E or any other form approved by the Agent.
“Advance” means an extension of credit by a Lender to a Borrower under Article II in the form of a Revolving Credit Advance or a Swing Line Advance.
“Affected Financial Institution” means (a) any EEA Financial Institution, or (b) any UK Financial Institution.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person.
“Affiliate Transaction” has the meaning specified in Section 7.02(e).
“Agent” has the meaning specified in the preamble to this Agreement.
“Agent’s Office” means, with respect to any currency, the Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Agent may from time to time notify to Parent Borrower and the Lenders.
“Aggregate Commitments” means the sum of the Commitments of all the Lenders. As of the Restatement Date, the Aggregate Commitments are $1,867,500,000.
“Allocable Amount” has the meaning specified in Section 3.07(b).
“Alternative Currency” means each of Euro, Sterling, Yen, Canadian Dollars and any other currencies requested by the Borrowers and approved by each of the Lenders and the Issuing Banks.
“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Agent or the applicable Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.
“Alternative Currency Sublimit” means (x) with respect to Alternative Currencies other than Canadian Dollars, an amount equal to the lesser of the Revolving Credit Commitments and $250,000,000 and (y) with respect to Alternative Currencies including Canadian Dollars, an amount equal to the lesser of the Revolving Credit Commitments and $400,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Revolving Credit Commitments.
“AML Legislation” has the meaning specified in Section 10.25.
“Appendices” has the meaning specified in the Recitals to this Agreement.
“Applicable Margin” means:
(a)    From and after the Restatement Date until the first Adjustment Date, the percentages set forth in Level II of the pricing grid below; and
(b) From and after the first Adjustment Date and on each Adjustment Date thereafter, the Applicable Margin shall be determined from the following pricing grid based upon the Average Daily Excess Availability as of the Fiscal Quarter ended immediately preceding such Adjustment Date; provided, however, that notwithstanding anything to the contrary set forth herein, upon the occurrence and during the continuance of an Event of Default, the Agent may, and at the direction of the Majority Lenders shall, upon written notice to the Borrower, increase the Applicable Margin to that set forth in Level III (even if the Average Daily Excess Availability requirements for a different Level have been met) and interest shall accrue at the Default Rate; provided further if any Borrowing Base Certificates are at any time restated or otherwise revised (including as a result of an audit) or if the information set forth in any Borrowing Base Certificates otherwise proves to be false or incorrect such that the Applicable Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any applicable periods and shall be due and payable on demand.

Level	Average Daily Excess Availability	Applicable Margin for Contract Rate Loans and Letter of Credit Fees	Applicable Margin for Index Rate Loans
I	Greater than 67% of the Aggregate Commitments	2.00%	1.00%
II	Less than or equal to 67% of the Aggregate Commitments but greater than 33% of the Aggregate Commitments	2.25%	1.25%
III	Less than or equal to 33% of the Aggregate Commitments	2.50%	1.50%

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Agent or the applicable Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
“Appraised Value” means the appraised orderly liquidation value, net of costs and expenses to be incurred in connection with any such liquidation, which value is expressed as a percentage of Cost of Eligible Inventory as set forth in the inventory stock ledger of the Borrowers, which value shall be determined from time to time by the most recent appraisal undertaken by an independent appraiser engaged by the Agent.

“Appropriate Lender” means, at any time, (a) with respect to the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Revolving Credit Advance at such time, (b) with respect to the Letter of Credit Sublimit, (i) the Issuing Banks and (ii) if any Letters of Credit have been issued pursuant to Section 2.04(a), the Lenders and (c) with respect to the Swing Line Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Advances are outstanding pursuant to Section 2.03(a), the Lenders.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent (if such acceptance is required by this Agreement), in substantially the form of Exhibit C.
“Assumption Agreement” means an agreement, substantially in the form of Exhibit D, by which an Eligible Assignee agrees to become a Lender hereunder pursuant to Section 2.06(b), agreeing to be bound by all obligations of a Lender hereunder.
“Availability” means, as of any date of determination thereof by the Agent, the result, if a positive number, of:
(a) the Loan Cap, minus
(b) the Total Revolving Credit Outstandings.
“Availability Period” means the period from and including the Restatement Date to the Termination Date.
“Availability Reserves” means, without duplication of any other Reserves or items to the extent such items are otherwise addressed or excluded through eligibility criteria or have been deducted in the calculation of Eligible Inventory and Eligible Credit Card Receivables, as applicable, as reported on the most recent Borrowing Base Certificate, such reserves as the Agent from time to time determines in its Permitted Discretion as being appropriate: (a) to reflect the impediments to the Agent’s ability to realize upon the ABL Priority Collateral, (b) to reflect claims and liabilities that the Agent determines will need to be satisfied in connection with the realization upon the ABL Priority Collateral, (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect in any material respects any component of the Borrowing Base, or (d) to reflect that an Event of Default then exists. Without limiting the generality of the foregoing, Availability Reserves may include, in the Agent’s Permitted Discretion, (but are not limited to) reserves based on: (i) rent; (ii) customs duties, and other costs to release Inventory included in the Borrowing Base which is being imported into the United States or Canada; (iii) outstanding Taxes and other governmental charges, including, without limitation, ad valorem, real estate, personal property, sales, claims of the PBGC and other Taxes not otherwise in dispute which may have priority over the interests of the Agent in the ABL Priority Collateral; (iv) salaries, wages and benefits due to employees of any Loan Party; (v) Customer Credit Liabilities; (vi) Customer Deposits; (vii) reserves for reasonably anticipated changes in the Appraised Value of Eligible Inventory between appraisals; (viii) warehousemen’s or bailee’s charges and other Permitted Encumbrances which may have priority over the interests of the Agent in the ABL Priority Collateral; (ix) amounts due to vendors on account of consigned goods; (x) royalties payable in respect of licensed merchandise; (xi) the Canadian Priority Payables Reserve; and (xii) the Canadian Wage Earner Protection Act Reserve.
“Average Daily Excess Availability” means the average daily Availability for the immediately preceding Fiscal Quarter.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank of America” means Bank of America, N.A., including its Affiliates and branches.
“Bank Product Document” means any agreement or instrument providing for Bank Products.
“Bank Products” means any one or more of the following types of services or facilities extended to Parent Borrower or any of its Subsidiaries by a Cash Management Bank: (a) any treasury or other cash management services, including (i) deposit account, (ii) automated clearing house (ACH) origination and other funds transfer, (iii) depository (including cash vault and check deposit), (iv) zero balance accounts and sweep, and other ACH Transactions, (v) return items processing, (vi) controlled disbursement, (vii) positive pay, (viii) lockbox, (ix) account reconciliation and information reporting, (x) payables outsourcing, (xi) payroll processing, and (xii) daylight overdraft facilities and (b) card services, including (i) credit card (including purchasing card and commercial card), (ii) prepaid card, including payroll, stored value and gift cards, (iii) merchant services processing, and (iv) debit card services.

“Bank Products Obligations” means any debts, liabilities and obligations as existing from time to time of Parent Borrower or any of its Subsidiaries arising from or in connection with any Bank Products under any Bank Product Document.
“BA Rate” means with respect to each Interest Period for a BA Rate Advance, the rate of interest per annum equal to the average rate applicable to Canadian Dollar bankers’ acceptances having an identical or comparable term as the proposed BA Rate Advance displayed and identified as such on the display referred to as the “CDOR Page” (or any display substituted therefor) of Refinitv Benchmark Services Limited as of approximately 10:00 a.m. Toronto time on such day (or, if such day is not a Business Day, as of 10:00 a.m. Toronto time on the immediately preceding Business Day); provided that if such rate does not appear on the CDOR Page at such time on such date, the rate for such date will be the annual discount rate (rounded upward to the nearest whole multiple of 1/100 of 1.0%) as of 10:00 a.m. Toronto time on such day at which a Canadian chartered bank listed on Schedule 1 of the Bank Act (Canada) as selected by the Agent in consultation with Parent Borrower is then offering to purchase Canadian Dollar bankers’ acceptances accepted by it having such specified term (or a term as closely as possible comparable to such specified term); provided that if the BA Rate shall be less than 0.75%, such rate shall be deemed 0.75% for purposes of this Agreement.
“BA Rate Advance” means an Advance which bears interest based on the BA Rate. All BA Rate Advances shall be denominated in Canadian Dollars.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurocurrency Rate for an Interest Period of one month plus 1.00%; provided that if the Base Rate shall be less than 0.75%, such rate shall be deemed 0.75% for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
“Base Rate Advance” means an Advance which bears interest based on the Base Rate. All Base Rate Advances shall be denominated in Dollars.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“BIA” means the Bankruptcy and Insolvency Act (Canada).
“Blocked Account” has the meaning provided in Section 7.01(i)(ii).

“Blocked Account Agreement” means with respect to a DDA established by a Loan Party, an agreement, in form and substance reasonably satisfactory to the Agent, establishing control (as defined in the UCC or the PPSA if applicable) of such account by the Agent and whereby the bank maintaining such account agrees, upon the occurrence and during the continuance of a Cash Dominion Period, to comply only with the instructions originated by the Agent without the further consent of any Loan Party.
“Blocked Account Bank” means each bank with whom deposit accounts are maintained in which any funds of any of the Loan Parties from one or more DDAs are concentrated and with whom a Blocked Account Agreement has been, or is required to be, executed in accordance with the terms hereof.
“Borrower” and “Borrowers” has the meaning set forth in the preamble to this Agreement.
“Borrowing” means a Revolving Credit Borrowing or a Swing Line Borrowing, as the context may require.
“Borrowing Base” means, at any time of calculation, an amount equal to:
(a)    the face amount of Eligible Credit Card Receivables multiplied by 90%; plus
(b)    the Cost of Eligible Inventory (other than Eligible In-Transit Inventory), multiplied by the product of 90% multiplied by the Appraised Value of such Eligible Inventory; plus
(c)    the Cost of Eligible In-Transit Inventory, multiplied by the product of 90% multiplied by the Appraised Value of such Eligible In-Transit Inventory; provided that the aggregate amount of Eligible In-Transit Inventory included in the Borrowing Base pursuant to this clause (c) shall not exceed 20% of the gross amount of Eligible Inventory and Eligible In-Transit Inventory otherwise permitted to be included in the Borrowing Base; minus
(d)    the then applicable amount of all Reserves.
“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit I hereto (with such changes therein as may be required by the Agent to reflect the components of and Reserves against the Borrowing Base as provided for hereunder from time to time), executed and certified as accurate and complete by a Responsible Officer of the Parent Borrower which shall include appropriate exhibits, schedules, supporting documentation, and additional reports as reasonably requested by the Agent.
“Branded Card Subsidiary” means any Subsidiary which holds no material assets other than assets and rights subject to a Branded Credit Card Arrangement.

“Branded Credit Card Arrangement” means any securitization, factoring, accelerated monetization or other similar arrangement related solely to any amounts which are or may become owing to a Branded Card Subsidiary pursuant to or in connection with branded credit card(s), including payments from Synchrony Financial, any replacement thereof, or any other processor or partner in any branded credit card arrangement.
“Branded Credit Card Assets” means any of the following assets (or interests therein) from time to time originated, acquired or otherwise owned by a Branded Card Subsidiary or in which a Branded Card Subsidiary has any rights or interests which are the subject of a Branded Credit Card Arrangement, in each case, without regard to where such assets or interests are located: (1) receivables, payment obligations, installment contracts, and similar rights, whether currently existing or arising or estimated to arise in the future, and whether in the form of accounts, chattel paper, general intangibles, instruments or otherwise (including any drafts, bills of exchange or similar notes and instruments), (2) royalty and other similar payments made related to the use of trade names and other intellectual property, business support, training and other services, including, without limitation, licensing fees, lease payments and similar revenue streams and (3) intellectual property rights relating solely to the generation of any of the foregoing types of assets.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the jurisdiction where the Agent’s Office with respect to Obligations denominated in Dollars or Canadian Dollars is located and:
(a) if such day relates to any interest rate settings as to a Eurocurrency Rate Advance denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Advance, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Advance, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;
(b) if such day relates to any interest rate settings as to a Eurocurrency Rate Advance denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Advance, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Advance, means a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open;
(c) if such day relates to any interest rate settings as to an Advance denominated in Canadian Dollars, any fundings, disbursements, settlements and payments in Canadian Dollars in respect of any such Advance, or any other dealings in Canadian Dollars to be carried out pursuant to this Agreement in respect of any such Advance, means any such day on which dealings in deposits in Canadian Dollars are conducted by and between banks in the Toronto, Ontario interbank market for Canadian Dollars;
(d) if such day relates to any interest rate settings as to a Eurocurrency Rate Advance denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and
(e) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Advance denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Advance (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.
“Canadian Base Rate” means, for any day, the per annum rate of interest equal to the highest of (a) the Federal Funds Rate for such day, plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America (acting through its Canada branch) in Toronto, Ontario as its “base rate” for commercial loans made by it in Dollars, such rate being a reference rate and not necessarily representing the lowest or best rate being charged to any customer, or (c) the Eurocurrency Rate (determined for a Credit Extension denominated in Dollars) for an Interest Period of one month, plus 1.00%; provided that if the Canadian Base Rate shall be less than 0.75%, such rate shall be deemed 0.75% for purposes of this Agreement. Any change in such rate announced by Bank of America (acting through its Canada branch) shall take effect at the opening of business on the day specified in the public announcement thereof.
“Canadian Base Rate Advance” means an Advance to a Canadian Borrower which bears interest based on the Canadian Base Rate. All Canadian Base Rate Advances shall be denominated in Dollars.
“Canadian Borrower” and “Canadian Borrowers” has the meaning specified in the preamble to this Agreement.
“Canadian Collateral” means the Collateral owned by (or, in the event such Collateral has been foreclosed upon, immediately prior to such foreclosure that was owned by) a Canadian Loan Party.
“Canadian Defined Benefit Plan” means a Canadian Pension Plan which contains a “defined benefit provision” as defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Canadian Dollars,” and the sign “CND$” each means lawful money of Canada.
“Canadian Dominion Account” means a special concentration account established by a Canadian Borrower at an Affiliate or branch of the Agent in Canada, over which the Agent has exclusive control for withdrawal purposes pursuant to the terms and provisions of this Agreement and the other Loan Documents.
“Canadian Guarantor” means each Guarantor that is incorporated or otherwise organized under the laws of Canada or any province or territory thereof.
“Canadian Guaranty” means the guarantee of the Obligations of each Loan Party hereunder by the Canadian Loan Parties in Article 3 hereunder or in a supplemental guarantee in accordance with Section 7.01(n) of this Agreement.
“Canadian Loan Party” means each Canadian Borrower and each Canadian Guarantor.
“Canadian Pension Event” means (a) the whole or partial withdrawal of a Loan Party from a Canadian Defined Benefit Plan during a plan year where any additional funding obligations of the Loan Party would be triggered by such withdrawal; (b) the filing of a notice of intent to terminate in whole or in part a Canadian Defined Benefit Plan; (c) the treatment by a Governmental Authority of a Canadian Defined Benefit Plan amendment as a termination or partial termination; or (d) the appointment of a trustee by a Governmental Authority to administer the termination, in whole or in part, of a Canadian Defined Benefit Plan.
“Canadian Pension Plan” means a pension plan that is required to be registered under applicable Canadian federal or provincial pension benefits standards legislation, and that is sponsored or maintained by any Loan Party in respect of its Canadian employees or former employees, but, for the avoidance of doubt, does not include any statutory plans such as the Canada Pension Plan and the Quebec Pension Plan.
“Canadian Prime Rate” means, for any day, the per annum rate of interest equal to the highest of (a) the rate of interest in effect for such day or so designated from time to time by Bank of America (acting through its Canada branch) as its “prime rate” for commercial loans made by it in Canada in Canadian Dollars, such rate being a reference rate and not necessarily representing the lowest or best rate being charged to any customer; or (b) the BA Rate for a 30-day interest period as determined on such day plus 1.00%; provided that if the Canadian Prime Rate shall be less than 0.75%, such rate shall be deemed 0.75% for purposes of this Agreement.. Any change in such rate announced by Bank of America (acting through its Canada branch) shall take effect at the opening of business on the day specified in the public announcement thereof.
“Canadian Prime Rate Advance” means an Advance to a Canadian Borrower which bears interest based on the Canadian Prime Rate. All Canadian Prime Rate Advances shall be denominated in Canadian Dollars.

“Canadian Priority Payables Reserve” means, as of any date of determination, an Availability Reserve in such amount as the Agent may determine in its Permitted Discretion to reflect amounts secured by any Liens in Canada, choate or inchoate, which rank or are capable of ranking in priority to the Liens of the Agent, including any such amounts due and not paid for wages, vacation pay, severance pay, amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance, all amounts deducted or withheld and not paid and remitted when due under the Income Tax Act (Canada), all amounts collected but not remitted when due under the Excise Tax Act (Canada) or otherwise on account of sales tax, goods and services tax, value added tax, harmonized sales tax, excise tax, and any other tax payable pursuant to the Excise Tax Act (Canada) or similar applicable provincial legislation, government royalties, amounts currently or past due and not paid for realty, municipal or similar taxes (to the extent impacting personal or movable property), all amounts due and not contributed, remitted or paid to any Canadian Pension Plans (including all unfunded wind up or solvency deficiency amounts), as required by the PBA relating to Canadian Pension Plans, or under the Canada Pension Plan or Quebec Pension Plan, and all amounts in respect of similar statutory or other claims, in each case, that would have or would reasonably be expected to have priority over or rank pari passu with any Liens of the Agent in Canada now or in the future, other than amounts included in the Canadian Wage Earner Protection Act Reserve.
“Canadian Security Agreements” means, collectively, that certain Canadian Security Agreement, dated as of the Restatement Date, and that certain deed of movable hypothec dated on or prior to the Restatement Date made by the Canadian Loan Parties party thereto in favor of the Agent, acting as hypothecary representative on behalf of itself and for the benefit of the other Secured Parties, each as amended, restated, supplemented or otherwise modified from time to time.
“Canadian Sublimit” means an amount equal to $200,000,000. The Canadian Sublimit is part of, and not in addition to, the Revolving Credit Commitments.
“Canadian Wage Earner Protection Act Reserve” means, as of any date of determination, an Availability Reserve in such amount as the Agent may determine in its Permitted Discretion to reflect the amounts that may become due under the Wage Earner Protection Program Act (Canada) or secured by Section 81.3 or Section 81.4 of the BIA with respect to the employees of any Loan Party employed in Canada which would give rise to a Lien with priority under applicable Law over the Liens of the Agent.
“Capital Expenditures” means, for any period, the additions to property, plant and equipment, capitalized investment and development costs, and other capital expenditures (including capitalized software) of Parent Borrower and its consolidated Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of Parent Borrower for such period prepared in accordance with GAAP.
“Capital Lease” of any Person means any lease of any property (whether real, personal or mixed) by such Person as lessee, which lease should, in accordance with

GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person.
“Capital Lease Obligations” means the obligations of any Person to pay rent or other amounts under a Capital Lease, the amount of which is required to be capitalized on the balance sheet of such Person in accordance with GAAP (with GAAP calculated, for purposes of this definition, as in effect on December 31, 2018); provided that, for the avoidance of doubt, obligations of Parent Borrower or the Restricted Subsidiaries, or of a special purpose or other entity not consolidated with Parent Borrower and the Restricted Subsidiaries that (a) initially were not included on the consolidated balance sheet of Parent Borrower as capital lease obligations and were subsequently characterized as capital lease obligations or, in the case of such a special purpose or other entity becoming consolidated with Parent Borrower and the Restricted Subsidiaries were required to be characterized as capital lease obligations upon such consolidation, in either case, due to a change in accounting treatment or otherwise, or (b) were required to be characterized as capital lease obligations but would not have been required to be treated as capital lease obligations on December 31, 2018 had they existed at that time, shall for all purposes not be treated as Capital Lease Obligations or Indebtedness.
“Capital Stock” means:
(1)    in the case of a corporation, corporate stock or shares;
(2)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(3)    in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and
(4)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“Cash Collateralize” means to pledge and deposit with or deliver to the Agent, for the benefit of the Agent, an Issuing Bank or the Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Advances, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the applicable Issuing Bank or Swing Line Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Agent and (b) such Issuing Bank or the Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Dominion Period” means (a) each period beginning on the date that Availability shall have been less than the greater of (x) $175.0 million and (y) 10.0% of the Loan Cap, and ending on the date that Availability shall have exceeded such levels, at all times, for a period of thirty (30) consecutive days, or (b) upon the occurrence of any Event of Default, the period that such Event of Default shall be continuing. The termination of a Cash Dominion Period as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Cash Dominion Period in the event that the conditions set forth in this definition again arise.
“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or Canada or any agency or instrumentality thereof (provided that the full faith and credit of the United States or Canada, as applicable, is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, province, commonwealth or territory of the United States or Canada, or by any subdivision or taxing authority of any such state, province, commonwealth or territory, the securities of which state, province, commonwealth, territory, political subdivision or taxing authority (as the case may be) are rated either (i) A or better by S&P or A2 or better by Moody’s or (ii) SP1 or better by S&P or V-MIG 1 or better by Moody’s, (c) Dollar or Canadian Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (d) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any United States or Canadian domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (e) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States or Canada in which such Person shall have a perfected first priority Lien (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (f) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (e).
“Cash Management Bank” means any Person counterparty to a Bank Product Document who is (x) Bank of America or any Affiliate or branch of Bank America or (y) any other Lender or any Affiliate or branch of such Lender so long as, in the case of this clause (y), Parent Borrower and the applicable Lender (or its Affiliate or branch) shall have delivered notice thereof to the Agent.
“CCAA” means the Companies’ Creditors Arrangement Act (Canada).
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.), and any regulations promulgated thereunder.
“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.
“Change in Law” has the meaning specified in Section 2.11.
“Change of Control” means the occurrence, after the date of this Agreement, of (i) any Person or two or more Persons acting in concert acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Parent Borrower (or other securities convertible into such securities) representing 50% or more of the combined voting power of all securities of the Parent Borrower entitled to vote in the election of directors; (ii) during any period of up to 24 consecutive months, commencing before or after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of the Parent Borrower ceasing for any reason to constitute a majority of the Board of Directors of the Parent Borrower unless the Persons replacing such individuals were nominated or approved by the Board of Directors of the Parent Borrower; provided, that, the Person or group of Persons referred to in clause (i) of this definition of Change of Control shall not include any Person listed on Schedule 1.01B or any group of Persons in which one or more of the Persons listed on Schedule 1.01B are members ;or (iii) a “Change of Control” (as defined in any Senior Notes Indenture) shall have occurred under any Senior Notes Indenture.
“Charges” means all federal, state, provincial, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable), levies, assessments, duties, charges, claims or encumbrances owed by any Loan Party and upon or relating to (a) the Obligations, (b) the Collateral, (c) the employees, payroll, income, capital or gross receipts of any Loan Party, (d) any Loan Party’s ownership or use of any properties or other assets, or (e) any other aspect of any Loan Party’s business.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted by such Person in favor of the Agent under any of the Collateral Documents.

“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Agent executed by (a) a bailee or other Person in possession of Collateral, and (b) any landlord of Real Estate leased by any Loan Party, pursuant to which such Person (i) acknowledges the Agent’s Lien on the Collateral, (ii) releases or subordinates such Person’s Liens on the Collateral held by such Person or located on such Real Estate, (iii) provides the Agent with access to the Collateral held by such bailee or other Person or located in or on such Real Estate, (iv) as to any landlord, provides the Agent with a reasonable time to remove and/or sell and dispose of the Collateral from such Real Estate, and (v) makes such other agreements with the Agent as the Agent may reasonably require related to the use and access of the Collateral.
“Collateral Documents” means the U.S. Security Agreement, the Canadian Security Agreements, the Intellectual Property Security Agreements and all similar agreements entered into guarantying payment of, or granting a Lien upon property as security for payment of, the Obligations.
“Commitment” means a Revolving Credit Commitment.
“Commitment Percentage” means, with respect to any Lender at any time, the percentage of the Revolving Credit Facility represented by such Lender’s Revolving Credit Commitment at such time. If the Revolving Credit Commitment of each Lender to make Advances and the obligation of the Issuing Banks to make L/C Credit Extensions have been terminated pursuant to Section 8.01 or if the Revolving Credit Commitments have expired, then the Commitment Percentage of each Lender in respect of the Revolving Credit Facility shall be determined based on the Commitment Percentage of such Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments.
“Committed Advance Notice” means a notice of (a) a Revolving Credit Borrowing, (b) a conversion of Advances from one Type to the other, or (c) a continuation of Eurocurrency Rate Advances, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A-1 or such other form as may be approved by the Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Agent), appropriately completed and signed by a Responsible Officer of the applicable Borrower.
“Committed Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type, in the same currency and, in the case of Eurocurrency Rate Advances, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
“Compliance Period” has the meaning specified in Section 7.03(b).
“Concentration Account” has the meaning specified in Section 7.01(i).

“Confidential Information” means certain non-public, confidential or proprietary information and material disclosed, from time to time, either orally, in writing, electronically or in some other form by the Parent Borrower in connection with the Loan Documents. Confidential Information shall include, but not be limited to non-public, confidential or proprietary information, trade secrets, know-how, inventions, techniques, processes, algorithms, software programs, documentation, screens, icons, schematics, software programs, source documents and other MIS related information; contracts, customer lists, financial information, financial forecasts, sales and marketing plans and information and business plans, products and product designs; textile projections and results; ideas, designs and artwork for all types of marketing, advertising, public relations and commerce (including ideas, designs and artwork related to the World Wide Web and any Web Site of the Parent Borrower or any Subsidiary); textile designs; advertising, strategies, plans and results; sourcing information; vendor lists, potential product labeling and marking ideas; all materials including, without limitation, documents, drawings, samples, sketches, designs, and any other information concerning, color palette and color standards furnished to a Recipient by the Parent Borrower or any Subsidiary; customer base(s); and other non-public information relating to the Parent Borrower’s or any Subsidiary’s business.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise taxes or branch profits taxes.
“Consolidated” and any derivative thereof each means, with reference to the accounts or financial reports of any Person, the consolidated accounts or financial reports of such Person and each Subsidiary of such Person determined in accordance with GAAP, including principles of consolidation, consistent with those applied in the preparation of the Consolidated financial statements of the Parent Borrower referred to in Section 6.01(f).
“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of intangible assets and deferred financing fees and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.
“Consolidated EBITDA” means, as of any date of determination, the EBITDA of Parent Borrower and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available, on a consolidated basis, calculated on a pro forma basis consistent with the calculations made under the definition of Consolidated Secured Net Leverage Ratio or Pro Forma Compliance, as applicable.

“Consolidated Funded Debt” means, as of any date of determination, all indebtedness (including Capital Lease Obligations but excluding all accounts payable incurred in the ordinary course of business) of the Parent Borrower and its Subsidiaries on a Consolidated basis that would (or would be required to) appear as liabilities for long-term Debt, short-term Debt, current maturities of Debt, and other similar interest-bearing obligations on a Consolidated balance sheet of the Parent Borrower and its Subsidiaries in accordance with GAAP.
“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:
(1)    consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including the interest component of Capital Lease Obligations and net payments and receipts (if any) pursuant to interest rate Hedging Obligations, amortization of deferred financing fees and original issue discount, debt issuance costs, commissions, fees and expenses, expensing of any bridge, commitment or other financing fees and non-cash interest expense attributable to movement in mark to market valuation of Hedging Obligations or other derivatives (in each case permitted hereunder) under GAAP); plus
(2)    consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; plus
(3)    commissions, discounts, yield and other fees and charges Incurred in connection with any securitization financing which are payable to Persons other than Parent Borrower and the Restricted Subsidiaries; minus
(4)    interest income for such period.
For purposes of this definition, interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by Parent Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.
“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:
(1)    any net after-tax extraordinary, nonrecurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses or charges shall be excluded;
(2)    any severance expenses, relocation expenses, restructuring expenses, curtailments or modifications to pension and post-retirement employee benefit plans, excess pension charges, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses and fees, expenses or charges relating to facilities closing costs, acquisition integration costs, facilities opening costs, project start-up costs, business optimization costs, signing, retention or completion bonuses, expenses, commissions or charges related to any issuance, redemption, repurchase, retirement or acquisition of Equity Interests, Investment, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), and any fees, expenses or charges related to the Transactions or the Senior Notes, in each case, shall be excluded; provided that the aggregate amount excluded from Consolidated Net Income pursuant to this clause (2), together with the aggregate amount added back to EBITDA pursuant to clause (6) of the definition thereof, shall not exceed 15% of EBITDA in any Test Period;
(3)    effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Subsidiaries and including, without limitation, the effects of adjustments to (A) Capital Lease Obligations or (B) any other deferrals of income) in amounts required or permitted by GAAP, resulting from the application of purchase accounting or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;
(4)    the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;
(5)    any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations or fixed assets and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations or fixed assets shall be excluded; provided that notwithstanding any classification of any Person, business, assets or operations as discontinued operations because a definitive agreement for the sale, transfer or other disposition in respect thereof has been entered into, such Person shall not exclude any such net after-tax income or loss or any such net after-tax gains or losses attributable thereto until such sale, transfer or other disposition has been consummated;
(6)    any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by management of Parent Borrower) shall be excluded; provided, that notwithstanding any classification of any Person, business, assets or operations as discontinued operations because a definitive agreement for the sale, transfer or other disposition in respect thereof has been entered into, Parent Borrower shall not exclude any such net after-tax income or loss or any such net after-tax gains or losses attributable thereto until such sale, transfer or other disposition has been consummated;
(7)    any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Hedging Obligations or other derivative instruments shall be excluded;

(8)    (a) the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period and (b) the Net Income for such period shall include any dividend, distribution or other payment in cash (or to the extent converted into cash) received by the referent Person or a Subsidiary thereof (other than an Unrestricted Subsidiary of such referent Person) from any Person in excess of, but without duplication of, the amounts included in subclause (a);
(9)    [Reserved];
(10)    an amount equal to the amount of Tax Distributions actually made to any parent or equity holder of such Person in respect of such period in accordance with Section 7.02(b)(ii)(11) shall be included as though such amounts had been paid as income taxes directly by such Person for such period;
(11)    any impairment charges or asset write-offs, in each case pursuant to GAAP, and the amortization of intangibles and other fair value adjustments arising pursuant to GAAP shall be excluded;
(12)    any non-cash expense realized or resulting from management equity plans, stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded;
(13)    any (a) non-cash compensation charges, (b) costs and expenses related to employment of terminated employees, or (c) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Restatement Date of officers, directors and employees, in each case of such Person or any Restricted Subsidiary, shall be excluded;
(14)    accruals and reserves that are established or adjusted within 12 months after the Restatement Date and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded;
(15)    non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations shall be excluded;
(16)    any currency translation gains and losses related to currency remeasurements of Indebtedness, and any net loss or gain resulting from hedging transactions for currency exchange risk, shall be excluded;

(17)    (a) to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded and (b) amounts in respect of which such Person has determined that there exists reasonable evidence that such amounts will in fact be reimbursed by insurance in respect of lost revenues or earnings in respect of liability or casualty events or business interruption shall be included (with a deduction for amounts actually received up to such estimated amount, to the extent included in Net Income in a future period); and
(18)    non-cash charges for deferred tax asset valuation allowances shall be excluded.
“Consolidated Non-Cash Charges” means, with respect to any Person for any period, the non-cash expenses (other than Consolidated Depreciation and Amortization Expense) of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP; provided that if any such non-cash expenses represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, but excluding from this proviso, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period.
“Consolidated Secured Net Leverage Calculation Date” has the meaning specified in the definition of “Consolidated Secured Net Leverage Ratio.”
“Consolidated Secured Net Leverage Ratio” means, with respect to any Person, at any date, the ratio of (i) Secured Indebtedness of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) which includes only (A) the Obligations, (B) the Senior Notes or (C) other Indebtedness secured on a pari passu basis with the Senior Notes, less the amount of cash and Cash Equivalents in excess of any Restricted Cash that would be stated on the balance sheet of such Person and its Restricted Subsidiaries and held by such Person and its Restricted Subsidiaries as of such date of determination to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred.
In the event that Parent Borrower or any Restricted Subsidiary Incurs, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems Disqualified Capital Stock or Preferred Stock subsequent to the commencement of the period for which the Consolidated Secured Net Leverage Ratio is being calculated but prior to the event for which the calculation of the Consolidated Secured Net Leverage Ratio is made

(the “Consolidated Secured Net Leverage Calculation Date”), then the Consolidated Secured Net Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Capital Stock or Preferred Stock as if the same had occurred at the beginning of the applicable four-quarter period; provided that, for purposes of clause 6(B) of the definition of “Permitted Lien”, Parent Borrower may elect pursuant to an Officer’s Certificate delivered to Agent to treat all or any portion of the commitment under any Indebtedness as being Incurred at the time of delivery of such Officer’s Certificate, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time, and to the extent Parent Borrower elects pursuant to such an Officer’s Certificate delivered to Agent to treat all or any portion of the commitment under any Indebtedness as being Incurred at the time of delivery of such Officer’s Certificate, solely for purposes of clause 6(B) of the definition of “Permitted Lien”, Parent Borrower shall deem all or such portion of such commitment as having been Incurred and to be outstanding for purposes of calculating the Consolidated Secured Net Leverage Ratio for any period in which Parent Borrower makes any such election and for any subsequent period until such commitments are no longer outstanding or until Parent Borrower elects to withdraw such election.
For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, that Parent Borrower or any Restricted Subsidiary has made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Secured Net Leverage Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations or discontinued operations (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period; provided that, notwithstanding any classification of any Person, business, assets or operations as discontinued operations because a definitive agreement for the sale, transfer or other disposition in respect thereof has been entered into, Parent Borrower shall not make such computations on a pro forma basis for any such classification for any period until such sale, transfer or other disposition has been consummated. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into Parent Borrower or any Restricted Subsidiary since the beginning of such period shall have consummated any pro forma event that would have required adjustment pursuant to this definition, then the Consolidated Secured Net Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such pro forma event had occurred at the beginning of the applicable four-quarter period. If since the beginning of such period any Restricted Subsidiary is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary is designated a Restricted Subsidiary, then the Consolidated Secured Net Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such designation had occurred at the beginning of the applicable four-quarter period.
For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of Parent Borrower.
If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Consolidated Secured Net Leverage Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Parent Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Parent Borrower may designate.
For purposes of this definition, any amount in a currency other than Dollars will be converted to Dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.
“Consolidated Taxes” means, with respect to any Person for any period, the provision for taxes based on income, profits or capital, including, without limitation, state franchise and similar taxes, foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations) and any Tax Distributions taken into account in calculating Consolidated Net Income.
“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the sum (without duplication) of (1) the aggregate principal amount of all outstanding Indebtedness of Parent Borrower and the Restricted Subsidiaries (excluding any undrawn letters of credit) consisting of bankers’ acceptances and Indebtedness for borrowed money, plus (2) the aggregate amount of all outstanding Disqualified Capital Stock of Parent Borrower and the Restricted Subsidiaries and all Preferred Stock of Restricted Subsidiaries, with the amount of such Disqualified Capital Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences, in each case determined on a consolidated basis in accordance with GAAP.

“Constitutive Documents” means, with respect to any Person, the certificate of incorporation or registration (including, if applicable, certificate of change of name), articles of incorporation or association, memorandum of association, charter, bylaws, certificate of limited partnership, partnership agreement, trust agreement, joint venture agreement, certificate of formation, articles of organization, limited liability company operating or members agreement, joint venture agreement or one or more similar agreements, instruments or documents constituting the organization or formation of such Person.
“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:
(1)    to purchase any such primary obligation or any property constituting direct or indirect security therefor,
(2)    to advance or supply funds:
(a)    for the purchase or payment of any such primary obligation; or
(b)    to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or
(3)    to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.
“Contract Rate Loan” means any Advance bearing interest at the Eurocurrency Rate or the BA Rate.
“Contractual Obligations” means, with respect to any Person, any security issued by such Person or any document or undertaking (other than a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.
“Convert,” “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.02 or 2.09.
“Copyrights” has the meaning specified in the applicable Security Agreements.
“Cost” means the lower of cost or market value of Inventory, based upon the Loan Parties’ accounting practices, known to the Agent, which practices are in effect on the Restatement Date, with such changes as permitted by GAAP, as such calculated cost is determined from invoices received by the Loan Parties, the Loan Parties’ purchase journals or the Loan Parties’ stock ledger.

“Covenant Conversion Date” shall have the meaning specified in Section 7.03(a).
“Covenant Trigger” shall have the meaning specified in Section 7.03(b).
“Covenant Trigger Date” shall have the meaning specified in Section 7.03(b).
“Credit Card Issuer” means any person (other than a Borrower or other Loan Party) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche, Synchrony Bank and other issuers approved by the Agent (such approval not to be unreasonably withheld).
“Credit Card Notifications” means, collectively, the notices to Credit Card Issuers or Credit Card Processors who are parties to Credit Card Agreements, which Credit Card Notifications shall require the ACH or wire transfer no less frequently than each Business Day (and whether or not there are then any outstanding Obligations) of all payments due from Credit Card Processors to (i) a Dominion Account, or (ii) any other Blocked Account in the United States (or in the case of Canadian Loan Parties, Canada).
“Credit Card Processor” means any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Loan Party’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.
“Credit Card Receivables” means each “payment intangible” (as defined in the UCC or, as applicable, each “intangible” as defined in the PPSA under which the account debtor’s principal obligation is a monetary obligation) together with all income, payments and proceeds thereof, owed by a Credit Card Issuer, Credit Card Processor or applicable e-commerce service provider or electronic payment services provider to a Loan Party resulting from charges by a customer of a Loan Party (i) on credit or debit cards issued by such Credit Card Issuer or (ii) from PayPal, Inc., Stripe, Square or any other e-commerce service provider or electronic payment services provider as the Agent shall reasonably approve from time to time, in each case, in connection with the sale of goods by a Loan Party, or services performed by a Loan Party, in each case, in the ordinary course of its business.
“Credit Extension” means each of the following: (a) an Advance made or to be made to any Borrower; and (b) with respect to any Letter of Credit, any issuance, extension of the expiry date, or increase in the amount thereof, for the account of any Borrower.
“Customer Credit Liabilities” means at any time, an amount not to exceed 50% of the aggregate remaining value at such time, taking into account Parent Borrower’s historical realization rates, of (a) outstanding gift certificates and gift cards of the Loan

Parties entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory, (b) outstanding merchandise credits of the Loan Parties, and (c) liabilities in connection with frequent shopping programs of the Loan Parties.
“Customer Deposits” means at any time, the aggregate amount at such time of (a) deposits made by customers with respect to the purchase of goods or the performance of services and (b) layaway obligations of the Loan Parties.
“Customs Broker Agreement” means an agreement in form and substance reasonably satisfactory to the Agent among a Loan Party, a customs broker, freight forwarder, consolidator or carrier, and the Agent, in which the customs broker, freight forwarder, consolidator or carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory for the benefit of the Agent and agrees to hold and dispose of the subject Inventory solely as directed by the Agent.
“DDA” means each checking, savings or other demand deposit account maintained by any of the Loan Parties. All funds in each DDA shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agent and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in any DDA.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, the BIA, the CCAA, the Winding-up and Restructuring Act (Canada) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, Canada or other applicable jurisdictions from time to time as now and hereafter in effect and affecting the rights of creditors generally including, without limitation, any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.
“Default” means an event which would constitute an Event of Default but for the requirement that notice be given or time elapse, or both.
“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate, the Canadian Base Rate or the Canadian Prime Rate, as applicable plus (ii) 2.0% per annum plus, in the case of Obligations consisting of Index Rate Loans, the Applicable Margin for Index Rate Loans; provided, however, that with respect to a Contract Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin for Contract Rate Loans) otherwise applicable to such Advance plus 2.0% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Standby Letter of Credit Fee plus 2.0% per annum.
“Defaulting Lender” means, subject to Section 2.14(b), any Lender that, as determined by the Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Advances or participations in respect of Letters of

Credit or Swing Line Advances, within three Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Agent in writing that such failure is the result of such Lender's determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Parent Borrower or the Agent in writing that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, unless such writing or public statement states that such position is based on such Lender's determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied, (c) has failed, within three Business Days after request by the Agent, to confirm in writing in a manner satisfactory to the Agent that it will comply with its funding obligations, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation of the Agent or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a Bail-In Action or a proceeding under any Debtor Relief Law, (ii) had a receiver, interim receiver, monitor, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States and Canada or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
“Designated Non-cash Consideration” means the Fair Market Value (as determined in good faith by Parent Borrower) of non-cash consideration received by Parent Borrower or a Restricted Subsidiary in connection with a Disposition that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.
“Designated Preferred Stock” means Preferred Stock of Parent Borrower or any direct or indirect parent of Parent Borrower (other than Disqualified Capital Stock), that is issued for cash (other than to Parent Borrower or any of its Subsidiaries or an employee stock ownership plan or trust established by Parent Borrower or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issuance date thereof.
“Disposition” means with respect to any property, any sale, lease, license, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (including by means of a “plan of division” under the Delaware Limited Liability Company Act or any comparable transaction under any similar law). The terms “Dispose” and “Disposed of” shall have correlative meanings.
“Disqualified Capital Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:
(1)    matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale),
(2)    is convertible or exchangeable for Indebtedness or Disqualified Capital Stock of such Person or any of its Restricted Subsidiaries, or
(3)    is redeemable at the option of the holder thereof, in whole or in part (other than solely as a result of a change of control or asset sale), in each case prior to 91 days after the Termination Date; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Capital Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of Parent Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by such Person in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Capital Stock shall not be deemed to be Disqualified Capital Stock.
“Documents” means all “documents,” as such term is defined in the UCC or “documents of title” as such term is defined in the PPSA, as applicable, now owned or hereafter acquired by any Loan Party, wherever located.
“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Agent or the applicable Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.
“Dollars,” “dollars” and the sign “$” each means lawful money of the United States.
“Domestic Subsidiary” means, at any time, any of the direct or indirect Subsidiaries of the Parent Borrower that is incorporated or organized under the laws of any state of the United States of America or the District of Columbia.

“Dominion Account” means the U.S. Dominion Account and the Canadian Dominion Account.
“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:
(1)    Consolidated Taxes; plus
(2)    EBITDA Fixed Charges and costs of surety bonds in connection with financing activities; plus
(3)    Consolidated Depreciation and Amortization Expense; plus
(4)    Consolidated Non-Cash Charges; plus
(5)    any expenses or charges (other than Consolidated Depreciation and Amortization Expense) related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the incurrence, modification or repayment of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the Transactions and (ii) any amendment or other modification of the Senior Notes or other Indebtedness; plus
(6)    business optimization expenses and other restructuring charges, reserves or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of facility closures, facility consolidations, retention, severance, systems establishment costs, contract termination costs, future lease commitments and excess pension charges); provided that the aggregate amount added back to EBITDA pursuant to this clause (6), together with the aggregate amount excluded from Consolidated Net Income pursuant to clause (2) of the definition thereof, shall not exceed 15% of EBITDA in any Test Period; plus
(7)    [Reserved]; plus
(8)    any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of Parent Borrower or any Loan Party or net cash proceeds of an issuance of Equity Interests of Parent Borrower (other than Disqualified Capital Stock) solely to the extent that such net cash proceeds are excluded from the calculation of Excluded Contributions; plus
(9)    [Reserved]; and
less, without duplication, to the extent the same increased Consolidated Net Income,

(10)    non-cash items increasing Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period and any items for which cash was received in a prior period).
“EBITDA Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of: (1) Consolidated Interest Expense (excluding amortization or write-off of deferred financing costs) of such Person for such period, and (2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Capital Stock of such Person and its Restricted Subsidiaries.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means (a) a Lender; (b) an Affiliate or branch of a Lender; (c) an Approved Fund; and (d) any other financial institution, finance company, institutional lender or Funds approved by (i) the Agent, (ii) in the case of any assignment of a Revolving Credit Commitment, the Issuing Banks and the Swing Line Lender, and (iii) unless an Event of Default has occurred and is continuing, the Parent Borrower (each such approval in clauses (i) and (ii) not to be unreasonably withheld or delayed). No Loan Party or any Affiliate thereof shall be an Eligible Assignee with respect to any Revolving Credit Advance or any Revolving Credit Commitment.
“Eligible Credit Card Receivables” means at the time of any determination thereof, each Credit Card Receivable that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: (i) has been earned by performance and represents the bona fide amounts due to a Loan Party from a Credit Card Issuer or Credit Card Processor, and in each case originated in the ordinary course of business of such Loan Party, and (ii) is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (i) below.

Without limiting the foregoing, to qualify as an Eligible Credit Card Receivable, such Credit Card Receivable shall indicate no Person other than a Loan Party as payee or remittance party. In determining the amount to be so included, the face amount of a Credit Card Receivable shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Loan Party is obligated to rebate to a customer, a Credit Card Issuer or Credit Card Processor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Credit Card Receivable but not yet applied by the Loan Parties to reduce the amount of such Credit Card Receivable. Any Credit Card Receivable included within any of the following categories shall not constitute an Eligible Credit Card Receivable:
(a)    Credit Card Receivables which do not constitute an “Account” or a “payment intangible” (as defined in the UCC) or, as applicable, an “intangible” as defined in the PPSA under which the account debtor’s principal obligation is a monetary obligation;
(b)    Credit Card Receivables that have been outstanding for more than five (5) Business Days from the date of sale;
(c)    Credit Card Receivables (i) that are not subject to a perfected first priority security interest in favor of the Agent (other than Permitted Encumbrances arising by operation of Law), or (ii) with respect to which a Loan Party does not have good, valid and marketable title;
(d)    Credit Card Receivables which are disputed, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (to the extent of such dispute, claim, counterclaim, offset or chargeback);
(e)    Credit Card Receivables as to which the Credit Card Processor has the right under certain circumstances to require a Loan Party to repurchase the Credit Card Receivables from such Credit Card Processor;
(f)    Credit Card Receivables due from a Credit Card Issuer or Credit Card Processor which is the subject of any bankruptcy or insolvency proceedings;
(g)    Credit Card Receivables which are not a valid, legally enforceable obligation of the applicable Credit Card Issuer with respect thereto;
(h)    Credit Card Receivables which do not conform to all representations and warranties in the Loan Documents relating to Credit Card Receivables; or
(i)    Credit Card Receivables which the Agent determines in its Permitted Discretion after consultation with Borrower to be uncertain of collection.

“Eligible In-Transit Inventory” means, as of any date of determination thereof, without duplication of other Eligible Inventory, In-Transit Inventory:
(a)    (i) which has been shipped from a location outside the U.S. and Canada for receipt by a Loan Party, but which has not yet been delivered to such Loan Party, which In-Transit Inventory has been in transit for less than sixty (60) days from the date of determination, or (ii) which has been received at a distribution center of a Loan Party in the U.S. or Canada from the applicable carrier but which has not been entered into such Loan Party’s inventory stock ledger (i.e., “on the dock” or “on the yard”);
(b)    for which the purchase order is in the name of a Loan Party and title and risk of loss has passed to such Loan Party;
(c)    for which either (A) (i) within 60 days (or such later date agreed by the Agent) of the Agent’s request following the occurrence of an In-Transit Documentation Event, an Acceptable Document of Title has been issued, and (ii) if requested by the Agent in its Permitted Discretion and subject to Section 7.01(p), in each case as to which the Agent has control over, or possession as required by the PPSA, as applicable, of, the documents of title which evidence ownership of the subject Inventory (such as by the delivery of a Customs Broker Agreement) or (B) to the extent the steps required in (A) have not been taken, the Agent has, in its Permitted Discretion, imposed Reserves in respect thereof;
(d)    which is insured to the reasonable satisfaction of the Agent consistent with industry norms (including, without limitation, marine cargo insurance);
(e)    for which payment of the purchase price has been made by such Loan Party or the purchase price is supported by a Commercial Letter of Credit;
(f)    which otherwise would constitute Eligible Inventory;
(g)    which is sold by a vendor that the Agent has determined, in its Permitted Discretion, has a right to reclaim, divert shipment of, repossess, stop delivery, claim any reservation or title or otherwise assert rights against the Inventory, unless the Agent has imposed Reserves in respect thereof in its Permitted Discretion; and
(h)    which meet such other eligibility criteria as the Agent may establish in its Permitted Discretion after consultation with Borrower and after conducting its due diligence with respect to such In-Transit Inventory;
provided that the Agent may, in its Permitted Discretion, exclude any particular In-Transit Inventory from the definition of “Eligible In-Transit Inventory” in the event the Agent determines in its Permitted Discretion that such In-Transit Inventory is subject to any Person’s right of reclamation, repudiation, stoppage in transit or any event has occurred or is reasonably anticipated by the Agent to arise which may otherwise adversely impact the ability of the Agent to realize upon such Inventory.

“Eligible Inventory” means, as of the date of determination thereof, (i) Eligible In-Transit Inventory and (ii) items of Inventory of a Loan Party that are finished goods, merchantable and readily saleable to the public in the ordinary course of the a Loan Party’s business, in each case that, except as otherwise agreed by the Agent, (A) complies with each of the representations and warranties respecting Inventory made by the Loan Parties in the Loan Documents, and (B) is not excluded as ineligible by virtue of one or more of the criteria set forth below. The following items of Inventory shall not be included in Eligible Inventory:
(a)    Inventory that is not solely owned by a Loan Party or a Loan Party does not have good and valid title thereto;
(b)    Inventory that is leased by or is on consignment to a Loan Party or which is consigned by a Loan Party to a Person which is not a Loan Party;
(c)    Inventory (other than In-Transit Inventory) that is not located in the United States of America or Canada (excluding territories or possessions of either of them);
(d)    Inventory (other than In-Transit Inventory) that is not located at a location that is owned or leased by a Loan Party, except (i) Inventory in transit between such owned or leased locations or locations which meet the criteria set forth in clause (ii) below or located at a warehouse, distribution center, internet fulfillment company or other similar location with respect to which the Agent has obtained a Collateral Access Agreement or, if determined to be necessary by the Agent in its Permitted Discretion, established an Availability Reserve (without duplication of any Availability Reserves calculated in determining the Borrowing Base, pursuant to subsection (d) of the definition thereof) in an aggregate amount not to exceed, prior to a Cash Dominion Period, the sum of two (2) months’ rent, taxes and fees reasonably estimated for such location (it being understood that the Agent shall have no obligation to impose any such Reserve, even to the extent that no Collateral Access Agreement exists as to the applicable location), or (ii) to the extent that the Loan Parties have furnished the Agent with (A) any UCC or PPSA financing statements or other documents that the Agent may determine to be necessary to perfect its security interest in such Inventory at such location, and (B) a Collateral Access Agreement executed by the Person owning any such location on terms reasonably acceptable to the Agent or, if determined to be necessary by the Agent in its Permitted Discretion, established an Availability Reserve (without duplication of any Availability Reserves calculated in determining the Borrowing Base, pursuant to subsection (d) of the definition thereof) in an aggregate amount not to exceed, prior to a Cash Dominion Period, the sum of two (2) months’ rent, taxes and fees reasonably estimated for such location (it being understood that the Agent shall have no obligation to impose any such Reserve, even to the extent that no Collateral Access Agreement exists as to the applicable location);
(e)    Inventory that is, in the Agent’s Permitted Discretion, comprised of goods which (i) are damaged, defective, “seconds,” or otherwise unmerchantable, (ii) are to be returned to the vendor, (iii) are custom items, work in process, raw materials, or that constitute samples, spare parts, promotional, marketing, labels, bags and other packaging and shipping materials or supplies used or consumed in a Loan Party’s business, (iv) are not in compliance with all standards imposed by any Governmental Authority having regulatory authority over such Inventory, its use or sale, or (v) are bill and hold goods;
(f)    Inventory that is not subject to a perfected first priority Lien in favor of the Agent (other than, with respect to In-Transit Inventory, statutory Liens in favor of carriers permitted under clause (2) of the definition of “Permitted Liens”, and Permitted Liens arising by operation of law);
(g)    Inventory that is not insured in compliance with the provisions of Section 7.01(f) hereof;
(h)    Inventory that has been sold but not yet delivered or as to which a Loan Party has accepted a deposit;
(i)    Inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party from which a Loan Party or any of its Subsidiaries has received written notice of termination in respect of any such agreement, or with respect to which such Loan Party is in litigation in respect of such Inventory and such litigation relates to the use of such license by a Loan Party, to the extent that the Agent determines, in its Permitted Discretion, that such termination or litigation would be reasonably likely to impair the Agent’s ability to sell or otherwise dispose of such Inventory;
(j)    Inventory acquired in a Permitted Acquisition or which is not of the type usually sold in the ordinary course of the Loan Parties’ business, unless and until the Agent has completed or received (A) an appraisal of such Inventory from an independent appraiser engaged by the Agent and establishes an advance rate and Inventory Reserves (if applicable) therefor, and otherwise agrees that such Inventory shall be deemed Eligible Inventory, and (B) upon the reasonable request of the Agent, a commercial field examination, all of the results of the foregoing to be reasonably satisfactory to the Agent; or
(k)    Inventory deemed by the Agent in its Permitted Discretion after consultation with Parent Borrower to be ineligible for inclusion in the calculation of the Borrowing Base.
“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
“Environmental Law” means any Requirement of Law relating to (a) the generation, use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances, (b) pollution or the protection of the environment, health and safety or natural resources or (c) occupational safety and health, industrial hygiene, land use or the protection of plants or animals, including, without limitation, CERCLA, in each case as amended from time to time, and including the regulations promulgated and the rulings issued from time to time thereunder.
“Equipment” means all “equipment,” as such term is defined in the UCC or the PPSA, as applicable, now owned or hereafter acquired by any Loan Party, wherever located.
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) which is a member of a controlled group of which a Loan Party is a member or which is under common control with a Loan Party within the meaning of Section 414 of the Code, and the regulations promulgated and rulings issued thereunder.
“ERISA Event” means a reportable event with respect to a Plan within the meaning of §4043 of ERISA, other than those events as to which the thirty (30)-day notice period has been waived.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.
“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Eurocurrency Rate” means:
(a)    for any Interest Period with respect to a Eurocurrency Rate Advance comprising part of the same Borrowing, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period (or, in the case of Eurocurrency Rate Advances in Sterling, approximately 11:00 a.m., London time, on the first day of such Interest Period), for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b)    for any interest calculation with respect to a Base Rate Advance or Canadian Base Rate Advance on any date, the rate per annum equal to LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day;
provided that (x) if the Eurocurrency Rate shall be less than 0.75%, such rate shall be deemed 0.75% for purposes of this Agreement and (y) to the extent a comparable or successor rate is approved by the Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Agent.
“Eurocurrency Rate Advance” means a Revolving Credit Advance that bears interest at a rate based on the Eurocurrency Rate. Eurocurrency Rate Advances may be denominated in Dollars or in an Alternative Currency (other than Canadian Dollars). All Revolving Credit Advances denominated in an Alternative Currency (other than Canadian Dollars) must be Eurocurrency Rate Advances.
“Events of Default” has the meaning specified in Section 8.01.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Excluded Account” means a DDA (i) which is used for the sole purpose of making payroll and withholding tax payments related thereto and other employee wage and benefit payments, severance, and accrued and unpaid employee compensation payments (including salaries, wages, benefits and expense reimbursements, 401(k), and other retirement plans and employee benefits), (ii) which is used solely as an escrow account or as a fiduciary or trust account held exclusively for the benefit of an unaffiliated third party, (iii) which is a zero balance account which sweeps into a Blocked Account on each Business Day, (iv) which is used for disbursements by Parent Borrower or any Loan Party and into which no proceeds of Collateral or any other collections or any Advances or Notes are received, or (v) which is not otherwise subject to the provisions of this definition and has a daily balance at no time of greater than $5,000,000, or taken together with any other DDAs that are excluded pursuant to this clause (v), have a balance at any time of no more than $30,000,000 in aggregate.
“Excluded Contributions” means, at any time the cash and Cash Equivalents received by Parent Borrower after the Restatement Date from:
(a)    contributions to its common equity capital, and
(b)    the sale (other than to a Subsidiary of Parent Borrower or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Capital Stock and Designated Preferred Stock) of Parent Borrower,
in each case designated as Excluded Contributions pursuant to an Officer’s Certificate (but excluding any amounts distributed pursuant to Section 7.02(b)).
“Excluded Property” has the meaning assigned to such term in the U.S. Security Agreement or the Canadian Security Agreements, as applicable.
“Excluded Subsidiary” means:

(a)	each Immaterial Subsidiary;

(b)
each Subsidiary that is prohibited by applicable Law, rule or regulation or by any Contractual Obligation existing on the Restatement Date or on the date such Subsidiary becomes a Subsidiary (to the extent not incurred in connection with becoming a Subsidiary), in each case, from guaranteeing the Obligations hereunder, or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee of the applicable Obligations hereunder unless such consent, approval, license or authorization has been received;

(c)	any Subsidiary that is a special purpose entity, captive insurance company, or not-for-profit Subsidiary;

(d)
any Subsidiary acquired pursuant to a Permitted Acquisition or similar Investment which (at the time of such Permitted Acquisition or Investment) been financed with secured Indebtedness permitted to be incurred under this Agreement as assumed Indebtedness (and not incurred in contemplation of such Permitted Acquisition or Investment) and any Subsidiary thereof that guarantees such secured Indebtedness, in each case to the extent, and so long as, such secured Indebtedness prohibits such Subsidiary from becoming a Loan Party;

(e)
any direct or indirect Domestic Subsidiary of any Foreign Subsidiary (other than a Foreign Subsidiary which is incorporated or otherwise organized in Canada or any province or territory thereof) that is a CFC;

(f)	any FSHCO;

(g)
any Subsidiary organized in a jurisdiction other than the United States, any State thereof, or the District of Columbia (including, for the avoidance of doubt, any Subsidiary organized in a territory of the United States) or Canada or any province or territory thereof;

(h)	any Subsidiary if in the reasonable good faith determination of the Parent Borrower in consultation with the Agent a guarantee by such Subsidiary would result in materially adverse tax consequences to the Parent Borrower or any of its Subsidiaries;

(i)	any Unrestricted Subsidiary;

(j)
any Subsidiary with respect to which the Agent reasonably agrees in writing that the cost or other consequences of providing a guarantee is likely to be excessive in relation to the value to be afforded to the Lenders thereby and which does not guarantee any other Indebtedness of any Loan party;

(k)
any other Subsidiary if in the reasonable good faith determination of Parent Borrower in consultation with the Agent, a guarantee by such Subsidiary would result in materially adverse tax consequences to Parent Borrower or any of its Subsidiaries; provided that this clause (k) shall not apply to any Subsidiary incorporated or otherwise organized in Canada (or any province or territory thereof) unless the material adverse tax consequences of such Subsidiary providing a guarantee result from a Change in Law after the date of this Agreement; and

(l)	any Branded Card Subsidiary;
provided, that, notwithstanding the foregoing, (x) no Subsidiary that is an issuer or guarantor in respect of the Senior Notes shall constitute an Excluded Subsidiary and (y) no Borrower or direct parent entity of a Borrower shall be an Excluded Subsidiary.
“Excluded Swap Obligation” means, with respect to any Loan Party, any Hedging Obligation if, and to the extent that, all or a portion of the Obligations of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Hedging Obligation (or any Obligations thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof). If a Hedging Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedging Obligation that is attributable to swaps for which such Obligation or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise taxes, and branch profits taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, with respect to an Advance or L/C Advance to a U.S. Borrower, United States federal withholding taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance, L/C Advance or

Commitment pursuant to a law in effect on the date on which (i) such Lender acquires the applicable interest in the applicable Commitment or, in the case of an Advance or L/C Advance not acquired by such Lender pursuant to a prior Commitment, the date on which such Lender acquires the applicable interest in the applicable Advance or L/C Advance (other than, in each case, pursuant to an assignment request by the Parent Borrower under Section 10.12) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 4.02(a)(iii) or Section 4.02(c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in the applicable Commitment, Advance or L/C Advance or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.02(e), (d) any Taxes imposed pursuant to FATCA, and (e) with respect to an Advance or L/C Advance to a Canadian Borrower, Canadian Taxes that would not have been imposed but for such Recipient (i) not dealing at arm’s length for purposes of the Income Tax Act (Canada) with a Loan Party, or (ii) being a “specified shareholder” (as defined in subsection 18(5) of the Income Tax Act (Canada)) of a Loan Party or not dealing at arm’s length for purposes of the Income Tax Act (Canada) with any such specified shareholder, except, in the case of clauses (e)(i) or (ii) above, where the non-arm’s length relationship arises or where the Recipient is (or is deemed to be) a specified shareholder of any Loan Party or does not deal at arm’s length with a specified shareholder of any Loan Party, on account of the Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or enforced this Agreement or any other Loan Document.
“Existing Credit Agreement” has the meaning specified in the recitals hereto.
“Existing Letter of Credit” means each letter of credit listed on Schedule 1.01C.
“Facility” means the Revolving Credit Facility, the Swing Line Sublimit, or the Letter of Credit Sublimit, as the context may require.
“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction, for cash, between a willing seller and a willing and able buyer.
“FATCA” means Sections 1471 through 1474 of the Code, as in effect on the date hereof (and any amended or successor version that is substantively comparable and not materially more onerous to comply with), any present or future Treasury Regulations issued thereunder or interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, as in effect on the date hereof (or any amended or successor version described above), and any intergovernmental agreement, treaty or convention among Governmental Authorities (and any related legislation, rules or official administrative guidance) implementing such Sections of the Code.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Agent; provided that if the Federal Funds Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.
“Fee Letter” means (a) the fee letter dated as of May 6, 2020 among the Parent Borrower and Bank of America and (b) each other fee letter entered into from time to time by the Parent Borrower and the Swing Line Lender or Issuing Bank.
“Fiscal Month” means any of the monthly accounting periods of Parent Borrower and its Subsidiaries.
“Fiscal Quarter” means any quarter in any Fiscal Year, the duration of such quarter being defined in accordance with GAAP applied consistently with that applied in the preparation of the Parent Borrower’s financial statements referred to in Section 6.01(f), as set forth on a schedule delivered to the Agent.
“Fiscal Year” means a fiscal year of Parent Borrower and its Subsidiaries, as set forth on a schedule delivered to the Agent.
“Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) Consolidated EBITDA for such period minus the sum of (i) Unfinanced Capital Expenditures plus (ii) the portion of taxes based on income actually paid in cash and provisions for cash income taxes, to (b) Fixed Charges for such period.
“Fixed Charges” means, for any period, the sum of (a) any scheduled amortization payments paid or payable during such period on all Indebtedness of Parent Borrower and its Restricted Subsidiaries (including the principal component of all obligations in respect of all Capital Lease Obligations), plus (b) consolidated cash Interest Expense of Parent Borrower and its Restricted Subsidiaries for such period, plus (c) solely for the purposes of calculating the Fixed Charge Coverage Ratio when determining compliance with the Payment Conditions for the making of a Restricted Payment, the amount of Restricted Payments to be made at such time and previously made in cash in reliance on the Payment Conditions during such period, in each case, on a consolidated basis in accordance with GAAP.
“Foreign Lender” means, with respect to any U.S. Borrower, a Lender that is not a United States Person.
“Foreign Subsidiary” means, at any time, any direct or indirect Subsidiary of the Parent Borrower that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Commitment Percentage of the outstanding L/C Obligations in respect of Letters of Credit issued by such Issuing Bank other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Commitment Percentage of Swing Line Advances made by the Swing Line Lender other than Swing Line Advances as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“FSHCO” means any Domestic Subsidiary that owns no material assets (directly or through its Subsidiaries) other than Equity Interests of one or more Foreign Subsidiaries (other than a Foreign Subsidiary which is incorporated or otherwise organized in Canada or any province or territory thereof) that are CFCs.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, applied on a basis consistent (except for changes concurred in by the Parent Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Parent Borrower and its Subsidiaries delivered pursuant to Section 7.04.
“Governmental Authority” means any nation or government, any state, province, territory, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board or similar body, whether federal, state, provincial, territorial, local or foreign.
“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority, in each case having the force of law.
“Guarantee” means the guarantee of the Obligations by the Loan Parties in Article III hereunder or in a supplemental guarantee in accordance with Section 7.01(n) of this Agreement.

“Guarantied Obligations” means as to any Person, any obligation of such Person guarantying or otherwise having the economic effect of guarantying any Indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business), or (e) indemnify the owner of such primary obligation against loss in respect thereof; provided, however, that the term Guarantied Obligations shall not include endorsements of instruments for deposit or collection in the ordinary course of business or standard contractual indemnities. The amount of any Guarantied Obligations at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guarantied Obligations is incurred, and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guarantied Obligations, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.
“Guaranties” means the U.S. Guaranty, the Canadian Guaranty and any other guaranty executed by any Guarantor in favor of Agent, for the benefit of the Secured Parties, in respect of the Obligations.
“Guarantor Payment” has the meaning specified in Section 3.07(a).
“Guarantors” means (x) each Borrower (as to the other Loan Parties’ Obligations) and (y) each other Restricted Subsidiary that is a party hereto or executes a supplement hereto in accordance with Section 7.01(n), for itself and the ratable benefit of the Secured Parties, in connection with the transactions contemplated by this Agreement and the other Loan Documents; provided, that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, in no event shall an Excluded Subsidiary be a Guarantor of or otherwise obligated in respect of any Obligation of a U.S. Borrower, provided further that upon the release or discharge of such Person from its Guaranty in accordance with this Agreement, such Person shall cease to be a Guarantor.
“Hazardous Substance” means (i) any hazardous substance or toxic substance as such terms are presently defined or used in § 101(14) of CERCLA (42 U.S.C. § 9601(14)), in 33 U.S.C. § 1251 et. seq. (Clean Water Act), or 15 U.S.C. § 2601 et. seq. (Toxic Substances Control Act) or applicable Environmental Law in Canada; and (ii) as of any date of determination, any additional substances or materials which are hereafter incorporated in or added to the definition of “hazardous substance” or “toxic substance” or similar definitions for purposes of CERCLA, 33 U.S.C. § 1251 et. seq. (Clean Water

Act), or 15 U.S.C. § 2601 et. seq. (Toxic Substances Control Act) or applicable Environmental Law in Canada.
“Hedge Bank” means any Person counterparty to a Swap Contract who is (x) Bank of America or any Affiliate or branch of Bank America or (y) any other Lender or any Affiliate or branch of such Lender so long as, in the case of this clause (y), Parent Borrower and the applicable Lender (or its Affiliate or branch) shall have delivered notice thereof to the Agent; provided that any such notice may designate any Person as a Hedge Bank with respect to all Hedging Obligations arising under a single master agreement.
“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Swap Contract.
“Immaterial Subsidiary” means any Subsidiary that (a) did not, as of last day of the Fiscal Quarter of Parent Borrower most recently ended for which financial statements have been (or were required to be be) delivered pursuant to Section 7.04(a) or (b), have assets with a value in excess of 2.5% of the Total Assets or revenues representing in excess of 2.5% of total revenues of Parent Borrower and its Subsidiaries on a consolidated basis as of such date, and (b) taken together with all such Subsidiaries as of such date that are not Loan Parties as a result of being Immaterial Subsidiaries, did not have assets with a value in excess of 5.0% of the Total Assets or revenues representing in excess of 5.0% of total revenues of Parent Borrower and its Subsidiaries on a consolidated basis as of such date. Notwithstanding the foregoing, in no event shall a Borrower be designated an Immaterial Subsidiary under this Agreement.
“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. “Incurred” and “Incurrence” shall have like meanings.
“Incurrence Fixed Charge Coverage Ratio” means for any period, the ratio of Consolidated EBITDA for such period to EBITDA Fixed Charges for such period; provided, that in the event that the Parent Borrower or any Restricted Subsidiary Incurs, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems Disqualified Capital Stock or Preferred Stock subsequent to the commencement of the period for which the Incurrence Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Incurrence Fixed Charge Coverage Ratio is made, then the Incurrence Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Capital Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period. For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, that the Parent Borrower or any Restricted Subsidiary has made during the applicable Test Period or subsequent to such Test Period and on or prior to or simultaneously with the date of calculation of the Incurrence Fixed Charge Coverage Ratio (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, or discontinued operations (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of such Test Period; provided that, notwithstanding any classification of any Person, business, assets or operations as discontinued operations because a definitive agreement for the sale, transfer or other disposition in respect thereof has been entered into, Parent Borrower shall not make such computations on a pro forma basis for any period until such sale, transfer or other disposition has been consummated. If since the beginning of such Test Period any Person that subsequently became a Restricted Subsidiary or was merged with or into Parent Borrower or any Restricted Subsidiary since the beginning of such period shall have consummated any pro forma event, that would have required adjustment pursuant to this definition, then the Incurrence Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such Test Period as if such pro forma event had occurred at the beginning of the applicable Test Period. If since the beginning of such Test Period any Restricted Subsidiary is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary is designated a Restricted Subsidiary, then the Incurrence Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such Test Period as if such designation had occurred at the beginning of the applicable Test Period.
“Indebtedness” or “Debt” means, with respect to any Person:
(1)    the principal of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property (except any such balance that constitutes (i) a trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) liabilities accrued in the ordinary course of business), which purchase price is due more than twelve months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capital Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;
(2)    to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the obligations referred to in clause (1) of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3)    to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value (as determined in good faith by Parent Borrower) of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;
provided, however, that, notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) [Reserved]; (5) trade and other ordinary course payables, accrued expenses and intercompany liabilities arising in the ordinary course of business; (6) obligations in respect of cash management services; (7) in the case of Parent Borrower and the Restricted Subsidiaries (x) all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business and (y) intercompany liabilities in connection with cash management, tax and accounting operations of Parent Borrower and the Restricted Subsidiaries; and (8) any obligations under Hedging Obligations; provided that such agreements are entered into for bona fide hedging purposes of Parent Borrower or the Restricted Subsidiaries (as determined in good faith by the board of directors or senior management of Parent Borrower, whether or not accounted for as a hedge in accordance with GAAP) and, in the case of any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement, such agreements are related to business transactions of Parent Borrower or the Restricted Subsidiaries entered into in the ordinary course of business and, in the case of any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement, such agreements substantially correspond in terms of notional amount, duration and interest rates, as applicable, to Indebtedness of Parent Borrower or the Restricted Subsidiaries Incurred without violation of this Agreement.
Notwithstanding anything in this Agreement to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under this Agreement but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under this Agreement.
“Indemnified Taxes” means all (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan

Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good faith determination of Parent Borrower, qualified to perform the task for which it has been engaged.
“Index Rate Loan” means any Advance bearing interest at the Base Rate, the Canadian Base Rate or the Canadian Prime Rate.
“Intellectual Property” means any and all Patents, Copyrights and Trademarks.
“Intellectual Property Security Agreements” means, collectively, any and all Copyright Security Agreements, Patent Security Agreements and Trademark Security Agreements, made in favor of the Agent, on behalf of itself and the Secured Parties, by each Loan Party signatory thereto, as amended from time to time.
“Interest Expense” means, with respect to any Person for any fiscal period, interest expense of such Person determined in accordance with GAAP for the relevant period ended on such date.
“Interest Period” means, for each Contract Rate Loan comprising part of the same Borrowing, the period commencing on the date of such Type of Advance or the date of the Conversion of any Advance into such Type of an Advance and ending on the last day of the period selected by the applicable Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by such Borrower pursuant to the provisions below. The duration of each such Interest Period shall be 1, 3 or 6 months or such other period that is twelve months or less requested by the applicable Borrower and consented to by all the Lenders, in each case as such Borrower may, upon notice received by the Agent not later than 12:00 noon (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:
(i)    no Borrower may select any Interest Period which ends after the Termination Date;
(ii)    Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;
(iii)    whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, in the case of any Interest Period for a Contract Rate Loan, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;
(iv)    a Borrower may request in a Committed Advance Notice an Interest Period of a duration other than 1, 2, 3, or 6 months (but in no event longer than 12 months) for a Contract Rate Loan and the Interest Period for such Contract Rate Loan shall be for such period, if, and only if, the Agent determines a Eurocurrency Rate or BA Rate for the tenor of such Interest Period and no Lenders notify the Agent pursuant to Section 2.08(b) that the Eurocurrency Rate or BA Rate for such Interest Period will not adequately reflect the cost to the Lenders of making, funding or maintaining their respective Contract Rate Loans for such Interest Period; if both of the preceding conditions are not satisfied with respect to such requested Interest Period, the duration of the requested Interest Period shall be the alternative specified in the Committed Advance Notice, or, if no alternative Interest Period is selected, 6 months; and
(iv)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.
“In-Transit Documentation Event” means any date that Availability shall have been less than 20.0% of the Loan Cap.
“In-Transit Inventory” means Inventory of a Loan Party which is in the possession of a common carrier and is in transit from (i) a foreign vendor of a Loan Party from a location outside of the United States or Canada to a location of a Loan Party that is within the United States or Canada or (ii) a vendor of a Loan Party from a location within the United States or Canada to a location of a Loan Party within the United States or Canada.
“Inventory” shall have the meaning provided in the UCC or, as applicable, the PPSA, and shall also include, without limitation, all: (a) goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) goods of said description in transit; (c) goods of said description which are returned, repossessed or rejected; and (d) packaging, advertising, and shipping materials related to any of the foregoing.
“Inventory Reserves” means, without duplication of any other Reserve, such reserves as may be established from time to time by the Agent in its Permitted Discretion after consultation with Borrower with respect to the determination of the saleability, at retail, of the Eligible Inventory, which reflect such other factors as affect the market value of the Eligible Inventory or which reflect claims and liabilities that the Agent determines will need to be satisfied in connection with the realization upon the Inventory. Without limiting the generality of the foregoing, Inventory Reserves may, in the Agent’s Permitted Discretion after consultation with Borrower, include (but are not limited to) reserves based on:
(a)    obsolescence;
(b)    seasonality;
(c)    Shrink;
(d)    imbalance;
(e)    change in Inventory character;
(f)    change in Inventory composition;
(g)    change in Inventory mix;
(h)    mark-downs (both permanent and point of sale);
(i)    retail mark-ons and mark-ups inconsistent with prior period practice and performance, industry standards, current business plans or advertising calendar and planned advertising events; and
(j)    out-of-date and/or expired Inventory.
“Investment Grade Securities” means:
(1)    securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),
(2)    securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s and BBB- (or equivalent) by S&P, but excluding any debt securities or loans or advances between and among Parent Borrower and its Subsidiaries,
(3)    investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) of this definition which fund may also hold material amounts of cash pending investment and/or distribution, and
(4)    corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.
“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business), repayments of intercompany Indebtedness pursuant to clauses (a) and (b) of the definition of “Junior Indebtedness”, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 7.02(b):
(1)    “Investments” shall include the portion (proportionate to Parent Borrower’s equity interest in such Subsidiary) of the Fair Market Value (as determined in good faith by Parent Borrower) of the net assets of such Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Parent Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:
(a)    its “Investment” in such Subsidiary at the time of such redesignation less
(b)    the portion (proportionate to its equity interest in such Subsidiary) of the Fair Market Value (as determined in good faith by Parent Borrower) of the net assets of such Subsidiary at the time of such redesignation; and
(2)    any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value (as determined in good faith by Parent Borrower) at the time of such transfer, in each case as determined in good faith by the Board of Directors of Parent Borrower.
“IRS” means the United States Internal Revenue Service.
“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
“Issue” means, with respect to any Letter of Credit, either to issue, or to extend the expiry of, or to renew, or to increase the amount of, such Letter of Credit, and the term “Issued” or “Issuance” shall have corresponding meanings.
“Issuing Bank” means Bank of America, JPMorgan Chase Bank, N.A., Citibank, N.A., HSBC Bank USA, National Association, MUFG Union Bank, N.A. or any other Lender which agrees to become, and is designated as an Issuing Bank under Section 2.06(c) or any Affiliate or branch thereof as agreed to from time to time by Parent

Borrower and such Issuing Bank, that may from time to time Issue Letters of Credit for the account of Parent Borrower or any of its Subsidiaries.
“Issuing Commitment” means, as to any Issuing Bank, the amount set forth opposite such Issuing Bank’s name on Schedule 1.01A under the caption “Issuing Commitment”, as such amount may be reduced or increased pursuant to the terms hereof.
“Joinder Agreement” means (a) with respect to the joinder of a Domestic Subsidiary pursuant to Section 7.01(n), a joinder agreement substantially in the form of Exhibit B to the U.S. Security Agreement and (b) with respect to the joinder of a Subsidiary organized under the laws of Canada (or and province or territory thereof) pursuant to Section 7.01(n), a joinder agreement substantially in the form of Exhibit B to the Canadian Security Agreement.
“Joint Lead Arrangers” means BofA Securities, Inc., JPMorgan Chase Bank, N.A., Citibank, N.A., Morgan Stanley MUFG Loan Partners, LLC and HSBC Bank USA, National Association, as joint lead arrangers and joint bookrunners.
“Joint Venture” means any Person a portion (but not all) of the Capital Stock of which is owned directly or indirectly by a Borrower or a Subsidiary thereof but which is not a Wholly Owned Subsidiary and which is engaged in a business that is similar to or complementary with the business of Borrowers and their Subsidiaries as permitted under this Agreement.
“Judgment Conversion Date” has the meaning specified in Section 10.20.
“Judgment Currency” has the meaning specified in Section 10.20.
“Junior Indebtedness” means (a) unsecured Indebtedness for borrowed money (other than intercompany Indebtedness owing to Parent Borrower or to a Subsidiary if an Investment in such Subsidiary by the obligor of such Indebtedness in such amount would be permitted at such time; provided that any repayment of such Indebtedness will be deemed an Investment in such Subsidiary in such amount), (b) any Indebtedness which is by its terms subordinated in right of payment or lien priority to the Obligations (other than intercompany Indebtedness owing to Parent Borrower or to a Subsidiary if an Investment in such Subsidiary by the obligor of such Indebtedness in such amount would be permitted at such time; provided that any repayment of such Indebtedness will be deemed an Investment in such Subsidiary in such amount) and (c) the Senior Notes and any Indebtedness secured by the Notes Priority Collateral on a pari passu basis with the Senior Notes.
“Junior Lien Priority Indebtedness” means Indebtedness of the Loan Parties that is secured by Liens on the Collateral ranking junior in priority to the Liens securing the Obligations and the Senior Note; provided that the trustee, collateral agent and/or other authorized representative for the holders of such Indebtedness shall execute a junior lien intercreditor agreement or collateral trust agreement reasonably satisfactory to Agent reflecting the junior-lien status of the Liens securing such Indebtedness as it relates to the Collateral.
“Landlord Lien State” means such state(s), provinces and territories in which a landlord’s claim for rent has priority over the Liens of the Agent on any of the Collateral.
“Laws” means, collectively, all international, foreign, federal, state, provincial, territorial, municipal and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all Governmental Authorizations, in each case having the force of law.
“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Commitment Percentage. All L/C Advances shall be denominated in Dollars or, as regards to Canadian Borrowers, Canadian Dollars.
“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing. All L/C Borrowings shall be denominated in Dollars or, as regards Canadian Borrowers, Canadian Dollars.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Lease” means any written agreement, pursuant to which a Loan Party is entitled to the use or occupancy of any space in a structure, land, improvements or premises for any period of time.
“Lender Party” means any Lender and any Issuing Bank.
“Lenders” means the Lenders listed on the signature pages hereof as Lenders and as the Swing Line Lender, as the context may require, and each Eligible Assignee that shall become a party hereto pursuant to Section 10.07.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify to the Parent Borrower and the Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.
“Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit. A Letter of Credit may be a Trade Letter of Credit or a Standby Letter of Credit. Letters of Credit may be issued in Dollars or in an Alternative Currency.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by any Issuing Bank.
“Letter of Credit Expiration Date” means the day that is seven days prior to the Termination Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).
“Letter of Credit Fee” has the meaning specified in Section 2.04(h).
“Letter of Credit Sublimit” means an amount equal to $300,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, hypothec, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable Law (including any conditional sale or other title retention agreement or any lease in the nature thereof); provided that in no event shall an operating lease, a license or an agreement to sell be deemed to constitute a Lien.
“Limited Condition Acquisition” means any purchase or other acquisition, by merger, amalgamation, consolidation or otherwise, by the Parent Borrower or any Subsidiary of Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person, the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.
“Limited Condition Acquisition Payment Conditions” means, at the time of determination with respect to any Limited Condition Acquisition, that (a) no Default or Event of Default then exists or would arise as a result of entering into such Limited Condition Acquisition, (b) Availability for the 90 consecutive day period immediately preceding such date of calculation shall have been not less than the greater of (x) $350.0 million and (y) 20.0% of the Loan Cap and (c) after giving pro forma effect to such Limited Condition Acquisition (as determined on the date of calculation of the Limited

Condition Acquisition Payment Conditions in accordance with Section 1.08 hereof and on a pro forma and projected basis through the closing date of such Limited Condition Acquisition), Availability will be equal to or greater than the greater of (x) $350.0 million and 20.0% of the Loan Cap. At any time when any Loans (but not, for the avoidance of doubt, L/C Obligations) are outstanding, prior to undertaking any Limited Condition Acquisition, as evidence of satisfaction of the condition contained in clause (c) above, the Loan Parties shall deliver to the Agent (x) a Borrowing Base Certificate (i) updated with respect to the Collateral reported thereon as of the immediately preceding Fiscal Month ending more than 15 days prior to the signing date of such Limited Condition Acquisition (provided that, if a Weekly Borrowing Base Delivery Event shall be continuing, such Borrowing Base Certificate shall be delivered as required pursuant to Section 7.04(i) hereof) and (ii) prepared on a pro forma basis after giving effect to such Limited Condition Acquisition, and (y) the projections referred to in clause (b) above, prepared by a Responsible Officer of Parent Borrower; provided that, if the aggregate consideration for such Limited Condition Acquisition is less than $10,000,000, the foregoing Borrowing Base Certificate and pro forma projections shall not be required; provided; further that nothing herein shall be deemed a waiver of the requirement under this Agreement of compliance with clauses (a) and (b) above with respect to any Limited Condition Acquisition, and the consummation of any such Limited Condition Acquisition by the Loan Parties shall be deemed a representation and warranty by the Loan Parties that such requirement has been met.
“Liquidation” means the exercise by the Agent of those rights and remedies accorded to the Agent under the Loan Documents and applicable Law as a creditor of the Loan Parties with respect to the realization on the Collateral, including (after the occurrence and during the continuation of an Event of Default) the conduct by the Loan Parties acting with the consent of the Agent, of any public, private or “going out of business”, “store closing”, or other similarly themed sale or other disposition of the Collateral for the purpose of liquidating the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.
“Loan Cap” means, at any time of determination, the lesser of (a) the Aggregate Commitments and (b) the Borrowing Base.
“Loan Documents” means, collectively, this Agreement, the Guaranties, the ABL Intercreditor Agreement, any note delivered pursuant to Section 4.04(d), the Collateral Documents, any Borrowing Base Certificate, any intercreditor agreement delivered pursuant to the definition of Junior Lien Priority Indebtedness and each application or agreement and other documents delivered in connection with Letters of Credit pursuant to Section 2.04 and any other agreement between or among any Loan Party and the Agent designated therein as a “Loan Document”, in each case as amended, supplemented or otherwise modified hereafter from time to time in accordance with the terms thereof.
“Loan Parties” means, collectively, each of the Borrowers and Guarantors from time to time party hereto.

“Majority Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Advances being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that there shall be excluded for purposes of making a determination of Majority Lenders the unused Revolving Credit Commitment of any Defaulting Lender.
“Margin Stock” has the meaning assigned to such term in Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Material Adverse Change” means any event which has or would reasonably be expected to have a Material Adverse Effect; provided that solely with respect to clause (x) of the definition of “Material Adverse Effect”, the impact of the Coronavirus (also known as COVID-19) pandemic on the financial condition or business operations of Parent Borrower and its Subsidiaries, on a Consolidated basis, that occurred prior to the Restatement Date will be disregarded for purposes of this representation to the extent such impact was disclosed in the offering memorandum for the Senior Notes (for the avoidance of doubt, clauses (y) and (z) of the definition of Material Adverse Effect shall not be impacted in any way by the impact of the Coronavirus pandemic for purposes of this definition).
“Material Adverse Effect” means, a material adverse effect on (x) the business, financial condition, operations or properties of Borrowers and their respective Subsidiaries, taken as a whole, (y) the ability of Borrowers or the other Loan Parties to perform their payment obligations under the Loan Documents when due, or (z) the validity or enforceability of any of the Loan Documents or the rights and remedies of Agent and the Lenders under any of the Loan Documents.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which a Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the preceding five plan years made or accrued an obligation to make contributions.
“Negative Pronouncement” means a public announcement by either S&P or Moody’s in respect to a possible downgrade of, or negative outlook with respect to, the public debt rating of the Parent Borrower.
“Net Income” means, with respect to any Person, the net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.
“Net Proceeds” means (a) with respect to any Disposition by any Loan Party, or any extraordinary receipt received or paid to the account of any Loan Party, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such transaction (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset by a Lien permitted hereunder which is senior to the Agent’s Lien on such asset and that is required to be repaid (or to establish an escrow for the future repayment thereof) in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by such Loan Party in connection with such transaction (including, without limitation, appraisals, and brokerage, legal, title and recording or transfer tax expenses and commissions) paid by any Loan Party to third parties (other than Affiliates)) and (C) any funded escrow account established by the Loan Parties to pay federal, state, provincial and local income or other Taxes estimated to be payable by any Loan Party as a result thereof (provided that to the extent and at the time any such amounts are released from such reserve and not applied to pay such Taxes, such amounts shall constitute Net Proceeds); and
(b) with respect to the sale or issuance of any Equity Interest by any Loan Party, or the incurrence or issuance of any Indebtedness by any Loan Party, the excess of (i) the sum of the cash and cash equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by such Loan Party in connection therewith.
“Non-Consenting Lender” shall have the meaning specified in Section 10.01(e).
“Note” means a promissory note made by any Borrower in favor of a Lender, in substantially the form of Exhibit B hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Revolving Credit Advances, or Swing Line Advances, as the case may be, made by such Lender.
“Notes Collateral Agent” means U.S. Bank, National Association, as trustee, registrar, paying agent and notes collateral agent under each of the Senior Notes Indentures.
“Notes Priority Collateral” has the meaning specified in the ABL Intercreditor Agreement.
“Obligation” means all loans, advances, debts, liabilities and obligations for the performance of covenants or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Loan Party (or its Subsidiary) to any Secured Party under any Loan Document, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement, letter of credit agreement or other instrument, arising under this Agreement, any of the other Loan Documents, any Bank Product Documents, any Secured Hedge Agreement (other than with respect to any Loan Party’s obligations that constitute Excluded Swap Obligations solely with respect to such Loan Party) or any Secured Supply Chain Financing. This term includes all principal, Letter of Credit Obligations, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Loan Party in bankruptcy, whether or not allowed in such case or proceeding), fees, Secured Hedging Obligations (other than with respect to any Loan Party’s Secured Hedging Obligations that constitute Excluded Swap Obligations solely with respect to such Loan Party), expenses, attorneys’ fees and any other sum chargeable to any Loan Party under this Agreement, any of the other Loan Documents, any Bank Product Documents, any Secured Hedge Agreements or any Secured Supply Chain Financing (including all monetary obligations that accrue after the commencement of any case or proceeding by or against any Loan Party in bankruptcy, whether or not allowed in such case or proceeding).
“OECD” means the Organization for Economic Cooperation and Development.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Officer” means, with respect to any Person, the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of such Person.
“Officer’s Certificate” means, with respect to any Person, a certificate signed on behalf of such Person by an Officer which meets the requirements set forth in this Agreement.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance, L/C Advance or Loan Document).
“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 10.07(h)).
“Outstanding Amount” means (i) with respect to Revolving Credit Advances and Swing Line Advances on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Advances or Swing Line Advances, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Loan Parties of Unreimbursed Amounts.
“Overadvance” means a Credit Extension to the extent that, immediately after its having been made, Availability is less than zero.
“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Agent or the applicable Issuing Bank, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.
“Parent Borrower” has the meaning specified in the preamble to this Agreement.
“Participating Member State” means each state so described in any EMU Legislation.
“Patents” has the meaning specified in the applicable Security Agreements.
“Payment Conditions” means, at the time of determination with respect to any specified transaction or payment, that:
(a) no Default or Event of Default then exists or would arise as a result of entering into such transaction or the making such payment,
(b) immediately after giving effect to such transaction or payment, one of the following tests shall be satisfied:
(i)    (1) Availability for the 90 consecutive day period immediately preceding such specified transaction or payment shall not have been less than the greater of $350.0 million and 20.0% of the Loan Cap (or, in the case of any specified transaction or payment that is a Restricted Payment, no less than the greater of $437.5 million and 25.0% of the Loan Cap, and (2) Availability on the date of such specified transaction or payment shall not be less than the greater of such amounts; or
(ii)    (1) Availability for the 90 consecutive day period immediately preceding such specified transaction or payment shall not have been less than the greater of $262.5 million and 15.0% of the Loan Cap (or, in the case of any specified transaction or payment that is a

Restricted Payment, no less than the greater of $350.0 million and 20.0% of the Loan Cap, or (2) Availability on the date of such specified transaction or payment shall not be less than the greater of such amounts, and (3) the Fixed Charge Coverage Ratio, based on the most recently completed Test Period, shall not be less than 1.00 to 1.00; or
(iii)    (1) no Revolving Credit Advances (x) shall have been outstanding for the 30 consecutive day period immediately preceding such specified transaction or payment, and (2) such transaction or payment is to be funded solely with cash on hand; and
(c)    the Agent shall have received an Officer’s Certificate from a financial officer of Parent Borrower certifying as to compliance with the preceding clauses and demonstrating (in reasonable detail) the calculations required thereby; provided that no such Officer’s Certificate shall be required for any transaction made in reliance on the Payment Conditions with a value of less than $10,000,000 (or, in the case of any Investment in a Restricted Subsidiary, $50,000,000).
“PBA” means the Pension Benefits Act (Ontario) or any other Canadian federal or provincial pension benefits standards legislation applicable to a Canadian Pension Plan.
“Permitted Acquisition” means any Acquisition in which the following conditions are satisfied:
(a) (i) with respect to any Acquisition other than a Limited Condition Acquisition, the Loan Parties shall have satisfied the Payment Conditions, and (ii) with respect to a Limited Condition Acquisition, the Loan Parties shall have satisfied the Limited Condition Acquisition Payment Conditions and such satisfaction shall be determined in accordance with Section 1.08;
(b) if proceeds of the Loans are used to pay all or a portion of the consideration for such Acquisition, such Acquisition shall have been approved by the Board of Directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition shall violate applicable Law; and

(c) if proceeds of the Loans are used to pay all or a portion of the consideration for such Acquisition, after giving effect to such Acquisition, the Loan Parties, on a Consolidated basis, shall be Solvent.
“Permitted Discretion” means a determination made by the Agent in the exercise of its reasonable credit judgment, exercised in good faith in accordance with customary business practices for comparable asset-based lending transactions in the retail industry.
“Permitted Investments” means:
(1)    any Investment in Parent Borrower or any Restricted Subsidiary; provided that the aggregate amount of Investments by Loan Parties in Restricted Subsidiaries that are not Loan Parties in reliance on this Clause (1) shall not exceed (when combined with Investments made by Loan Parties in Subsidiaries that are not (or do not become in connection with such transaction) Loan Parties in reliance on Clauses (3), (21) and (22) of the definition of Permitted Investment) $100.0 million; provided, further that, upon notification to the Agent, the dollar amount set forth in the foregoing proviso shall be reset at $100.0 million on any such date as the Payment Conditions become satisfied;
(2)    any Investment in Cash Equivalents or Investment Grade Securities;
(3)    any Permitted Acquisition; provided that the aggregate amount of Investments by Loan Parties in Restricted Subsidiaries that are not Loan Parties (or do not merge into a Loan Party in connection with such transaction) in reliance on this Clause (3) shall not exceed (when combined with Investments made by Loan Parties in Subsidiaries that are not (or do not become in connection with such transaction) Loan Parties in reliance on Clauses (1), (21) and (22) of the definition of Permitted Investment) $100.0 million; provided, further that, upon notification to the Agent, the dollar amount set forth in the foregoing proviso shall be reset at $100.0 million on any such date as the Payment Conditions become satisfied;
(4)    any Investment in securities or other assets not constituting Cash Equivalents and received in connection with any disposition of assets permitted by Section 7.02(d);
(5)    any Investment existing on the Restatement Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Restatement Date; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Restatement Date or (y) as otherwise permitted under this Agreement;
(6)    loans and advances to officers, directors, employees or consultants of Parent Borrower or any of its Subsidiaries (i) in the ordinary course of business in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed $25.0 million at the time of Incurrence, (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such Person’s purchase of Equity Interests of Parent Borrower or any direct or indirect parent of Parent Borrower solely to the extent that the amount of such loans and advances shall be contributed to Parent Borrower in cash as common equity;
(7)    any Investment acquired by Parent Borrower or any Restricted Subsidiary (a) in exchange for any other Investment or accounts receivable held by Parent Borrower or such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by Parent Borrower or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default, or as a result of a Bail-In Action with respect to any contractual counterparty of Parent Borrower or any Restricted Subsidiary;
(8)    Hedging Obligations permitted under Section 7.02(a)(ii)(10);
(9)    [Reserved];
(10)    additional Investments by Parent Borrower or any Restricted Subsidiary having an aggregate Fair Market Value (as determined in good faith by Parent Borrower), taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed $100.0 million; provided, however, that if any Investment pursuant to this clause (10) is made in any Person that is not a Loan Party at the date of the making of such Investment and such Person becomes a Loan Party after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (10) for so long as such Person continues to be a Loan Party;
(11)    [Reserved];
(12)    Investments the payment for which consists of Equity Interests of Parent Borrower (other than Disqualified Capital Stock) or any direct or indirect parent of Parent Borrower, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under 7.02(b)(ii)(8);
(13)    any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 7.02(e)(ii) (except transactions described in clauses (2), (4), (6), (8)(B) and (15) of Section 7.02(e)(ii));
(14)    guarantees issued in accordance with Section 7.02(a) and Section 7.01(n) including, without limitation, any guarantee or other obligation issued or incurred under this Agreement in connection with any letter of credit issued for the account of Parent Borrower or any of its Subsidiaries (including with respect to the issuance of, or payments in respect of drawings under, such letters of credit);

(15)    Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property;
(16)    [Reserved];
(17)    [Reserved];
(18)    Investments of a Restricted Subsidiary acquired after the Restatement Date or of an entity merged into, amalgamated with, or consolidated with Parent Borrower or a Restricted Subsidiary in a transaction that is not prohibited by Section 7.02(h) after the Restatement Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;
(19)    Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;
(20)    advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of Parent Borrower or the Restricted Subsidiaries;
(21)     Investments in Joint Ventures or Unrestricted Subsidiaries having an aggregate Fair Market Value (as determined in good faith by Parent Borrower), taken together with all other Investments made pursuant to this clause (21) that are at that time outstanding, not to exceed (x) $50.0 million, plus (y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (with the Fair Market Value each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that the aggregate amount of Investments made in reliance on this Clause (21) shall not exceed (when combined with Investments made by Loan Parties in Subsidiaries that are not (or do not become in connection with such transaction) Loan Parties in reliance on Clauses (1), (3) and (22) of the definition of Permitted Investment) $100.0 million; provided, however, that if any Investment pursuant to this clause (21) is made in any Person that is not a Loan Party at the date of the making of such Investment and such Person becomes a Loan Party after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (21) for so long as such Person continues to be a Loan Party; provided, further that, upon notification to the Agent, the dollar amount set forth in the foregoing proviso shall be reset at $100.0 million on any such date as the Payment Conditions become satisfied;
(22)    any Investment in any Subsidiary of Parent Borrower or any Joint Venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business; provided that the aggregate amount of

Investments made by Loan Parties in Subsidiaries or joint ventures that are not Loan Parties in reliance on this Clause (22) shall not exceed (when combined with Investments made by Loan Parties in Subsidiaries that are not (or do not become in connection with such transaction) Loan Parties in reliance on Clauses (1), (3) and (21) of the definition of Permitted Investment) $100.0 million; provided, however, that if any Investment pursuant to this clause (22) is made in any Person that is not a Loan Party at the date of the making of such Investment and such Person becomes a Loan Party after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (22) for so long as such Person continues to be a Loan Party; provided, further that, upon notification to the Agent, the dollar amount set forth in the foregoing proviso shall be reset at $100.0 million on any such date as the Payment Conditions become satisfied;
(23)    Guarantied Obligations of any Loan Party or any Restricted Subsidiary of leases or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business; and
(24)    subject to Pro Forma Compliance with the Payment Conditions, any other Investments.
“Permitted Liens” means, with respect to any Person:
(1)    pledges, bonds or deposits and other Liens granted by such Person under workmen’s compensation laws, unemployment or employment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. or Canadian government bonds to secure surety or appeal bonds, performance and return of money bonds, or deposits as security for contested Taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;
(2)    Liens imposed by law, such as landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens securing obligations that are not overdue by more than 45 days or that are being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;
(3)    Liens for Taxes not yet overdue by more than 45 days, or that are being contested in good faith by appropriate proceedings, if adequate reserves with respect thereto have been provided in accordance with GAAP;
(4)    deposits to secure performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit, bankers’ acceptances or similar obligations (other than Indebtedness for borrowed money) issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5)    minor survey exceptions, minor encumbrances, trackage rights, special assessments, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;
(6)    (A) Liens on assets of a Subsidiary that is not a Loan Party securing Indebtedness of a Subsidiary that is not a Loan Party permitted to be Incurred pursuant to Section 7.02(a);
(B)    on or after the Ratio Resumption Date, Liens securing any Indebtedness permitted to be Incurred by this Agreement if, as of the date such Indebtedness was Incurred, and after giving pro forma effect thereto and the application of the net proceeds therefrom (but without netting the proceeds thereof), the Consolidated Secured Net Leverage Ratio of Parent Borrower does not exceed 2.75 to 1.00; provided that (I) any Lien on the ABL Priority Collateral or the Canadian Collateral in reliance on this clause (6)(B) shall be junior to the Liens on the ABL Priority Collateral or the Canadian Collateral, as applicable, securing the Obligations pursuant to the ABL Intercreditor Agreement and/or a junior lien intercreditor agreement or collateral trust agreement reasonably satisfactory to Agent reflecting the junior-lien status of the Liens securing such Indebtedness as it relates to the ABL Priority Collateral and Canadian Collateral, (II) the Indebtedness secured by such Liens shall not be secured by any property or assets of Parent Borrower or any Restricted Subsidiary other than Collateral, (III) the final maturity date of any such Indebtedness shall be no earlier than the 91 days after the Termination Date, and (IV) none of the obligors or guarantors with respect to such Indebtedness shall be a Person that is not a Loan Party;
(C)    Liens securing obligations in respect of Indebtedness permitted to be Incurred pursuant to clause (4) or (14) (to the extent such guarantees are issued in respect of any Indebtedness) of Section 7.02(a)(ii); provided that, in the case of clause (14) any Lien on the ABL Priority Collateral or the Canadian Collateral in reliance on this clause (6)(C) shall be junior to the Liens on the ABL Priority Collateral and the Canadian Collateral securing the Obligations pursuant to the ABL Intercreditor Agreement and/or a junior lien intercreditor agreement or collateral trust agreement reasonably satisfactory to Agent reflecting the junior-lien status of the Liens securing such Indebtedness as it relates to ABL Priority Collateral and Canadian Collateral;
(D)    [Reserved];
(E)    Liens created pursuant to the Collateral Documents or otherwise securing the Obligations;

(7)    Liens existing on the Restatement Date (other than Liens securing the Senior Notes);
(8)    Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by Parent Borrower or any Restricted Subsidiary (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition); provided, further, that any Lien on assets that would otherwise be included in the Borrowing Base in reliance on this clause (8) shall be junior to the Liens on the ABL Priority Collateral and the Canadian Collateral securing the Obligations pursuant to the ABL Intercreditor Agreement and/or a junior lien intercreditor agreement or collateral trust agreement reasonably satisfactory to the Agent reflecting the junior-lien status of the Liens securing such Indebtedness as it relates to ABL Priority Collateral and Canadian Collateral;
(9)    Liens on assets or property at the time Parent Borrower or a Restricted Subsidiary acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into Parent Borrower or any Restricted Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by Parent Borrower or any Restricted Subsidiary (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition); provided, further, that any Lien on assets that would otherwise be included in the Borrowing Base in reliance on this clause (9) shall be junior to the Liens on the ABL Priority Collateral and the Canadian Collateral securing the Obligations pursuant to the ABL Intercreditor Agreement and/or a junior lien intercreditor agreement or collateral trust agreement reasonably satisfactory to Agent reflecting the junior-lien status of the Liens securing such Indebtedness as it relates to ABL Priority Collateral and Canadian Collateral;
(10)    [Reserved];
(11)    Liens securing Hedging Obligations (and, for the avoidance of doubt, Swap Obligations) not incurred in violation of this Agreement;
(12)    [Reserved];
(13)    leases, subleases, licenses and sublicenses of real property which do not materially interfere with the ordinary conduct of the business of Parent Borrower or any of the Restricted Subsidiaries;

(14)    Liens arising from Uniform Commercial Code financing statement filings (or equivalent filings including under the PPSA) regarding operating leases or other obligations not constituting Indebtedness;
(15)    Liens in favor of Parent Borrower or any Loan Party;
(16)    [Reserved];
(17)    pledges and deposits and other Liens made in the ordinary course of business to secure liability to insurance carriers;
(18)    Liens on the Equity Interests of Unrestricted Subsidiaries;
(19)    leases or subleases, and licenses or sublicenses (including with respect to intellectual property) granted to others in the ordinary course of business, and Liens on real property which is not owned but is leased or subleased by Parent Borrower or any Restricted Subsidiary;
(20)    Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6)(B), 6(C), (7), (8), (9), (11), (15), (25) and (35) of this definition; provided, however, that (x) such new Lien shall be limited to all or part of the same property (including any after acquired property to the extent it would have been subject to the original Lien) that secured the original Lien (plus improvements on and accessions to such property, proceeds and products thereof, customary security deposits and any other assets pursuant to the after-acquired property clauses to the extent such assets secured (or would have secured) the Indebtedness being refinanced, refunded, extended, renewed or replaced), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount (or accreted value, if applicable) described under clauses (6)(B), 6(C), (7), (8), (9), (10), (11), (15), (25) and (35) at the time the original Lien became a Permitted Lien under this Agreement and, in the case of any Lien on Collateral, shall not have a greater priority level with respect to Liens securing the Obligations that the Liens securing the Indebtedness so refinanced, refunded, extended, renewed or replaced, (B) unpaid accrued interest and premiums (including tender premiums), and (C) an amount necessary to pay any underwriting discounts, defeasance costs, commissions, fees and expenses related to such refinancing, refunding, extension, renewal or replacement; provided, further, however, that (X) in the case of any Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clause (6)(B), the principal amount of any Indebtedness Incurred for such refinancing, refunding, extension or renewal shall be deemed secured by a Lien under clause (6)(B) and not this clause (20) for purposes of determining the principal amount of Indebtedness outstanding under clause (6)(B) and (Y) in the case of Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clause (6)(B), (8), (9) or (15), such new Lien shall have priority equal to or more junior than the Lien securing such refinanced, refunded, extended or renewed Indebtedness;
(21)    except to the extent the applicable equipment constitutes Borrowing Base Collateral, Liens on equipment of Parent Borrower or any Restricted Subsidiary granted in the ordinary course of business to Parent Borrower’s or such Restricted Subsidiary’s client at which such equipment is located;
(22)    judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;
(23)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into in the ordinary course of business;
(24)    Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;
(25)    Liens incurred to secure Junior Indebtedness in an amount not to exceed the then available incremental capacity described in 2.06(b);
(26)    any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement securing obligations of such joint venture or pursuant to any joint venture or similar agreement;
(27)    any amounts held by a trustee in the funds and accounts under any indenture issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture pursuant to customary discharge, redemption or defeasance provisions;
(28)    Liens (i) arising by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business or (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(29)    Liens (i) in favor of credit card companies pursuant to agreements therewith and (ii) in favor of customers;
(30)    Liens disclosed by the title commitments or title insurance policies delivered pursuant to the Senior Notes Indentures and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted under this Agreement;
(31)    Liens that are contractual rights of set-off relating to purchase orders and other agreements entered into with customers, suppliers or service providers of Parent Borrower or any Restricted Subsidiary in the ordinary course of business;
(32)    in the case of real property that constitutes a leasehold or subleasehold interest, (x) any Lien to which the fee simple interest (or any superior leasehold interest) is or may become subject and any subordination of such leasehold or subleasehold interest to any such Lien in accordance with the terms and provisions of the applicable leasehold or subleasehold documents, and (y) any right of first refusal, right of first negotiation or right of first offer which is granted to the lessor or sublessor;
(33)    agreements to subordinate any interest of Parent Borrower or any Restricted Subsidiary in any accounts receivable or other prices arising from inventory consigned by Parent Borrower or any such Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business;
(34)    Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents under clause (4) of the definition thereof;
(35)    Liens on the Collateral securing the Senior Notes and the related Guarantees;
(36)    Liens securing insurance premium financing arrangements; provided that such Liens are limited to the applicable unearned insurance premiums;
(37)    Liens on Collateral securing Junior Lien Priority Indebtedness permitted to be incurred under Section 7.02(a)(ii)(23); and
(38)    solar power purchase agreements and the stationary battery services agreement related to Parent Borrower’s distribution center located in Fresno, California and the payment-in-lieu-of-tax agreement related to Parent Borrower’s distribution center located in Fishkill, New York.
“Permitted Overadvance” means an Overadvance made by the Agent, in its discretion, which:
(a) is made to maintain, protect or preserve the Collateral and/or the Secured Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Secured Parties;
(b) is made to enhance the likelihood of, or to maximize the amount of, repayment of any Obligation;

(c) is made to pay any other amount chargeable to any Loan Party hereunder; and
(d) together with all other Permitted Overadvances then outstanding, shall not (i) exceed ten percent (10%) of the Borrowing Base at any time and (ii) unless a Liquidation is occurring, remain outstanding for more than forty-five (45) consecutive Business Days, unless in each case, the Majority Lenders otherwise agree;
provided, however, that the foregoing shall not (i) modify or abrogate any of the provisions of Section 2.04 regarding the Lenders’ obligations with respect to Letters of Credit or Section 2.04 regarding the Lenders’ obligations with respect to Swing Line Loans, or (ii) result in any claim or liability against the Agent (regardless of the amount of any Overadvance) for Unintentional Overadvances and such Unintentional Overadvances shall not reduce the amount of Permitted Overadvances allowed hereunder, and further provided that in no event shall the Agent make an Overadvance, if after giving effect thereto, the principal amount of the Credit Extensions would exceed the Aggregate Commitments (as in effect prior to any termination of the Commitments pursuant to Section 2.06(b)).
“Person” means an individual, partnership, limited liability company, unlimited liability company, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
“Plan” means an employee benefit plan (other than a Multiemployer Plan) maintained by a Loan Party or any ERISA Affiliate for its employees and subject to Title IV of ERISA.
“PPSA” means the Personal Property Security Act (Ontario) (or any successor statute) or similar legislation (including the Civil Code of Quebec) of any other Canadian jurisdiction the laws of which are required by such legislation to be applied in connection with the issue, perfection, effect of perfection, enforcement, enforceability, opposability, validity or effect of security interests or other applicable Lien.
“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.
“Pro Forma Compliance” means, with respect to any determination for any period and any transaction, that such determination shall be made by giving pro forma effect to each such transaction, as if each such transaction had been consummated on the first day of such period, based on, in the case of determinations made in reliance on pro-forma financial statement calculations only, historical results accounted for in accordance with GAAP and, to the extent applicable, reasonable assumptions that are specified in detail in the relevant compliance certificate, financial statement or other document provided to Agent or any Lender in connection herewith (which shall be prepared by Parent Borrower in good faith (subject to the approval of the Agent, not to be unreasonably withheld)) and for such purposes historical financial statements shall be recalculated as if such transaction had been consummated at the beginning of the applicable period, and any Indebtedness or other liabilities to be incurred, assumed or repaid had been incurred, assumed or repaid at the beginning of such period (and assuming that such Indebtedness to be incurred bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to such Indebtedness incurred during such period) and, to the extent pro forma financial statements are required to be prepared by Parent Borrower under Regulation S-X of the Securities Act of 1933 (“Reg. S-X”) reflecting such transaction for any period, all pro forma calculations made hereunder with respect to such transaction and for such period shall be in conformity with Reg. S-X at all times after such pro-forma financial statements reflecting such transactions are required to be filed by Parent Borrower under Reg. S-X.
“Ratio Resumption Date” means the date on which Parent Borrower has internal financial statements available for its second fiscal quarter of 2020.
“Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.
“Recipient” has the meaning specified in Section 10.11.
“Refinancing Indebtedness” has the meaning specified in Section 7.02(a)(ii)(15).
“Refunding Capital Stock” has the meaning specified in Section 7.02(b)(ii)(2).
“Register” has the meaning specified in Section 10.07(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.
“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Credit Advances, a Committed Advance Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Advance, a Swing Line Advance Notice.
“Requirements of Law” means, with respect to any Person, all laws, constitutions, statutes, ordinances, rules and regulations, all orders, writs, decrees, injunctions, judgments, determinations, and awards of an arbitrator, a court or any other Governmental Authority, and all Governmental Authorizations, binding upon or applicable to such Person or to any of its properties, assets or businesses.

“Reserves” means, without duplication, all Inventory Reserves and Availability Reserves.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means, with respect to any certificate, report or notice to be delivered or given hereunder, unless the context otherwise requires, the president, chief executive officer, chief financial officer or treasurer of the Parent Borrower or other executive officer of the Parent Borrower who in the normal performance of his or her operational duties would have knowledge of the subject matter relating to such certificate, report or notice and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Agent.
“Restatement Date” means May 7, 2020.
“Restricted Cash” means cash and Cash Equivalents held by Parent Borrower and the Restricted Subsidiaries that would appear as “restricted” on a consolidated balance sheet of Parent Borrower or any of the Restricted Subsidiaries.
“Restricted Investment” means any Investment that is not a Permitted Investment.
“Restricted Payments” has the meaning specified in Section 7.02(b)(i).
“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless the context otherwise requires, the term “Restricted Subsidiary” shall mean a Restricted Subsidiary of Parent Borrower. Each Loan Party shall constitute a Restricted Subsidiary.
“Retired Capital Stock” has the meaning specified in Section 7.02(b)(ii)(2).
“Revaluation Date” means (a) with respect to any Revolving Credit Advance, each of the following: (i) each date of a Revolving Credit Borrowing of a Eurocurrency Rate Advance denominated in an Alternative Currency or a BA Rate Advance, (ii) each date of a continuation of a Eurocurrency Rate Advance denominated in an Alternative Currency or of a BA Rate Advance pursuant to Section 2.02, and (iii) such additional dates as the Agent shall reasonably determine or the Majority Lenders shall reasonably require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit denominated in an Alternative Currency having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by an Issuing Bank under any Letter of Credit denominated in an Alternative Currency, and (iv) to the extent warranted by circumstances, such additional dates as the Agent or the Issuing Banks shall reasonably determine or the Majority Lenders shall reasonably require.
“Revolving Credit Advance” means an advance by a Lender to any Borrower under Section 2.01(a).
“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type and, in the case of Contract Rate Loans, having the same Interest Period.
“Revolving Credit Commitment” means, as to each Lender, its obligation to (a) make Revolving Credit Advances to the Borrowers pursuant to Section 2.01(a), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Advances, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01A under the caption “Revolving Credit Commitment” or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Revolving Credit Facility” means, at any time, the aggregate amount of the Lenders’ Revolving Credit Commitments at such time.
“S&P” means S&P Global Ratings, a Standard & Poor’s Financial Services LLC business, and any successor thereto.
“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by Parent Borrower or a Restricted Subsidiary whereby Parent Borrower or such Restricted Subsidiary transfers such property to a Person and Parent Borrower or such Restricted Subsidiary leases it from such Person, other than leases between any of Parent Borrower and a Restricted Subsidiary or between Restricted Subsidiaries.
“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Agent or the applicable Issuing Bank, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.
“Sanctioned Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.
“Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the federal government of Canada, the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“SEC” means the United States Securities and Exchange Commission or any Governmental Authority succeeding to, or exercising any, of its principal functions.
“Secured Hedge Agreement” means any Swap Contract by and between Parent Borrower or any of its Subsidiaries and any Hedge Bank.
“Secured Hedging Obligations” means the obligations of Parent Borrower or any of its Subsidiaries arising under any Secured Hedge Agreement.
“Secured Indebtedness” means any Consolidated Total Indebtedness secured by a Lien.
“Secured Parties” means, collectively, the Agent, the Lenders, the Issuing Banks, the Swing Line Lender, any Cash Management Bank that is party to a Bank Product Document, any Hedge Bank that is a party to a Secured Hedge Agreement and any Supply Chain Bank that is party to a Secured Supply Chain Financing.
“Secured Supply Chain Financing” means any Supply Chain Financing that is entered into by and between Parent Borrower or any Subsidiary and any Supply Chain Bank, including any such Supply Chain Financing that is in effect on the Restatement Date.
“Senior Notes” means the 2023 Notes, the 2025 Notes and the 2027 Notes.
“Senior Notes Indentures” means the 2023 Notes Indenture, the 2025 Notes Indenture and the 2027 Notes Indenture.
“Senior Representative” means, with respect to any Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.
“Shrink” means Inventory which has been lost, misplaced, stolen, or is otherwise unaccounted for.
“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC (or any successor provisions).
“Similar Business” has the meaning specified in Section 7.02(f).
“Solvent” means, with respect to any Person organized under the laws of the United States, or any state thereof, or Canada, or any province or territory thereof, on a particular date, that on such date (a) the fair value of the assets of such Person, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such Person; (b) the present fair saleable value of the property of such Person will be greater than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) such Person will be able to pay its debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; (d) such Person will not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are conducted on such date and are proposed to be conducted after such date.
“Spot Rate” for a currency means the rate determined by the Agent or an Issuing Bank, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Agent or such Issuing Bank may obtain such spot rate from another financial institution designated by the Agent or such Issuing Bank if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that such Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.
“Standby Letter of Credit” means a letter of credit or other credit support instrument issued for the benefit of a Person party to a contractual arrangement with the Parent Borrower or any of its Subsidiaries as credit support for the obligations of the Parent Borrower or such Subsidiary thereunder.
“Sterling” and “£” mean the lawful currency of the United Kingdom.
“Store” means any retail store (which may include any Real Estate, fixtures, Equipment, Inventory and other property related thereto) operated, or to be operated, by any Loan Party.
“Store Account” means any account at a bank that is used solely for receiving store receipts from a Store (together with any other deposit accounts at any time established or used by any Loan Party for receiving such store receipts from any Store).
“Subsidiary” means, with respect to any Person, any corporation, partnership, trust or other Person of which more than 50% of the outstanding capital stock (or similar property right in the case of partnerships and trusts and other Persons) having ordinary voting power to elect a majority of the board of directors of such corporation (or similar governing body or Person with respect to partnerships and trusts and other Persons) (irrespective of whether or not at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person. Unless the context otherwise requires, the term “Subsidiary” shall mean a Subsidiary of Parent Borrower.

“Supply Chain Bank” means any Person counterparty to a Supply Chain Financing who is (x) Bank of America or any Affiliate or branch of Bank America or (y) any other Lender or any Affiliate or branch of such Lender so long as, in the case of this clause (y), Parent Borrower and the applicable Lender (or its Affiliate or branch) shall have delivered a notice thereof to the Agent.
“Supply Chain Financing” means any agreement to provide to Parent Borrower or any Subsidiary (x) letters of credit, guarantees or other credit support provided in respect of trade payables of Parent Borrower or any Subsidiary, in each case issued for the benefit of any bank, financial institution or other person that has acquired such trade payables pursuant to “supply chain” or other similar financing for vendors and suppliers of Parent Borrower or any Subsidiaries, so long as (i) other than in the case of Secured Supply Chain Financings, such arrangement is unsecured (except as otherwise permitted herein), (ii) the terms of such trade payables shall not have been extended in connection with the Supply Chain Financing and (iii) such Indebtedness represents amounts not in excess of those which Parent Borrower or any of its Subsidiaries would otherwise have been obligated to pay to its vendor or supplier in respect of the applicable trade payables, (y) customary leasing finance arrangements or (z) any arrangement pursuant to which a Supply Chain Bank acquires payables owed by Parent Borrower or any of its Subsidiaries to its vendor or supplier.
“Swap Contract” means (a) any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, cross-currency hedges, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Borrowers or any of their respective Subsidiaries shall be a “Swap Agreement” and (b) any agreement with respect to any transactions (together with any related confirmations) which are subject to the terms and conditions of, or are governed by, any master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other similar master agreement.
“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1(a)(47) of the Commodity Exchange Act.
“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.03.
“Swing Line Advance” means an advance made available by the Swing Line Lender pursuant to Section 2.03(a). Swing Line Advances shall be denominated in Dollars.

“Swing Line Advance Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.03(b), which if in writing, shall be substantially in the form of Exhibit A-2 or such other form as approved by the Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Agent), appropriately completed and signed by a Responsible Officer of the applicable Borrower.
“Swing Line Borrowing” means a borrowing of a Swing Line Advance pursuant to Section 2.03.
“Swing Line Lender” means Bank of America, including any of its Affiliates and branches, in its capacity as provider of Swing Line Advances.
“Swing Line Sublimit” means an amount equal to the lesser of (a) $200,000,000 and (b) the Revolving Credit Facility; provided that Swing Line Borrowings by Canadian Borrowers shall not exceed the lesser of (a) $20,000,000 and (y) any unused portion of the Canadian Sublimit. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.
“Tax Distributions” means any distributions described in Section 7.02(b)(ii)(11).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Tax Group” has the meaning specified in Section 7.02(b)(ii)(11).
“Termination Date” means the earlier of (x) May 31, 2023 (the “Original Maturity Date”) and (y) the date that is 91 days prior to the earliest stated maturity date of (i) the 2023 Senior Notes, (ii) any Indebtedness Incurred under Section 7.02(a)(ii)(12) or Section 7.02(a)(ii)(17) and/or (y) any refinancing debt in respect of the foregoing with a maturity date prior to the date that is 91 days after May 31, 2023; provided that if the aggregate principal amount of all such Indebtedness with a maturity date prior to the date that is 91 days after the Original Maturity Date, taken together, does not exceed $200.0 million, the Agent shall instead impose a Reserve against the Loan Cap in the outstanding amount of such Indebtedness for so long as it remains outstanding and the Maturity Date shall be the Original Maturity Date, or, in each case, the earlier date of termination in whole of the Commitments pursuant to Section 2.06(a) or 8.01.
“Test Period” means, as of any date of determination, the most recently completed twelve Fiscal Months of the Loan Parties ended on or prior to such time (taken as one accounting period) for which financial statements (and the related compliance certificate) have been delivered (or are required to have been delivered) to the Agent.

“Total Assets” means, as of any date of determination, the consolidated assets of the Parent Borrower and its Subsidiaries at the end of the Fiscal Quarter immediately preceding such date, determined in accordance with GAAP.
“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Advances, Swing Line Advances and L/C Obligations.
“Trade Letter of Credit” means a direct-pay sight trade or documentary letter of credit issued for the benefit of a vendor in connection with the purchase of goods by the Parent Borrower or any of its Subsidiaries in the ordinary course of business.
“Trademarks” has the meaning specified in the applicable Security Agreements.
“Transactions” means (A) the issuance and sale of the Senior Notes, (B) the redemption (including any satisfaction and discharge in connection therewith) of all of Parent Borrower’s then outstanding 5.95% senior unsecured notes due April 2021, (C) the entry into and incurrence of indebtedness pursuant to this Agreement and (D) the payment of fees and expenses in connection with the foregoing.
“Type” refers to the distinction among Advances bearing interest at the Base Rate and Advances bearing interest at the Eurocurrency Rate.
“UCC” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the UCC is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, publication or priority of, or remedies with respect to, Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in another State other than the State of New York, the term “UCC” means the Uniform Commercial Code in such other State.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms,
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution
“Unfinanced Capital Expenditures” means for any period, Capital Expenditures of Parent Borrower and its Restricted Subsidiaries made in cash during such period, except to the extent financed with the proceeds of Capital Lease Obligations or other Indebtedness (other than Loans incurred hereunder), common Capital Stock or Disqualified Capital Stock, casualty proceeds, condemnation proceeds or other proceeds that would not be included in EBITDA, less cash received from the sale of any fixed assets of Parent Borrower and its Restricted Subsidiaries (including, without limitation, assets of the type that may constitute Equipment hereunder) during such period; provided that the aggregate amount of Unfinanced Capital Expenditures during such period may not be less than zero.
“Unintentional Overadvance” means an Overadvance which, to the Agent’s knowledge, did not constitute an Overadvance when made but which has become an Overadvance resulting from changed circumstances beyond the control of the Lenders, including, without limitation, a reduction in the Appraised Value of property or assets included in the Borrowing Base or misrepresentation by the Loan Parties.
“United States Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“United States Tax Compliance Certificate” has the meaning specified in Section 4.02(e)(ii)(B)(III).
“Unreimbursed Amount” has the meaning specified in Section 2.04(c)(i).
“Unrestricted Subsidiary” means:
(1)    any Subsidiary of Parent Borrower that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of Parent Borrower in the manner provided below; and
(2)    any Subsidiary of an Unrestricted Subsidiary.
Parent Borrower may designate any Subsidiary of Parent Borrower (including any newly acquired or newly formed Subsidiary of Parent Borrower) to be an Unrestricted Subsidiary unless at the time of such designation such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, Parent Borrower or any other Restricted Subsidiary that is not a Subsidiary of the Subsidiary to be so designated, in each case at the time of such designation; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of Parent Borrower or any of the Restricted Subsidiaries unless otherwise permitted under Section 7.02(b); provided, further, however, that either:
(a)    the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b)    if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Section 7.02(b).
Parent Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation, Parent Borrower shall be in Pro Forma Compliance with the Payment Conditions.
In no event may a Borrower or any Subsidiary that is a “Restricted Subsidiary” under (and as defined in) any Senior Notes Indenture be designated an Unrestricted Subsidiary. As of the Restatement Date, no entity is an Unrestricted Subsidiary.
“Unused Commitment Fee Rate” means (a) 0.375% per annum if the average of the outstanding Advances and Letters of Credit during the immediately preceding Fiscal Quarter is less than 50.00% of the Aggregate Commitments, and (b) 0.250% per annum if the average of the outstanding Advances and Letters of Credit during the immediately preceding Fiscal Quarter is equal to or greater than 50.00% of the Aggregate Commitments.
“U.S. Collateral” means the Collateral owned by (or, in the event such Collateral has been foreclosed upon, immediately prior to such foreclosure that was owned by) a U.S. Loan Party.
“U.S. Dominion Account” means a special concentration account established by Parent Borrower at an Affiliate or branch of the Agent in the United States, over which the Agent has exclusive control for withdrawal purposes pursuant to the terms and provisions of this Agreement and the other Loan Documents.
“U.S. Guarantor” means each Guarantor that is a Domestic Subsidiary.
“U.S. Guaranty” means the guarantee of the Obligations of each Loan Party hereunder by the U.S. Loan Parties in Article III hereunder or in a supplemental guarantee in accordance with Section 7.01(n) of this Agreement.
“U.S. Loan Party” means each U.S. Borrower and each U.S. Guarantor.
“U.S. Notes Priority Collateral” means all U.S. Collateral that is Notes Priority Collateral.
“U.S. Security Agreement” means that certain Security Agreement, dated as of the Restatement Date, made by the Loan Parties party thereto in favor of the Agent, on behalf of the Agent, and the Secured Parties, as amended, restated, supplemented or otherwise modified from time to time.
“Weekly Borrowing Base Delivery Event” means either (i) the occurrence and continuance of any Event of Default, or (ii) the failure of Parent Borrower to maintain Availability at least equal to the greater of (a) 12.5% of the Loan Cap, and (b) $218.8 million. For purposes of this Agreement, the occurrence of a Weekly Borrowing Base

Delivery Event shall be deemed continuing (i) so long as such Event of Default exists, and/or (ii) if the Weekly Borrowing Base Delivery Event arises as a result of the Borrower’s failure to achieve Availability as required hereunder, until Availability has exceeded the greater of (x) 12.5% of the Loan Cap, and (y) $218.8 million for thirty (30) consecutive calendar days, in which case a Weekly Borrowing Base Delivery Event shall no longer be deemed to be continuing for purposes of this Agreement. The termination of a Weekly Borrowing Base Delivery Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Weekly Borrowing Base Delivery Event in the event that the conditions set forth in this definition again arise.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Capital Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Capital Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.
“Wholly Owned Restricted Subsidiary” means any Wholly Owned Subsidiary that is a Restricted Subsidiary.
“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required pursuant to applicable Law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.
“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
“Yen” and “¥” mean the lawful currency of Japan.

SECTION 1.02     Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.
SECTION 1.03     Accounting Terms.
(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP as in effect from time to time, except as otherwise specifically prescribed herein.
(b)    Changes in GAAP. Notwithstanding any change in GAAP occurring after the Restatement Date, the computations of all financial ratios and requirements set forth in any Loan Document shall continue to be computed in accordance with GAAP prior to such change therein.
SECTION 1.04     Exchange Rates; Currency Equivalents. The Agent, the Issuing Banks or the Swing Line Lender, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of the Borrowing Base, Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Agent, an Issuing Bank or the Swing Line Lender, as applicable, absent manifest error.
(b)    Wherever in this Agreement in connection with a Committed Borrowing, conversion, continuation or prepayment of an Advance or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Committed Borrowing, Advance or Letter of Credit is denominated in an Alternative Currency, unless otherwise expressed in this Agreement, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Agent or the applicable Issuing Bank, as the case may be.
(c)    For purposes of determining the Borrowing Base (and each component thereof), the Borrowers shall report (i) asset values with respect to any asset included in the Borrowing Base in the currency shown in the Borrowers’ financial records or invoiced by the Borrowers, as applicable, for such asset, (ii) any Inventory Reserves with respect to any item of Inventory in the currency in which the asset value for such item of Inventory is reported pursuant to clause (i) above, and (iii) any Availability Reserve in the currency of the underlying claims, liabilities or obligations giving rise to such Availability Reserve.
SECTION 1.05     Change of Currency. Each obligation of the Loan Parties to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Committed Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Committed Borrowing, at the end of the then current Interest Period.
(b)    Each provision of this Agreement shall be subject to such reasonable changes of construction as the Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
(c)    Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.
SECTION 1.06     Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
SECTION 1.07     Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the Dollar Equivalent of the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Issuer Documents related thereto, whether or not such maximum face amount is in effect at such time.
SECTION 1.08     Limited Conditions Acquisitions. In connection with any action being taken solely in connection with a Limited Condition Acquisition, for purposes of:
(a) determining compliance with any provision of this Agreement which requires satisfaction of the Limited Acquisition Condition Payment Conditions; and
(b) determining compliance with representations, warranties, defaults or Events of Default (in each case, other than for purposes of Section 5.02);
in each case, at the option of Parent Borrower (Parent Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”),

the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”) (provided that Parent Borrower shall be required to make an LCA Election on or prior to the date on which the definitive agreements for such Limited Condition Acquisition have been entered into, and provided further that with respect to any required calculation of the Limited Acquisition Condition Payment Conditions on the LCA Test Date, such calculation shall be effective only in the event that such Limited Condition Acquisition is consummated within 180 days following the LCA Test Date), and if, after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent Test Period ending prior to the LCA Test Date (after giving effect to any increases or decrease in Indebtedness of Parent Borrower and its Restricted Subsidiaries since such date), Parent Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratio, representation, warranty, default, Events of Default or basket, such ratio, representation, warranty, default, Event of Default or basket shall be deemed to have been complied with for purposes of such Limited Condition Acquisition. For the avoidance of doubt, if Parent Borrower has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA of Parent Borrower or the Person subject to such Limited Condition Acquisition, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If Parent Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratios, representations, warranties, defaults, Events of Default or basket availability (including with respect to satisfaction of the Limited Acquisition Condition Payment Conditions in connection therewith but excluding satisfaction of any component of the Payment Conditions based on Availability) with respect to the incurrence of Indebtedness or Liens, or the making of Restricted Payments, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, the consummation of any other Permitted Acquisition or the designation of a Subsidiary on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratios representations, warranties, defaults, Events of Default or baskets shall be calculated on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) has been consummated (it being further understood and agreed, however, that neither any Consolidated Net Income or Consolidated EBITDA therefrom, nor any assets of the target to be acquired pursuant to such Limited Condition Acquisition, shall be included in Parent Borrower’s Consolidated Net Income or Consolidated EBITDA, or in the calculation of the Borrowing Base, as applicable, in any such subsequent calculation until such Limited Condition Acquisition has actually closed).

SECTION 1.09     Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
SECTION 1.10     Borrower Representative. Each Loan Party hereby designates Parent Borrower as its representative and agent for all purposes under the Loan Documents, including requests for Advances and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrowing Base Certificates and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Agent, any Issuing Bank or any Lender, and Parent Borrower hereby accepts such appointment. The Agent and the Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication delivered by Parent Borrower on behalf of any Loan Party. The Agent and the Lenders may give any notice or communication with a Loan Party hereunder to Parent Borrower on behalf of such Loan Party. Each of the Agent, the Issuing Banks and the Lenders shall have the right, in its discretion, to deal exclusively with Parent Borrower for any or all purposes under the Loan Documents. Each Loan Party agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Parent Borrower shall be binding upon and enforceable against it.
SECTION 1.11     Interest Rates. The Agent does not warrant, nor accept responsibility, nor shall the Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurocurrency Rate” or “BA Rate” with respect to any rate that is an alternative or replacement for or successor to any of such rate (including, without limitation, any LIBOR Successor Rate) or the effect of any of the foregoing, or of any LIBOR Successor Rate Conforming Changes.
SECTION 1.12     Quebec Interpretive Provision. For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the Laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (i) “personal property” shall be deemed to include “movable property”, (ii) “real property” shall be deemed to include “immovable property”, (iii) “tangible property” shall be deemed to include “corporeal property”, (iv) “intangible property” shall be deemed to include “incorporeal property”, (v) “security interest” and “mortgage” shall be deemed to include a “hypothec”, (vi) all references to filing, registering or recording under the UCC or PPSA shall be deemed to include publication by registration under the Civil Code of Quebec, (vii) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (viii) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (ix) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (x) an “agent” shall be deemed to include a “mandatary”, (xi) “foreclosure” shall be deemed to include the “exercise of a hypothecary right”, (xii) “lease” shall be deemed to include a “lease” or a “contract of leasing (crédit-bail)”, as applicable, and (xiii) “deposit account” shall be deemed to include a “financial account” (within the meaning of Article 2713.6 of the Civil Code of Quebec).
ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01     The Revolving Credit Advances; Reserves.
(a)    Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Credit Advances to any Borrower from time to time on any Business Day during the Availability Period in Dollars or in one or more Alternative Currencies, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings at such time shall not exceed the Loan Cap at such time, (ii) the aggregate Outstanding Amount of the Revolving Credit Advances of any Lender, plus such Lender’s Revolving Credit Commitment Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Revolving Credit Commitment Percentage of the Outstanding Amount of all Swing Line Advances shall not exceed such Lender’s Revolving Credit Commitment, (iii) the aggregate Outstanding Amount of all Revolving Credit Advances denominated in Alternative Currencies plus the L/C Obligations in respect of Letters of Credit issued in Alternative Currencies shall not exceed the Alternative Currency Sublimit; and (iv) the aggregate Outstanding Amount of all Revolving Credit Advances made to the Canadian Borrowers shall not exceed the Canadian Sublimit. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(a), prepay under Section 2.10, and reborrow under this Section 2.01(a). Revolving Credit Advances may be Index Rate Loans or Contract Rate Loans, as further provided herein.
(b)    The Inventory Reserves and Availability Reserves as of the Restatement Date are set forth in the Borrowing Base Certificate delivered pursuant to Section 5.01(h) hereof.
(c)    The Agent shall have the right, at any time and from time to time after the Restatement Date in its Permitted Discretion, to establish or modify Reserves or to eliminate then existing Reserves, and the Agent shall provide the Parent Borrower with prompt written notice of the same.
SECTION 2.02     Making the Advances. (a)  Each Revolving Credit Borrowing, each conversion of Revolving Credit Advances from one Type to the other, and each continuation of Contract Rate Loans shall be made upon the applicable Borrower’s irrevocable notice to the Agent, which may be given by (x) telephone or (y) a Committed Advance Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Agent of a Committed Advance Notice. Each such Committed Advance Notice must be received by the Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Contract Rate Loans denominated in Dollars or Canadian Dollars, (ii) four Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Advances denominated in Alternative Currencies (other than Canadian Dollars), and (iii) on the requested date of any Borrowing of Index Rate Loans denominated in Dollars and one Business Day prior to the requested date of any Borrowing of Index Rate Loans denominated in Canadian Dollars. Each Borrowing of, conversion to or continuation of Contract Rate Loans shall be in a minimum principal amount of $5,000,000 or CND$5,000,000, as applicable. Except as provided in Sections 2.02(c), 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Advances or Canadian Base Rate Advances shall be in a minimum principal amount of $1,000,000 and each Borrowing of or conversion to Canadian Prime Rate Advances shall be in a minimum principal amount of CND$1,000,000. Each Committed Advance Notice (whether telephonic or written) shall specify (i) whether the applicable Borrower is requesting a Revolving Credit Borrowing, a conversion of Revolving Credit Advances from one Type to the other, or a continuation of Contract Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Advances to be borrowed, converted or continued, (iv) the Type of Advances to be borrowed or to which existing Revolving Credit Advances are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) the currency of the Revolving Credit Advances to be borrowed. If a Borrower fails to specify a currency in a Committed Advance Notice requesting a Revolving Credit Borrowing, then the Revolving Credit Advances so requested shall be made in Dollars as regards to a U.S. Borrower and in Canadian Dollars as regards a Canadian Borrower. If a Borrower fails to specify a Type of Advance in a Committed Advance Notice or if a Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Credit Advances shall be made as, or converted to, the applicable Index Rate Loans; provided, however, that (x) in the case of a failure to timely request a continuation of Revolving Credit Advances denominated in an Alternative Currency (other than Canadian Dollars), such Revolving Credit Advances shall be continued as Eurocurrency Rate Advances in their original currency with an Interest Period of one month and (y) in the case of a failure to timely request a continuation of BA Rate Advances, such Revolving Credit Advances shall be continued as Canadian Prime Rate Advances or, as regards a U.S. Borrower, shall be repaid. Any such automatic conversion to Index Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Contract Rate Loans. If a Borrower requests a Borrowing of, conversion to, or continuation of Contract Rate Loans in any such Committed Advance Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Revolving Credit Advance may be converted into or continued as a Revolving Credit Advance denominated in a different currency, but instead must be prepaid in the original currency of such Revolving Credit Advance and reborrowed in the other currency.
(b)    Following receipt of a Committed Advance Notice, the Agent shall promptly notify each Lender of the amount (and currency) of its Commitment Percentage of the applicable Revolving Credit Advances, and if no timely notice of a conversion or continuation is provided by the applicable Borrower, the Agent shall notify each Lender of the details of any automatic conversion to Index Rate Loans or continuation of Revolving Credit Advances denominated in a currency other than Dollars or Canadian Dollars, in each case as described in Section 2.02(a). In the case of a Revolving Credit Borrowing, each appropriate Lender shall make the amount of its Advance available to the Agent in Same Day Funds at the Agent’s Office for the applicable currency not later than 2:00 p.m., in the case of any Advance denominated in Dollars or Canadian Dollars, and not later than the Applicable Time specified by the Agent in the case of any Revolving Credit Advance in an Alternative Currency (other than Canadian Dollars), in each case on the Business Day specified in the applicable Committed Advance Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension hereunder, Section 5.01), the Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Agent either by (i) crediting the account of such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Agent by such Borrower; provided, however, that if, on the date the Committed Advance Notice with respect to such Borrowing denominated in Dollars or Canadian Dollars is given by the Parent Borrower, there are L/C Borrowings outstanding (and the Parent Borrower shall have been notified of such L/C Borrowings), then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and, second, shall be made available to the Parent Borrower as provided above.
(c)    During the existence of an Event of Default no Revolving Credit Advances may be requested as, converted to or continued as Contract Rate Loans (whether in Dollars or any Alternative Currency) without the consent of the Majority Lenders, and the Majority Lenders may demand that, other than BA Rate Advances made to a Canadian Borrower, any or all of the then outstanding Revolving Credit Advances that are Eurocurrency Rate Advances denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.
(d)    The Agent shall promptly notify the applicable Borrower and the Lenders of the interest rate applicable to any Interest Period for Contract Rate Loans upon determination of such interest rate. At any time that Index Rate Loans are outstanding, the Agent shall notify the applicable Borrower(s) and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate and the Canadian Prime Rate and in Bank of America’s base rate used in determining the Canadian Base Rate promptly following the public announcement of such change.
(e)    After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Advances from one Type to the other, and all continuations of Revolving Credit Advances as the same Type, there shall not be more than ten Interest Periods in effect.

(f)    Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Advances in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Parent Borrower, the Agent, and such Lender.
(g)    The Agent, the Lenders, the Swing Line Lender and the Issuing Banks shall have no obligation to make any Loan or to provide any Letter of Credit if an Overadvance would result. The Agent may, in its discretion, make Permitted Overadvances without the consent of the Borrowers, the Lenders, the Swing Line Lender and the Issuing Banks and the Borrowers and each Lender and Issuing Bank shall be bound thereby. Any Permitted Overadvance may constitute a Swing Line Loan. A Permitted Overadvance is for the account of the Parent Borrower and shall constitute a Base Rate Advance and an Obligation and shall be repaid by the Parent Borrower in accordance with the provisions of Section 2.07. The making of any such Permitted Overadvance on any one occasion shall not obligate the Agent or any Lender to make or permit any Permitted Overadvance on any other occasion or to permit such Permitted Overadvances to remain outstanding. The making by the Agent of a Permitted Overadvance shall not modify or abrogate any of the provisions of Section 2.04 regarding the Lenders’ obligations to purchase participations with respect to Letter of Credits or of Section 2.03 regarding the Lenders’ obligations to purchase participations with respect to Swing Line Loans. The Agent shall have no liability for, and no Loan Party or Lender shall have the right to, or shall, bring any claim of any kind whatsoever against the Agent with respect to Unintentional Overadvances regardless of the amount of any such Overadvance(s).
SECTION 2.03     Swing Line Advances.
(a)    The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, may in its sole discretion make loans (each such loan, a “Swing Line Advance”) to the Borrowers on such terms (subject to Section 2.07(b)) as may be agreed between the Swing Line Lender and the Parent Borrower from time to time, on any Business Day during Availability Period in Dollars or, if to a Canadian Borrower, Dollars or Canadian Dollars in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Advances, when aggregated with the Commitment Percentage of the Outstanding Amount of Revolving Credit Advances and L/C Obligations of a Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Advance, (i) the Total Revolving Credit Outstandings shall not exceed the Loan Cap, (ii) the aggregate Outstanding Amount of all Revolving Credit Advances made to the Canadian Borrowers shall not exceed the Canadian Sublimit, and (iii) the aggregate Outstanding Amount of the Revolving Credit Advances of any Lender, plus such Lender’s Commitment Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Commitment Percentage of the

Outstanding Amount of all Swing Line Advances shall not exceed such Lender’s Commitment, and provided, further, that no Borrower shall use the proceeds of any Swing Line Advance to refinance any outstanding Swing Line Advance. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.03, prepay under Section 2.10, and reborrow under this Section 2.03. Immediately upon the request of the Swing Line Lender, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Swing Line Lender a risk participation in such Swing Line Advance in an amount equal to the product of such Lender’s Commitment Percentage times the amount of such Swing Line Advance.
(b)    Borrowing Procedures. Each Swing Line Borrowing shall be made upon the irrevocable notice by a Borrower to the Swing Line Lender and the Agent, which may be given by (x) telephone or (y) by a Swing Line Advance Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Agent of a Swing Line Advance Notice. Each such Swing Line Advance Notice must be received by the Swing Line Lender and the Agent not later than, in the case of Swing Line Advances, 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $500,000 or CND$500,000, as applicable, and (ii) the requested borrowing date, which shall be a Business Day. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Advance Notice, the Swing Line Lender will confirm with the Agent (by telephone or in writing) that the Agent has also received such Swing Line Advance Notice and, if not, the Swing Line Lender will notify the Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Agent (including at the request of any Lender) prior to 3:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Advance as a result of the limitations set forth in the first proviso to the first sentence of Section 2.03(a), or (B) that one or more of the applicable conditions specified in Article V is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender may, not later than 4:00 p.m. on the borrowing date specified in such Swing Line Advance Notice, make the amount of its Swing Line Advance available to the applicable Borrower at its office by crediting the account of such Borrower on the books of the Swing Line Lender in immediately available funds.
(c)    Refinancing of Swing Line Advances.
(i)    The Swing Line Lender at any time in its sole discretion may request, on behalf of the applicable Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make an Index Rate Loan in an amount equal to such Lender’s Commitment Percentage of the amount of Swing Line Advances then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Advance Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Index Rate Loans, but subject to the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 5.02. The Swing Line Lender shall furnish Parent Borrower and the applicable Borrower with a copy of the applicable Committed Advance Notice promptly after delivering such notice to the Agent. Each Lender shall make an amount equal to its Commitment Percentage of the amount specified in such Committed Advance Notice available to the Agent in immediately available funds (and the Agent may apply Cash Collateral available with respect to the applicable Swing Line Advance) for the account of the Swing Line Lender at the Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Advance Notice, whereupon, subject to Section 2.03(c)(ii), each Lender that so makes funds available shall be deemed to have made an Index Rate Loan to the applicable Borrower in such amount. The Agent shall remit the funds so received to the Swing Line Lender.
(ii)    If for any reason any Swing Line Advance cannot be refinanced by such a Committed Borrowing in accordance with Section 2.03(c)(i), the request for Index Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Advance and each Lender’s payment to the Agent for the account of the Swing Line Lender pursuant to Section 2.03(c)(i) shall be deemed payment in respect of such participation.
(iii)    If any Lender fails to make available to the Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Advance included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Advance, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
(iv)    Each Lender’s obligation to make Revolving Credit Advances or to purchase and fund risk participations in Swing Line Advances pursuant to this Section 2.03(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, any Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Credit Advances pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02. No such funding of risk participations shall relieve or otherwise impair the obligation of any Borrower to repay Swing Line Advances, together with interest as provided herein.
(d)    Repayment of Participations.
(i)    At any time after any Lender has purchased and funded a risk participation in a Swing Line Advance, if the Swing Line Lender receives any payment on account of such Swing Line Advance, the Swing Line Lender will distribute to such Lender its Commitment Percentage thereof in the same funds as those received by the Swing Line Lender.
(ii)    If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Advance is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.09 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Commitment Percentage thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Overnight Rate. The Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)    Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing Parent Borrower for interest on the Swing Line Advances. Until each Lender funds its Index Rate Loan or risk participation pursuant to this Section 2.03 to refinance such Lender’s Commitment Percentage of any Swing Line Advance, interest in respect of such Commitment Percentage shall be solely for the account of the Swing Line Lender.
(f)    Payments Directly to Swing Line Lender. The Borrowers shall make all payments of principal and interest in respect of the Swing Line Advances directly to the Swing Line Lender.
SECTION 2.04     Letters of Credit.
(a)    The Letter of Credit Commitment.
(i)    Subject to the terms and conditions set forth herein, (A) each Issuing Bank agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.04 and within the limits of its Issuing Commitment, (1) from time to time on any Business Day during the period from the Restatement Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in

Dollars, any Alternative Currency or such other currency as maybe agreed by such Issuing Bank in its sole discretion and the Agent that is a lawful currency readily available and freely transferable and convertible into Dollars (which additional currency, solely for purposes of the applicable Letter of Credit, the drawings thereunder and the reimbursement thereof, shall be deemed to be an “Alternative Currency”) for the account of Parent Borrower and its Subsidiaries, and to amend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of Parent Borrower and its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (1) the Total Revolving Credit Outstandings shall not exceed the Loan Cap, (2) the aggregate Outstanding Amount of the Revolving Credit Advances of any Lender, plus such Lender’s Commitment Percentage of the Outstanding Amount of all Swing Line Advances, plus such Lender’s Commitment Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Revolving Credit Commitment, (3) the L/C Obligations in respect of Letters of Credit issued in Alternative Currencies shall not exceed the Alternative Currency Sublimit, (4) the aggregate Outstanding Amount of all Revolving Credit Advances made to the Canadian Borrowers shall not exceed the Canadian Sublimit, and (5) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by a Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by such Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the ability of the Borrowers to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Restatement Date shall be subject to and governed by the terms and conditions hereof. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate or branch.
(ii)    No Issuing Bank shall issue any Letter of Credit, if:
(1)    subject to Section 2.04(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance, or, in the case of any Letter of Credit denominated in Indian rupees, nineteen months after the date of issuance, unless the Majority Lenders have approved such expiry date; or

(2)    the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.
(iii)    No Issuing Bank shall be under any obligation to issue any Letter of Credit if:
(1)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing the Letter of Credit, or any Law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Restatement Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Restatement Date and which such Issuing Bank in good faith deems material to it;
(2)    the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally;
(3)    except as otherwise agreed by the Agent and such Issuing Bank, such Letter of Credit is in an initial stated amount less than $20,000;
(4)    such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;
(5)    any Lender is at that time a Defaulting Lender, unless such Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Bank (in its sole discretion) with the applicable Borrower or such Lender to eliminate such Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.14(a)(iv)) with respect to the Defaulting Lender arising from such Letter of Credit; or
(6)    the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.
(iv)    The applicable Issuing Bank shall not amend any Letter of Credit if such Issuing Bank would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)    The applicable Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(vi)    The applicable Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such Issuing Bank shall have all of the benefits and immunities (A) provided to the Agent in Article IX with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in Article IX included such Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to such Issuing Bank.
(b)    Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
(i)    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of any Borrower delivered to an Issuing Bank (with a copy to the Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of such Borrower. Such Letter of Credit Application must be received by the applicable Issuing Bank and the Agent (x) not later than 11:00 a.m. at least two Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit denominated in Dollars, and (y) not later than 11:00 a.m. at least five Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit denominated in an Alternative Currency; or in each case such later date and time as such Issuing Bank may agree in a particular instance in its sole discretion, prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to such Issuing Bank: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as such Issuing Bank may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to such Issuing Bank (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and

(4) such other matters as such Issuing Bank may reasonably require. Additionally, Parent Borrower and/or the applicable Subsidiary shall furnish to the applicable Issuing Bank and the Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such Issuing Bank or the Agent may reasonably require.
(ii)    Promptly after receipt of any Letter of Credit Application, the applicable Issuing Bank will confirm with the Agent (by telephone or in writing) that the Agent has received a copy of such Letter of Credit Application from a Borrower and, if not, such Issuing Bank will provide the Agent with a copy thereof. Unless such Issuing Bank has received written notice from any Lender, the Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not then be satisfied, then, subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of such Borrower (or the applicable Subsidiary subject to Section 2.04(l)) or enter into the applicable amendment, as the case may be, in each case in accordance with such Issuing Bank’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Commitment Percentage times the amount of such Letter of Credit.
(iii)    If the applicable Borrower so requests in any applicable Letter of Credit Application, the applicable Issuing Bank may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the such Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Bank, neither Parent Borrower nor any Subsidiary shall be required to make a specific request to such Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such Issuing Bank shall not permit any such extension if (A) such Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.04(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-

Extension Notice Date (1) from the Agent that the Majority Lenders have elected not to permit such extension or (2) from the Agent, any Lender, Parent Borrower or the applicable Subsidiary that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each such case directing such Issuing Bank not to permit such extension.
(iv)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Bank will also deliver to the applicable Borrower or Subsidiary and the Agent a true and complete copy of such Letter of Credit or amendment.
(c)    Drawings and Reimbursements; Funding of Participations.
(i)    Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Bank shall notify the applicable Borrower and/or Subsidiary and the Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the applicable Borrower shall reimburse such Issuing Bank in such Alternative Currency, unless (A) the applicable Issuing Bank (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the applicable Borrower shall have notified such Issuing Bank promptly following receipt of the notice of drawing that such Borrower or applicable Subsidiary will reimburse such Issuing Bank in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, such Issuing Bank shall notify the applicable Borrower and/or Subsidiary of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. If an Issuing Bank shall make any payment under a Letter of Credit, the applicable Borrower or Subsidiary shall reimburse such Issuing Bank through the Agent in an amount equal to the amount of such drawing and in the applicable currency not later than 2:00 p.m. (or the Applicable Time in the case of reimbursement in an Alternative Currency) on the date the applicable Borrower or Subsidiary receives notice of such payment by the applicable Issuing Bank (each such date, an “Honor Date”), the applicable Borrower or Subsidiary shall reimburse such Issuing Bank through the Agent in an amount equal to the amount of such drawing. If the applicable Borrower or Subsidiary fails to so reimburse such Issuing Bank by such time, the Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Commitment Percentage thereof. In such event, the applicable Borrower shall be deemed to have requested a Revolving Credit Borrowing of Index Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in

Section 2.02 for the principal amount of Index Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 5.02 (other than the delivery of a Committed Advance Notice). Any notice given by such Issuing Bank or the Agent pursuant to this Section 2.04(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(ii)    Each Lender shall upon any notice pursuant to Section 2.04(c)(i) make funds available (and the Agent may apply Cash Collateral provided for this purpose) for the account of the applicable Issuing Bank, in Dollars, at the Agent’s Office in an amount equal to its Commitment Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Agent, whereupon, subject to the provisions of Section 2.04(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Advance to the applicable U.S. Borrower or a Canadian Prime Rate Advance or Canadian Base Rate Advance to the applicable Canadian Borrower, as applicable, in such amount. The Agent shall remit the funds so received to such Issuing Bank in Dollars or Canadian Dollars, as applicable.
(iii)    With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Advances, Canadian Base Rate Advances or Canadian Prime Rate Advances because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the applicable Borrower shall be deemed to have incurred from the applicable Issuing Bank an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on written demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Agent for the account of such Issuing Bank pursuant to Section 2.04(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.04.
(iv)    Until each Lender funds its Revolving Credit Advance or L/C Advance pursuant to this Section 2.04(c) to reimburse the applicable Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Commitment Percentage of such amount shall be solely for the account of such Issuing Bank.
(v)    Each Lender’s obligation to make Revolving Credit Advances or L/C Advances to reimburse the applicable Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Section 2.04(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such Issuing Bank, any Borrower, any other Subsidiary or any other

Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Credit Advances pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 5.02 (other than delivery by a Borrower of a Committed Advance Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the applicable Borrower and/or Subsidiary to reimburse such Issuing Bank for the amount of any payment made by such Issuing Bank under any Letter of Credit, together with interest as provided herein.
(vi)    If any Lender fails to make available to the Agent for the account of the applicable Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(ii), then, without limiting the other provisions of this Agreement, such Issuing Bank shall be entitled to recover from such Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by such Issuing Bank in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Advance included in the relevant Revolving Credit Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of such Issuing Bank submitted to any Lender (through the Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
(d)    Repayment of Participations.
(i)    At any time after an Issuing Bank has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.04(c), if the Agent receives for the account of such Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from any Borrower, any Subsidiary or otherwise, including proceeds of Cash Collateral applied thereto by the Agent), the Agent will distribute to such Lender its Commitment Percentage thereof in the same funds as those received by the Agent.
(ii)    If any payment received by the Agent for the account of an Issuing Bank pursuant to Section 2.04(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by such Issuing Bank in its discretion), each Lender shall pay to the Agent for the account of such Issuing Bank its Commitment Percentage thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)    Obligations Absolute. The obligation of the Borrowers and the applicable Subsidiaries to reimburse an Issuing Bank for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
(ii)    the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any other Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), an Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)    any payment by an Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by an Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver, interim receiver, monitor, or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;
(v)    any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to any Borrower or any other Subsidiary or in the relevant currency markets generally; or
(vi)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any other Subsidiary.

The applicable Borrower and/or Subsidiary shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the instructions of such Borrower or Subsidiary or other irregularity, the applicable Borrower and/or Subsidiary will immediately notify the applicable Issuing Bank. The Borrowers and their Subsidiaries shall be conclusively deemed to have waived any such claim against the applicable Issuing Bank and its correspondents unless such notice is given as aforesaid.
(f)    Role of Issuing Banks. Each Lender and each Borrower agrees, on behalf of itself and its Subsidiaries, that, in paying any drawing under a Letter of Credit, an Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Banks, the Agent, any of their respective Related Parties nor any correspondent, participant or assignee of an Issuing Bank shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Majority Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Parent Borrower and its Subsidiaries hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit issued at its request; provided, however, that this assumption is not intended to, and shall not, preclude Parent Borrower or any Subsidiary pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Banks, the Agent, any of their respective Related Parties nor any correspondent, participant or assignee of an Issuing Bank shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.04(e); provided, however, that anything in such clauses to the contrary notwithstanding, Parent Borrower or its Subsidiaries may have a claim against an Issuing Bank, and such Issuing Bank may be liable to Parent Borrower or its Subsidiaries, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Parent Borrower or any Subsidiary which Parent Borrower or such Subsidiary proves were caused by such Issuing Bank’s willful misconduct or gross negligence or such Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, an Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)    Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable Issuing Bank and the applicable Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each Standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance (the “UCP”) shall apply to each Trade Letter of Credit.
(h)    Letter of Credit Fees. The applicable Borrower and/or Subsidiary shall pay to the Agent for the account of each Lender in accordance with its Commitment Percentage a Letter of Credit fee (the “Letter of Credit Fee”) (i) for each Trade Letter of Credit, equal to 50% of the Applicable Margin for Contract Rate Loans times the daily amount available to be drawn under such Letter of Credit, and (ii) for each Standby Letter of Credit equal to the Applicable Margin for Contract Rate Loans times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable Issuing Bank pursuant to this Section 2.04 shall be payable, to the maximum extent permitted by applicable Requirement of Law, to the other Lenders in accordance with the upward adjustments in their respective Commitment Percentages allocable to such Letter of Credit pursuant to Section 2.14(a)(iv), with the balance of such fee, if any, payable to such Issuing Bank for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. Letter of Credit Fees shall be (i) due and payable in arrears on the first day of each February, May, August and November, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on written demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Standby Letter of Credit Fee during any quarter, the daily amount available to be drawn under each Standby Letter of Credit shall be computed and multiplied by the Applicable Standby Letter of Credit Fee separately for each period during such quarter that such Applicable Standby Letter of Credit Fee was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Majority Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.
(i)    Fronting Fee and Documentary and Processing Charges Payable to Issuing Banks. The applicable Borrower and/or Subsidiary shall pay directly to the applicable Issuing Bank for its own account a fronting fee (i) with respect to each Trade Letter of Credit, at the rate per annum equal to 0.25%, computed on the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a Trade Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between Parent Borrower and such Issuing Bank, computed on the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each Standby Letter of Credit, at the rate per annum equal to 0.25%, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears Such fronting fee shall be due and payable on the first day of each February, May, August and November in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on written demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. In addition, the applicable Borrower or, in the case of any Letter of Credit issued at the request of a Subsidiary, such Subsidiary shall pay directly to each Issuing Bank for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Issuing Bank relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
(j)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
(k)    Monthly Report. Each Issuing Bank, on the last Business Day of each month until the Termination Date, shall calculate the L/C Obligations on such date in respect of Letters of Credit issued by it (converting any amounts of the L/C Obligations which are denominated in an Alternative Currency to Dollars for purposes of such calculation) and shall promptly send notice of such L/C Obligations to the Agent, the Parent Borrower and each Lender, and the Agent shall then determine the excess amount, if any, referred to in the first sentence of Section 2.10(b)(i) or (ii) and shall promptly inform the Parent Borrower of such amount and the Parent Borrower shall promptly upon receipt thereof make the payments provided for in Section 2.10(b)(i) or (ii) above if applicable.
(l)    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrowers shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrowers hereby acknowledge that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of Borrowers, and that the Borrowers’ business derives substantial benefits from the businesses of such Subsidiaries.
SECTION 2.05     Fees. (a)  Commitment Fee. The Borrowers agree to pay to the Agent for the account of each Lender in accordance with its Commitment Percentage, a commitment fee equal to (x) for the period from and after the Restatement Date until the last day of the calendar quarter ending after the completion of two full Fiscal Quarters of Parent Borrower occurring after the Restatement Date, 0.375% per annum, and (y) thereafter, the Unused Commitment Fee Rate, in each case multiplied by the actual daily amount by which the Aggregate Commitments exceed the Total Revolving Credit Outstandings. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the first day of each February, May, August and November, commencing with the first such date to occur after the Restatement Date, and on the last day of the Availability Period.
(b)    Other Fees. The Borrowers hereby agree to pay the fees and charges referred to in that certain agency fee letter agreement, dated as of the Restatement Date, among the Agent and Parent Borrower.
SECTION 2.06     Reduction and Increase of the Revolving Credit Commitments; Additional Issuing Banks.
(a)  Parent Borrower may, upon notice to the Agent, terminate the unused portions of the Letter of Credit Sublimit, the Swing Line Sublimit, or the unused Revolving Credit Commitments, or from time to time permanently reduce the unused portions of the Letter of Credit Sublimit, the Swing Line Sublimit, or the unused Revolving Credit Commitments; provided that (i) any such notice shall be received by the Agent not later than 11:00 a.m. four Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) Parent Borrower shall not terminate or reduce the unused portions of the Letter of Credit Sublimit, the Swing Line Sublimit, or the unused Revolving Credit Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Loan Cap and (iv) if, after giving effect to any reduction of the unused Revolving Credit Commitments, the Alternative Currency Sublimit, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Revolving Credit Commitments, such Sublimit shall be automatically reduced by the amount of such excess. The Agent will promptly notify the Lenders of any such notice of termination or reduction of Commitments. A notice provided by Parent Borrower under this clause (a) may state that such notice is conditioned upon the availability of other financing, in which case such notice may be revoked by Parent Borrower (by notice to the Agent prior to the specified date of such termination or reduction) if such condition is not satisfied. The amount of any such Revolving Credit Commitment reduction shall not be applied to the Alternative Currency Sublimit, the Letter of Credit Sublimit or the Swing Line Sublimit unless otherwise specified by Parent Borrower. Any reduction of any Commitments shall be applied to the Commitment of each applicable Lender according to its Commitment Percentage. All fees accrued until the effective date of any termination of any Commitments shall be paid on the effective date of such termination.
(b)    Parent Borrower shall have the right, at any time and from time to time after the Restatement Date and prior to the Termination Date to (i) increase the amount of the Revolving Credit Commitments, which increased Revolving Credit Commitments shall be provided by one or more Lenders (subject to the consent of such Lenders in their sole and absolute discretion) or Assuming Lenders (provided that any such Assuming Lender shall be subject to the consent of the Agent and the Issuing Banks in their sole and absolute discretion) (any such increase, “Additional Revolving Commitments”), (ii) increase the Issuing Commitment of an Issuing Bank (subject to the consent of such Issuing Bank in its sole and absolute discretion) and (iii) establish a new class of term loans under this Agreement on a “last-out” basis (any such term loans established in accordance with this Section 2.06(b), “FILO Term Loans”), which FILO Term Loans shall be provided by one or more Lenders (subject to the consent of such Lenders in their sole and absolute discretion) or Assuming Lender (provided that any such Assuming Lender shall be subject to the consent of the Agent and the Issuing Banks in their sole and absolute discretion) (each such increase or incurrence under clause (i), (ii) or (iii) being a “Commitment Increase”), on and subject to the following terms:
(i)    The aggregate amount of Commitment Increases in the form of Additional Revolving Commitments and/or FILO Term Loans shall not exceed the sum of (x) $500,000,000 plus (y) an amount equal to the difference between $2,000,000,000 and the Aggregate Commitments on the Restatement Date; provided, that the aggregate amount of FILO Term Loans established pursuant to this Section 2.06(b) shall not exceed $100,000,000 in the aggregate.
(ii)    The amount of each Commitment Increase by any Lender or any Assuming Lender shall be in a minimum amount of $50,000,000 or an integral multiple of $5,000,000 in excess thereof.
(iii)    Any such Commitment Increase in the form of Additional Revolving Commitments above shall be on the same terms as the Revolving Credit Commitments, except with respect to (x) any commitment, arrangement, upfront, or similar fees payable in connection therewith and (y) subject to the immediately succeeding clause (iv), interest rates or unused fees.
(iv)    In no event shall the interest rates or unused fees to be payable in connection with any Additional Revolving Commitments be higher than the amounts paid to the then existing Lenders in respect of their applicable Revolving Credit Commitments, unless such increased interest rates or unused fees, as applicable, are also to be paid to all then existing Lenders in respect of their applicable Revolving Credit Commitments.
(v)    No proposed Commitment Increase in the form of Additional Revolving Commitments shall occur unless each of the following requirements in respect thereof shall have been satisfied:
(1)    The Agent shall have received from Parent Borrower an irrevocable written notice (a “Commitment Increase Notice”), dated not later than 10 days (or such shorter period agreed to by the Agent) before such proposed Commitment Increase Effective Date, that (1) specifies (w) (if applicable) the proposed Issuing Commitment increase of each Issuing Bank and/or of the Lenders which are to become Issuing Banks and the amount of each Issuing Bank’s Issuing Commitment after giving effect thereto, (x) the aggregate amount of the proposed Commitment Increase, (y) the Lenders whose Revolving Credit Commitments are to be increased by the proposed Commitment Increase and/or the Assuming Lenders which are to become Lenders and the amount by which each such Lender’s Revolving Credit Commitment is to be so increased and/or the amount of each such Assuming Lender’s Revolving Credit Commitment and (z) the date (the “Commitment Increase Effective Date”) on which the proposed Commitment Increase shall become effective, and (2) has been signed by each Lender whose Revolving Credit Commitment is to be increased, evidencing the consent of such Lender to the proposed Commitment Increase and Issuing Bank whose Issuing Commitment is to be increased evidencing the consent of such Issuing Bank thereto and/or by each such Assuming Lender; and
(2)    On and as of the Commitment Increase Effective Date of the proposed Commitment Increase (1) the following statements shall be true (and the giving of the applicable Commitment Increase Notice shall constitute a representation and warranty by Parent Borrower that on such Commitment Increase Effective Date such statements are true):
(x)    The representations and warranties contained in Section 6.01 are correct on and as of such Commitment Increase Effective Date before and after giving effect to the proposed Commitment Increase, as though made on and as of such date, except to the extent that any such representation or warranty is stated to relate to an earlier date, in which case such representation or warranty shall be correct on and as of such earlier date; and
(y)    No event has occurred and is continuing, or would result from such Commitment Increase, which constitutes an Event of Default or Default; and
(z)    The Agent shall have received such other approvals, opinions or documents as the Agent may reasonably request.
(vi)    No proposed Commitment Increase in the form of FILO Term Loans shall occur unless each of the following requirements in respect thereof shall have been satisfied:
(1)    Such FILO Term Loans shall not have any obligors other than the Loan Parties and shall not be secured by any assets other than the Collateral;
(2)    Such FILO Term Loans shall not have a maturity date earlier than the Termination Date;
(3)    Such FILO Term Loans shall not provide for any amortization or mandatory prepayments prior to the maturity thereof except for customary amortization and mandatory prepayments reasonably acceptable to the Agent;
(4)    Such FILO Term Loans may provide for incremental advance rates different from those set forth in the definition of “Borrowing Base” so long as such advance rates do not permit the Total Revolving Credit Outstandings plus the aggregate principal amount of the FILO Term Loans to exceed the Borrowing Base that would result on such date if each of the advance rates set forth in the definition of “Borrowing Base” were 95%;
(5)    FILO Term Loans may not be repaid or prepaid other than to the extent set forth in clause (3) above and (x) in connection with a termination of all of the Aggregate Commitments and payment in full in cash (or cash collateralization, as applicable) of all Revolving Credit Advances, Swing Line Loans and L/C Obligations and (y) at any time when the Payment Conditions to make a Restricted Payment are satisfied;
(6)    On and as of the Commitment Increase Effective Date of the proposed Commitment Increase, the following statements shall be true (and the giving of the applicable Commitment Increase Notice shall constitute a representation and warranty by Parent Borrower that on such Commitment Increase Effective Date such statements are true):
(x)    The representations and warranties contained in Section 6.01 are correct on and as of such Commitment Increase Effective Date before and after giving effect to the proposed Commitment Increase, as though made on and as of such date, except to the extent that any such representation or warranty is stated to relate to an earlier date, in which case such representation or warranty shall be correct on and as of such earlier date; and
(y)    No event has occurred and is continuing, or would result from such Commitment Increase, which constitutes an Event of Default or Default; and
(z)    The Agent shall have received such other approvals, opinions or documents as the Agent may reasonably request; and
(7)    Each of the other terms and conditions applicable to the FILO Term Loans shall be acceptable to the Agent.
(vii)    Promptly following its receipt of a Commitment Increase Notice in proper form, the Agent shall deliver copies thereof to each Lender and Issuing Bank. If, and only if, all of the terms, conditions and requirements specified in paragraphs (i) through (iii) are satisfied in respect of any proposed Commitment Increase on and as of the proposed Commitment Increase Effective Date thereof and in the case of each such Assuming Lender, an Assumption Agreement, duly executed by such Assuming Lender, the Agent and the Parent Borrower, has been received by the Agent, then, as of such Commitment Increase Effective Date and from and after such date, (1) the Revolving Credit Commitments of the Lenders consenting to such Commitment Increase shall be increased by the respective amounts specified in the Commitment Increase Notice pertaining thereto, (2) references herein to the amounts of the Lenders’ respective Revolving Credit Commitments shall refer to respective amounts giving effect to such Commitment Increase, and (3) each such Assuming Lender shall be a Lender and an Issuing Bank, if applicable, for all purposes hereof, and the Agent shall record all relevant information with respect to such Assuming Lender and its Revolving Credit Commitment and, if applicable, with respect to the increased Issuing Commitment of an Issuing Bank in the Register;
(viii)    It is understood that no Lender shall have any obligation whatsoever to agree to any request made by Parent Borrower for a Commitment Increase;
(ix)    As part of such Commitment Increase in the form of Additional Revolving Commitments, such Lender or Assuming Lender shall purchase assignments in the Revolving Credit Advances and Revolving Credit Commitments of the other Lenders so that after giving effect thereto, the percentage held by each Lender of the Aggregate Commitments is the same as prior to such Commitment Increase and such Lender or Assuming Lender shall have acquired a ratable participation in all Swing Line Advances as contemplated by Section 2.03(c)). In connection therewith, on each Commitment Increase Effective Date, (A) each Lender whose Revolving Credit Commitment has been increased (each such Lender being an “Increasing Lender”) shall, before 2:00 p.m. (New York City time) on such Commitment Increase Effective Date, make available for the account of its Lending Office to the Agent at the address specified in Section 10.02, in same day funds, an amount equal to the excess of (1) such Increasing Lender’s ratable portion of the Revolving Credit Advances then outstanding (calculated based on its Revolving Credit Commitment as a percentage of the Aggregate Commitments of the Lenders (including each such Assuming Lender) outstanding after giving effect to the relevant Commitment Increase) over (2) the aggregate principal amount of then outstanding Revolving Credit Advances made by such Increasing Lender and (B) each such Assuming Lender shall before 2:00 p.m. (New York City time) on such Commitment Increase Effective Date, make available for the account of its Lending Office to the Agent at the address specified in Section 10.02 in same day funds, an amount equal to such Assuming Lender’s ratable portion of the Revolving Credit Advances then outstanding (calculated based on its Revolving Credit Commitment as a percentage of the Aggregate Commitments of the Lenders (including each such Assuming Lender) outstanding after giving effect to the relevant Commitment Increase); and
(x)    After the Agent’s receipt of such funds from each such Increasing Lender and such Assuming Lender, the Agent will promptly thereafter cause to be distributed like funds to the other Lenders for the account of their respective Lending Offices in an amount to each other Lender such that the aggregate amount of the outstanding Revolving Credit Advances owing to each Lender (including each such Assuming Lender) after giving effect to such distribution equals such Lender’s ratable portion of the Revolving Credit Advances then outstanding (calculated based on its Revolving Credit Commitment as a percentage of the Aggregate Commitments of the Lenders outstanding after giving effect to the relevant Commitment Increase).
(c)    Parent Borrower may at any time, upon at least five Business Days’ prior written notice to the Agent and the Lenders or as part of a proposed Commitment Increase pursuant to this Section 2.06, designate (i) as an Issuing Bank any Lender that has agreed in writing to act as an Issuing Bank and (ii) the Issuing Commitment of such Lender. Thereupon, any Lender so designated as an Issuing Bank shall thenceforth issue Letters of Credit on the terms and subject to the conditions herein, and the Agent shall record all relevant information with respect to such Lender as such Issuing Bank in the Register.
(d)    Notwithstanding anything to the contrary in this Agreement, each of the parties hereto hereby agrees that this Agreement shall be amended to the extent necessary to reflect the existence and terms of any Commitment Increases incurred pursuant to this Section 2.06. Any such amendment may be effected in writing by the Agent and the Loan Parties and furnished to the other parties hereto.
SECTION 2.07     Repayment of Advances. (a)  Each Borrower shall repay in full the principal amount of each Revolving Credit Advance made to it owing to each Lender, together with accrued interest and fees thereon, on the Termination Date.
(b)    Swing Line Advances. The applicable Borrower shall repay the Swing Line Lender and each Lender that has made a Swing Line Advance for the account of such Borrower, on the earlier of (i) the date that is ten (10) days after the date of such Advance and (ii) the Termination Date, the principal amount of each such Swing Line Advance made to such Borrower by the Swing Line Lender and each such Lender and outstanding on such date.
SECTION 2.08     Interest on Advances. Each Borrower shall pay interest on the unpaid principal amount of each Advance made to it by each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:
(a)    Index Rate Loans. If such Advance is an Index Rate Loan, a rate per annum equal at all times to the sum of (x) the Base Rate, Canadian Base Rate or Canadian Prime Rate, as applicable, in effect from time to time plus (y) the respective Applicable Margin in effect from time to time, payable quarterly on the first day of each February, May, August and November.
(b)    Contract Rate Loans. If such Advance is a Contract Rate Loan, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurocurrency Rate or BA Rate, as applicable, for such Interest Period plus (y) the respective Applicable Margin in effect from time to time, payable on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day which occurs during such Interest Period every three months from the first day of such Interest Period.
(c)    Swing Line Advances. If such Advance is a Swing Line Advance, the rate per annum for Base Rate Advances if made in Dollars to a U.S. Borrower, for Canadian Base Rate Advances if made in Dollars to a Canadian Borrower, or for Canadian Prime Rate Advances if made in Canadian Dollars to a Canadian Borrower.
(d)    Default Interest. (i) If any amount of principal of any Advance is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Requirement of Law.
(i)    If any amount (other than principal of any Advance) payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Majority Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Requirement of Law.
(ii)    Upon the request of the Majority Lenders or the Agent (or, in the case of any Event of Default under Section 8.01(e), automatically), while any Event of Default exists, the Parent Borrower or the applicable Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Requirement of Law.
(iii)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon written demand.
(e)    The applicable Borrower shall pay to each Lender, so long as such Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurocurrency Rate Advance of such Lender, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurocurrency Rate for the Interest Period for such Advance from (ii) the rate obtained by dividing such Eurocurrency Rate by a percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance. Such additional interest shall be determined by such Lender and notified to the Parent Borrower and the applicable Borrower through the Agent.

SECTION 2.09     Interest Rate Determination. (a)  The Agent shall give prompt notice to the Parent Borrower, the applicable Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.08(a) or (b).
(b)    (i) If the Majority Lenders determine that for any reason in connection with any request for a Contract Period Loan or a conversion to or continuation thereof that (a) as regards Eurocurrency Rate Loans, deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Advance, (b) as regards BA Rate Advances, bankers’ acceptances are not being offered to banks in the Canadian interbank market for the applicable amount and Interest Period of such BA Rate Advance, (c) adequate and reasonable means do not exist for determining the Eurocurrency Base Rate or BA Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Advance or BA Rate Advance, respectively (whether denominated in Dollars or an Alternative Currency), or (d) the Eurocurrency Base Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Advance or the BA Rate for any requested Interest Period with respect to a proposed BA Rate Advance does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Advance or BA Rate Advance, the Agent will promptly so notify the Parent Borrower, each applicable Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Advances in the affected currency or currencies or BA Rate Advances, as applicable shall be suspended until the Agent (upon the instruction of the Majority Lenders) revokes such notice and all outstanding Eurocurrency Rate Advances shall automatically be converted to Base Rate Advances or as regards Canadian Borrowers, Canadian Base Rate Advances. Upon receipt of such notice, any Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Contract Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Borrowing of applicable Index Rate Loans in the amount specified therein.
(ii)    Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Agent determines (which determination shall be conclusive absent manifest error), or the Parent Borrower or Majority Lenders notify the Agent (with, in the case of the Majority Lenders, a copy to the Parent Borrower) that the Parent Borrower or Majority Lenders (as applicable) have determined, that:
(A)    adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or
(B)    the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans;

provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Agent that will continue to provide LIBOR after such specific date (such specific date, the “Scheduled Unavailability Date”), or
(C)    syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by the Agent or receipt by the Agent of such notice, as applicable, the Agent and Parent Borrower may amend this Agreement to replace LIBOR with (x) one or more SOFR-Based Rates or (y) another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Agent from time to time in its reasonable discretion and may be periodically updated (the “Adjustment;” and any such proposed rate, a “LIBOR Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Agent shall have posted such proposed amendment to all Lenders and Parent Borrower unless, prior to such time, Lenders comprising the Majority Lenders have delivered to the Agent written notice that such Majority Lenders (A) in the case of an amendment to replace LIBOR with a rate described in clause (x), object to the Adjustment; or (B) in the case of an amendment to replace LIBOR with a rate described in clause (y), object to such amendment; provided that for the avoidance of doubt, in the case of clause (A), the Majority Lenders shall not be entitled to object to any SOFR-Based Rate contained in any such amendment. Such LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Agent.
If no LIBOR Successor Rate has been determined and the circumstances under clause (A) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Agent will promptly so notify the Parent Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Advances shall be suspended and all outstanding Eurocurrency Rate Advances shall automatically be converted to Base Rate Advances or as regards Canadian Borrowers, Canadian Base Rate Advances, (to the extent of the affected Eurocurrency Rate Advances or Interest Periods), and (y) the Eurocurrency Rate component shall no longer be utilized in determining the Base Rate or the Canadian Base Rate.  Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Advances (to the extent of the affected Eurocurrency Rate Advances or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Advances or as regards Canadian Borrowers, Canadian Base Rate Advances (subject, in each case, to the foregoing clause (y)) in the amount specified therein.
Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than 0.75% for purposes of this Agreement.
In connection with the implementation of a LIBOR Successor Rate, the Agent will have the right to make LIBOR Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such LIBOR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that the Agent shall post such amendment to the Lenders (which may be posted to the Electronic System) reasonably promptly after the effectiveness thereof.
As used above:
“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Agent from time to time).
“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters as may be appropriate, in the discretion of the Agent, to reflect the adoption and implementation of such LIBOR Successor Rate and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Agent determines is reasonably necessary in consultation with the Parent Borrower in connection with the administration of this Agreement).
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York for the purpose of recommending a benchmark rate to replace LIBOR in loan agreements similar to this Agreement.
“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) and, in each case, that has been selected or recommended by the Relevant Governmental Body.

“SOFR-Based Rate” means SOFR or Term SOFR.
“Term SOFR” means the forward-looking term rate for any period that is approximately (as determined by the Agent) as long as any of the Interest Period options set forth in the definition of “Interest Period” and that is based on SOFR and that has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service as selected by the Agent from time to time in its reasonable discretion.
(c)    On the date on which the aggregate unpaid principal amount of Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000, such Advances shall, if they are Advances of a Type other than Base Rate Advances or Canadian Base Rate Advances, automatically Convert on the last day of the Interest Period with respect to such Advance into Base Rate Advances or Canadian Base Rate Advances, as applicable, and on and after such date the right of any Borrower to Convert such Advances into Advances of a Type other than Base Rate Advances or Canadian Base Rate Advances shall terminate; provided, however, that if and so long as each such Advance shall be of the same Type and have the same Interest Period as Advances comprising another Borrowing or other Borrowings, and the aggregate unpaid principal amount of all such Advances shall equal or exceed $5,000,000, the Borrowers shall have the right to continue all such Advances as, or to Convert all such Advances into, Advances of such Type having such Interest Period.
(d)    Upon the occurrence and during the continuance of any Event of Default, (i) each Eurocurrency Rate Advance will automatically, on the last day of the then existing Interest Period therefor, convert into a Base Rate Advance or Canadian Base Rate Advance, as applicable, (ii) each BA Rate Advance will automatically, on the last day of the then existing Interest Period therefor, convert into a Canadian Prime Rate Advance as regards a Canadian Borrower and shall be repaid as regards a U.S. Borrower and (iii) the obligations of the Lenders to make, or to convert Advances into, Index Rate Loans will be suspended.
(e)    All computations of interest for Base Rate Advances (including Base Rate Advances determined by reference to the Eurocurrency Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed and all computations of interest for Canadian Base Rate Advances (including Canadian Base Rate Advances determined by reference to the Eurocurrency Rate), Canadian Prime Rate advances and BA Rate Advances shall be made on the basis of a year of 365 days and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year) (or, in each case of Advances denominated in Alternative Currencies where market practice differs, in accordance with market practice). Interest shall accrue on each Advance for the day on which the Advance is made, and shall not accrue on an Advance, or any portion thereof, for the day on which the Advance or such portion is paid, provided that any Advance that is repaid on the same day on which it is made shall, subject to Section 4.01(a), bear interest for one day. Each determination by the Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error. Whenever interest or fees payable by a Canadian Loan Party are calculated on the basis of a period which is less than the actual number of days in a calendar year, each rate of interest and fee determined pursuant to such calculation is, for the purpose of the Interest Act (Canada), equivalent to such rate multiplied by the actual number of days in the calendar year in which such rate is to be ascertained and divided by the number of days used as the basis of such calculation. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement, and the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields. Each Canadian Loan Party confirms that it fully understands and is able to calculate the rate of interest applicable to its Obligations based on the methodology for calculating per annum rates provided for in this Agreement and each Canadian Loan Party hereby irrevocably agrees not to plead or assert, whether by way of defense or otherwise, in any proceeding relating to this Agreement or to any other Loan Documents, that the interest payable under this Agreement and the calculation thereof has not been adequately disclosed to the Canadian Loan Parties as required pursuant to Section 4 of the Interest Act (Canada).
SECTION 2.10     Prepayments of Advances.
(a)    Optional. (i) Any Borrower may, upon notice to the Agent, at any time or from time to time voluntarily prepay Advances made to it in whole or in part without premium or penalty; provided that (A) such notice must be in a form acceptable to the Agent and received by the Agent not later than 11:00 a.m. (x) three Business Days prior to any date of prepayment of Eurocurrency Rate Advances denominated in Dollars or prior to any date of prepayment of BA Rate Advances, (y) four Business Days prior to any date of prepayment of Eurocurrency Rate Advances denominated in Alternative Currencies, and (z) on the date of prepayment of Index Rate Loans; (B) any prepayment of Eurocurrency Rate Advances denominated in Dollars shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof and any prepayment of BA Rate Advances shall be in a principal amount of CND$5,000,000 or a whole multiple of CND$1,000,000 in excess thereof; (C) any prepayment of Eurocurrency Rate Advances denominated in Alternative Currencies shall be in a minimum principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (D) any prepayment of Base Rate Advances or Canadian Base Rate Advances shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof and any prepayment of Canadian Prime Rate Advances shall be in a principal amount of CND$1,000,000 or a whole multiple of CND$1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Advances to be prepaid and, if Contract Rate Loans are to be prepaid, the Interest Period(s) of such Advances. The Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Commitment Percentage of the relevant Facility). If such notice is given by any

Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that such notice of prepayment may state that such prepayment is conditioned upon the availability of other financing, in which case such notice may be revoked by the applicable Borrower (by notice to the Agent prior to the specified date of such prepayment) if such condition is not satisfied (it being understood that any revocation by a Borrower of a notice of prepayment shall entitle the Lenders to any amounts as set forth in Section 10.04(b)). Any prepayment of a Contract Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 10.04(b). Each such prepayment shall be paid to the Lenders in accordance with their respective Commitment Percentages.
(ii)    Any Borrower may, upon notice to the applicable Swing Line Lender (with a copy to the Agent), at any time or from time to time, voluntarily prepay Swing Line Advances made to it in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $500,000 or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
(b)    Mandatory. (i) If for any reason the Total Revolving Credit Outstandings exceed the Loan Cap as then in effect or the Total Revolving Credit Outstandings of the Canadian Borrowers exceed the Canadian Sublimit then in effect, the Borrowers shall promptly (and in any event, within one (1) Business Day) prepay, or cause to be repaid, Revolving Credit Advances, Swing Line Advances, Unreimbursed Amounts and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that, the Parent Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.10(b) unless after the prepayment in full of the Revolving Credit Advances, Swing Line Advances and Unreimbursed Amounts the Total Revolving Credit Outstandings exceed the Loan Cap as then in effect. Upon notice by Parent Borrower to the Agent, the Agent shall release any Cash Collateral to the Parent Borrower to the extent that, after such a release, the Total Revolving Credit Outstandings at such time shall not exceed the Loan Cap.
(ii)     If the Agent notifies Parent Borrower at any time that the Outstanding Amount of Revolving Credit Advances and Letters of Credit denominated in Alternative Currencies at such time exceed the Alternative Currency Sublimit then in effect, then, within five Business Days after receipt of such notice, the Borrowers shall prepay, or cause to be prepaid, Revolving Credit Advances, Unreimbursed Amounts and/or Cash Collateralize the L/C Obligations in an aggregate amount sufficient to eliminate such excess; provided, however, that, Parent Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.10(b) unless after the prepayment in full of the Revolving Credit Advances and Unreimbursed Amounts the Outstanding Amount of Revolving Credit Advances and Letters of Credit denominated in Alternative Currencies.
(iii)    Prepayments of the Revolving Credit Facility by any Borrower made pursuant to this Section 2.10(b), first, shall be applied ratably to the Unreimbursed Amounts and the Swing Line Advances owing by such Borrower, second, shall be applied ratably to the outstanding Revolving Credit Advances owing by such Borrower, and, third, shall be used to Cash Collateralize the remaining L/C Obligations of such Borrower. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Parent Borrower or any other Loan Party) to reimburse the applicable Issuing Bank or the Lenders, as applicable
SECTION 2.11     Increased Costs. (a)  If, at any time after the date of this Agreement, any change in any Laws (a “Change in Law”) shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender Party (except any reserve requirement included in the Eurocurrency Rate Reserve Percentage);
(ii)    subject any Lender Party to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Contract Rate Loan made by it, or change the basis of taxation of payments to such Lender Party in respect thereof (except for (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes); or
(iii)    impose on any Lender Party or the London or Canadian interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Contract Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Advance (or of maintaining its obligation to make any such Advance), or to increase the cost to such Lender Party of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender Party hereunder (whether of principal, interest or any other amount) then, the Parent Borrower shall from time to time, upon written demand by such Lender Party (with a copy of such written demand to the Agent), pay to the Agent for the account of such Lender Party additional amounts sufficient to compensate such Lender Party for such increased cost. A certificate as to the amount of such increased cost setting forth the basis for the calculation of such increased costs, submitted to the Parent Borrower and the Agent by such Lender Party, shall be conclusive and binding for all purposes, absent manifest error.

(b)    If, at any time after the date of this Agreement, any Lender Party determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender Party or any corporation controlling such Lender Party and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender Party’s commitment to lend hereunder and other commitments of this type or the issuance of (or commitment to purchase of participations in) the Letters of Credit (or similar contingent obligations), then, upon written demand by such Lender Party (with a copy of such written demand to the Agent), the Parent Borrower shall immediately pay to the Agent for the account of such Lender Party, from time to time as specified by such Lender Party, additional amounts sufficient to compensate such Lender Party or such corporation in the light of such circumstances, to the extent that such Lender Party reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender Party’s commitment hereunder. A certificate as to such amounts submitted to the Parent Borrower and the Agent by such Lender Party and setting forth the basis for the calculation of such amount shall be conclusive and binding for all purposes, absent manifest error.
(c)    Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
(d)    Without affecting its rights under Sections 2.11(a) or 2.10(b) or any other provision of this Agreement, each Lender Party agrees that if there is any increase in any cost to or reduction in any amount receivable by such Lender Party with respect to which the Parent Borrower would be obligated to compensate such Lender Party pursuant to Sections 2.11(a) or 2.11(b), such Lender Party shall use reasonable efforts to select an alternative issuing office or Lending Office which would not result in any such increase in any cost to or reduction in any amount receivable by such Lender Party; provided, however, that no Lender Party shall be obligated to select an alternative issuing office or Lending Office if such Lender Party determines that (i) as a result of such selection such Lender Party would be in violation of any applicable Law, regulation, treaty, or guideline, or would incur additional costs or expenses or (ii) such selection would be inadvisable for regulatory reasons or inconsistent with the interests of such Lender Party.
(e)    Delay in Requests. Failure or delay on the part of any Lender Party to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender Party’s right to demand such compensation, provided that the Parent Borrower shall not be required to compensate a Lender Party pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than four months prior to the date that such Lender Party notifies the Parent Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender Party’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the four-month period referred to above shall be extended to include the period of retroactive effect thereof).
(f)    Without prejudice to the survival of any other agreement of the Parent Borrower hereunder, the agreements and obligations of the Parent Borrower contained in this Section 2.11 shall survive the payment in full (after the Termination Date) of all Obligations.
SECTION 2.12     Illegality. (a)  Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful or impossible, or any central bank or other Governmental Authority asserts that it is unlawful, for any Lender or its Lending Office to perform any of its obligations hereunder or make, maintain or fund or change interest with respect to any Credit Extension or to determine or charge interest rates based upon the Eurocurrency Rate or the BA Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency or bankers’ acceptances in the applicable interbank market, then, on notice thereof by such Lender to the Parent Borrower through the Agent, (i) any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Credit Extension or to make or continue BA Rate Advances or Eurocurrency Rate Advances in the affected currency or currencies or, in the case of Eurocurrency Rate Advances in Dollars, to convert Base Rate Advances or Canadian Base Rate Advances to Eurocurrency Rate Advances or, in the case of BA Rate Advances, to convert Canadian Prime Rate Advances to BA Rate Advances, shall be suspended, (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Advances or Canadian Base Rate Advances the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate or Canadian Base Rate, the interest rate on which Base Rate Advances or Canadian Base Rate Advances, as applicable, of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to the Eurocurrency Rate component of the Base Rate or Canadian Base Rate, as applicable, and (iii) if such notice asserts the illegality of such Lender making or maintaining Canadian Prime Rate Advances the interest rate on which is determined by reference to the BA Rate component of the Canadian Prime Rate, the interest rate on which Canadian Prime Rate Advances of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to the BA Rate component of the Canadian Prime Rate, in each case until such Lender notifies the Agent and the Parent Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall, within five (5) Business Days after written demand from such Lender (with a copy to the Agent), prepay or, if applicable and (1) such Advances are denominated in Dollars, convert all Eurocurrency Rate Advances of such Lender to Base Rate Advances or Canadian Base Rate Advances, as applicable (the interest rate on which Base Rate Advances or Canadian Base Rate Advances, as applicable of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to the Eurocurrency Rate component of the Base Rate or Canadian Base Rate, as applicable) or (2) convert all BA Rate Advances of such Lender to Canadian Prime Rate Advances (the interest rate on which Canadian Prime Rate Advances of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to the BA Rate component of the Canadian Prime Rate), in each case either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Contract Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Contract Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate or the BA Rate, the Agent shall during the period of such suspension compute the Base Rate or the Canadian Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof and compute the Canadian Prime Rate applicable to such Lender without reference to the BA Rate component thereof in each case until the Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate or BA Rate, as applicable. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.
(b)    Without affecting its rights under Section 2.11(a) or under any other provision of this Agreement, each Lender agrees that if it becomes unlawful or impossible for such Lender to make, maintain or fund its Contract Rate Loans as contemplated by this Agreement, such Lender shall use reasonable efforts to select an alternative Lending Office from which such Lender may maintain and give effect to its obligations under this Agreement with respect to making, funding and maintaining such Contract Rate Loans; provided, however, that no Lender shall be obligated to select an alternative Lending Office if such Lender determines that (i) as a result of such selection such Lender would be in violation of any applicable Law, regulation, or treaty, or would incur additional costs or expenses or (ii) such selection would be inadvisable for regulatory reasons or inconsistent with the interests of such Lender.
SECTION 2.13     Cash Collateral. (a)  Certain Credit Support Events. Upon the request of the Agent or any Issuing Bank if, as of the Letter of Credit Expiration Date, any L/C Obligation in respect of Letters of Credit issued by such Issuing Bank for any reason remains outstanding, the Parent Borrower shall immediately Cash Collateralize, or cause to be Cash Collateralized, the then Outstanding Amount of all such L/C Obligations. At any time that there shall exist a Defaulting Lender and the aggregate unused Revolving Credit Commitments of the non-defaulting Lenders after taking into account the aggregate Outstanding Amount of the Revolving Credit Advances is insufficient to cover all Fronting Exposure, immediately upon the request of the Agent, any Issuing Bank or the Swing Line Lender, the Parent Borrower shall deliver, or cause to be delivered, to the Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.14(a)(iv) and any Cash Collateral provided by the Defaulting Lender).
(b)    Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America (which Cash Collateral may, at the direction and sole risk of the Parent Borrower, be invested in Cash Equivalents that are pledged to the Agent). Each Loan Party, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Agent, for the benefit of the Agent and the Lender Parties (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.13(c). If at any time the Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Parent Borrower or the relevant Defaulting Lender will, promptly upon demand by the Agent, pay or provide or, in the case of the Parent Borrower, cause to be paid or provided, to the Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.
(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.13 or Sections 2.03, 2.04, 2.10, 2.17 or 8.01 in respect of Letters of Credit or Swing Line Advances shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Advances, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.
(d)    Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.07(b)(vi))) or (ii) the Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default under Section 8.01(a) or (e) or an Event of Default (and following application as provided in this Section 2.13 may be otherwise applied in accordance with Section 8.01), and (y) the Person providing Cash Collateral and the applicable Issuing Bank or Swing Line Lender may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
SECTION 2.14     Defaulting Lenders. (a)  Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Requirement of Law:

(i)    Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Majority Lenders.
(ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to any Issuing Bank or Swing Line Lender hereunder; third, if so determined by the Agent or requested by any Issuing Bank or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Advance or Letter of Credit; fourth, as the Parent Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Parent Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Advances under this Agreement; sixth, to the payment of any amounts owing to the Lender Parties as a result of any judgment of a court of competent jurisdiction obtained by any Lender Party against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Loan Party as a result of any judgment of a court of competent jurisdiction obtained by such Loan Party against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Advances or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Advances of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.14(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees. That Defaulting Lender (x) shall be entitled to receive any facility fee pursuant to Section 2.05(a) for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of (1) the Outstanding Amount of the Advances funded by it and (2) its Commitment Percentage of the stated amount of Letters of Credit and Swing Line Advances for which it has provided Cash Collateral pursuant to Section 2.03, Section 2.04, Section 2.13, or Section 2.14(a)(ii), as applicable (and Borrowers shall (A) be required to pay to each of the Issuing Banks and the Swing Line Lender, as applicable, the amount of such fee allocable to its Fronting Exposure arising from that Defaulting Lender and (B) not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.04(h).
(iv)    Reallocation of Commitment Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Advances pursuant to Sections 2.03 and 2.04, the “Commitment Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Advances shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Revolving Credit Advances of that Lender. Subject to Section 10.22, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral, Repayment of Swing Line Advances. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Parent Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Advances in an amount equal to the Swing Line Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.13.
(b)    Defaulting Lender Cure. If the Parent Borrower, the Agent, the Swing Line Lender and the Issuing Banks agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Revolving Credit Advances and funded and unfunded participations in Letters of Credit and Swing Line Advances to be held on a pro rata basis by the Lenders in accordance with their Commitment Percentages (without giving effect to Section 2.14(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Loan Party while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
ARTICLE III

GUARANTY

SECTION 3.01     Guaranty.
(a)    Each Loan Party hereby agrees that such Loan Party is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to the Agent, Lenders, Hedge Banks, Supply Chain Banks or Cash Management Banks and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to the Agent and Secured Parties by each other Loan Party. Each Loan Party agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Article III shall not be discharged until the Termination Date, and that its obligations under this Article III shall be absolute and unconditional, irrespective of, and unaffected by,
(i)    the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document, Secured Hedge Agreement, Secured Supply Chain Financing or Bank Product Document or any other agreement, document or instrument to which any Loan Party is or may become a party;
(ii)    the absence of any action to enforce this Agreement (including this Article III) or any other Loan Document, Secured Hedge Agreement, Secured Supply Chain Financing or Bank Product Document or the waiver or consent by the Agent and Lenders, Hedge Banks, Supply Chain Banks or Cash Management Banks, as applicable, with respect to any of the provisions thereof;
(iii)    the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by the Agent and Lenders, Hedge Banks, Supply Chain Banks or Cash Management Banks in respect thereof (including the release of any such security);
(iv)    the insolvency of any Loan Party;
(v)    any amendment, alteration, novation or variation in any manner and to any extent (and irrespective of the effect of the same on any Guarantor) of any of the Obligations, any liabilities and obligations of any surety, and any security of any one or more of the Secured Parties’ arrangements with the Loan Parties or any other Person; or
(vi)    any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

The guaranty provided in this Article III shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Loan Document Obligations is rescinded or must otherwise be returned by any Swing Line Lender, any Issuing Bank or any Lender, respectively, upon the insolvency, bankruptcy or reorganization of a Loan Party or otherwise, all as though such payment had not been made.
(b)    Each Loan Party shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guarantied hereunder. Each Loan Party expressly represents and acknowledges that it is part of a common enterprise with the other Loan Parties and that any financial accommodations by Lenders, Hedge Banks, Supply Chain Banks or Cash Management Banks or any of them, to any other Loan Party hereunder and under the other Loan Documents, Secured Hedge Agreements, Secured Supply Chain Financings or Bank Product Documents are and will be of direct and indirect interest, benefit and advantage to all Loan Parties.
SECTION 3.02     Waivers by Loan Parties. Each Loan Party expressly waives, to the extent permitted by law, all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel the Agent or any other Secured Party to marshal assets or to proceed in respect of the Obligations guarantied hereunder against any other Loan Party, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Loan Party. It is agreed among each Loan Party, the Agent, the Issuing Banks, Lenders and other Secured Parties that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Article III and such waivers, the Agent, the Issuing Banks, Lenders and other Secured Parties would decline to enter into this Agreement. Each Loan Party expressly waives diligence, presentment and demand (whether for non-payment or protest or of acceptance, maturity, extension of time, change in nature or form of the Obligations, acceptance of further security, release of further security, composition or agreement arrived at as to the amount of, or the terms of, the Obligations, notice of adverse change in any Loan Party’s financial condition or any other fact which might increase the risk to another Loan Party).
SECTION 3.03     Benefit of Guaranty; Stay of Acceleration. Each Loan Party agrees that the provisions of this Article III are for the benefit of the Secured Parties and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Loan Party and the Agent or any other Secured Party, the obligations of such other Loan Party under the Loan Documents, Secured Hedge Agreements, Secured Supply Chain Financings or Bank Product Documents.
SECTION 3.04     Subordination of Subrogation, Etc.. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 3.07, each Loan Party hereby expressly and irrevocably subordinates to payment of the Obligations any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the Termination Date. Each Loan Party acknowledges and agrees that this subordination is intended to benefit the Agent and the other

Secured Parties and shall not limit or otherwise affect such Loan Party’s liability hereunder or the enforceability of this Article III, and that the Agent, the other Secured Parties and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 3.04.
SECTION 3.05     [Reserved].
SECTION 3.06     Limitation. Notwithstanding any provision herein contained to the contrary, each Loan Party’s liability under this Article III shall be limited to an amount not to exceed as of any date of determination the greater of:
(a)    the amount of all Advances advanced to (and L/C Obligations incurred on behalf of) the Borrowers and;
(b)    the amount that could be claimed by the Agent and the other Secured Parties from such Loan Party under this Article III without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar foreign or domestic statute or common law after taking into account, among other things, such Loan Party’s right of contribution and indemnification from each other Loan Party under Section 3.07.
SECTION 3.07     Contribution with Respect to Guaranty Obligations.
(a)    To the extent that any Loan Party shall make a payment under this Article III of all or any of the Obligations (other than Advances made to that Borrower for which it is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Loan Party, exceeds the amount that such Loan Party would otherwise have paid if each Loan Party had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Loan Party’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each Loan Party as determined immediately prior to the making of such Guarantor Payment, then, following the Termination Date, such Loan Party shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Loan Party for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.
(b)    As of any date of determination, the “Allocable Amount” of any Loan Party shall be equal to the maximum amount of the claim that could then be recovered from such Loan Party under this Article III without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.
(c)    This Section 3.07 is intended only to define the relative rights of the Loan Parties and nothing set forth in this Section 3.07 is intended to or shall impair the obligations of the Loan Parties, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of, and subject to the limitations contained in, this Agreement, including Section 3.01. Nothing contained in this Section 3.07 shall limit the liability of any Borrower to pay the Advances made directly or indirectly to that Borrower and accrued interest, fees and expenses with respect thereto for which such Borrower shall be primarily liable.
(d)    The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Parties to which such contribution and indemnification is owing.
(e)    The rights of the indemnifying Loan Parties against other Loan Parties under this Section 3.07 shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of the Commitments.
SECTION 3.08     Liability Cumulative. The liability of each Loan Party under this Section 3.08 is in addition to and shall be cumulative with all liabilities of such Loan Party to the Agent and Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any Obligations or obligation of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.
SECTION 3.09     Release of Borrowers and Guarantors. The Obligations of any Loan Party (other than Parent Borrower) shall automatically terminate and be of no further force or effect and such Loan Party shall be automatically released from all obligations under this Agreement and all Loan Documents upon:
(a)    the sale, disposition, exchange or other transfer (including through merger, consolidation amalgamation or otherwise) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Loan Party is no longer a Restricted Subsidiary), of the applicable Loan Party to a Person that is not an Affiliate of a Loan Party if such sale, disposition, exchange or other transfer is made in a manner not in violation of this Agreement and for a bona fide business purpose other than causing the release of such Guaranty;
(b)    the designation of such Loan Party as an Unrestricted Subsidiary in accordance with the provisions of the definition of “Unrestricted Subsidiary”;
(c)    such Subsidiary becomes an Excluded Subsidiary (as evidenced by a notice in writing from an Officer of Parent Borrower); or
(d)    repayment of all of the Obligations hereunder and termination of all of the Commitments hereunder and termination or cash collateralization on terms acceptable to the applicable Issuing Bank of all Letters of Credit.
ARTICLE IV

PAYMENTS, TAXES, EXTENSIONS, ETC.

SECTION 4.01     Payments Generally; Agent’s Clawback. (a)  General. All payments to be made by any Loan Party shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Advances denominated in an Alternative Currency, all payments by any Loan Party hereunder shall be made to the Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by any Loan Party hereunder with respect to principal and interest on Advances denominated in an Alternative Currency shall be made to the Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Agent on the dates specified herein. Without limiting the generality of the foregoing, the Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Loan Party is prohibited by any Requirement of Law from making any required payment hereunder in an Alternative Currency, such Loan Party shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Agent will promptly distribute to each Lender its Commitment Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Loan Party shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be included in computing interest or fees, as the case may be.
(b)    Funding by Lenders; Presumption by Agent. Unless the Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the applicable Loan Party a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Agent, then the applicable Lender and the applicable Loan Party severally agree to pay to the Agent forthwith on written demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Loan Party to but excluding the date of payment to the Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate and (B) in the case of a payment to be made by a Loan Party, the interest rate applicable to Base Rate Advances. If the applicable Loan Party and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to such Loan Party the amount of such interest paid by such Loan Party for such period. If such Lender pays its share of the applicable Borrowing to the Agent, then the amount so paid shall constitute such Lender’s Advance included in such Borrowing. Any payment by a Loan Party shall be without prejudice to any claim such Loan Party may have against a Lender that shall have failed to make such payment to the Agent.
(c)    Payments by Borrowers; Presumptions by Agent. Unless the Agent shall have received notice from the applicable Loan Party prior to the time at which any payment is due to the Agent for the account of the Lender Parties hereunder that such Loan Party will not make such payment, the Agent may assume that such Loan Party has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the applicable Loan Party has not in fact made such payment, then each of the Appropriate Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender Party, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the Overnight Rate.
A notice of the Agent to any Lender or the applicable Loan Party with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(d)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Agent funds for any Advance to be made by such Lender to any Loan Party as provided in the foregoing provisions of this Article II, and such funds are not made available to such Loan Party by the Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(e)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Advances, to fund participations in Letters of Credit and Swing Line Advances and to make payments pursuant to Section 10.04(d) are several and not joint. The failure of any Lender to make any Advance, to fund any such participation or to make any payment under Section 10.04(d) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Advance, to purchase its participation or to make its payment under Section 10.04(d).
(f)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Advance in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Advance in any particular place or manner. If any Foreign Subsidiary shall request any Borrowing hereunder, any Lender may, with notice to the Agent and the Parent Borrower, fulfill its Commitment by causing an Affiliate or branch of such Lender to act as the Lender in respect of such Foreign Subsidiary (and such Lender shall, to the extent of Advances made to and participations in Letters of Credit issued for the account of such Foreign Subsidiary, be deemed for all purposes hereof to have pro tanto assigned such Advances and participations to such Affiliate or branch in compliance with the provisions of Section 10.07).
SECTION 4.02     Taxes. (a)  Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.
(i)    For purposes of this Section 4.02, the term “Lender” includes the Swing Line Lender and any Issuing Bank.
(ii)    All payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the applicable withholding agent) require the deduction or withholding of any Tax in respect of any such payment by any Loan Party, then the applicable withholding agent shall be entitled to make such deduction or withholding.
(iii)    If any applicable withholding agent shall be required (as determined in the good faith discretion of such applicable withholding agent) by any applicable Laws to withhold or deduct any Taxes in respect of any payment, then (A) the applicable withholding agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required, (B) the applicable withholding agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including any withholding or deductions in respect of Indemnified Taxes applicable to additional sums payable under this Section 4.02) the applicable Lender (or, in the case of any payment made to the Agent for its own account, the Agent) receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(b)    Payment of Other Taxes by the Parent Borrower. Without limiting the provisions of subsection (a) above, the Parent Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.
(c)    Tax Indemnification. (i) Each of the Loan Parties shall, and does hereby agree to, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 10 Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable by such Loan Party under this Section 4.02) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, regardless of whether such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Parent Borrower by a Lender Party (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(ii)    Each Lender shall, and does hereby agree to, severally indemnify, and shall make payment in respect thereof within 10 Business Days after demand therefor, (x) the Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Agent against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.07(c) relating to the maintenance of a Participant Register and (z) the Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in respect of any payment to such Lender by or on account of any obligation of any Loan Party under any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender Party hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender Party under this Agreement or any other Loan Document against any amount due to the Agent under this clause (ii).
(d)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority as provided in this Section 4.02, the Parent Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Agent.
(e)    Status of Lenders; Tax Documentation.
(i)    In addition to the requirement set forth in subsection (iii) below, any Lender that is entitled to an exemption from or reduction of withholding tax with respect to any payments made under any Loan Document shall deliver to the Parent Borrower and the Agent, at the time or times reasonably requested by the Parent Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Parent Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition to the requirements set forth in the preceding sentence and subsection (iii) below, any Lender, if reasonably requested by the Parent Borrower or the Agent, shall deliver such other documentation prescribed by applicable Laws or reasonably requested by the Parent Borrower or the Agent as will enable the Parent Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements and shall otherwise cooperate with the Parent Borrower and the Agent to minimize the amount payable by any Loan Party pursuant to this Section 4.02.
(ii)    Without limiting the generality of the foregoing,
(A)    any Lender that is a United States Person shall deliver to the Parent Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Agent), two properly completed and duly executed originals of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Parent Borrower and the Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Agent), two properly completed and duly executed originals of whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, United States federal withholding tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, United States federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a properly completed and duly executed certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Parent Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “United States Tax Compliance Certificate”), and that no payments to be made to such Foreign Lender will be effectively connected with its conduct of a U.S. trade or business and (y) IRS Form W-8BEN-E (or W-8BEN, as applicable); or
(4)    to the extent a Foreign Lender is not the beneficial owner (e.g., where the Foreign Lender is a partnership or a participating Lender), IRS Form W-8IMY, accompanied by copies of IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a properly completed and duly executed United States Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a United States Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of such direct and indirect partner(s);
(C)    any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Parent Borrower and the Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Agent), two properly completed and duly executed originals of any other documentation prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Laws to permit the Parent Borrower or the Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Parent Borrower and the Agent at the time or times prescribed by applicable Laws and at such time or times reasonably requested by the Parent Borrower or the Agent such documentation prescribed by applicable Laws (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Parent Borrower or the Agent as may be necessary for the Parent Borrower and the Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.

Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)    Each Lender agrees that if any documentation it previously delivered pursuant to this Section 4.02 expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify the Parent Borrower and the Agent in writing of its legal ineligibility to do so.
(iv)    Notwithstanding anything to the contrary in this Section 4.02(e), no Lender shall be required to deliver any documentation that such Lender is not legally eligible to deliver.
(v)    Each Lender hereby authorizes the Agent to deliver to the Parent Borrower and to any successor Agent any documentation provided by such Lender to the Agent pursuant to this Section 4.02(e).
(f)    Treatment of Certain Tax Benefits. Unless required by applicable Laws, at no time shall the Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of, credit against, release or remission for, or repayment of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 4.02 (any such refund, credit, release, remission or repayment, a “Tax Benefit”), it shall pay to the applicable Loan Party an amount equal to such Tax Benefit (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 4.02 with respect to the Taxes giving rise to such Tax Benefit), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such Tax Benefit), provided that the applicable Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such Tax Benefit to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the applicable Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such Tax Benefit had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.
(g)    Each Lender agrees with the Parent Borrower that it will take all reasonable actions by all usual means to (i) secure and maintain the benefit of all benefits available to it under the provisions of any applicable double tax treaty concluded by the

United States of America to which it may be entitled by reason of the location of such Lender’s lending office or place of incorporation or its status as an enterprise of any jurisdiction having any such applicable double tax treaty, if such benefit would reduce the amount payable by any Loan Party in accordance with this Section 4.02 and (ii) otherwise cooperate with the Parent Borrower to minimize the amount payable by any Loan Party pursuant to this Section 4.02; provided, however, that no Lender shall be obliged to disclose to any Loan Party any information regarding its tax affairs or tax computations or to reorder its tax affairs or tax planning pursuant thereto.
(h)    Survival. Each party’s obligations under this Section 4.02 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender Party, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
SECTION 4.03     Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Revolving Credit Advances made by it, or the participations in L/C Obligations or in Swing Line Advances held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Revolving Credit Advances or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Revolving Credit Advances and subparticipations in L/C Obligations and Swing Line Advances of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Credit Advances and other amounts owing them, provided that:
(i)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of any Loan Party pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.13, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Credit Advances or subparticipations in L/C Obligations or Swing Line Advances to any assignee or participant, other than an assignment to the Parent Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
For purposes of clause (b) of the definition of Excluded Taxes, any participation acquired pursuant to this Section 4.03 shall be treated as having been acquired on the earlier date(s) in which such Lender acquired the applicable interest(s) in the Commitment(s) to which such participation relates.
SECTION 4.04     Evidence of Debt/Borrowings. (a)  Each Lender Party shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of any Loan Party to such Lender Party resulting from each Advance owing to such Lender Party from time to time, including the amounts of principal and interest payable and paid to such Lender Party from time to time hereunder.
(b)    The Register maintained by the Agent pursuant to Section 10.07(c) shall include a control account, and a subsidiary account for each Lender Party, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from each Loan Party to each Lender Party hereunder, and (iv) the amount of any sum received by the Agent from any Loan Party hereunder and each Lender Party’s share thereof.
(c)    The entries made in the Register shall be conclusive and binding for all purposes, absent manifest error.
(d)    Upon the request of any Lender to the Parent Borrower made through the Agent, the Parent Borrower shall execute and deliver, or cause to be executed and delivered, to such Lender (through the Agent) a Note, which shall evidence such Lender’s Advances to the Loan Parties in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Advances and payments with respect thereto.
ARTICLE V

CONDITIONS OF LENDING

SECTION 5.01     Conditions Precedent to Effectiveness of this Amendment and Restatement. This amendment and restatement of the Existing Credit Agreement shall become effective on and as of the first date on which the following conditions precedent have been satisfied or waived:
(a)    The Agent shall have received the following in form and substance satisfactory to the Agent:

(i)    Executed counterparts of this Agreement, sufficient in number for distribution by the Agent to each of the Lenders and the Parent Borrower.
(ii)    The notes to the order of the Lenders to the extent requested by any Lender pursuant to Section 4.04(d).
(iii)    Duly executed copies of (A) the U.S. Security Agreement, dated the Restatement Date, and all exhibits and schedules thereto, (B) the Canadian Security Agreements, dated the Restatement Date (provided that the deed of movable hypothec may be dated prior to the Restatement Date), and all exhibits and schedules thereto, and (C) the Intellectual Property Security Agreements, dated the Restatement Date in form and substance reasonably satisfactory to Agent (it being understood that the forms attached to the U.S. Security Agreement are reasonably satisfactory to Agent), and all exhibits and schedules thereto.
(iv)    Certified copies of the resolutions of the board of directors (or persons performing similar functions) of each Loan Party approving transactions of the type contemplated by this Agreement and each of the Loan Documents to which it is or is to be a party.
(v)    A copy of a certificate of the Secretary of State (or equivalent Governmental Authority) of the jurisdiction of organization of each U.S. Loan Party listing (or, as regards a Canadian Loan Party, a certificate of the Secretary or an Assistant Secretary of each Canadian Loan Party certifying a copy of) the certificate or articles of incorporation (or similar Constitutive Document) of each such Loan Party and each amendment thereto on file in the office of such Secretary of State (or such Governmental Authority) and (A) certifying that such amendments are the only amendments to such Person’s certificate or articles of incorporation (or similar constitutive document) on file in such office, (B) certifying if customarily available in such jurisdiction, that such Person has paid all franchise taxes (or the equivalent thereof) to the date of such certificate and (C) as regards U.S. Loan Parties, certifying that such Person is duly organized and is in good standing under the laws of the jurisdiction of its organization. The Canadian Loan Parties shall deliver a certificate as to the good standing (or local equivalent) of each Canadian Loan Party (to the extent available in the relevant jurisdiction) as of a recent date, from the applicable Governmental Authority in the jurisdiction of organization, incorporation or formation of such Canadian Loan Party).
(vi)    A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is a party and the other documents to be delivered hereunder.
(vii)    A favorable opinion of Orrick, Herrington & Sutcliffe, LLP, Osler, Hoskin & Harcourt LLP, Stewart McKelvey and MLT Aikins LLP, special counsel to the Loan Parties, in each case in a form reasonably acceptable to the Agent and addressed to the Agent, the Issuing Banks and each of the Lenders.
(viii)    Except to the extent that the Agent reasonably agrees that such conditions may be satisfied within a post-closing period to be set forth on Schedule 7.01(p), (1) the Perfection Certificate and all agreements, documents, filings, recordations and lien searches reasonably necessary or requested by the Agent in connection with the creation, perfection and priority of the Liens in favor of the Agent, for the benefit of the Secured Parties, securing the Obligations shall have been duly executed, and/or made; (2) all filing and recording fees and taxes shall have been duly paid and (3) the Agent shall be satisfied with the amount, types and terms and conditions of all insurance maintained by Parent Borrower and its Subsidiaries, and the Agent shall have received evidence of such insurance, together with endorsements naming the Agent, on behalf of the Secured Parties, as an additional insured or lender’s loss payee, as the case may be, under all insurance policies.
(ix)    All governmental, shareholder and third party consents necessary (if any) in connection with the Transactions.
(x)    A certificate of a Responsible Officer of Parent Borrower to the effect set forth in Section 5.01(b), 5.02(a) and 5.02(b) below.
(xi)    A certificate of the chief financial officer of the Parent Borrower as to the solvency of the Parent Borrower and its Subsidiaries (after giving effect to the Transactions and the incurrence of Revolving Credit Advances and Letters of Credit on the Restatement Date).
(xii)    The Joint Lead Arrangers shall have received (1) forecasts prepared by management of the Parent Borrower and its Subsidiaries, taken as a whole, each in form and substance reasonably satisfactory to the Joint Lead Arrangers, of (x) balance sheets, income statements, and cash flow statements on a monthly basis for the twelve month period following the Restatement Date and on a quarterly basis through the end of the Fiscal Year ending on January 29, 2022 and (y) projected Borrowing Bases and Availability forecasts on a monthly basis for the four fiscal quarter period following the Restatement Date and on an annual basis through the end of the Fiscal Year ending on January 30, 2021.
(xiii)    At least three days prior to the Restatement Date, any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Loan Party.
(xiv)    Such other documents as the Agent may reasonably request and, upon the reasonable request of any Lender made at least ten (10) days prior to the Restatement Date, such documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), in each case at least three days prior to the Restatement Date.
(b)    There shall not have occurred since February 1, 2020 any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Change.
(c)    There shall not be any action, suit, investigation or proceeding pending or, to the knowledge of the Loan Parties, threatened in any court or before any arbitrator or Governmental Authority that is reasonably likely to be adversely determined, and if, adversely determined could reasonably be expected to have a Material Adverse Effect.
(d)    The Lenders shall have completed a due diligence investigation of Parent Borrower and its Subsidiaries in scope, and with results, satisfactory to the Lenders, including with respect to U.S. Department of Treasury Office of Foreign Assets Control, Foreign Corrupt Practices Act, the Corruption of Foreign Public Officials Act (Canada), anti-money laundering laws, rules and regulations (including applicable foreign laws, rules and regulations).
(e)    Parent Borrower shall have paid all documented accrued fees and expenses of the Agent and the Lenders (including the documented accrued fees and expenses of counsel to the Agent and such other counsel agreed by the Parent Borrower).
(f)    All amounts owing by Parent Borrower or any of its Subsidiaries to the lenders and agents under the Existing Credit Agreement (except for the Letters of Credit issued thereunder) shall have been, or concurrently with the initial extension of credit made on the Restatement Date shall be, paid in full.
(g)    After giving effect to (i) any Revolving Credit Advance funded on the Restatement Date and (ii) all Letters of Credit to be issued at, or immediately subsequent to, the Restatement Date, Availability plus the amount of cash and Cash Equivalents of Parent Borrower and its Subsidiaries shall be not less than $2,000,000,000.
(h)    The Agent shall have received a Borrowing Base Certificate dated the Restatement Date, relating to the Fiscal Month ended on April 4, 2020, and executed by a Responsible Officer of the Borrower.
(i)    Lenders party hereto shall together constitute all of the Lenders under the Existing Credit Agreement.
SECTION 5.02     Conditions Precedent to Credit Extension. The obligation of each Lender to make an Advance (including a Swing Line Advance), including on the occasion of each Borrowing (including the initial Borrowing), and the obligation of each Issuing Bank to Issue each Letter of Credit (including the initial Letter of Credit) shall be subject to the further conditions precedent that on the date of such Credit Extension the following statements shall be true (and each of the giving of the applicable Request for Credit Extension and the acceptance by any Borrower shall constitute a representation and warranty by such Borrower that on the date of such Credit Extension such statements are true):
(a)    The representations and warranties contained in Section 6.01 are correct on and as of the date of such Borrowing or Issuance, before and after giving effect to such Credit Extension, and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent that any such representation or warranty is stated to relate to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date;
(b)    No event has occurred and is continuing, or would result from such Credit Extension or from the application of the proceeds therefrom, which constitutes an Event of Default or Default; and
(c)    In the case of a Credit Extension to be denominated in an Alternative Currency (other than Canadian Dollars), there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Agent, the Majority Lenders (in the case of any Advances to be denominated in an Alternative Currency other than Canadian Dollars) or the Issuing Banks (in the case of any Letter of Credit to be denominated in an Alternative Currency other than Canadian Dollars) would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency (other than Canadian Dollars); and
(d)    Immediately after giving effect to the Credit Extension requested to be made on any such date and the use of proceeds thereof, Availability shall be greater than zero.
ARTICLE VI

REPRESENTATIONS AND WARRANTIES

SECTION 6.01     Representations and Warranties of the Loan Parties. Each Loan Party represents and warrants as follows:
(a)    Corporate Status. Each Loan Party is duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and possesses all powers (corporate or otherwise) and all other authorizations and licenses necessary to carry on its business, except where the failure to so possess would not have a Material Adverse Effect.
(b)    Corporate Authority; Non-Contravention. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby are within such Loan Party’s respective powers (corporate or otherwise), have been duly authorized by all necessary action (corporate or otherwise), and do not (i) contravene such Loan Party’s Constitutive Documents, (ii) violate any Requirements of Law in any material respect, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any material contract, loan agreement, indenture, mortgage, deed of trust, lease or other material instrument binding on or affecting any Loan Party or any of its properties or (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party. No Loan Party is in violation of any such Requirements of Law or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which would be reasonably likely to have a Material Adverse Effect.
(c)    Authorization. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by any Loan Party of the Loan Documents to which it is a party.
(d)    Binding Effect. Each Loan Document is the legal, valid and binding obligation of the Loan Party thereto enforceable against such Loan Party in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether considered in a proceeding in equity or at law).
(e)    Litigation. There is no pending or, to the Parent Borrower’s knowledge, threatened action or proceeding affecting the Parent Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator, (i) which has a reasonable probability (taking into account the exhaustion of all appeals and the assertion of all defenses) of having a Material Adverse Effect or (ii) which purports to affect the legality, validity or enforceability of any Loan Document.
(f)    Financial Statements. The Consolidated balance sheets of the Parent Borrower and its Subsidiaries as of February 1, 2020, and the related Consolidated statements of income and retained earnings of the Parent Borrower and its Subsidiaries for the Fiscal Year then ended, certified by Deloitte & Touche LLP, copies of which have been furnished to each Lender Party, fairly present in all material respects the Consolidated financial condition of the Parent Borrower and its Subsidiaries taken as a whole as at such date and the results of the operations of the Parent Borrower and its Subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied.
(g)    Material Adverse Change. Since February 1, 2020, there has been no Material Adverse Change.
(h)    Compliance With Law. The Parent Borrower and each of its Subsidiaries is in compliance with all Requirements of Law (including, without limitation, all applicable Environmental Laws) applicable to their respective properties, assets and business other than (i) where the failure to so comply would (as to all such failures to comply in the aggregate) not have a Material Adverse Effect or (ii) as described on Schedule 6.01(h).
(i)    ERISA. Except as provided in Schedule 6.01(i):
(i)    Neither a Loan Party nor any ERISA Affiliate is a party or subject to, or has any obligation to make payments, or incur any material Withdrawal Liability, to, any Multiemployer Plan.
(ii)    Schedule SB (Actuarial Information) to the most recently completed annual report (Form 5500 Series) for each Plan, copies of which have been or will be filed with the Internal Revenue Service, is complete and accurate in all material respects and fairly presents the funding status of such Plan, and since the date of such Schedule SB there has been no material adverse change in such funding status which would reasonably be likely to result in a Material Adverse Effect.
(iii)    No ERISA Event has occurred with respect to any Plan that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be likely to result in a Material Adverse Effect.
(iv)    Neither a Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization, insolvent or has been terminated, within the meaning of Title IV of ERISA or has been determined to be in “endangered” or “critical” status within the meaning of Section 432 of the Code or Section 305 or ERISA and no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.
(j)    Federal Reserve Regulations. No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance or drawing under any Letter of Credit will be used to purchase any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.
(k)    Investment Company. Neither the Parent Borrower nor any of its Subsidiaries is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.
(l)    Disclosure. As of the Restatement Date, no information, exhibit or report furnished by any Loan Party to the Agent or any Lender Party in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan

Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading; provided that all financial projections, if any, that have been or will be prepared by the Parent Borrower and made available to the Joint Lead Arrangers, the Agent, any Lender or any potential Lender, or any other party hereto, have been or will be prepared in good faith based upon reasonable assumptions, it being understood by the Lenders and all the other parties hereto that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Parent Borrower’s control, and that no assurances can be given that the projections will be realized.
(m)    OFAC. Neither the Parent Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Parent Borrower and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by one or more individuals or entities that are (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Sanctioned Jurisdiction (any Person described in clauses (i), (ii) or (iii) being a “Sanctioned Person”). The Parent Borrower, its Subsidiaries and to the knowledge of the Borrowers, their respective officers, employees, directors and agents, are in compliance with applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Parent Borrower or any of its Subsidiaries being designated as a Sanctioned Person.
(n)    Anti-Corruption Laws. The Parent Borrower and its Subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the Corruption of Foreign Public Officials Act (Canada), the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and have instituted and maintain policies and procedures designed to promote and achieve compliance by the Parent Borrower, its Subsidiaries and their respective directors, officers, employees and agents with such laws.
(o)    [Reserved].
(p)    EEA Financial Institution. Neither the Parent Borrower nor any other Loan Party is an Affected Financial Institution.
(q)    Beneficial Ownership Certification. As of the Restatement Date, the information included in each Beneficial Ownership Certification is true and correct in all respects.
(r)    Deposit Accounts; Credit Card Arrangements.
(i)    Annexed hereto as Schedule 6.01(r)(i) is a list of all DDAs maintained by the Loan Parties as of the Restatement Date, which Schedule includes, with respect to each DDA (a) the name and address of the depository; (b) the account number(s) maintained with such depository; (c) a contact person at such depository, (d) whether such DDA is required to be a Blocked Account (and an explanation of any exclusions); and (e) the identification of each Blocked Account Bank.
(ii)    Annexed hereto as Schedule 6.01(r)(ii) is a list describing all arrangements as of the Restatement Date to which any Loan Party is a party with respect to the processing and/or payment to such Loan Party of the proceeds of any credit card charges and debit card charges for sales made by such Loan Party.
(s)    Borrowing Base Certificate. The information set forth in each Borrowing Base Certificate is true and correct in all material respects.
(t)    Canadian Pension Plans. Except as would not reasonably be expected to result in a Material Adverse Effect, each Canadian Loan Party is in compliance with the requirements of the PBA with respect to each Canadian Pension Plan. None of the Loan Parties nor any of their Subsidiaries maintains or contributes to, or has any liability under, any Canadian Defined Benefit Plan. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) no Canadian Loan Party has any withdrawal liability in connection with a Canadian Pension Plan that is a “multi-employer plan” as that term is defined in subsection 8500(1) of the Income Tax Regulations (Canada), (ii) no Canadian Pension Event has occurred and (iii) no Lien has arisen, choate or inchoate, in respect of the Loan Parties or their property in connection with any Canadian Pension Plan (save for contribution amounts not yet due).
(u)    Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (a) the Parent Borrower and each of its Subsidiaries has filed all Tax returns required to have been filed by it and has timely paid all Taxes payable by it (whether or not shown on a Tax return and including in its capacity as withholding agent) that have become due, other than those being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP, (b) the Parent Borrower and each of its Subsidiaries has paid, or has provided adequate accruals or reserves in accordance with GAAP for the payment of, all Taxes not yet due and payable and (c) there is no current or proposed Tax assessment, deficiency or other claim against the Parent Borrower or any of its Subsidiaries.
ARTICLE VII

COVENANTS OF THE LOAN PARTIES

SECTION 7.01     Affirmative Covenants. So long as any Lender shall have any Commitment hereunder, any Advance or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations for which a claim has not been asserted), or any Letter of Credit shall remain outstanding, the Loan Parties shall, and shall cause each Restricted Subsidiary to:
(a)    Preservation of Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence (corporate or otherwise), rights (charter and statutory), and franchises except if, in the reasonable business judgment of the Parent Borrower or such Subsidiary, as the case may be, it is in its best economic interest not to preserve and maintain such rights or franchises and such failure to preserve and maintain such rights or franchises would not materially adversely affect the rights of the Lenders or the Issuing Banks hereunder or the ability of any Loan Party to perform its obligations under the respective Loan Documents (it being understood that the foregoing shall not prohibit, or be violated as a result of, any transactions by or involving any Loan Party or other Subsidiary otherwise permitted under Section 7.02); and maintain in effect and enforce policies and procedures designed to promote and achieve compliance by the Parent Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Sanctions.
(b)    Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable Laws (including, without limitation, ERISA, the PBA and all Environmental Laws), rules, regulations and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith or where the failure to comply would not have a Material Adverse Effect.
(c)    Visitation Rights.
(i)    Permit representatives and, subject to the provisions of Section 10.11 hereof, independent contractors of the Agent, to visit and inspect any of its properties and to discuss its affairs, finances and accounts with its directors, officers, and accountants (at which representative of the Loan Parties have the right to be present), all at the expense of the Loan Parties and at such reasonable times during normal business hours, upon reasonable advance notice to Parent Borrower, and permit any Lender (at the sole cost and expense of such Lender) to participate in any such visit, inspection or discussion; provided, however, that when an Event of Default exists the Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours and without advance notice.
(ii)    Upon the request of the Agent after reasonable prior notice and subject to the following sentence of this Section 7.01(c)(ii), permit the Agent or professionals (including investment bankers, consultants, accountants, and lawyers) retained by the Agent to conduct commercial finance examinations of (i) Parent Borrower’s practices in the computation of the Borrowing Base and (ii) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves. The

Agent (A) shall conduct one (1) commercial finance examination in any twelve month period, at the Borrowers’ expense, provided that, in the event that (x) Availability is at any time less than the greater of (x) $262.5 million and (y) 15.0% of the Loan Cap, the Agent may conduct up to two (2) commercial finance examinations in any 12 month period, at the Borrowers’ expense, (B) may conduct one (1) additional commercial finance examination at the expense of the Lenders in any 12 month period; provided, however, that notwithstanding anything in the foregoing clauses (A) or (B), in no event shall there be more than two (2) commercial finance examinations in any 12 month period unless the provisions of clause (C) are then applicable, and (C) may conduct additional commercial finance examinations as frequently as determined by the Agent in its Permitted Discretion if an Event of Default has occurred and is continuing, at the expense of the Borrowers.
(iii)    Upon the request of the Agent after reasonable prior notice and subject to the following sentence of this Section 7.01(c)(iii), permit the Agent or professionals (including appraisers) retained by the Agent to conduct appraisals of the Collateral, including, without limitation, the assets included in the Borrowing Base. The Agent (A) shall conduct one (1) inventory appraisal in any twelve month period, at the Borrowers’ expense, provided that, in the event that (x) Availability is at any time less than the greater of $262.5 million and 15.0% of the Loan Cap (or, in the 12 month period immediately following the Restatement Date, $350.0 million and 20.0% of the Loan Cap), the Agent may conduct up to two (2) inventory appraisals in any 12 month period, at the Borrowers’ expense, (B) may conduct one (1) additional inventory appraisal at the expense of the Lenders in any 12 month period; provided, however, that notwithstanding anything in the foregoing clauses (A) or (B), in no event shall there be more than two (2) inventory appraisals in any 12 month period unless the provisions of clause (C) are then applicable, and (C) the Agent may conduct additional inventory appraisals as frequently as determined by the Agent in its Permitted Discretion if an Event of Default has occurred and is continuing, at the expense of the Borrowers.
(d)    Maintenance of Books and Records. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Parent Borrower and each of its Subsidiaries in accordance with sound business practice.
(e)    Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, consistent with sound business practice, except where the failure to so maintain and preserve would not have a Material Adverse Effect.
(f)    Maintenance of Insurance.

(i)    Maintain, and cause each of its Subsidiaries to maintain, insurance (other than earthquake or terrorism insurance) in amounts, from responsible and reputable insurance companies or associations, with limitations, of types and on terms as is customary for the industry; provided, that, the Parent Borrower and each of its Subsidiaries may self-insure risks and liabilities in accordance with its practice as of the date hereof and may in addition self-insure risks and liabilities in amounts as are customarily self-insured by similarly situated Persons in the industry.
(ii)    Cause commercial general liability policies to be endorsed to name the Agent as an additional insured.
(iii)    Cause All Risk and Business Interruption policies to name the Agent as a lender loss payee and to be endorsed or amended to include (i) a provision that, from and after the Restatement Date, after the occurrence and during the continuance of a Cash Dominion Period, in the event of an insurable loss, the insurer shall pay all proceeds otherwise payable to the Loan Parties under the All Risk and Business Interruption policies directly to the Agent, (ii) no provision of coinsurance applicable to the Loan Parties, the Secured Parties or any other Person and (iii) such other provisions as the Agent may reasonably require from time to time to protect the interests of the Secured Parties.
(iv)    Cause each such policy referred to in this Section 7.01(f) to also provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium except upon not less than ten (10) days’ prior written notice thereof by the insurer to the Agent (giving the Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Agent.
(v)    Deliver to the Agent a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Agent, including an insurance binder or certificate of insurance) together with evidence reasonably satisfactory to the Agent of either payment of the premium therefor or that such premium is being financed reasonably promptly following each such renewal, replacement or modification.
None of the Secured Parties, or their agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 7.01(f). Each Loan Party shall look solely to its insurance companies or any other parties other than the Secured Parties for the recovery of such loss or damage and such insurance companies shall have no rights of subrogation against any Secured Party or its agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Loan Parties hereby agree, to the extent permitted by law, to waive their right of recovery, if any, against the Secured Parties and their agents and employees. The designation of any form, type or amount of insurance coverage by any Secured Party under this Section 7.01(f) shall in no event be deemed a representation, warranty or advice by such Secured

Party that such insurance is adequate for the purposes of the business of the Loan Parties or the protection of their properties.
(g)    Use of Proceeds. Use the proceeds of the Advances and issuances of Letters of Credit solely to repay amounts owing under the Existing Credit Agreement and for working capital, capital expenditures and other general corporate purposes of the Parent Borrower and its Subsidiaries, including, without limitation, share repurchases.
(h)    Anti-Corruption Laws. Conduct its businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the Corruption of Foreign Public Officials Act (Canada), the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions, and maintain policies and procedures designed to promote and achieve compliance by the Parent Borrower, its Subsidiaries and their respective directors, officers, employees and agents with such laws.
(i)    Cash Management.
(i)    Credit Card Notifications. Within 90 days after the Restatement Date with respect to each Credit Card Issuer and Credit Card Processor listed on Schedule 6.01(r)(ii) and within 90 days after an addition by any Loan Party of a new Credit Card Issuer or Credit Card Processor after the Restatement Date or such longer period as the Agent may reasonably agree, the Loan Parties shall deliver to the Agent copies of Credit Card Notifications which have been executed on behalf of such Loan Party and delivered to such Loan Party’s Credit Card Issuers and Credit Card Processors.
(ii)    Creation of Dominion Accounts and Maintenance of Blocked Accounts. (1)    With respect to each U.S. Loan Party’s DDAs (other than Excluded Accounts) and the U.S. Dominion Account (collectively, the “U.S. Blocked Accounts”), within ninety (90) days (or such later date as Agent may agree in its reasonable discretion) of the Restatement Date or, for DDAs opened or acquired following the Restatement Date, within ninety (90) days (or such later date as the Agent may agree in its reasonable discretion), of the opening or establishment or acquisition of such DDA or the date any Person that owns such DDA becomes a U.S. Loan Party hereunder, each U.S. Loan Party shall cause each bank or other depository institution at which any DDA is maintained (each, a “Blocked Account Bank”), to enter into a Blocked Account Agreement in form and substance reasonably satisfactory to the Agent that provides for such bank or other depository institution to transfer to the U.S. Dominion Account (in the case of other DDAs), on each Business Day, all balances in each such Blocked Account maintained by any U.S. Loan Party with such depository institution for application to the Obligations then outstanding following the receipt by such bank or other depository institution of a notice from the Agent. Each U.S. Loan Party irrevocably appoints the Agent as such U.S. Loan Party’s attorney-in-fact to collect such balances during a Cash Dominion Period to the extent any such delivery is not so made.

(2)    With respect to each Canadian Loan Party’s DDAs (other than Excluded Accounts) and the Canadian Dominion Account (collectively, the “Canadian Blocked Accounts”, and together with the U.S. Blocked Accounts, the “Blocked Accounts”), within ninety (90) days (or such later date as Agent may agree in its reasonable discretion) of the Restatement Date or, for DDAs opened or acquired following the Restatement Date, within ninety (90) days (or such later date as the Agent may agree in its reasonable discretion), of the opening or establishment or acquisition of such DDA or the date any Person that owns such DDA becomes a Canadian Loan Party hereunder, each Canadian Loan Party shall cause each Blocked Account Bank to enter into a Blocked Account Agreement in form and substance reasonably satisfactory to the Agent that provides for such bank or other depository institution to transfer to the Canadian Dominion Account (in the case of other DDAs), on each Business Day, all balances in each such Canadian Blocked Account maintained by any Canadian Loan Party with such depository institution for application to the Obligations then outstanding following the receipt by such bank or other depository institution of a notice from the Agent. Each Canadian Loan Party irrevocably appoints the Agent as such Canadian Loan Party’s attorney-in-fact to collect such balances during a Cash Dominion Period to the extent any such delivery is not so made.
(iii)    Store Accounts. The Loan Parties shall deposit all cash proceeds from sales of Inventory in every form, including, without limitation, cash and checks from each Store into the Store Account of such Loan Party used solely for such purpose in accordance with the then current practices of such Loan Party, but in any event no less frequently than once every Business Day. All collected funds on deposit in the Store Accounts shall be sent by wire transfer or other electronic funds transfer on each Business Day to the Blocked Accounts, except nominal amounts which are required to be maintained in such Store Accounts under the terms of such Loan Party’s arrangements with the bank at which such Store Accounts are maintained, and except as the Agent may otherwise agree.
(iv)    Cash Receipts. Subject to exceptions for Store Accounts in clause (iii) above, the Loan Parties shall ACH or wire transfer no less frequently than once every Business Day (and whether or not there are then any outstanding Obligations) to a Blocked Account all cash receipts of the company (including without limitation all insurance proceeds, all Net Proceeds, all proceeds from sales of Inventory, all amounts payable to each Loan Party from Credit Card Issuers and Credit Card Processors and all other proceeds of ABL Priority Collateral and Canadian Collateral). If any Loan Party receives cash or any check, draft or other item of payment payable to a Loan Party, it shall hold the same in trust for the Agent and promptly deposit the same into any such Blocked Account or Dominion Account. Each Loan Party shall instruct any persons making payments on Accounts or other Collateral to make such payments into Blocked Accounts.

(v)    Dominion Account. The Dominion Account shall at all times be under the sole dominion and control of the Agent. The Loan Parties hereby acknowledge and agree that (i) the Loan Parties have no right of withdrawal from the Dominion Account, (ii) the funds on deposit in the Dominion Account shall at all times be collateral security for all of the Obligations and (iii) the funds on deposit in the Dominion Account shall be applied pursuant to Section 8.02 on a daily basis after the occurrence and during the continuation of a Cash Dominion Period. In the event that, notwithstanding the provisions of this Section 7.01(i)(v), any Loan Party receives or otherwise has dominion and control of any such proceeds or collections, such proceeds and collections shall be held in trust by such Loan Party for the Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall, not later than the Business Day after receipt thereof, be deposited into the Dominion Account or dealt with in such other fashion as such Loan Party may be instructed by the Agent. Upon the request of the Agent after the occurrence and during the continuance of a Cash Dominion Period, the Loan Parties shall cause bank statements and/or other reports to be delivered to the Agent not less often than weekly, accurately setting forth all amounts deposited in each Blocked Account to ensure the proper transfer of funds as set forth above.
(j)    Information Regarding the Collateral. Furnish to the Agent at least five (5) days prior written notice of any change in: (i) any Loan Party’s name; or (ii) any Loan Party’s organizational structure or jurisdiction of incorporation or formation, the location of its registered office or chief executive office, the province or territory in which any Canadian Collateral is located, or the province or territory in which any U.S. Collateral is located in Canada. The Loan Parties agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC and the PPSA, as applicable, or otherwise that are required in order for the Agent to continue at all times following such change to have a valid, legal and perfected first priority Lien (subject to Permitted Liens) in all the Collateral for its own benefit and the benefit of the other Secured Parties.
(k)    Payment of Taxes. The Parent Borrower will pay and discharge or cause to be paid and discharged, and will cause each of its Subsidiaries to pay and discharge, all Taxes imposed upon it (including in its capacity as a withholding agent) or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful material claims in respect of any Taxes imposed, assessed or levied that, if unpaid, would reasonably be expected to become a material Lien (other than a Permitted Lien) upon any properties of the Parent Borrower or any of its Subsidiaries; provided that neither the Parent Borrower nor any of its Subsidiaries shall be required to pay any such Tax that is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP or the failure to pay would not reasonably be expected, individually or in the aggregate to result in a Material Adverse Effect.

(l)    Further Assurances.
(i)    Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any applicable Law, or which the Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Collateral Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Loan Parties also agree to provide to the Agent, from time to time upon request, evidence reasonably satisfactory to the Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.
(ii)    Upon request, cause each Subsidiary which is not a Loan Party hereunder to deliver agreements reasonably satisfactory to the Agent granting the Agent the right and license to use the assets and properties of such Subsidiary, including all Intellectual Property, equipment and fixtures owned by such Subsidiary, in connection with any Liquidation of the Collateral.
(m)    Compliance with Terms of Leaseholds. Except as otherwise expressly permitted hereunder, (a) make all payments and otherwise perform all obligations in respect of all Leases to which any Loan Party or any of its Subsidiaries is a party and keep such Leases in full force and effect; provided that this clause (a) shall not apply to any Leases that are the subject of good faith negotiations with landlords during the Fiscal Years ending on or about January 30, 2021 and January 29, 2022 (or such later periods agreed by the Agent in its discretion), (b) not allow such Leases to lapse or be terminated or any rights to renew such Leases to be forfeited or cancelled, in each case, except in the ordinary course of business, consistent with past practices, or except to the extent that such actions are determined to be in the best interests of the business as reasonably determined by the Borrower in connection with the good faith negotiations referred to include (a) above during the periods referred to in clause (a) above or the resolution of such negotiations, (c) notify the Agent of any default by any party with respect to such Leases (except to the extent that such default applies to leases subject to good faith negotiations) and cooperate with the Agent, upon the Agent’s reasonable request, in all reasonable respects to cure any such default and (d) cause each of its Subsidiaries to do the foregoing, except, in the case of any of clauses (a) through (d) above, where the failure to do so, either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.
(n)    New Subsidiaries.
(i)    Within thirty (30) Business Days of the formation of any Restricted Subsidiary, acquisition of a Restricted Subsidiary or at any time a Subsidiary becomes a Restricted Subsidiary or ceases to be an Excluded Subsidiary, Parent Borrower shall notify Agent of such event and, promptly thereafter (and in any event within 30 days or such longer period as Agent may agree) (i) cause each such new Restricted Subsidiary that is not an Excluded Subsidiary to deliver to Agent (A) a Joinder Agreement (which Joinder Agreement will specify whether such new Loan Party will be a “Borrower” hereunder) and (B) a supplemental Guaranty in the form attached hereto as Exhibit G, and to deliver to Agent such security documents, together with appropriate financing statements, reasonably requested by Agent, all in form and substance reasonably satisfactory to Agent, (ii) with respect to all new Restricted Subsidiaries that are directly owned in whole or in part by a Loan Party, cause such Loan Party to provide to Agent a supplement to the U.S. Security Agreement or the applicable Canadian Security Agreement, as applicable, providing for the pledge of the Capital Stock in such new Restricted Subsidiary owned by it (or, in the case of a FSHCO or a Foreign Subsidiary (other than a Foreign Subsidiary of a Loan Party organized under the laws of Canada (or any province or territory thereof)) that is a CFC, sixty-five percent (65%) of the total combined voting power of all classes of the voting Capital Stock of such Foreign Subsidiary or FSHCO and one-hundred percent (100%) of the non-voting Capital Stock of such Foreign Subsidiary or FSHCO, in each case to the extent that such Capital Stock does not constitute Excluded Property), as shall be requested by Agent together with appropriate certificates and powers or financing statements under the UCC or the PPSA, as applicable, or other applicable personal property or moveable property registries or other documents necessary to perfect such pledge, in form and substance reasonably satisfactory to Agent, and (iii) provide or cause to be provided to Agent all other customary and reasonable documentation requested thereby, including, to the extent requested by Agent, one or more opinions of counsel reasonably satisfactory to Agent, which in its opinion is appropriate and customary with respect to such execution and delivery of the applicable documentation referred to above. Upon execution and delivery of the Joinder Agreement by each such new Restricted Subsidiary, such Restricted Subsidiary shall become a Loan Party hereunder with the same force and effect as if originally named as a Loan Party herein. The execution and delivery of the Joinder Agreement shall not require the consent of any Loan Party or Lender hereunder. The rights and obligations of each Loan Party hereunder shall remain in full force and effect notwithstanding the addition of any Loan Party hereunder.
(ii)    Notwithstanding anything to the contrary contained herein, neither Borrower nor any Subsidiary of any Borrower shall be required to execute and deliver any joinder agreement, Guaranty, Collateral Document or any other document or grant a Lien in any Capital Stock or other property held by it if such action (A) for reasons of cost, legal limitations or other matters is unreasonably burdensome in relation to the benefits to the Lenders of such Borrower’s or such Subsidiary’s guaranty or security as reasonably determined by Parent Borrower and Agent or (B) is Excluded Property or otherwise would not be required with respect to the Collateral owned by a Loan Party pursuant to the terms of the Collateral Documents.

(o)    Designation of Subsidiaries. A Financial Officer of Parent Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary in accordance with the definition of “Unrestricted Subsidiary”. With respect to the assets of Unrestricted Subsidiaries and Restricted Subsidiaries that are Loan Parties being included in the calculation of the Borrowing Base, (a) if a Restricted Subsidiary is designated by Borrowers as an Unrestricted Subsidiary, the assets of such Subsidiary shall immediately be excluded from the Borrowing Base, and (b) if an Unrestricted Subsidiary is designated by Borrowers as a Restricted Subsidiary after the Restatement Date, then the assets of such Subsidiary shall not be included in the calculation of the Borrowing Base until (i) Agent consents (such consent not to be unreasonably withheld) to such inclusion (except to the extent such Subsidiary’s assets were previously included in the Borrowing Base) and (ii) Agent has received satisfactory appraisals and field exams with respect to the assets of such Subsidiary, if applicable, as reasonably required by Agent and (iii) the Loan Parties have complied with Section 7.01(n) with respect to such Subsidiary. As of the Restatement Date, there are no Unrestricted Subsidiaries.
(p)    Post-Closing Matters. Execute and deliver the documents and complete the tasks set forth on Schedule 7.01(p), in each case within the time limits specified on such schedule, as such time limits may be extended from time to time by Agent in its reasonable discretion.
SECTION 7.02     Negative Covenants. So long as any Lender shall have any Commitment hereunder, any Advance or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than contingent indemnification obligations for which a claim has not been asserted), no Loan Party shall, nor shall it permit any Restricted Subsidiary to, directly or indirectly:
(a)    Indebtedness.
(i)    (x) Parent Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Capital Stock; and (y) Parent Borrower shall not permit any of the Restricted Subsidiaries (other than any Loan Party) to issue any shares of Preferred Stock.
(ii)    The limitations set forth in Section 7.02(a)(i) shall not apply to:
(1)    the Incurrence by Parent Borrower or any Restricted Subsidiary of Indebtedness pursuant to any Loan Document;
(2)    the Senior Notes;
(3)    Indebtedness, Preferred Stock and Disqualified Capital Stock of Parent Borrower and the Restricted Subsidiaries existing on the Restatement Date (other than Indebtedness described in clauses (1) and (2) of this Section 7.02(a)

(ii)) and, if such Indebtedness is for borrowed money and is in excess of $100,000,000, listed on Schedule 7.02(a) hereto;
(4)    Indebtedness (including Capital Lease Obligations) Incurred by Parent Borrower or any Restricted Subsidiary, Disqualified Capital Stock issued by Parent Borrower or any Restricted Subsidiary and Preferred Stock issued by any Restricted Subsidiary to finance (whether prior to or within 365 days after) the acquisition, lease, construction, repair, replacement or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) that, when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Capital Stock or Preferred Stock then outstanding and Incurred pursuant to this clause (4), together with any Refinancing Indebtedness in respect thereof Incurred pursuant to clause (15) below, does not exceed at any one time outstanding the greater of $150.0 million and 9.5% of Consolidated EBITDA as of the date such Indebtedness is Incurred (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount);
(5)    Indebtedness Incurred by Parent Borrower or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, Environmental Law, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;
(6)    Indebtedness arising from agreements of Parent Borrower or any Restricted Subsidiary providing for indemnification, adjustment of acquisition or purchase price or similar obligations (including earn-outs), in each case, Incurred or assumed in connection with the Transactions, any Investments or any acquisition or disposition of any business, assets or a Subsidiary not prohibited by this Agreement, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;
(7)    Indebtedness of Parent Borrower to a Restricted Subsidiary, provided that (except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of Parent Borrower and its Subsidiaries) any such Indebtedness owed to a Restricted Subsidiary that is not a Loan Party is subordinated in right of payment to the Obligations; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except any pledge of such Indebtedness constituting a Permitted Lien but not the transfer thereof upon foreclosure) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (7);
(8)    shares of Preferred Stock of a Restricted Subsidiary issued to Parent Borrower or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to Parent Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (8);
(9)    Indebtedness of a Restricted Subsidiary to Parent Borrower or another Restricted Subsidiary; provided that if a Loan Party incurs such Indebtedness to a Restricted Subsidiary that is not a Loan Party (except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of Parent Borrower and its Subsidiaries), such Indebtedness is subordinated in right of payment to the Obligations; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to Parent Borrower or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien but not the transfer thereof upon foreclosure) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (9);
(10)    Hedging Obligations that are not incurred for speculative purposes but (A) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Agreement to be outstanding; (B) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (C) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases or sales and, in each case, extensions or replacements thereof;
(11)    obligations (including reimbursement obligations with respect to letters of credit, bank guarantees, warehouse receipts and similar instruments) in respect of performance, bid, appeal and surety bonds, completion guarantees and similar obligations provided by Parent Borrower or any Restricted Subsidiary in the ordinary course of business or consistent with past practice or industry practice;
(12)    Indebtedness or Disqualified Capital Stock of Parent Borrower or Indebtedness, Disqualified Capital Stock or Preferred Stock of any Restricted

Subsidiary in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Capital Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (12), together with any Refinancing Indebtedness in respect thereof incurred pursuant to clause (15) below, does not exceed at any one time outstanding the greater of $750 million and 45% of Consolidated EBITDA as of the date such Indebtedness is incurred (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount);
(13)    [Reserved];
(14)    any guarantee by Parent Borrower or any Restricted Subsidiary of Indebtedness or other obligations of Parent Borrower or any Restricted Subsidiary so long as the Incurrence of such Indebtedness Incurred by Parent Borrower or such Restricted Subsidiary is permitted under the terms of this Agreement; provided that (A) if such Indebtedness is by its express terms subordinated in right of payment to the Obligations by such Restricted Subsidiary, as applicable, any such guarantee with respect to such Indebtedness shall be subordinated in right of payment to the Obligations, substantially to the same extent as such Indebtedness is subordinated to the Obligations, (B) if such guarantee is of Indebtedness of Parent Borrower, such guarantee is Incurred in accordance with, or not in contravention of, Section 7.01(n) solely to the extent Section 7.01(n) is applicable and (C) the aggregate principal amount of Indebtedness or other obligations of a Subsidiary that is not a Loan Party guaranteed by a Loan Party in reliance on this clause (14) shall not exceed the greater of $100.0 million and 6.25% of Consolidated EBITDA, at any time outstanding;
(15)    the Incurrence by Parent Borrower or any of the Restricted Subsidiaries of Indebtedness or Disqualified Capital Stock, or by any Restricted Subsidiary of Preferred Stock of a Restricted Subsidiary, that serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Capital Stock or Preferred Stock issued as permitted under clauses (2), (3), (4) (12), (15) and (24) of this Section 7.02(a)(ii) up to the outstanding principal amount (or, if applicable, the liquidation preference, face amount, or the like) or, if greater, committed amount (only to the extent the committed amount could have been Incurred on the date of initial Incurrence and was deemed Incurred at such time for the purposes of this Section 7.02(b)) of such Indebtedness or Disqualified Capital Stock or Preferred Stock, in each case at the time such Indebtedness was Incurred or Disqualified Capital Stock or Preferred Stock was issued pursuant to clauses (2), (3), (4), (12), (15) and (24) of this Section 7.02(a)(ii), or any Indebtedness, Disqualified Capital Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Capital Stock or Preferred Stock, plus any additional Indebtedness, Disqualified Capital Stock or Preferred Stock Incurred to pay premiums (including tender premiums), accrued and unpaid interest, expenses, defeasance costs and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:
(A)    has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Capital Stock or Preferred Stock being refunded, refinanced or defeased and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Capital Stock and Preferred Stock being refunded or refinanced that were due on or after the date that is one year following the Termination Date were instead due on such date;
(B)    to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior in right of payment to the Obligations, such Refinancing Indebtedness is junior in right of payment to the Obligations, (b) Disqualified Capital Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Capital Stock or Preferred Stock, (c) Indebtedness secured by a Lien on the Collateral that is pari passu or junior to the Lien on the Collateral securing the Obligations, such Refinancing Indebtedness is secured by a Lien on the Collateral that is pari passu with or junior to the Lien on the Collateral securing the Obligations to the same extent as such Indebtedness, and a Senior Representative of such Refinancing Indebtedness acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of ABL Intercreditor Agreement and (d) obligations under the Senior Notes Indentures, the Lien on the Collateral securing such Indebtedness shall have the priorities contemplated by the ABL Intercreditor Agreement (or priorities junior thereto), and a Senior Representative of such Refinancing Indebtedness acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of the ABL Intercreditor Agreement; and
(C)    shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Loan Party that refinances Indebtedness of Parent Borrower or another Loan Party, or (y) Indebtedness of Parent Borrower or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary;
(16)    [Reserved];
(17)    Indebtedness of Parent Borrower that is equity-linked and not guaranteed by any Subsidiary of Parent Borrower in an amount not to exceed $250.0 million at any time outstanding;

(18)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its Incurrence;
(19)    Indebtedness of Parent Borrower or any Restricted Subsidiary supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;
(20)    [Reserved];
(21)    Indebtedness of Parent Borrower or any Restricted Subsidiary consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
(22)    Indebtedness consisting of Indebtedness of Parent Borrower or a Restricted Subsidiary to current or former officers, directors and employees thereof or any direct or indirect parent thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of Parent Borrower or any direct or indirect parent of Parent Borrower to the extent described in Section 7.02(b)(ii)(4);
(23)    Indebtedness in respect of Obligations of Parent Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Hedging Obligations;
(24)    [Reserved];
(25)    [Reserved];
(26)    [Reserved];
(27)    [Reserved];
(28)    [Reserved];
(29)    unsecured or Junior Lien Priority Indebtedness which is incurred by Parent Borrower or another Loan Party in connection with the replacement or reduction or other modification of any obligations owing by Parent Borrower or its Subsidiaries under any leases; provided that such Indebtedness matures at least 91 days after the Termination Date; and

(30)    other Indebtedness so long as (i) the Incurrence Fixed Charge Coverage Ratio of Parent Borrower for the most recently ended Test Period immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.00 to 1.00 determined on a pro forma basis and (ii) any Liens securing such Indebtedness are otherwise permitted pursuant to clause (6)(B) of the definition of Permitted Liens; provided that such Indebtedness matures at least 91 days after the Termination Date.
(iii)    For purposes of determining compliance with this Section 7.02(a) at the time of incurrence, the Parent Borrower will be entitled to divide and classify an item of Indebtedness in more than one of the categories of Indebtedness described (1) through (29) of Section 7.02(a)(ii) (or any portion thereof) without giving pro forma effect to the Indebtedness Incurred pursuant to any other clause or paragraph of Section 7.02(a)(ii) (or any portion thereof) when calculating the amount of Indebtedness that may be Incurred pursuant to any such clause or paragraph (or any portion thereof).
Accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, Disqualified Capital Stock or Preferred Stock, as applicable, amortization of original issue discount, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, Disqualified Capital Stock or Preferred Stock for purposes of this Section 7.02(a). In addition, Guaranties of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 7.02(a).
For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower Dollar equivalent), in the case of revolving credit debt. However, if the Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and the refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of the refinancing, the Dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of the refinancing Indebtedness does not exceed the principal amount of the Indebtedness being refinanced.
Notwithstanding any other provision of this Section 7.02(a), the maximum amount of Indebtedness that Parent Borrower and the Restricted Subsidiaries may Incur pursuant to this Section 7.02(a) shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, will be calculated based on the currency exchange rate applicable to the currencies in which the respective Indebtedness is denominated that is in effect on the date of the refinancing.
(b)    Limitation on Restricted Payments.
(i)    Parent Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly:
(1)    declare or pay any dividend or make any distribution on account of any of Parent Borrower’s or any of the Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving Parent Borrower (other than (A) dividends or distributions payable solely in Equity Interests (other than Disqualified Capital Stock) of Parent Borrower; (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary, Parent Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities) or (C) the payment of the publicly announced dividend most recently declared by the Board of Directors of Parent Borrower in the first Fiscal Quarter of the 2020 Fiscal Year, which payment has been deferred);
(2)    purchase or otherwise acquire or retire for value any Equity Interests of Parent Borrower or any direct or indirect parent of Parent Borrower;
(3)    make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Junior Indebtedness of Parent Borrower or any other Loan Party (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Junior Indebtedness in anticipation of satisfying a sinking fund obligation or principal installment and (B) Indebtedness permitted under clauses (7) and (9) of Section 7.02(a)(ii)); or
(4)    make any Restricted Investment.
(all such payments and other actions set forth in subclauses (1) through (4) above being collectively referred to as “Restricted Payments”).
(ii)    The provisions of Section 7.02(b)(i) shall not prohibit:
(1)    the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof, if at the date of declaration or the giving of notice of such irrevocable redemption, as applicable, such payment would have complied with the provisions of this Agreement; provided that if such dividend, distribution or redemption is being made pursuant to Section 7.02(b)(ii)(18), a Reserve shall be established by Agent in an amount equal to the Restricted Payment so declared;
(2)    the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Junior Indebtedness of Parent Borrower, any direct or indirect parent of Parent Borrower or any Loan Party in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests of Parent Borrower or any direct or indirect parent of Parent Borrower or contributions to the equity capital of Parent Borrower (other than any Disqualified Capital Stock or any Equity Interests sold to a Subsidiary of Parent Borrower) (collectively, including any such contributions, “Refunding Capital Stock”):
(A)    the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of Parent Borrower) of Refunding Capital Stock; and
(B)    if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this Section 7.02(b)(ii) and not made pursuant to this clause (2)(B), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent of Parent Borrower) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Retired Capital Stock immediately prior to such retirement;
(3)    the redemption, repurchase, defeasance, or other acquisition or retirement of Junior Indebtedness of Parent Borrower or any Loan Party made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of Parent Borrower or a Loan Party, which is Incurred in accordance with Section 7.02(a) so long as:

(A)
the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable), plus any accrued and unpaid interest, of the Junior Indebtedness being so redeemed, repurchased, defeased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Junior Indebtedness being so redeemed, repurchased, acquired or retired, plus any tender premiums, plus any defeasance costs, fees and expenses incurred in connection therewith);

(B)
such Indebtedness is subordinated as to right of payment and lien priority to the Obligations or the related Guarantee of such Loan Party, as the case may be, at least to the same extent as such Junior Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value (it being understood that if the Junior Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value is unsecured, such Indebtedness shall be unsecured);

(C)
such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Junior Indebtedness being so redeemed, repurchased, acquired or retired and (y) 91 days following the Termination Date; and

(D)
such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Junior Indebtedness being so redeemed, repurchased, defeased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Junior Indebtedness being redeemed, repurchased, defeased, acquired or retired that were due on or after the date that is one year following the Termination Date;

(4)    so long as no Cash Dominion Period is continuing immediately before or after the making of such Restricted Payment, a Restricted Payment to pay for the repurchase, retirement or other acquisition for value of Equity Interests of Parent Borrower or any direct or indirect parent of Parent Borrower held by any future, present or former employee, director, officer or consultant of Parent Borrower or any Subsidiary of Parent Borrower or any direct or indirect parent of Parent Borrower pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed $25.0 million in any calendar year, with unused amounts in any calendar year being permitted to be carried over to the next succeeding calendar year; provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(A)
the cash proceeds received by Parent Borrower or any of the Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Capital Stock) of Parent Borrower or any direct or indirect parent of

Parent Borrower (to the extent contributed to Parent Borrower) to employees, directors, officers or consultants of Parent Borrower and the Restricted Subsidiaries or any direct or indirect parent of Parent Borrower that occurs after the Restatement Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under Section 7.02(b)(ii)(8)); plus

(B)
the cash proceeds of key man life insurance policies received by Parent Borrower or any direct or indirect parent of Parent Borrower (to the extent contributed to Parent Borrower) or the Restricted Subsidiaries after the Restatement Date;

(5)    the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Capital Stock of Parent Borrower or any Restricted Subsidiary issued or incurred in accordance with Section 7.02(a);
(6)    the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Capital Stock) issued after the Restatement Date;
(7)    [Reserved];
(8)    so long as no Cash Dominion Period is continuing immediately before or after the making of such Restricted Payment, Restricted Payments that are made with (or in an aggregate amount that does not exceed the aggregate amount of) Excluded Contributions that are received concurrently therewith;
(9)    from and after the one year anniversary of the Restatement Date, other Restricted Payments that, when taken together with all other Restricted Payments made pursuant to this clause (8) that are at that time outstanding, would not exceed $100.0 million; provided, that up to $25.0 million in aggregate amount of Restricted Payments may be made prior to the one year anniversary of the Restatement Date; provided, further, that no Cash Dominion Period exists, in each case, after giving pro forma effect to such Restricted Payment;
(10)    the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to Parent Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries;
(11)    with respect to any taxable period for which Parent Borrower and/or any of its Subsidiaries are members of a consolidated, combined, affiliated, unitary or similar income tax group for U.S. federal and/or applicable state or local income tax purposes of which a direct or indirect parent of Parent Borrower is the common parent (a “Tax Group”), distributions (“Tax Distributions”) to any direct or indirect parent of Parent Borrower to pay the portion of any such taxes of such Tax Group attributable to the income of Parent Borrower and/or its applicable Subsidiaries in an amount not to exceed the amount of such U.S. federal, state and/or local income taxes (as applicable) that Parent Borrower and/or its applicable Subsidiaries would have paid for such taxable period had Parent Borrower and/or its applicable Subsidiaries been a stand-alone corporate taxpayer or a stand-alone corporate group with respect to such taxes for all applicable taxable periods ending after the date hereof; provided that distributions attributable to the income of any Unrestricted Subsidiary shall be permitted only to the extent that such Unrestricted Subsidiary made distributions to Parent Borrower or any Restricted Subsidiary for such purpose;
(12)    any Restricted Payment, if applicable:

(A)
in amounts required for any direct or indirect parent of Parent Borrower to pay fees and expenses (including franchise or similar Taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of Parent Borrower and general corporate operating and overhead expenses of any direct or indirect parent of Parent Borrower, in each case, to the extent such fees and expenses are attributable to the ownership or operation of Borrower, if applicable, and its Subsidiaries; and

(B)	in amounts required for any direct or indirect parent of Parent Borrower to pay fees and expenses related to any equity or debt offering of such parent (whether or not successful);
(13)    repurchases of Equity Interests that occur or are deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;
(14)    [Reserved];
(15)    Restricted Payments by Parent Borrower or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;
(16)    [Reserved];
(17)    payments or distributions to dissenting stockholders pursuant to applicable Law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of Parent Borrower and the Restricted Subsidiaries, taken as a whole, that complies with Section 7.02(h); provided that if such consolidation, amalgamation, merger or transfer of assets constitutes a Change of Control, all Obligations shall have been repaid in full (or the Event of Default specified in Section 8.01(g) shall have been waived); and
(18)    any Loan Party or their Restricted Subsidiaries may make Restricted Payments so long as Borrowers are in Pro Forma Compliance with the Payment Conditions;
provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (8), (9) and (10) of this Section 7.02(b)(ii), no Default shall have occurred and be continuing or would occur as a consequence thereof (provided, however, that Borrower may make regularly-scheduled dividend payments on its existing Preferred Stock in accordance with the terms thereof pursuant to Section 7.02(b)(ii)(6), regardless of whether any Default has occurred or is continuing or would occur as a consequence thereof); provided, further, that any Restricted Payments made with property other than cash shall be calculated using the Fair Market Value (as determined in good faith by Parent Borrower) of such property.
(iii)    As of the Restatement Date, all of the Subsidiaries of Parent Borrower will be Restricted Subsidiaries. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by Parent Borrower and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.
(iv)    Notwithstanding anything else set forth in this Section 7.02(b) or the definition of “Permitted Investments” to the contrary, no Restricted Payment or Investment (other than an Investment in Parent Borrower or another Loan Party) of material intellectual property owned by Parent Borrower or another Loan Party shall be permitted under this Agreement.
(c)    Limitations on Restrictions Affecting Subsidiaries. No Loan Party shall, or shall permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist any consensual encumbrance or consensual restriction which prohibits or limits the ability of any Loan Party or Restricted Subsidiary to:
(i)    pay dividends or make any other distributions to Parent Borrower or any Restricted Subsidiary (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or measured by, its profits; or
(ii)    make loans or advances to Parent Borrower or any Restricted Subsidiary that is a direct or indirect parent of such Restricted Subsidiary;
except in each case for such encumbrances or restrictions existing under or by reason of:

(1)    (A) contractual encumbrances or restrictions in effect on the Restatement Date and (B) contractual encumbrances or restrictions pursuant to this Agreement, the other Loan Documents, and, in each case, similar contractual encumbrances effected by any amendments, modifications, restatements, renewals, supplements, refundings, replacements or refinancings of such agreements or instruments;
(2)    (A) the 2023 Notes Indenture, the 2023 Notes or the guarantees thereunder, (B) the 2025 Notes Indenture, the 2025 Notes or the guarantees thereunder, (C) the 2027 Notes Indenture, the 2027 Notes or the guarantees thereunder or (D) the ABL Intercreditor Agreement;
(3)     applicable Law or any applicable rule, regulation or order;
(4)    any agreement or other instrument of a Person acquired by Parent Borrower or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;
(5)    contracts or agreements for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary;
(6)    Secured Indebtedness otherwise permitted to be Incurred pursuant to Section 7.02(a) and Section 7.02(g) that limits the right of the debtor to dispose of the assets securing such Indebtedness;
(7)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;
(8)    customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;
(9)    purchase money obligations for property acquired and Capital Lease Obligations in the ordinary course of business;
(10)    customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business;
(11)    any encumbrance or restriction that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license (including without limitation, licenses of intellectual property) or other contracts;
(12)    other Indebtedness, Disqualified Capital Stock or Preferred Stock (A) of Parent Borrower or any Restricted Subsidiary that is a Loan Party or a Foreign Subsidiary or (B) of any Restricted Subsidiary that is not a Loan Party or a Foreign Subsidiary so long as such encumbrances and restrictions contained in any agreement or instrument will not materially affect Parent Borrower’s or any Loan Party’s ability to make anticipated principal or interest payments on the Loans (as determined in good faith by Parent Borrower), provided that in the case of each of clauses (A) and (B), such Indebtedness, Disqualified Capital Stock or Preferred Stock is permitted to be Incurred subsequent to the Restatement Date pursuant to Section 7.02(a);
(13)    any Restricted Investment not prohibited by Section 7.02(b) and any Permitted Investment; or
(14)    any encumbrances or restrictions of the type referred to in Section 7.02(c)(i) or (ii) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (14) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Parent Borrower, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
For purposes of determining compliance with this Section 7.02(c), (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to Parent Borrower or a Restricted Subsidiary to other Indebtedness Incurred by Parent Borrower or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.
(d)    Sale of Capital Stock and Assets. Except as set forth herein, no Loan Party shall, or shall permit any of its Restricted Subsidiaries to, sell, transfer, convey, assign or otherwise Dispose of any of its properties or other assets, including the Capital Stock of any of its Subsidiaries (whether in a public or a private offering or otherwise), other than:
(i)    the Disposition (including the abandonment of any Copyright, Patent, Trademark or other intellectual property or surrender or transfer for no consideration) of obsolete, no longer used or useful, surplus, uneconomic, negligible or worn out property in the ordinary course of business or otherwise as may be required pursuant to the terms of any lease, sublease, license or sublicense;
(ii)    the sale of inventory or other assets in the ordinary course of business;
(iii)    Dispositions permitted by Sections 7.02(b), 7.02(g) and 7.02(h);
(iv)    (1) the sale or issuance of any Subsidiary’s Capital Stock to Parent Borrower or any Restricted Subsidiary and (2) the sale or issuance of Capital Stock of Parent Borrower to any employee (and, where required by law, to any officer or director) under any employment or compensation plans or to qualify such officers and directors;
(v)    the sale of assets that do not constitute Borrowing Base assets subsequent to the Restatement Date, so long as (1) no Default or Event of Default then exists or would result therefrom, (2) each such sale or other disposition is in an arm’s-length transaction and the respective Borrower or Subsidiary receives at least fair market value, and (3) the consideration received by such Borrower or such Subsidiary consists of at least 75% cash and is paid at the time of the closing of such sale; provided, however, that the following shall be deemed to be cash in respect of assets that are not ABL Priority Collateral: (A) the assumption by the transferee of Indebtedness or other liabilities contingent or otherwise of Parent Borrower or any of its Restricted Subsidiaries (other than Junior Indebtedness) and the valid release of Parent Borrower or such Restricted Subsidiary, by all applicable creditors in writing, from all liability on such Indebtedness or other liability in connection with such Disposition, (B) Indebtedness (other than Junior Indebtedness) of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Disposition, to the extent that Parent Borrower and each other Restricted Subsidiary are released from any guarantee of payment of such Indebtedness in connection with such Disposition and (C) any Designated Non-cash Consideration received by Parent Borrower or any Restricted Subsidiary in such asset sale having an aggregate Fair Market Value (as determined in good faith by Parent Borrower), taken together with all other Designated Non-cash Consideration received pursuant to this Section 7.02(d)(v) that is at that time outstanding, not to exceed the greater of $50.0 million and 3.125% of Consolidated EBITDA at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value);
(vi)    subject to compliance with Payment Conditions, the sale of assets that constitute Borrowing Base assets subsequent to the Restatement Date, so long as (1) each such sale or other disposition is in an arm’s-length transaction and the respective Borrower or Subsidiary receives at least fair market value, and (2) the consideration received by Parent Borrower and its Subsidiaries in connection with such sale consists of at least 75% cash and is paid at the time of the closing of such sale;
(vii)    Dispositions of cash and Cash Equivalents;
(viii)    Dispositions of Accounts in connection with compromise, write down or collection thereof in the ordinary course of business and consistent with past practice;
(ix)    leases, subleases, licenses or sublicenses of property which do not materially interfere with the business of Borrowers and their Restricted Subsidiaries;
(x)    Dispositions of Capital Stock to directors where required by applicable Law or to satisfy other requirements of applicable Law with respect to the ownership of Capital Stock of Foreign Subsidiaries;
(xi)    Dispositions of the Capital Stock of any Joint Venture to the extent required by the terms of customary buy/sell type arrangements entered into in connection with the formation of such Joint Venture;
(xii)    transfer or disposition of property subject to or as a result of a casualty or condemnation (or agreement in lieu of condemnation) (1) upon receipt of net cash proceeds of such casualty or (2) to a Governmental Authority as a result of condemnation (or agreement in lieu of condemnation);
(xiii)    bulk sales or other Dispositions of Inventory of a Loan Party not in the ordinary course of business in connection with Store closings, at arm’s length; provided, that (1) all sales of Inventory in connection with Store closings pursuant to this clause (xiii) shall be in accordance with liquidation agreements and with professional liquidators reasonably acceptable to the Agent and (2) Parent Borrower shall have delivered an updated Borrowing Base Certificate in connection with any Disposition pursuant to this clause (xiii) involving greater than $25.0 million of Inventory included in the Borrowing Base;
(xiv)    (1) any Loan Party may Dispose of its property to another Loan Party, (2) any Restricted Subsidiary that is not a Loan Party may Dispose of its property to another Restricted Subsidiary that is not a Loan Party and (3) asset Dispositions among Loan Parties and their Restricted Subsidiaries in the ordinary course of business;
(xv)    Dispositions of any property to the extent that (1) (x) such property is exchanged for credit against the purchase price of similar replacement property or (y) such Disposition represents an exchange of assets (including a combination of Cash Equivalents and assets) for assets related to a Similar Business of comparable or greater market value or usefulness to the business of Parent

Borrower and the Restricted Subsidiaries as a whole, as determined in good faith by Parent Borrower or (z) such Disposition represents a swap of assets or lease, assignment or sublease of any real of personal property in exchange for services (including in connection with any outsourcing arrangements) or comparable or greater value or usefulness to the business of Parent Borrower and its Restricted Subsidiaries as a whole, as determined in good faith by Parent Borrower, or (2) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;
(xvi)    Dispositions of assets which constitute Investments permitted under Section 7.02(b);
(xvii)    Dispositions of property (other than ABL Priority Collateral or Canadian Collateral) in connection with (i) Sale/Leaseback Transactions for fair value (as determined at the time of the consummation thereof in good faith by the applicable Credit Party or Restricted Subsidiary) so long as (x) 75% of the consideration received by such Credit Party or Restricted Subsidiary from such Sale/Leaseback Transaction is in the form of cash and (ii) any Sale/Leaseback Transactions between Excluded Subsidiaries;
(xviii)    [Reserved];
(xix)    Dispositions of assets or issuances of Parent Borrower or any Restricted Subsidiary or sale of Capital Stock of Parent Borrower or any Restricted Subsidiary which assets or Capital Stock so Disposed or issued, in any single transaction or related series of transactions, have a fair market value (as determined in good faith by Parent Borrower) of less than $10,000,000;
(xx)    foreclosure or any similar action with respect to any property or other asset of Parent Borrower or any of its Subsidiaries;
(xxi)    any Disposition of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary;
(xxii)    any Disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than Parent Borrower or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), in each case following the Restatement Date, made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;
(xxiii)    Dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;
(xxiv)    any surrender, expiration or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;
(xxv)    Dispositions of real property for the purpose of (x) resolving minor title disputes or defects, including encroachments and lot line adjustments or, or (y) granting easements, rights of way or access and egress agreements, or (z) to any Governmental Authority in consideration of the grant, issuance, consent or approval of or to any development agreement, change of zoning or zoning variance, permit or authorization in connection with the conduct of any Loan Party’s business, in each case which does not materially interfere with the business conducted on such real property;
(xxvi)     [Reserved]; and
(xxvii)    (1) any transfer of accounts receivable and related assets in connection with any factoring or similar arrangements entered into by Foreign Subsidiaries (other than any Foreign Subsidiary organized in Canada or any province or territory thereof) on arms’ length terms or (2) any transfer of Branded Credit Card Assets in connection with any Branded Credit Card Arrangement;
provided, that any Disposition of Trademarks of the Loan Parties, which Trademarks are necessary or useful in connection with the exercise of any rights or remedies with respect to the ABL Priority Collateral or Canadian Collateral, pursuant to any of the foregoing clauses to any Person that is not a Loan Party shall be made expressly subject to a non-exclusive, irrevocable (until the Obligations have been paid in full) royalty-free license in favor of the Agent to use such Trademarks in connection with the exercise of any such rights or remedies.
(e)    Affiliate Transactions.
(i)    Parent Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Parent Borrower (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $25.0 million, unless:
(1)    such Affiliate Transaction is on terms that are not materially less favorable to Parent Borrower or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by Parent Borrower or such Restricted Subsidiary with an unrelated Person; and
(2)    with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, Parent Borrower delivers to Agent a resolution adopted in good faith by the majority of the Board of Directors of Parent Borrower, approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above.
(ii)    The provisions of Section 7.02(e)(i) shall not apply to the following:
(1)    transactions between or among Parent Borrower and/or any of the Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and any merger, consolidation or amalgamation of Parent Borrower and any direct parent of Parent Borrower; provided that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of Parent Borrower and such merger, consolidation or amalgamation is otherwise in compliance with the terms of this Agreement and effected for a bona fide business purpose;
(2)    Restricted Payments permitted by Section 7.02(b) and Permitted Investments;
(3)    the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of Parent Borrower, any Restricted Subsidiary, or any direct or indirect parent of Parent Borrower;
(4)    transactions in which Parent Borrower or any Restricted Subsidiary, as the case may be, delivers to Agent a letter from an Independent Financial Advisor stating that such transaction is fair to Parent Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (1) of Section 7.02(e)(i);
(5)    payments or loans (or cancellation of loans) to officers, directors, employees or consultants which are approved by a majority of the Board of Directors of Parent Borrower in good faith;
(6)    any agreement as in effect as of the Restatement Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Restatement Date) or any transaction contemplated thereby as determined in good faith by Parent Borrower;

(7)    the existence of, or the performance by Parent Borrower or any Restricted Subsidiary of its obligations under the terms of any stockholders or limited liability company agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Restatement Date, any transaction, agreement or arrangement described in the offering memorandum relating to the Senior Notes and, in each case, any amendment thereto or similar transactions, agreements or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by Parent Borrower or any Restricted Subsidiary of its obligations under, any future amendment to any such existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement entered into after the Restatement Date shall only be permitted by this clause (7) to the extent that the terms of any such existing transaction, agreement or arrangement together with all amendments thereto, taken as a whole, or new transaction, agreement or arrangement are not otherwise more disadvantageous to the Lenders in any material respect than the original transaction, agreement or arrangement as in effect on the Restatement Date;
(8)    (A) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to Parent Borrower and the Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of Parent Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (B) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business and consistent with past practice or industry norm;
(9)    [Reserved];
(10)    the issuance of Equity Interests (other than Disqualified Capital Stock) of Parent Borrower to any Person;
(11)    the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, management equity plans, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of Parent Borrower or the Board of Directors of any direct or indirect parent of Parent Borrower, or the Board of Directors of a Restricted Subsidiary, as applicable, in good faith;
(12)    the entering into of any tax sharing agreement or arrangement that complies with clauses (10) and (11) of Section 7.02(b)(ii) and the performance under any such agreement or arrangement;

(13)    any contribution to the capital of Parent Borrower;
(14)    transactions permitted by, and complying with, Section 7.02(h);
(15)    transactions between Parent Borrower or any Restricted Subsidiary and any Person, a director of which is also a director of Parent Borrower or any direct or indirect parent of Parent Borrower; provided, however, that such director abstains from voting as a director of Parent Borrower or such direct or indirect parent of Parent Borrower, as the case may be, on any matter involving such other Person;
(16)    pledges of Equity Interests of Unrestricted Subsidiaries;
(17)    the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business;
(18)    any employment agreements entered into by Parent Borrower or any Restricted Subsidiary and their respective officers and employees in the ordinary course of business;
(19)    transactions undertaken in good faith (as certified by a responsible financial or accounting officer of Parent Borrower in an Officer’s Certificate) for the purpose of improving the consolidated tax efficiency of Parent Borrower and its Subsidiaries and not for the purpose of circumventing any covenant set forth in this Agreement; and
(20)    non-exclusive licenses of Intellectual Property to or among Borrowers, their respective Restricted Subsidiaries and their Affiliates.
(f)    Amendments of Certain Documents; Line of Business. No Loan Party shall amend its charter, bylaws or other organizational documents in any manner materially adverse to the interest of the Lenders or such Loan Party’s duty or ability to repay the Obligations. No Loan Party shall engage in any business other than the businesses currently engaged in by it on the Restatement Date or businesses that are similar, reasonably related, incidental or ancillary thereto or is a reasonable extension, development or expansion thereof (a “Similar Business”).
(g)    Liens. Parent Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien securing Indebtedness of the Parent Borrower or any Restricted Subsidiary, other than Permitted Liens, on any asset or property of Borrower or such Restricted Subsidiary.
With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased

Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of Parent Borrower, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (3) of the definition of “Indebtedness.”
(h)    Mergers, Amalgamations, Fundamental Changes, Etc. No Loan Party shall, or shall permit any of its Restricted Subsidiaries to, directly or indirectly, by operation of law or otherwise, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:
(i)     any Borrower may be merged, amalgamated or consolidated with or into another Borrower; provided that in all mergers, amalgamations or consolidations involving Parent Borrower, Parent Borrower shall be the continuing or surviving entity;
(ii)    any Restricted Subsidiary of a Borrower may be merged, amalgamated or consolidated with or into a Borrower (provided that such Borrower shall be the continuing or surviving entity) or with or into any Guarantor (provided that such Guarantor shall be the continuing or surviving entity);
(iii)    any Subsidiary of a Borrower that is not a Guarantor may be merged, amalgamated or consolidated with or into any other Subsidiary of a Borrower that is not a Guarantor; provided that if one Subsidiary to such merger, amalgamation or consolidation is a Wholly Owned Subsidiary, the Wholly Owned Subsidiary shall be the continuing or surviving entity;
(iv)    any Borrower may Dispose of any or all of its assets to another Borrower and any Subsidiary of a Borrower may Dispose of any or all of its assets to, or enter into any merger, amalgamation or consolidation with, (1) a Borrower or any Guarantor (upon voluntary liquidation or otherwise), (2) a Subsidiary that is not a Guarantor if the Subsidiary making the Disposition is not a Guarantor; provided that any such Disposition by a Wholly Owned Subsidiary must be to a Wholly Owned Subsidiary, or (3) pursuant to a Disposition otherwise permitted by Section 7.02(d);
(v)    any Investment expressly permitted by Section 7.02(b) may be structured as a merger, consolidation or amalgamation;

(vi)    any Subsidiary may be dissolved or liquidated so long as any Dispositions of assets of such Person in connection with such liquidation or dissolution would be to Persons entitled to receive such assets;
(vii)    any Subsidiary may enter into any merger, amalgamation or consolidation in connection with a Disposition otherwise permitted by Section 7.02(d).
(i)    Sanctions. Parent Borrower shall not, directly or indirectly, or permit any Subsidiary to directly or indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund, finance or facilitate any activities of or business with any individual or entity, or in any Sanctioned Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Joint Lead Arranger, Agent, Issuing Bank, Swing Line Lender, or otherwise) of Sanctions.
(j)    Anti-Corruption Laws. Parent Borrower shall not, directly or indirectly, or permit any Subsidiary to directly or indirectly, use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the Corruption of Foreign Public Officials Act (Canada), the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions.
(k)    Deposit Accounts; Credit Card Processors. Parent Borrower shall not, and shall not permit any Restricted Subsidiary, to open new bank accounts that are collection accounts unless the applicable Loan Parties shall have delivered to the Agent appropriate Blocked Account Agreements consistent with the provisions of Section 7.01(i) and otherwise reasonably satisfactory to the Agent. No Restricted Subsidiary shall maintain any bank accounts or any agreements with Credit Card Issuers or Credit Card Processors other than the ones contemplated in this Agreement.
(l)    Cash Accumulation. Parent Borrower shall not, and shall not permit any Restricted Subsidiary to, accumulate and maintain for a period exceeding two (2) Business Days, cash or Cash Equivalents in an aggregate amount in excess of $500,000,000 (other than cash and Cash Equivalents necessary for the Loan Parties and their Restricted Subsidiaries in their reasonable determination to satisfy the current liabilities incurred by them in the ordinary course of their business and without acceleration of the satisfaction of such liabilities) in the deposit accounts and investment accounts of the Loan Parties and their Restricted Subsidiaries.
SECTION 7.03     Financial Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder, Parent Borrower will, unless it has the written consent of the Majority Lenders to do otherwise:

(a)    Minimum Availability. At all times prior to the date on which both (i) the financial statements required under Section 7.04(b), and the related compliance certificate required under Section 7.04(d) have been delivered in respect of the Fiscal Year of Parent Borrower ending on or about January 30, 2021 and (ii) Availability shall be in an amount not less than 65% of the Loan Cap for a period of 30 consecutive calendar days (such date, the “Covenant Conversion Date”), maintain Availability of not less than the greater of (x) $175.0 million and (y) 10.0% of the Loan Cap.
(b)    Fixed Charge Coverage Ratio. At all times from and after the Covenant Conversion Date, if Availability shall be less than the greater of (x) $175.0 million and (y) 10.0% of the Loan Cap (such greater amount, the “Covenant Trigger” and the date on which the Covenant Trigger occurs, the “Covenant Trigger Date”), until the date that Availability shall have been greater than or equal to the Covenant Trigger for 30 consecutive days thereafter (such period, a “Compliance Period”), maintain a Fixed Charge Coverage Ratio as of (x) the Covenant Trigger Date and (y) last day of each subsequently completed Test Period ending during a Compliance Period, in each case determined on the basis of the most recently completed Test Period, of not less than 1.00:1.00.
SECTION 7.04     Reporting Requirements. Parent Borrower will furnish to the Agent for distribution to the Lenders:
(a)    As soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters, Consolidated balance sheets of the Parent Borrower and its Subsidiaries as of the end of such Fiscal Quarters and Consolidated statements of income and retained earnings of the Parent Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for (i) such period set forth in the projections delivered pursuant to Section 7.04(j) hereof, (ii) the corresponding Fiscal Quarter of the previous Fiscal Year and (iii) the corresponding portion of the previous Fiscal Year, certified by the chief financial officer or treasurer of the Parent Borrower and accompanied by a certificate of said officer stating that such have been prepared in accordance with GAAP.
(b)    As soon as available and in any event within 75 days after the end of each Fiscal Year, a copy of the annual report for such year for the Parent Borrower and its Subsidiaries, containing Consolidated financial statements of the Parent Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year and certified by Deloitte & Touche LLP or other independent public accountants reasonably acceptable to the Majority Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.
(c)    If Availability is at any time less than the greater of (i) $350.0 million and (ii) 20.0% of the Loan Cap, then within 30 days after the end of each Fiscal Month of each Fiscal Year of Parent Borrower, Parent Borrower will furnish to the Agent for distribution to the Lenders a Consolidated balance sheet of Parent Borrower and its Subsidiaries as at the end of such Fiscal Month, and the related Consolidated statements of income and retained earnings for such Fiscal Month, and for the portion of the Borrower’s Fiscal Year then ended, certified by the chief financial officer or treasurer of Parent Borrower and accompanied by a certificate of said officer stating that such have been prepared in accordance with GAAP;
(d)    Together with the financial statements required by Sections 7.04(a), (b) and(c), a compliance certificate signed by the chief financial officer, treasurer or assistant treasurer of the Parent Borrower stating (i) whether or not he or she has knowledge of the occurrence of any Event of Default or Default and, if so, stating in reasonable detail the facts with respect thereto and (ii) whether or not the Parent Borrower is in compliance with the requirements set forth in Section 7.03 and showing the computations used in determining such compliance or non-compliance.
(e)    As soon as possible and in any event within five Business Days after a Responsible Officer becomes aware of each Event of Default and Default, a statement of a Responsible Officer of the Parent Borrower setting forth details of such Event of Default or Default and the action which the Parent Borrower has taken and proposes to take with respect thereto.
(f)    Promptly after the sending or filing thereof, copies of all reports which the Parent Borrower sends to any of its security holders, and copies of all reports and registration statements which the Parent Borrower or any Subsidiary files with the Securities and Exchange Commission (the “SEC”) or any national securities exchange.
(g)    Promptly following any request therefor, information and documentation reasonably requested by the Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Beneficial Ownership Regulation or other applicable anti-money laundering laws.
(h)    Such other information respecting the condition or operations, financial or otherwise, of the Parent Borrower or any of its Subsidiaries as any Lender Party, through the Agent, may from time to time reasonably request.
(i)    On the 15th day of each Fiscal Month (or, if such day is not a Business Day, on the next succeeding Business Day), commencing with the Fiscal Month ending July 4, 2020 (provided that if Letters of Credit in excess of $50,000,000 or any Advance is requested prior to the date that the Borrowing Base Certificate is delivered for the Fiscal Month ending May 30, 2020, a Borrowing Base Certificate for the Fiscal Month ending May 2, 2020 shall be delivered in connection with such request), a Borrowing Base Certificate showing the Borrowing Base as of the close of business as of the last day of the immediately preceding Fiscal Month (provided that the Appraised Value percentage applied to the Eligible Inventory set forth in each Borrowing Base Certificate shall be the percentage set forth in the most recent appraisal obtained by the Agent pursuant to Section 7.01(c) for the applicable monthly period in which such Borrowing Base Certificate is delivered), each Borrowing Base Certificate to be certified as complete and correct in all material respects by a Responsible Officer of Parent Borrower; provided that (x) at any time that a Weekly Borrowing Base Delivery Event has occurred and is continuing (or if Parent Borrower elects, so long as the frequency of delivery is maintained by Parent Borrower through the second week of January for the following calendar year), such Borrowing Base Certificate shall be delivered on Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Saturday and (y) Parent Borrower shall be required to compute the Borrowing Base and deliver an updated Borrowing Base Certificate in connection with any bulk sale or other Disposition of ABL Priority Collateral or Canadian Collateral outside of the ordinary course of business, in each case, constituting greater than 5% of the Borrowing Base (or, in the case of Dispositions pursuant to Section 7.02(d)(xiii), such other amount set forth in Section 7.02(d)(xiii));
(j)     Within 60 days after the end of each Fiscal Year of Parent Borrower, forecasts prepared by management of Parent Borrower, in form reasonably satisfactory to the Agent, of Consolidated balance sheets and statements of income or operations and cash flows of Parent Borrower and its Subsidiaries, and an Availability analysis, in each case on a monthly basis for the immediately following Fiscal Year (including the Fiscal Year in which the Maturity Date occurs), and as soon as available, any significant revisions to such forecast with respect to such Fiscal Year; and
(k)    Simultaneously with the delivery of each set of consolidated financial statements referred to in clauses (a), (b) and (c) above, related consolidating financial statements reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.
Documents required to be delivered pursuant to Section 7.04(a), (b) or (c) or Section 7.04(f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent Borrower posts such documents, or provides a link thereto on the Parent Borrower’s website on the Internet at the website address “www.gapinc.com” (or any successor page notified to the Lenders); or (ii) on which such documents are posted on the Parent Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent). The Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Parent Borrower hereby acknowledges that (a) the Agent will make available to the Lender Parties materials and/or information provided by or on behalf of the Parent Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lender Parties (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Parent Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Parent Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Parent Borrower shall be deemed to have authorized the Agent and the Lender Parties to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Parent Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Confidential Information, they shall be treated as set forth in Section 10.11); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Parent Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”.
ARTICLE VIII
EVENTS OF DEFAULT

SECTION 8.01     Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
(a)    Non-Payment. Any Loan Party shall fail to pay any principal of any Advance or any reimbursement obligation under any Letter of Credit when the same becomes due and payable, and in the currency required hereunder; or shall fail to pay any interest on any Advance, fees or any other amounts hereunder or under any other Loan Document within five days after the same become due and payable by it; or
(b)    Representations and Warranties. Any representation or warranty made by any Loan Party in any Loan Document (whether made on behalf of itself or otherwise) or by any Loan Party (or any of its officers) in connection with any Loan Document (including, without limitation, any representation made in any Borrowing Base Certificate) shall prove to have been incorrect in any material respect when made; or
(c)    Specific Covenants and Other Defaults. (i) Any Loan Party shall fail to perform or observe any covenant contained in Section 7.01(a) (as to the existence of each

Borrower), 7.01(g), 7.01(i), 7.01(p), 7.02, 7.03 or 7.04(e); (ii) any Loan Party shall fail to perform or observe any covenant contained in Section 7.04 (other than Section 7.04(e)) if the failure to perform or observe such covenant shall continue unremedied for five (5) Business Days (or, in the case of Section 7.01(i), two (2) Business Days if Borrowing Base Certificates are being delivered weekly); and (iii) any Loan Party shall fail to perform or observe such other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if the failure to perform or observe such other term, covenant or agreement shall remain unremedied for 30 days after written notice thereof shall have been given to such Loan Party by any Lender Party; or
(d)    Cross-Default. A default or breach shall occur under any other agreement, document or instrument to which any Loan Party or any Restricted Subsidiary is a party that is not cured within any applicable grace period therefor, and such default or breach (i) involves the failure to make any payment when due in respect of any Indebtedness (other than the Obligations) of any Loan Party or any Restricted Subsidiary in an aggregate amount of not less than $75,000,000, or (ii) causes or permits any holder of such Indebtedness or a trustee, with the giving of notice, if required, to cause Indebtedness or a portion thereof in excess of $75,000,000 in the aggregate outstanding principal amount to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or cash collateral in respect thereof (in excess of $75,000,000) is demanded as a result of any such breach or default, in each case, regardless of whether such right is exercised, by such holder or trustee; provided that this clause (d)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or
(e)    Insolvency Proceeding, Etc. Any Loan Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party seeking to adjudicate it a bankrupt or insolvent, or seeking receivership, interim receivership, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Debtor Relief Law, or seeking the entry of an order for relief or the appointment of a receiver, interim receiver, monitor, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, interim receiver, monitor, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or any Loan Party shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f)    Judgments. One or more judgments or orders for the payment of money in excess of $75,000,000 in the aggregate shall be rendered against any Loan Party and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of forty-five (45) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this Section 8.01(f) if and so long as (A) the amount of such judgment or order which remains unsatisfied is covered by a valid and binding policy of insurance between the respective Loan Party and the insurer covering full payment of such unsatisfied amount and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order; or
(g)    Change of Control. A Change of Control shall have occurred; or
(h)    ERISA and Canadian Pension Plans. Any of the following events or conditions shall have occurred and such event or condition, when aggregated with any and all other such events or conditions set forth in this subsection (h), has resulted or is reasonably expected to result in liabilities of the Loan Parties and/or the ERISA Affiliates in an aggregate amount that would have a Material Adverse Effect:
(i)    any ERISA Event shall have occurred with respect to a Plan; or
(ii)    any of the Loan Parties or any of the ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan; or
(iii)    any of the Loan Parties or any of the ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization, is insolvent or is being terminated, within the meaning of Title IV of ERISA, or has been determined to be in “endangered” or “critical” status within the meaning of Section 432 of the Code or Section 305 of ERISA and, as a result of such reorganization, insolvency, termination or determination, the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all of the Multiemployer Plans that are in reorganization, are insolvent, being terminated or in endangered or critical status at such time have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization, insolvency or termination occurs; or
(iv)    any failure to satisfy the applicable minimum funding standards under Section 412(a) of the Code or Section 302(a) of ERISA, whether or not waived, shall exist with respect to one or more of the Plans; or
(v)    any Lien shall exist on the property and assets of any of the Loan Parties or any of the ERISA Affiliates in favor of the PBGC;

(vi)    a Canadian Pension Event shall have occurred; or
(vii)    any Lien arises (save for contribution amounts not yet due) in connection with any Canadian Pension Plans.
(i)    Invalidity of Loans Documents. (i) Any provision of any Loan Document, at any time after its execution and delivery and for any reason (other than as a result of the gross negligence or willful misconduct of the Agent or indefeasible payment in full of the Obligations), ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under any Security Document; or (ii) any Lien purported to be created under any Collateral Document shall cease to be, or shall be asserted by any Loan Party or any other Person not to be, a valid and perfected Lien on a material portion of the Collateral, with the priority required by the applicable Collateral Document (other than as a result of the gross negligence or willful misconduct of the Agent);
then, and in any such event, the Agent shall at the request, or may with the consent, of the Majority Lenders, by notice to the Parent Borrower, (A) declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, (B) declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party, (C) declare the obligation of the Issuing Banks to issue further Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and/or (D) demand from time to time that the Parent Borrower, and if such demand is made the Parent Borrower shall, pay or cause to be paid to the Agent for the benefit of the Issuing Banks, an amount in immediately available funds equal to the then outstanding L/C Obligations which shall be held by the Agent (or the applicable Issuing Bank) As Cash Collateral and applied to the reduction of such L/C Obligations as drawings are made on outstanding Letters of Credit; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Loan Party under the Federal Bankruptcy Code, the obligation of each Lender to make Advances shall automatically be terminated, the Cash Collateral obligations under subsection (D) above shall be automatically due and payable without demand, the then outstanding Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Loan Party and the obligation of the Issuing Banks to Issue Letters of Credit shall automatically be terminated.
SECTION 8.02     Application of Funds. After the exercise of remedies provided for in Section 8.01 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.01), any amounts received on account of the Obligations shall be applied by the Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Article II) payable to the Agent;
Second, to payment of that portion of the Obligations constituting indemnities, expenses, and other amounts (other than principal, interest and fees) payable to the Lenders and Issuing Banks (including amounts payable under Article II), ratably among them in proportion to the amounts described in this clause Second payable to them;
Third, to the extent not previously reimbursed by the Lenders, to payment to the Agent of that portion of the Obligations constituting principal and accrued and unpaid interest on any Permitted Overadvances;
Fourth, to the extent that Swing Line Loans have not been refinanced by a Revolving Loan, payment to the Swing Line Lender of that portion of the Obligations constituting accrued and unpaid interest on the Swing Line Loans;
Fifth, to the extent that Swing Line Loans have not been refinanced by a Revolving Loan, to payment to the Swing Line Lender of that portion of the Obligations constituting unpaid principal of the Swing Line Loans;
Sixth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Revolving Loans and fees (including Letter of Credit Fees), ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause Sixth payable to them;
Seventh, to payment of that portion of the Obligations constituting unpaid principal of the Revolving Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Seventh held by them;
Eighth, to the Agent for the account of the Issuing Banks, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;
Ninth, to payment of that portion of the Obligations arising from Bank Products and Secured Hedging Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause Ninth held by them;
Tenth, to payment of that portion of the Obligations arising from Secured Supply Chain Financings, ratably among the Secured Parties in proportion to the respective amounts described in this clause Tenth held by them;
Eleventh, to payment of that portion of the Obligations constituting unpaid accrued and unpaid interest on the FILO Term Loans, if any, ratably among the Lenders in proportion to the respective amounts described in this clause Eleventh payable to them;

Twelfth, to payment of that portion of the Obligations constituting unpaid principal of the FILO Term Loans, if any, ratably among the Lenders in proportion to the respective amounts described in this clause Twelfth payable to them;
Thirteenth, to payment of all other Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause Thirteenth held by them;
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Loan Parties or as otherwise required by Law.

Subject to Section 2.13, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Eighth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX

THE AGENT

SECTION 9.01     Appointment and Authority. Each of the Lenders and Issuing Banks hereby irrevocably appoints Bank of America to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent, the Lenders and the Issuing Banks, and neither the Parent Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.
Each Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit Issued by it and the documents associated therewith until such time and except for so long as the Agent may elect to act for each Issuing Bank with respect thereto; provided, however, that such Issuing Bank shall have all of the benefits and immunities (i) provided to the Agent in this Article IX with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit Issued by it or proposed to be Issued by it and the applications and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Agent,” as used in this Article IX, included such Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided in this Agreement with respect to such Issuing Bank.
For the purposes of holding any hypothec granted pursuant to the laws of the Province of Quebec, each of the Secured Parties hereby irrevocably appoints and authorizes the Agent and, to the extent necessary, ratifies the appointment and authorization of the Agent, to act as the hypothecary representative of the Secured Parties as contemplated under Article 2692 of the Civil Code of Quebec, and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Agent under any related deed of hypothec. The Agent shall have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Agent in its capacity as hypothecary representative pursuant to any such deed of hypothec and applicable Law. Any person who becomes a Secured Party in accordance with the terms of this Agreement, shall be deemed to have consented to and confirmed the Agent as the person acting as hypothecary representative holding the aforesaid hypothecs as aforesaid and to have ratified as of the date it becomes a Secured Party, all actions taken by the Agent in such capacity. The substitution of the Agent pursuant to the provisions of this Article IX shall also constitute the substitution of the Agent as hypothecary representative as aforesaid without any further act or formality being required to appoint such successor Agent as the successor hypothecary representative for the purposes of any then existing deeds of hypothec. The execution by Bank of America, as the Agent in the capacity as hypothecary representative for the Secured Parties, prior to this Agreement of any deeds of hypothec is hereby ratified and confirmed.
SECTION 9.02     Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Parent Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.
SECTION 9.03     Exculpatory Provisions. The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable Law; and
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, the Agent, any

Joint Lead Arranger or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent herein.
The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.01) or (ii) in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Agent by the Parent Borrower, a Lender or an Issuing Bank.
The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.
SECTION 9.04     Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Agent may presume that such condition is satisfactory to such Lender Party unless the Agent shall have received notice to the contrary from such Lender Party prior to the making of such Advance or the issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for the Parent Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
SECTION 9.05     Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Agent. The Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.
SECTION 9.06     Resignation of Agent. (a)     The Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Parent Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Parent Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Majority Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Banks, appoint a successor Agent meeting the qualifications set forth above, provided that in no event shall any such successor Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Majority Lenders may, to the extent permitted by applicable Law, by notice in writing to the Parent Borrower and such Person remove such Person as Agent and, in consultation with the Parent Borrower, appoint a successor. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Majority Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders or the Issuing Banks under any of the Loan Documents, the retiring or removed Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and each Issuing Bank directly, until such time, if any, as the Majority Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Agent (other than as provided in Section 4.02(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section) . The fees payable by the Parent Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Parent Borrower and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Agent was acting as Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Agent.
(d)    Any resignation by Bank of America as Agent pursuant to this Section shall also constitute its resignation as Issuing Bank and Swing Line Lender. If Bank of America resigns as an Issuing Bank, it shall retain all the rights, powers, privileges and duties of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all L/C Obligations with respect thereto, including the right to require the Lenders to make Index Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.04(c). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Advances made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Index Rate Loans or fund risk participations in outstanding Swing Line Advances pursuant to Section 2.03(c). Upon the acceptance of a successor’s appointment as Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swing Line Lender, (b) the retiring Issuing Bank and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit issued by Bank of America, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.
SECTION 9.07     Non-Reliance on Agent and Other Lenders. Each Lender and each Issuing Bank expressly acknowledges that none of the Agent nor any Joint Lead Arranger has made any representation or warranty to it, and that no act by the Agent or any Joint Lead Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Agent or any Joint Lead Arranger to any Lender or Issuing Bank as to any matter, including whether the Agent or the Joint Lead Arrangers have disclosed material information in their (or their Related Parties’) possession. Each Lender and each Issuing Bank represents to the Agent and each Joint Lead Arranger that it has, independently and without reliance upon the Agent, any Joint Lead Arranger, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Agent, the Joint Lead Arrangers, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or Issuing Bank for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and Issuing Bank agrees not to assert a claim in contravention of the foregoing. Each Lender and Issuing Bank represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.
SECTION 9.08     No Other Duties, Etc.. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent, a Lender or an Issuing Bank hereunder.
SECTION 9.09     Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Advance or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on any Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Agent under Sections 2.04(h) and (i), 2.06 and 10.04) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, interim receiver, monitor, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.06 and 10.04.
Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Bank to authorize the Agent to vote in respect of the claim of any Lender or any Issuing Bank in any such proceeding.
The Secured Parties hereby irrevocably authorize the Agent, at the direction of the Majority Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Debtor Relief Laws or other applicable Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Agent (whether by judicial action or otherwise) in accordance with any applicable Law.  In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).  In connection with any such bid (i) the Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Majority Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Majority Lenders contained in Section 10.01 of this Agreement), (iii) the Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.
SECTION 9.10     Lender ERISA Matters.. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Parent Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement,
(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement, or
(iv) such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of Parent Borrower or any other Loan Party, that the Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
As used in this Section, the following terms shall have the following meanings:
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
SECTION 9.11     Collateral and Guaranty Matters. Without limiting the provisions of Section 9.09, each of the Lenders (including in its capacities as a potential Cash Management Bank, a potential Hedge Bank and a potential Supply Chain Bank) and the Issuing Banks irrevocably authorize the Agent, at its option and in its discretion,
(a)    to release any Lien on any property granted to or held by the Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Bank Product Documents, Hedging Obligations and Secured Supply Chain Financings that are, in each case, not due and payable at such time) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Agent and the applicable Issuing Banks shall have been made), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document to a Person that is not a Loan Party, (iii) that constitutes Excluded Property, or (iv) if approved, authorized or ratified in writing in accordance with Section 10.01; and
(b)    to release any Guarantor from its obligations hereunder if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Agent at any time, the Majority Lenders will confirm in writing the Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under its Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Agent will, at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11.
The Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
SECTION 9.12     Bank Product Documents, Hedging Obligations and Secured Supply Chain Financings. No Cash Management Bank, Hedge Bank or Supply Chain Bank that obtains the benefits of Section 8.02, any Guaranty or any Collateral by virtue of the provisions hereof or any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Bank Product Documents, Hedging Obligations or Secured Supply Chain Financings unless the Agent has received written notice of such Obligations, together with such supporting documentation as the Agent may request, from the applicable Cash Management Bank, Hedge Bank or Supply Chain Bank, as the case may be.
ARTICLE X

MISCELLANEOUS

SECTION 10.01     Amendments, Etc.
(a)    Lenders. Except as is otherwise expressly provided in this Section 10.01, no amendment or waiver of any provision of this Agreement, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and acknowledged by the Agent, provided, however, that (i) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (A) waive any of the conditions specified in Section 5.01, (B) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, which shall be required for the Lenders or any of them to take any action hereunder, or the definition of “Majority Lenders” hereunder, (C) amend this Section 10.01, (D) release (or subordinate the Lien securing the Obligations on) all or substantially all of the Collateral, and (E) release all or substantially all of the value of the Guarantees provided by the Loan Parties; (ii) no amendment, waiver or consent shall, unless in writing and signed by each Lender directly affected thereby, do any of the following: (A) increase the Commitment of such Lender, (B) reduce the principal of, or rate of interest (other than default interest) on, the Advances made pursuant to Section 2.01 or any reimbursement obligation in respect of any Letter of Credit or any fees or other amounts payable hereunder to such Lender, (C) postpone any date fixed for any payment of principal of, or interest on, the Advances made pursuant to Section 2.01 or any reimbursement obligation in respect of any Letter of Credit or any fees or other amounts payable hereunder to such Lender, (D) change Section 4.03 or Section 8.02 and (E) modify the definition of “Permitted Overadvance” so as to increase the amount thereof, or, except as provided in such definition, the time period for which a Permitted Overadvance may remain outstanding and (iii) no amendment, waiver or consent shall, unless in writing and signed by each Lender affected thereby, do any of the following: (A) increase the advance rate percentages applied to eligible assets included in the Borrowing Base and (B) modify the definition of “Borrowing Base” or any component thereof in a manner that would result in an increase in the amount of the Borrowing Base; provided that this clause (B) shall not limit the Agent’s right to add, increase, eliminate or reduce the amount of Reserves or exercise its Permitted Discretion with respect to such matters as otherwise provided herein); provided, further, that any Loan Document may be amended and waived with the consent of the Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause any Loan Document to be consistent with this Agreement and the other Loan Documents.
(b)    Agent, Issuing Banks and Swing Line Lender. No amendment, waiver or consent given or effected pursuant to this Section 10.01 shall, unless in writing and signed by the Agent, each Issuing Bank or the Swing Line Lender, as the case may be, in addition to the Lenders required above to take such action, affect the rights, obligations or duties of the Agent, such Issuing Bank or Swing Line Lender, as the case may be, under this Agreement.
(c)    Limitation of Scope. All waivers and consents granted under this Section 10.01 shall be effective only in the specific instance and for the specific purpose for which given.
(d)    Secured Obligations. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Banking Product Obligations, Hedging Obligations or obligations in respect of Secured Supply Chain Financings shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or any Loan Party.
(e)    Non-Consenting Lender. If any Lender does not consent (a “Non-Consenting Lender”) to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Majority Lenders, Parent Borrower may replace such Non-Consenting Lender in accordance with Section 10.12; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by Parent Borrower to be made pursuant to this paragraph).
SECTION 10.02     Notices, Etc.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to the Parent Borrower, the Agent, an Issuing Bank or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
(ii)    if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Parent Borrower).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lender Parties hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender Party pursuant to Article II if such Lender Party has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Parent Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender Party or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Parent Borrower’s or the Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender Party or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d)    Change of Address, Etc. Each of the Parent Borrower, the Agent, the Issuing Banks and the Swing Line Lenders may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Parent Borrower, the Agent, the Issuing Banks and the Swing Line Lender. In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Requirement of Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Parent Borrower or its securities for purposes of United States Federal or state securities laws.
(e)    Reliance by Agent and Lender Parties. The Agent and the Lender Parties shall be entitled to rely and act upon any notices (including telephonic notices, Committed Advance Notices and Swing Line Advance Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Agent, each Lender Party and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reasonable reliance by such Person on each notice purportedly given by or on behalf of any Loan Party. All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.
SECTION 10.03     No Waiver; Remedies. No failure on the part of any Lender Party or the Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
SECTION 10.04     Costs and Expenses.
(a)    Expenses. The Borrowers agree to pay on demand all reasonable and documented costs and expenses of the Agent incurred in connection with the preparation, execution, delivery, modification and amendment of this Agreement, and the other documents to be delivered hereunder, including, without limitation, the reasonable and documented fees and out-of-pocket expenses of counsel for the Agent (and appropriate local counsel) with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. The Borrowers further agree to pay on demand all costs and expenses of the Agent, each Issuing Bank, the Swing Line Lender and each other Lender Party (including, without limitation, reasonable and documented fees and expenses of counsel), incurred in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of the Loan Documents, the Letters of Credit, the documents delivered in connection with the Swing Line Advances and the other documents to be delivered hereunder and thereunder.
(b)    Breakage. If any payment of principal of, or Conversion of, any Contract Rate Loan is made other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Sections 2.09(d), 2.10, 2.12, acceleration of the maturity of the Advances pursuant to Section 8.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of an Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 10.07 as a result of a demand by the Parent Borrower pursuant to Section 10.07(a), or if any Loan Party fails for any reason to make any payment or prepayment of an Advance for which a notice of prepayment was given or that is otherwise required to be made, whether pursuant to Sections 2.06, 2.10, 8.01 or otherwise, or if any Loan Party fails to make payment of any Advance or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency, or upon any failure by any Loan Party (for a reason other than the failure of such Lender to make an Advance) to borrow, continue or convert any Loan other than an Index Rate Loan on the date or in the amount notified by such Loan Party , the applicable Loan Party shall, upon written demand by any Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.
(c)    Indemnification by the Parent Borrower. The Loan Parties shall indemnify the Agent (and any sub-agent thereof), each Lender Party, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Parent Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Advance or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Substance on or from any property owned or operated by the Parent

Borrower or any of its Subsidiaries, or any liability under Environmental Laws related in any way to the Parent Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Parent Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Parent Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, in each case, if the Parent Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 10.04(c) shall not apply with respect to Taxes other than any Taxes that represent losses, damages, liabilities, or expenses arising from any non-Tax claim.
(d)    Reimbursement by Lenders. To the extent that the Parent Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (c) of this Section to be paid by it to the Agent (or any sub-agent thereof), any Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agent (or any such sub-agent), such Issuing Bank or such Related Party, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) or such Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) or such Issuing Bank in connection with such capacity. The obligations of the Lenders under this subsection (d) are several, and the failure of any Lender to fund its obligations hereunder shall not relieve any other Lender of its obligation, but no Lender shall be responsible for the failure of any other Lender to fund its obligations hereunder.
(e)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final judgment of a court of competent jurisdiction.
(f)    The Borrowers hereby acknowledge that the funding method by each Lender of its Advances hereunder shall be in the sole discretion of such Lender. The Borrowers agree that for purposes of any determination to be made under Sections 2.08, 2.11(a), 2.12 or 10.04(b) each Lender shall be deemed to have funded its Eurocurrency Rate Advances with proceeds of Dollar deposits in the London interbank market.
(g)    Without prejudice to the survival of any other obligation of the Loan Parties hereunder, the indemnities and obligations contained in this Section 10.04 shall survive the payment in full of all the Obligations.
SECTION 10.05     Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 8.01 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 8.01 or to demand payment of (or cash collateralization of) all then outstanding L/C Obligations, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Bank or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender Party, irrespective of whether or not such Lender Party shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender Party different from the branch or office holding such deposit or obligated on such indebtedness (it being understood and agreed that, notwithstanding anything in this Agreement or any of the other Loan Documents to the contrary, accounts, deposits, sums, securities or other property of any Foreign Subsidiary or of any Subsidiary of a Foreign Subsidiary (including any Foreign Subsidiary that is a Loan Party) will not serve at any time, directly or indirectly, to collateralize or otherwise offset the Obligations of the Parent Borrower or any Domestic Subsidiary, and, in addition, unless otherwise agreed to by the Parent Borrower, the accounts, deposits, sums, securities or other property of a Foreign Subsidiary or Subsidiary of a Foreign Subsidiary will only serve to collateralize or offset the Obligations of another Foreign Subsidiary or Subsidiary of a Foreign Subsidiary that is a Borrower and is not a United States Person for U.S. federal income tax purposes if such former Foreign Subsidiary or Subsidiary of a Foreign Subsidiary is owned by such latter Foreign Subsidiary or Subsidiary of a Foreign Subsidiary that is a Borrower). The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and each Issuing Bank agrees to notify the Parent Borrower and the Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 10.06     Binding Effect. This Agreement shall become effective when it shall have been executed by each Loan Party to be a party hereto on the date hereof, each Issuing Bank to be a party hereto on the date hereof, and the Agent and when the Agent shall have been notified by each Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of each Loan Party, each Issuing Bank, the Agent and each Lender and their respective successors and assigns, except that no Loan Party shall have the right to assign its respective rights hereunder or any interest herein without the prior written consent of the Lenders.
SECTION 10.07     Assignments and Participations. (a)  Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Parent Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.07(b), (ii) by way of participation in accordance with the provisions of Section 10.07(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lender Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Advances (including for purposes of this Section 10.07(b), participations in L/C Obligations and in Swing Line Advances) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Advances at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date, shall not be less than $10,000,000 unless each of the Agent and, so long as no Event of Default has occurred and is continuing, Parent Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advances or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Advances or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(1)    the consent of the Parent Borrower (such consent not to be, in the case of assignments to major banks, unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Parent Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within ten (10) Business Days after having received notice thereof;
(B)    the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender;
(C)    the consent of each Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and
(D)    the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.
(iv)    Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Agent an Assignment and Acceptance, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.

(v)    No Assignment to Borrower. Except as otherwise permitted pursuant to the definition of Eligible Assignee, no such assignment shall be made to Parent Borrower or any of the Parent Borrower’s Affiliates or Subsidiaries.
(vi)    No Assignment to Natural Persons. No such assignment shall be made to (A) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (A), or (B) a natural person (or to a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person).
Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11, 4.02 and 10.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the applicable Loan Party (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(d).
(c)    Register. The Agent, acting solely for this purpose as a non-fiduciary agent of the Parent Borrower (and such agency being solely for tax purposes), shall maintain at the Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal and interest amounts of the Advances and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Parent Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Parent Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Parent Borrower or the Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person, a Defaulting Lender or the Parent Borrower or any of the Parent Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances (including such Lender’s participations in L/C Obligations and/or Swing Line Advances) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Parent Borrower, the Agent, the Lender Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clause (i) of the proviso to Section 10.01 that affects such Participant. The Parent Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11 and 4.02 subject to the requirements and limitations therein, including the requirements under Section 4.02(e) (it being understood that the documentation required under Section 4.02(e) shall be delivered solely to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b); provided that such Participant (A) shall be subject to the provisions of Section 10.12 as if it were a Lender, and (B) shall not be entitled to receive any greater payment under Sections 2.11 or 4.02 with respect to any Participation than its participating Lender would have been entitled to receive, except to the extent that such entitlement to receive greater payment results from a Change in Law after the participant acquired the participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.05 as though it were a Lender, provided such Participant shall be subject to Section 4.03 as though it were a Lender.
Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Parent Borrower (and such agency being solely for tax purposes), maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) and proposed Section 1.163-5 of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
(e)    [Reserved].
(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)    Resignation as Issuing Bank or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time a Lender that is, or has an Affiliate or branch that is, an Issuing Bank or the Swing Line Lender (a “Fronting Bank”) assigns all of its Revolving Credit Commitment and Revolving Credit Advances pursuant to Section 10.07(b), such Fronting Bank may, (i) upon 30 days’ notice to the Parent Borrower and the Lenders, resign as Issuing Bank and/or (ii) upon 30 days’ notice to the Parent Borrower, resign as Swing Line Lender. In the event of any such resignation as Issuing Bank or Swing Line Lender, the Parent Borrower shall be entitled to appoint from among the Lenders a successor Issuing Bank or Swing Line Lender hereunder; provided, however, that no failure by the Parent Borrower to appoint any such successor shall affect the resignation of the applicable Fronting Bank as Issuing Bank or Swing Line Lender, as the case may be. If a Fronting Bank resigns as Issuing Bank, it shall retain all the rights, powers, privileges and duties of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all L/C Obligations with respect thereto (including the right to require the Lenders to make Index Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.04(c)). If a Fronting Bank resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Advances made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Index Rate Loans or fund risk participations in outstanding Swing Line Advances pursuant to Section 2.03(c). Upon the appointment and acceptance of such appointment of a successor Issuing Bank and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank or Swing Line Lender, as the case may be, and (b) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the applicable Fronting Bank to effectively assume the obligations of such Fronting Bank with respect to such Letters of Credit.
(h)    If any Lender requests any payment from any Loan Party under Section 2.08(d), 2.11 or 4.02, or if any Lender is a Defaulting Lender, then, subject to Section 10.07(a) and provided no Default or Event of Default shall have occurred and be continuing, the Parent Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.07), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(ii)    the Parent Borrower shall have paid to the Agent the assignment fee specified in Section 10.07(b);

(iii)    such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Advances and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 10.04(b)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Parent Borrower (in the case of all other amounts);
(iv)    in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 4.02, such assignment will result in a reduction in such compensation or payments thereafter; and
(v)    such assignment does not conflict with applicable Requirements of Law.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Parent Borrower to require such assignment and delegation cease to apply..
SECTION 10.08     Payments Set Aside. To the extent that any payment by or on behalf of the Parent Borrower is made to the Agent or any Lender Party, or the Agent, any Issuing Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential or a transfer at undervalue, set aside or required (including pursuant to any settlement entered into by the Agent or such Lender Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each Issuing Bank severally agrees to pay to the Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lender Parties under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
SECTION 10.09     Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
SECTION 10.10     Independence of Provisions. All agreements and covenants hereunder shall be given independent effect such that if a particular action or condition is prohibited by the terms of any such agreement or covenant, the fact that such action or condition would be permitted within the limitations of another agreement or covenant shall not be construed as allowing such action to be taken or condition to exist.

SECTION 10.11     Confidentiality. Each Lender, each Issuing Bank and the Agent (each a “Recipient”) agrees that it will not disclose to any third party any Confidential Information provided to it by the Parent Borrower; except that Confidential Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Parent Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Parent Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Agent, any Lender, any Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Parent Borrower. In addition, the Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments).
SECTION 10.12     Replacement of Lenders. If any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.07), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)    Parent Borrower shall have paid to the Agent the assignment fee specified in Section 10.07;
(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.11) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts); and
(c)    such assignment does not conflict with applicable Laws.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Parent Borrower to require such assignment and delegation cease to apply.
SECTION 10.13     Headings. Article and Section headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
SECTION 10.14     Entire Agreement. This Agreement sets forth the entire agreement of the parties with respect to its subject matter and, except for the letter agreements referred to in Sections 2.04(i) and 2.05(b), supersedes all previous understandings, written or oral, in respect thereof.
SECTION 10.15     Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
SECTION 10.16     Consent to Jurisdiction. (a)  Each of the parties hereto hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any party hereto or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such  courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such federal court. Each of the parties hereby irrevocably agrees, to the fullest extent each may effectively do so, that each will not assert any defense that such courts do not have subject matter or personal jurisdiction of such action or proceeding or over any party hereto. Each of the parties hereby irrevocably consents to the service of copies of the summons and complaint and any other process which may be served in any such action or proceeding by certified mail, return receipt requested, or by delivering of a copy of such process to such party at its address specified in Section 10.02 or by any other method permitted by law. Each of the parties hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or by any other manner provided by law. Each Loan Party (other than the Parent Borrower) hereby agrees that service of process may be made upon the Parent Borrower and each other Loan Party hereby irrevocably appoints the Parent Borrower its authorized agent to accept such service of process, and agrees that the failure of the Parent Borrower to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. To the extent that any Loan Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each Loan Party hereby irrevocably waives such immunity in respect of its obligations under this Agreement.
(b)    Nothing in this Section 10.16 shall affect the right of any of the parties hereto to serve legal process in any other manner permitted by law or affect the right of any of the parties to bring any action or proceeding against any of the parties or their property in the courts of other jurisdictions.
SECTION 10.17     GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, EXCEPT, IN THE CASE OF ARTICLE III, TO THE EXTENT SUCH LAWS ARE INCONSISTENT WITH THE UCP.
SECTION 10.18     USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies the Parent Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Agent, as applicable, to identify each Loan Party in accordance with the Act. The Borrowers shall, promptly following a request by the Agent or any Lender, provide all documentation and other information that the Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Act and the Beneficial Ownership Regulation.
SECTION 10.19     No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Parent Borrower and each other Loan Party acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Agent, the Joint Lead Arrangers and the Lenders are arm’s-length commercial transactions between the Parent Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Agent, the Joint Lead Arrangers and the Lenders, on the other hand, (B) each of the Parent Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Parent Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agent, each Joint Lead Arranger and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Parent Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) none of the Agent, any Joint Lead Arranger or any Lender has any obligation to the Parent Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agent, the Joint Lead Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Parent Borrower, the other Loan Parties and their respective Affiliates, and none of the Agent, any Joint Lead Arranger or any Lender has any obligation to disclose any of such interests to the Parent Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Parent Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Agent, the Joint Lead Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
SECTION 10.20     Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any such sum due from it to the Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Agent of any sum adjudged to be so due in the Judgment Currency, the Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Agent from any Loan Party in the Agreement Currency, the Parent Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Agent in such currency, the Agent agrees to return the amount of any excess to the Parent Borrower (or to any other Person who may be entitled thereto under applicable Law).
SECTION 10.21     Electronic Execution of Assignments and Certain Other Documents . The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Committed Advance Notices, Swing Line Advance Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act or other similar applicable Laws including the Personal Information

Protection and Electronic Documents Act (Canada) and the Electronic Commerce Act, 2000 (Ontario); provided that notwithstanding anything contained herein to the contrary the Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Agent pursuant to procedures approved by it.
SECTION 10.22     Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender or Issuing Bank that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or Issuing Bank that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or Issuing Bank that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
SECTION 10.23     WAIVER OF JURY TRIAL. EACH OF THE LOAN PARTIES, THE AGENT, THE LENDERS AND EACH ISSUING BANK HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ADVANCES OR THE LETTERS OF CREDIT, OR THE ACTIONS OF THE AGENT OR ANY LENDER PARTY IN CONNECTION WITH THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.
SECTION 10.24     Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)    As used in this Section 10.24, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

SECTION 10.25     Canadian Anti-Money Laundering Legislation. If the Agent has ascertained the identity of any Loan Party or any authorized signatories of any Loan Party for the purposes of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other anti-terrorism laws and “know your client” policies, regulations, laws or rules applicable in Canada (the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other such anti-terrorism laws, applicable policies, regulations, laws, or rules in Canada, collectively, including any guidelines or orders thereunder, “AML Legislation”), then the Agent:
(a)    shall be deemed to have done so as an agent for each Lender and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Agent within the meaning of the applicable AML Legislation; and
(b)    shall provide to the Lenders, copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.
Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each Lender agrees that the Agent has no obligation to ascertain the identity of the Loan Parties or any authorized signatories of the Loan Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any Loan Party or any such authorized signatory in doing so.
[The remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE GAP, INC.

By:     /s/ Katrina O'Connell
Name: Katrina O'Connell
Title:      Executive Vice President and Chief
Financial Officer

[Signature Page to Credit Agreement]

ATHLETA LLC
BANANA REPUBLIC, LLC
INTERMIX HOLDCO, INC.
JANIE AND JACK LLC
OLD NAVY, LLC,
GAP (CANADA) INC.
OLD NAVY (CANADA) INC. as Borrowers

By:     /s/ Katrina O'Connell
Name: Katrina O'Connell
Title:      Executive Vice President and Chief
Financial Officer

[Signature Page to Credit Agreement]

ATHLETA (ITM) INC.
ATHLETA, INC.
BANANA REPUBLIC (APPAREL), LLC
BANANA REPUBLIC (ITM) INC.
DIRECT CONSUMER SERVICES, LLC
GAP (APPAREL), LLC
GAP (ITM) INC.
GAP INTERNATIONAL SALES, INC.
GAP INTERNATIONAL SOURCING (AMERICAS) LLC
GAP INTERNATIONAL SOURCING (CALIFORNIA), LLC
GAP INTERNATIONAL SOURCING (JV), LLC
GAP INTERNATIONAL SOURCING (U.S.A.) INC.
GAP INTERNATIONAL SOURCING, INC.
GPS CONSUMER DIRECT, INC.
GPS CORPORATE FACILITIES, INC.
GPS REAL ESTATE, INC.
GPS SERVICES, INC.
GPS STRATEGIC ALLIANCES LLC
GPSDC (NEW YORK) INC.
INTERMIX (ITM) INC.
INTERMIX CANADA INC.
MB 550 TFB, LLC
OLD NAVY (APPAREL), LLC
OLD NAVY (ITM) INC.
OLD NAVY INTERNATIONAL SOURCING, INC., as Guarantors

By:     /s/ Katrina O'Connell
Name: Katrina O'Connell
Title:      Executive Vice President and Chief
Financial Officer

[Signature Page to Credit Agreement]

THE AGENT:

BANK OF AMERICA, N.A.
By: /s/ Stephen J. Garvin
Name: Stephen J. Garvin
Title: Managing Director

[Signature Page to Credit Agreement]

THE LENDERS:

BANK OF AMERICA, N.A.
By: /s/ Stephen J. Garvin
Name: Stephen J. Garvin
Title: Managing Director

BANK OF AMERICA, N.A. (acting through its Canada branch)
By: /s/ Sylwia Durkiewicz
Name: Sylwia Durkiewicz
Title: Vice President

[Signature Page to Credit Agreement]

THE ISSUING BANKS:

BANK OF AMERICA, N.A.
By: /s/ Stephen J. Garvin
Name: Stephen J. Garvin
Title: Managing Director

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Lender and Issuing Bank
By: /s/ Tony Yung
Name: Tony Yung
Title: Executive Director

[Signature Page to Credit Agreement]

Citibank, N.A., as a Lender and Issuing Bank
By: /s/ David Smith
Name: David Smith
Title: Vice president

[Signature Page to Credit Agreement]

HSBC Bank USA, N.A., as a Lender and Issuing Bank
By: /s/ James Smith
Name: James Smith
Title: Vice President

[Signature Page to Credit Agreement]

MORGAN STANLEY BANK, N.A., as a Lender and Issuing Bank
By: /s/ Alysha Salinger
Name: Alysha Salinger
Title: Authorized Signatory

[Signature Page to Credit Agreement]

MUFG Union Bank, N.A., as a Lender and Issuing Bank
By: /s/ John N. McDevitt
Name: John N. McDevitt
Title: Director

[Signature Page to Credit Agreement]

WELLS FARGO BANK, N.A., individually as a Lender
By: /s/ William Chan
Name: William Chan
Title: Director

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA, individually as a Lender
By: /s/ David G. Phillips
Name: David G. Phillips
Title: Senior Vice President
Credit Officer, Canada
Wells Fargo Capital Finance
Corporation Canada

WELLS FARGO BANK, N.A., LONDON BRANCH, individually as a Lender
By: /s/ Patricia Del Busto
Name: Patricia Del Busto
Title: Authorized Signatory

[Signature Page to Credit Agreement]

SUMITOMO MITSUI BANKING CORPORATION, as a Lender
By: /s/ Katie Le
Name: Katie Le
Title: Director

[Signature Page to Credit Agreement]

The Bank of Nova Scotia, as a Lender
By: /s/ E. Frans Braniotis
Name: E. Frans Braniotis
Title: MD

[Signature Page to Credit Agreement]

GOLDMAN SACHS BANK USA, as a Lender
By: /s/ Annie Carr
Name: Annie Carr
Title: Authorized Signatory

[Signature Page to Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a Lender
By: /s/ Matthew Kasper
Name: Matthew Kasper
Title: Senior Vice President

U.S. BANK NATIONAL ASSOCIATION, acting through its CANADA BRANCH, as a Lender
By: /s/ Matthew Kasper
Name: Matthew Kasper
Title: Senior Vice President

[Signature Page to Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender
By: /s/ Ming K. Chu
Name: Ming K. Chu ming.k.chu@db.com
Title: Director +1-212-250-5451

If a second signature block is required by the financial institution:

By: /s/ Annie Chung
Name: Annie Chung annie.chung@db.com
Title: Director +1-212-250-6375

[Signature Page to Credit Agreement]

THE SWING LINE LENDER:
BANK OF AMERICA, N.A.
By: /s/ Stephen J. Garvin
Name: Stephen J. Garvin
Title: Managing Director

BANK OF AMERICA, N.A. (acting through its Canada branch)
By: /s/ Sylwia Durkiewicz
Name: Sylwia Durkiewicz
Title: Vice President

[Signature Page to Credit Agreement]

EXHIBIT A-1

FORM OF COMMITTED ADVANCE NOTICE

Date: ___________, 20__1
To:    Bank of America, N.A., as Agent
Ladies and Gentlemen:
Reference is made to that certain Third Amended and Restated Revolving Credit Agreement, dated as of May 7, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among The Gap, Inc., a Delaware corporation (“Parent Borrower”), certain of the Parent Borrower’s direct or indirect wholly-owned domestic subsidiaries from time to time party thereto, as borrowers (collectively referred to herein as the “U.S. Borrowers” and each, individually, as a “U.S. Borrower”), Gap (Canada) Inc., a Canadian corporation, Old Navy (Canada) Inc., a Canadian corporation, certain of the Parent Borrower’s other direct or indirect wholly-owned subsidiaries incorporated or organized under the laws of Canada or a province or territory thereof from time to time party thereto, as borrowers (collectively referred to herein as the “Canadian Borrowers” and each, individually, as a “Canadian Borrower” and together with the U.S. Borrowers, collectively, referred to herein as “Borrowers” and each, individually, as a “Borrower”), the other Loan Parties from time to time party thereto, the Lenders from time to time party thereto, the Issuing Banks and Bank of America, N.A., as administrative agent and collateral agent (together with any permitted successor in such capacity, the “Agent”).
The undersigned hereby requests (select one):
A Revolving Credit Borrowing
A conversion of Revolving Credit Advances
A Continuation of Contract Rate Loans
1.    On      (a Business Day).
2.    In the amount of [$][CAD$]    .

1 Shall be received by the Agent not later than 11:00 a.m. (New York City time) (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Contract Rate Loans denominated in Dollars or Canadian Dollars, (ii) four Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Advances denominated in Alternative Currencies (other than Canadian Dollars), and (iii) on the requested date of any Borrowing of Index Rate Loans.

A-1-1
Form of Committed Advance Notice

3.    Comprised of         .
        [Type of Advance requested]
4.    For Contract Rate Loans: with an Interest Period of      months.
[Signature page follows]

A-1-2
Form of Committed Advance Notice

The Committed Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01(a) of the Agreement.
[BORROWER]
By:
Name:
Title:

A-1-3
Form of Committed Advance Notice

EXHIBIT A-2

FORM OF SWING LINE ADVANCE NOTICE
Date: ___________, 20__2_
To:    Bank of America, N.A., as Agent
Ladies and Gentlemen:
Reference is made to that certain Third Amended and Restated Revolving Credit Agreement, dated as of May 7, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among The Gap, Inc., a Delaware corporation (“Parent Borrower”), certain of the Parent Borrower’s direct or indirect wholly-owned domestic subsidiaries from time to time party thereto, as borrowers (collectively referred to herein as the “U.S. Borrowers” and each, individually, as a “U.S. Borrower”), Gap (Canada) Inc., a Canadian corporation, Old Navy (Canada) Inc., a Canadian corporation, certain of the Parent Borrower’s other direct or indirect wholly-owned subsidiaries incorporated or organized under the laws of Canada or a province or territory thereof from time to time party thereto, as borrowers (collectively referred to herein as the “Canadian Borrowers” and each, individually, as a “Canadian Borrower” and together with the U.S. Borrowers, collectively, referred to herein as “Borrowers” and each, individually, as a “Borrower”), the other Loan Parties from time to time party thereto, the Lenders from time to time party thereto, the Issuing Banks and Bank of America, N.A., as administrative agent and collateral agent (together with any permitted successor in such capacity, the “Agent”)
The undersigned hereby requests (select one):
☐ A Borrowing of Swing Line Advances
1.    On      (a Business Day).
2.    In the amount of [$][CAD$]    .
3.    Comprised of         .
        [Type of Swing Line Advance requested]
4.    For Contract Rate Loans: with an Interest Period of      months.
[Signature page follows]

2 Shall be received by the Swing Line Lender and the Agent not later than, in the case of Swing Line Advances, 2:00 p.m. (New York City time) on the requested borrowing date.

A-2-1
Form of Swing Line Advance Notice

The Swing Line Borrowing, if any, requested herein complies with Section 2.03 of the Agreement.
[BORROWER]
By:
Name:
Title:

A-2-2
Form of Swing Line Advance Notice

EXHIBIT B

FORM OF NOTE
, 20
FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to _____________________ or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each [Revolving Credit Advance][Swing Line Advance] from time to time made by the Lender to the Borrowers under that certain Third Amended and Restated Revolving Credit Agreement, dated as of May 7, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among The Gap, Inc., a Delaware corporation (“Parent Borrower”), certain of the Parent Borrower’s direct or indirect wholly-owned domestic subsidiaries from time to time party thereto, as borrowers (collectively referred to herein as the “U.S. Borrowers” and each, individually, as a “U.S. Borrower”), Gap (Canada) Inc., a Canadian corporation, Old Navy (Canada) Inc., a Canadian corporation, certain of the Parent Borrower’s other direct or indirect wholly-owned subsidiaries incorporated or organized under the laws of Canada or a province or territory thereof from time to time party thereto, as borrowers (collectively referred to herein as the “Canadian Borrowers” and each, individually, as a “Canadian Borrower” and together with the U.S. Borrowers, collectively, referred to herein as “Borrowers” and each, individually, as a “Borrower”), the other Loan Parties from time to time party thereto, the Lenders from time to time party thereto, the Issuing Banks and Bank of America, N.A., as administrative agent and collateral agent (together with any permitted successor in such capacity, the “Agent”).
The Borrowers promise to pay interest on the unpaid principal amount of each [Revolving Credit Advance][Swing Line Advance] from the date of such Advance until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All [Revolving Credit Advances][Swing Line Advances], all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
This Note is referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. [Revolving Credit Advances][Swing Line Advances] made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its [Revolving Credit Advances][Swing Line Advances] and payments with respect thereto.

Form of Note

The Borrowers, for themselves, their respective successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

Form of Note

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
[BORROWER]
By:
Name:
Title:

Form of Note

ADVANCES AND PAYMENTS with respect thereto

Date	Type of Advance Made	Amount of Advance Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Form of Note

EXHIBIT C
ASSIGNMENT AND ACCEPTANCE
This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]3 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]4 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]5 hereunder are several and not joint.]6 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Advances included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the Advance transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any]

3 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
4 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
5 Select as appropriate.
6 Include bracketed language if there are either multiple Assignors or multiple Assignees.

Form of Assignment and Acceptance

Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by [the][any] Assignor.
1.    Assignor[s]:    ______________________________

______________________________

2.	Assignee[s]: ______________________________

______________________________
[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.
Borrower(s):    The Gap, Inc., a Delaware corporation, (the “Parent Borrower”), certain of Parent Borrower’s direct or indirect wholly-owned domestic subsidiaries from time to time party thereto, Gap (Canada) Inc., a Canadian corporation, Old Navy (Canada) Inc., a Canadian corporation, and certain of Parent Borrower’s other direct or indirect wholly-owned subsidiaries incorporated or organized under the laws of Canada or a province or territory thereof from time to time party thereto.

4.	Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.
Credit Agreement:    Third Amended and Restated Revolving Credit Agreement, dated as of May 7, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrowers, the other Loan Parties from time to time party thereto, the Lenders from time to time party thereto, the Issuing Banks and the Agent

6.    Assigned Interest[s]:

Assignor[s][7]	Assignee[s][8]	Facility Assigned[9]	Aggregate Amount of Commitment/Advances for all Lenders[10]	Amount of Commitment/Advances Assigned	Percentage Assigned of Commitment/ Advances[11]	CUSIP Number

7 List each Assignor, as appropriate.
8 List each Assignee, as appropriate.
9 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment”, “Issuing Commitment”, etc.).
10 Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
11 Set forth, to at least 9 decimals, as a percentage of the Commitment/Advances of all Lenders thereunder.

Form of Assignment and Acceptance

____________	$________________	$_________	____________%
____________	$________________	$_________	____________%
____________	$________________	$_________	____________%

[7.    Trade Date:    __________________]12
Effective Date: __________________, 20__ [TO BE INSERTED BY THE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
[Signature pages follow]

12 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Form of Assignment and Acceptance

The terms set forth in this Assignment and Acceptance are hereby agreed to:
ASSIGNOR
[NAME OF ASSIGNOR]

By: _____________________________
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By: _____________________________
Name:
Title:
Consented to and Accepted:

BANK OF AMERICA, N.A., as Agent

By: _________________________________
Name:
Title:

[Consented to:]13

By: _________________________________
Name:
Title:

13 To be added only if the consent of the Borrowers and/or other parties (e.g. Swing Line Lender, Issuing Banks) is required by the terms of the Credit Agreement.

Form of Assignment and Acceptance

ANNEX 1 TO ASSIGNMENT AND ACCEPTANCE
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ACCEPTANCE
1.    Representations and Warranties.
1.1.    Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.07(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.07(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.04 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, and (vii) if it is a foreign lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan

Form of Assignment and Acceptance

Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.
3.    General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

Form of Assignment and Acceptance

EXHIBIT D
FORM OF ASSUMPTION AGREEMENT
Dated: _____________, 20__
The Gap, Inc.
2 Folsom Street
San Francisco, CA 94105
Attention: Treasurer
Bank of America, N.A.
as Agent for the Lender Parties
to the Credit Agreement referred to below
[ADDRESS]
Attention: Credit Administration
Ladies and Gentlemen:
Reference is made to the Third Amended and Restated Revolving Credit Agreement, dated as of May 7, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among The Gap, Inc., a Delaware corporation (the “Parent Borrower”), certain of the Parent Borrower’s direct or indirect wholly-owned domestic subsidiaries from time to time party thereto, as borrowers (collectively referred to herein as the “U.S. Borrowers” and each, individually, as a “U.S. Borrower”), Gap (Canada) Inc., a Canadian corporation, Old Navy (Canada) Inc., a Canadian corporation, and certain of Parent Borrower’s other direct or indirect wholly-owned subsidiaries incorporated or organized under the laws of Canada or a province or territory thereof from time to time party thereto, as borrowers (collectively referred to herein as the “Canadian Borrowers” and each, individually, as a “Canadian Borrower” and together with the U.S. Borrowers, collectively, referred to herein as “Borrowers” and each, individually, as a “Borrower”), the other Loan Parties from time to time party thereto, the Lenders from time to time party thereto, the Issuing Banks and Bank of America, N.A. (“Bank of America”), as administrative agent and collateral agent (together with any permitted successor in such capacity, the “Agent”).
The undersigned (the “Assuming Lender”) proposes to become an Assuming Lender pursuant to Section 2.06(b) of the Credit Agreement and, in that connection, hereby agrees that it shall become a Lender for purposes of the Credit Agreement on the applicable Commitment Increase Effective Date and that its [Revolving Credit Commitment][FILO Term Loan] shall as of such date be $__________.
The undersigned (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assumption Agreement

Form of Assumption Agreement

and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.07(b)(iii) and (v) of the Credit Agreement, (iii) from and after the Commitment Increase Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of its [Revolving Credit Commitment][FILO Term Loan], shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by its [Revolving Credit Commitment][FILO Term Loan] and it is experienced in transactions of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.04 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assumption Agreement, (vi) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assumption Agreement, and (vii) if it is a foreign lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by it; and (b) agrees that (i) it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
The effective date for this Assumption Agreement shall be the applicable Commitment Increase Effective Date. Upon delivery of this Assumption Agreement to the Company and the Agent, and satisfaction of all conditions imposed under Section 2.06(b) as of [date specified above], the undersigned shall be a party to the Credit Agreement and have the rights and obligations of a Lender thereunder. As of [date specified above], the Agent shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and facility fees) to the Assuming Lender.
This Assumption Agreement may be executed in counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart by telecopier shall be effective as delivery of a manually executed counterpart of this Assumption Agreement.
[Signature pages follow]

Form of Assumption Agreement

This Assumption Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
Very truly yours,
[NAME OF ASSUMING LENDER]
By:
Name:
Title:
Acknowledged and Agreed to:
THE GAP, INC.
By:
Name:
Title:
BANK OF AMERICA, N.A.

By:
Name:
Title:

Form of Assumption Agreement

EXHIBIT E

FORM OF ADMINISTRATIVE QUESTIONNAIRE

[On file with the Agent]

E-1

Form of Administrative Questionnaire

EXHIBIT F
FORM OF ABL INTERCREDITOR AGREEMENT
[See Attached]

F-1
Form of ABL Intercreditor Agreement

Execution Version

INTERCREDITOR AGREEMENT
by and among
BANK OF AMERICA, N.A.,
as ABL Agent,
and
U.S. BANK NATIONAL ASSOCIATION,
as First Lien Notes Agent
Dated as of May 7, 2020

TABLE OF CONTENTS
Page No.
ARTICLE 1 DEFINITIONS    2

Section 1.1	UCC Definitions 2

Section 1.2	Other Definitions 2

Section 1.3	Rules of Construction 12
ARTICLE 2 LIEN PRIORITY    13

Section 2.1	Priority of Liens 13

Section 2.2	Waiver of Right to Contest Liens 14

Section 2.3	Remedies Standstill 15

Section 2.4	Exercise of Rights 16

Section 2.5	No New Liens 17

Section 2.6	Waiver of Marshalling 18
ARTICLE 3 ACTIONS OF THE PARTIES    18

Section 3.1	Certain Actions Permitted 18

Section 3.2	Agent for Perfection 18

Section 3.3	Sharing of Information and Access 19

Section 3.4	Insurance 19

Section 3.5	No Additional Rights For the Credit Parties Hereunder 19

Section 3.6	Inspection Rights and Insurance 20
ARTICLE 4 APPLICATION OF PROCEEDS    21

Section 4.1	Application of Proceeds 21

Section 4.2	Specific Performance 22

Section 4.3	Exercise of Remedies – Set Off and Tracing of and Priorities in Proceeds 23
ARTICLE 5 INTERCREDITOR ACKNOWLEDGEMENTS AND WAIVERS    23

Section 5.1	Notice of Acceptance and Other Waivers 23

Section 5.2	Modifications to ABL Documents and First Lien Notes Documents 25

Section 5.3	Reinstatement and Continuation of Agreement 26
ARTICLE 6 INSOLVENCY PROCEEDINGS    27

Section 6.1	DIP Financing 27

Section 6.2	Relief From Stay 29

Section 6.3	No Contest 29

Section 6.4	Asset Sales 29

Section 6.5	Separate Grants of Security and Separate Classification 29

Section 6.6	Enforceability 30

Section 6.7	ABL Obligations Unconditional 30

Section 6.8	First Lien Notes Obligations Unconditional 31

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Section 6.9	Adequate Protection 31

Section 6.10	Plan of Reorganization 31
ARTICLE 7 MISCELLANEOUS    32

Section 7.1	Rights of Subrogation 32

Section 7.2	Further Assurances 32

Section 7.3	Representations 33

Section 7.4	Amendments 33

Section 7.5	Addresses for Notices 33

Section 7.6	No Waiver, Remedies 33

Section 7.7	Continuing Agreement, Transfer of Secured Obligations 33

Section 7.8	Governing Law: Entire Agreement 34

Section 7.9	Counterparts 34

Section 7.10	No Third Party Beneficiaries 34

Section 7.11	Headings 34

Section 7.12	Severability 34

Section 7.13	[Reserved] 34

Section 7.14	VENUE; JURY TRIAL WAIVER 34

Section 7.15	Intercreditor Agreement 35

Section 7.16	No Warranties or Liability 35

Section 7.17	Conflicts 35

Section 7.18	Information Concerning Financial Condition of the Credit Parties 36

Section 7.19	Agent Capacities 36

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INTERCREDITOR AGREEMENT
THIS INTERCREDITOR AGREEMENT (as amended, supplemented, restated or otherwise modified from time to time pursuant to the terms hereof, this “Agreement”) is entered into as of May 7, 2020, by and among (a) BANK OF AMERICA, N.A. (in its individual capacity, “Bank of America”), in its capacities as administrative agent and collateral agent (together with its successors and assigns in such capacities, the “ABL Agent”) for the financial institutions party from time to time to the ABL Credit Agreement referred to below (such financial institutions, together with their successors, assigns and transferees, the “ABL Credit Agreement Lenders” and, together with affiliates thereof and certain other specified hedging parties, in their capacity as ABL Bank Products Affiliates or ABL Hedging Affiliates (in each case, as hereinafter defined), the “ABL Lenders”), and (b) U.S. BANK NATIONAL ASSOCIATION (in its individual capacity, “U.S. Bank”), in its capacity as notes collateral agent under the Original First Lien Notes Indenture referred to below (together with its successors and assigns in such capacity, the “First Lien Notes Agent”) for the First Lien Notes Secured Parties (as defined below).
RECITALS
A.    Pursuant to that certain Third Amended and Restated Revolving Credit Agreement dated as of May 7, 2020 by and among The Gap, Inc., as borrower (the “Parent Borrower” and, together with certain other Subsidiaries of the Parent Borrower specified in the ABL Credit Agreement, collectively, the “ABL Borrowers”), the ABL Credit Agreement Lenders and the ABL Agent (as such agreement may be amended, supplemented, restated or otherwise modified from time to time, the “Original ABL Credit Agreement”), the ABL Credit Agreement Lenders have agreed to make certain loans and other financial accommodations to or for the benefit of the ABL Borrowers.
B.    Pursuant to the Original ABL Credit Agreement, the ABL Guarantors have agreed to guarantee the payment and performance of the ABL Borrowers’ obligations under the ABL Documents (as hereinafter defined).
C.    As a condition to the effectiveness of the Original ABL Credit Agreement and to secure the obligations of the ABL Borrowers and the ABL Guarantors (the ABL Borrowers, the ABL Guarantors and each other direct or indirect subsidiary or parent of the ABL Borrowers or any of their affiliates that is now or hereafter becomes a party to any ABL Document, collectively, the “ABL Credit Parties”) under and in connection with the ABL Documents, the ABL Credit Parties have granted to the ABL Agent (for the benefit of the ABL Secured Parties, including the ABL Bank Products Affiliates and ABL Hedging Affiliates) Liens on the Collateral.
D.    Pursuant to that certain Indenture, dated as of May 7, 2020, by and among the Parent Borrower, as Issuer (the “First Lien Notes Issuer”), the First Lien Notes Guarantors (as hereinafter defined), U.S. Bank, in its capacity as trustee (together with its successors and assigns in such capacity, the “First Lien Notes Trustee”), and the First Lien Notes Agent (as such agreement may be amended, supplemented, restated or otherwise modified from time to time, the “Original First Lien Notes Indenture”), the First Lien Notes Issuer has issued senior secured notes to the First Lien Notes Holders.
E.    Pursuant to the First Lien Notes Documents (as hereinafter defined), the First Lien Notes Guarantors have provided guarantees and security for the First Lien Notes Obligations .
F.    As a condition to the effectiveness of the Original First Lien Notes Indenture and to secure the obligations of the First Lien Notes Issuer and the First Lien Notes Guarantors (the First Lien Notes Issuer, the First Lien Notes Guarantors and each other direct or indirect subsidiary or parent of the First Lien Notes

Issuer or any of its affiliates that is now or hereafter becomes a party to any First Lien Notes Documents, collectively, the “First Lien Notes Parties”) under and in connection with the First Lien Notes Documents, the First Lien Notes Parties have granted to the First Lien Notes Agent (for the benefit of the First Lien Notes Secured Parties) Liens on the Collateral.
G.    Each of the ABL Agent (on behalf of the ABL Secured Parties) and the First Lien Notes Agent (on behalf of the First Lien Notes Holders) and, by their acknowledgment hereof, the ABL Credit Parties and the First Lien Notes Parties, agree to the relative priority of Liens on the Collateral and certain other rights, priorities and interests as provided herein.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
Section 1.1    UCC Definitions. The following terms which are defined in the Uniform Commercial Code are used herein as so defined: Accounts, Chattel Paper, Commodity Accounts, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Financial Assets, Fixtures, Instruments, Inventory, Investment Property, Letter-Of-Credit Rights, Money, Payment Intangibles, Promissory Notes, Records, Security, Securities Accounts, Security Entitlements, Supporting Obligations and Tangible Chattel Paper.
Section 1.2    Other Definitions. Subject to Section 1.1 above, unless the context otherwise requires, all capitalized terms used but not defined herein shall have the meanings set forth in the ABL Credit Agreement and the First Lien Notes Indenture, in each case as in effect on the date hereof. In addition, as used in this Agreement, the following terms shall have the meanings set forth below:
“ABL Agent” shall have the meaning assigned to that term in the introduction to this Agreement and shall include any successor thereto as well as any Person designated as the “Agent” or “Administrative Agent” under any ABL Credit Agreement.
“ABL Bank Products Affiliate” shall mean any ABL Credit Agreement Lender and any other “Cash Management Bank” as defined in the ABL Credit Agreement.
“ABL Borrowers” shall have the meaning assigned to that term in the introduction to this Agreement.
“ABL Collateral Agreement” shall mean the “U.S. Security Agreement” as defined in the ABL Credit Agreement as in effect on the date hereof.
“ABL Collateral Documents” shall mean all “Collateral Documents” as defined in the Original ABL Credit Agreement, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with any ABL Credit Agreement, in each case as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof.
“ABL Credit Agreement” shall mean the Original ABL Credit Agreement and any other agreement extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the ABL Obligations, whether by the same or any other agent, lender or group of lenders and whether or not increasing the amount of any Indebtedness that may be incurred thereunder.

“ABL Credit Agreement Lenders” shall have the meaning assigned to that term in the introduction to this Agreement.
“ABL Credit Parties” shall have the meaning assigned to that term in the recitals to this Agreement.
“ABL Documents” shall mean the ABL Credit Agreement, the ABL Guaranties, the ABL Collateral Documents, all other “Loan Documents,” as defined in the ABL Credit Agreement, any Bank Product Documents between any ABL Credit Party and any ABL Bank Products Affiliate, any Secured Hedge Agreements between any ABL Credit Party and any Hedging Affiliate, any documents evidencing Secured Supply Chain Financing between any ABL Credit Party and a Supply Chain Bank, those other ancillary agreements as to which the ABL Agent or any ABL Lender is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any ABL Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the ABL Agent, in connection with any of the foregoing or any ABL Credit Agreement, in each case as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof.
“ABL Guaranties” shall have the meaning assigned to that term in the recitals to this Agreement.
“ABL Guarantors” shall mean the collective reference to the ABL Borrowers and any other Person who becomes a guarantor under any of the ABL Credit Agreement.
“ABL Hedging Affiliate” shall mean any ABL Credit Agreement Lender and any other “Hedge Bank,” as defined in the ABL Credit Agreement.
“ABL Lenders” shall have the meaning assigned to that term in the introduction to this Agreement and shall include all ABL Bank Product Affiliates and ABL Hedging Affiliates and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Lender” or an “Issuing Bank” under any ABL Credit Agreement.
“ABL Obligations” shall mean all “Obligations” as such term is defined in the ABL Credit Agreement, including all obligations of every nature of each ABL Credit Party from time to time owed to the ABL Agent, the ABL Secured Parties or any of them, under any ABL Document, whether for principal, interest, fees, expenses (including interest, fees, and expenses which, but for the filing of a petition in bankruptcy with respect to such ABL Credit Party, would have accrued on any ABL Obligation, whether or not a claim is allowed or allowable against such ABL Credit Party for such interest, fees, or expenses in the related Insolvency Proceeding), reimbursement of amounts drawn under letters of credit, indemnification or otherwise, and all other amounts owing or due under the terms of the ABL Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time in accordance with the terms thereof.
“ABL Priority Collateral” shall mean all Collateral consisting of the following:
(1)    all Accounts and Receivables (as defined in the ABL Collateral Agreement) (other than Accounts and Receivables arising under agreements for sale of First Lien Notes Priority Collateral described in clauses (1) through (4) of the definition of such term to the extent constituting identifiable proceeds of such First Lien Notes Priority Collateral);
(2)    all Payment Intangibles, including all intercompany loans, corporate and other tax refunds and all Credit Card Receivables (as defined in the ABL Credit Agreement) and all other rights to payment arising therefrom in a credit-card, debit-card, prepaid-card or other payment-card transaction (other than any

Payment Intangibles constituting identifiable proceeds of First Lien Notes Priority Collateral described in clauses (1) through (4) of the definition of such term);
(3)    all Inventory;
(4)    all Deposit Accounts, Securities Accounts and Commodity Accounts (including the cash management accounts, the blocked accounts, the lockbox accounts and the government lockbox accounts) and all cash, Cash Equivalents and other assets contained in, or credit to, and all Securities Entitlements arising from, any such Deposit Accounts, Securities Accounts or Commodity Accounts (in each case, other than any identifiable proceeds of First Lien Notes Priority Collateral described in clauses (1) through (4) of the definition of such term).
(5) all rights to business interruption insurance and all rights to credit insurance with respect to any Accounts (in each case, regardless of whether the ABL Agent is the loss payee with respect thereto);
(6)    solely to the extent evidencing, governing, securing or otherwise relating to any of the items constituting ABL Priority Collateral under clauses (1) through (5) above, (i) all General Intangibles (excluding any Intellectual Property and Capital Stock of Subsidiaries of the Parent Borrower, but including contract rights and all rights as consignor or consignee, whether arising by contract, statute or otherwise), (ii) Instruments (including Promissory Notes), (iii) Documents (including each warehouse receipt or bill of lading covering any Inventory), (iv) licenses from any Governmental Authority to sell any Inventory and (v) Chattel Paper;
(7)    all collateral and guarantees given by any other person with respect to any of the foregoing, and all other Supporting Obligations (including letter-of-credit rights) with respect to any of the foregoing;
(8)    all books and Records to the extent relating to any of the foregoing; and
(9)    all products and proceeds of the foregoing (such proceeds, “ABL Priority Proceeds”). Notwithstanding the foregoing, the term “ABL Priority Collateral” shall not include any assets referred to in clauses (1) through (4) of the definition of the term “First Lien Notes Priority Collateral” (as hereinafter defined)
“ABL Recovery” shall have the meaning set forth in Section 5.3(a).
“ABL Secured Parties” shall mean, collectively, the “Secured Parties,” as defined in the ABL Credit Agreement, and shall include the ABL Agent and the ABL Lenders.
“Account(s)” means “accounts” as defined in the UCC, and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, or (c) arising out of the use of a credit or charge card or information contained on or for use with the card. The term “Account” does not include (a) rights to payment evidenced by chattel paper or an instrument, (b) commercial tort claims, (c) deposit accounts, (d) investment property, or (e) letter-of-credit rights or letters of credit. For the avoidance of doubt, for purposes of this Agreement, “Account” shall also include Payment Intangibles consisting of Credit Card Receivables due and owing to the Credit Parties from any credit or debit card issuer or processor.

“Affiliate” shall mean, with respect to a specified Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with the Person specified.
“Agreement” shall have the meaning assigned to that term in the introduction to this Agreement.
“Asset Sales Proceeds Account” shall mean one or more Deposit Accounts or Securities Accounts, in each case with a First Lien Notes Agent, holding only the proceeds of any sale or disposition of any First Lien Notes Priority Collateral and the proceeds or investment thereof.
“Bank of America” shall have the meaning assigned to that term in the introduction to this Agreement.
“Bank Products” shall have the meaning provided in the ABL Credit Agreement as in effect on the date hereof.
“Bank Products Documents” shall have the meaning provided in the ABL Credit Agreement as in effect on the date hereof.
“Bankruptcy Code” means Title 11 of the United States Code, as amended.
“Borrower” shall mean any of the ABL Borrowers and the First Lien Notes Issuer.
“Canadian Collateral” means all assets of Canadian Subsidiaries of the Parent Borrower.
“Canadian Subsidiary” shall mean “Canadian Loan Party”, as defined in the Original ABL Credit Agreement.
“Capital Stock” shall mean:
(1)    in the case of a corporation, corporate stock or shares;
(2)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(3)    in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and
(4)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“Cash Collateral” shall mean any Collateral consisting of Money or Cash Equivalents, Deposit Accounts, Instruments, any Security Entitlement and any Financial Assets.
“Cash Equivalents” shall mean (a) U.S. dollars, pounds sterling, euros, Canadian dollars, the national currency of any member state in the European Union or such other local currencies held by the Company or a Restricted Subsidiary from time to time in the ordinary course of business, (b) securities issued or directly and fully guaranteed or insured by the U.S. government, Canada, Switzerland or any country that is a member of the European Union or any agency or instrumentality thereof in each case maturing not more than two years from the date of acquisition, (c) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency), (d) repurchase obligations for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above, (e) commercial paper issued by a corporation (other than an Affiliate of the Parent Borrower) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition, (f) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof or any Canadian province having at least a rating of Aa3 from Moody’s or a rating of AA- from S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition, (g) Indebtedness issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition, (h) Indebtedness issued by Persons with an Investment Grade Rating, (i) investment funds investing at least 95% of their assets in securities of the types described in clauses (a) through (h) above and (j) instruments equivalent to those referred to in clauses (a) through (h) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States of America to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.
“Collateral” shall mean all Property now owned or hereafter acquired by any Borrower or any Guarantor in or upon which a Lien is granted or purported to be granted to the ABL Agent or the First Lien Notes Agent under any of the ABL Collateral Documents or the First Lien Notes Collateral Documents, together with all rents, issues, profits, products and Proceeds thereof.
“Collateral Agent” means the ABL Agent and/or the First Lien Notes Agent.
“Control” shall mean the possession, directly or indirectly, of the power (a) to vote 50% or more of the securities having ordinary voting power for the election of directors (or any similar governing body) of a Person, or (b) to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.
“Control Collateral” shall mean any Collateral consisting of any Certificated Security (as defined in Section 8-102 of the Uniform Commercial Code), Investment Property, Deposit Account, Instruments and any other Collateral as to which a Lien may be perfected through possession or control by the secured party, or any agent therefor.
“Copyright Licenses” shall have the meaning assigned to such term in the Intellectual Property Security Agreement as in effect on the Closing Date.
“Copyrights” shall have the meaning assigned to such term in the Intellectual Property Security Agreement as in effect on the Closing Date.
“Credit Documents” shall mean the ABL Documents and the First Lien Notes Documents.
“Credit Parties” shall mean the ABL Credit Parties and the First Lien Notes Parties.

“Debtor Relief Laws” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect affecting the rights of creditors generally.
“DIP Financing” shall have the meaning set forth in Section 6.1(a).
“Discharge of ABL Obligations” shall mean, subject to Section 5.3, (a) the payment in full in cash of the ABL Obligations that are outstanding and unpaid at the time all Indebtedness thereunder is paid in full including, with respect to amounts available to be drawn under outstanding letters of credit issued thereunder (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit) delivery or provision of Money or backstop letters of credit in respect thereof in compliance with the terms of any ABL Credit Agreement (which shall not exceed an amount equal to 101.5% of the aggregate undrawn amount of such letters of credit) and (b) the termination of all commitments to extend credit under the ABL Documents.
“Discharge of First Lien Notes Obligations” shall mean, subject to Section 5.3, (a) the payment in full in cash of the First Lien Notes Obligations that are outstanding and unpaid at the time all Indebtedness thereunder is paid in full and (b) with respect to any Future Notes Obligations, if applicable, the termination of all commitments to extend credit under the First Lien Notes Documents.
“Enforcement Notice” shall mean a written notice delivered, at a time when an event of default has occurred and is continuing, by either (a) in the case of a an event of default under the ABL Obligations, the ABL Agent to the First Lien Notes Agent or (b) in the case of an event of default under the First Lien Notes Obligations, the First Lien Notes Agent to the ABL Agent, in each case, announcing that an Enforcement Period has commenced, specifying the relevant event of default and stating the current balance of the ABL Obligations or the First Lien Notes Obligations, as applicable.
“Enforcement Period” shall mean the period of time following the receipt by either the ABL Agent or the First Lien Notes Agent of an Enforcement Notice until the earliest of (i) in the case of an Enforcement Period commenced by the First Lien Notes Agent, the discharge of First Lien Notes Obligations, (ii) in the case of an Enforcement Period commenced by the ABL Agent, the discharge of ABL Obligations, (iii) the ABL Agent or the First Lien Notes Agent (as applicable) agrees in writing to terminate its Enforcement Period, or (iv) the date on which the applicable event of default that was the subject of the Enforcement Notice relating to such Enforcement Period has been cured to the satisfaction of the ABL Agent or the First Lien Notes Agent (acting at the direction of the applicable parties pursuant to the First Lien Notes Documents), as applicable, or waived in writing in accordance with the requirements of the applicable documents.
“Event of Default” shall mean an Event of Default under any ABL Credit Agreement or any First Lien Notes Indenture.
“Exercise Any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” shall mean, except as otherwise provided in the final sentence of this definition:
(a)    the taking by any ABL Secured Party or First Lien Notes Secured Party of any action to enforce or realize upon any Lien, including the institution of any foreclosure proceedings or the noticing of any public or private sale pursuant to Article 9 of the Uniform Commercial Code;
(b)    the exercise by any ABL Secured Party or First Lien Notes Secured Party of any right or remedy provided to a secured creditor on account of a Lien under any of ABL Documents or First Lien Notes

Documents, under applicable law, in an Insolvency or Liquidation Proceeding or otherwise, including the election to retain any of the Collateral in satisfaction of a Lien;
(c)    the taking by any ABL Secured Party or First Lien Notes Secured Party of any action or the exercise of any right or remedy in respect of the collection on, set off against, marshaling of, injunction respecting or foreclosure on the Collateral or the Proceeds thereof;
(d)    the appointment on an application of a ABL Secured Party or First Lien Notes Secured Party of a receiver, receiver and manager or interim receiver of all or part of the Collateral;
(e)    the sale, lease, license, or other disposition of all or any portion of the Collateral by private or public sale conducted by a ABL Secured Party or First Lien Notes Secured Party or any other means permissible under applicable law;
(f)    the exercise of any other right of a secured creditor under Part 6 of Article 9 of the Uniform Commercial Code;
(g)    the exercise by any ABL Secured Party or First Lien Notes Secured Party of any voting rights relating to any Capital Stock included in the Collateral; and
(h)    the delivery of any claim or demand relating to the Collateral to any Person (including any securities intermediary, depository bank or landlord) in possession or control of any Collateral in connection with the collection of the ABL Obligations or First Lien Notes Obligations after the occurrence of an Event of Default (except, with respect to the ABL Lenders, such action shall not be deemed an Exercise of Secured Creditor Remedies if the ABL Lenders have not terminated their commitments to the ABL Borrowers under the ABL Credit Agreement and/or are continuing to make loans and advances to or for the benefit of the Parent Borrower and the Guarantors).
For the avoidance of doubt, exercising any right or remedy provided to an ABL Secured Party upon the occurrence of a Cash Dominion Period (as defined in the ABL Credit Agreement as in effect on the date hereof), reducing advance rates and sub-limits, imposing reserves, filing a proof of claim in bankruptcy court or seeking adequate protection in a manner consistent with this Agreement shall not be deemed to be an Exercise of Secured Creditor Remedies.
“Financing Lease” shall mean any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.
“First Lien Notes” shall mean, collectively, the 8.375% Senior Secured Notes due 2023, 8.625% Senior Secured Notes due 2025 and the 8.875% Senior Secured Notes due 2027, and all other notes issued pursuant to any First Lien Notes Indenture, in each case as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof.
“First Lien Notes Agent” shall have the meaning assigned to that term in the introduction to this Agreement and shall include any successor thereto.
“First Lien Notes Collateral Documents” shall mean all “Security Documents” as defined in the Original First Lien Notes Indenture, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with any First Lien Notes Indenture, in each case as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof.

“First Lien Notes Documents” shall mean the First Lien Notes Indenture, the First Lien Notes, the First Lien Notes Collateral Documents, all documents evidencing Future Notes Obligations, those other ancillary agreements as to which the First Lien Notes Agent, the First Lien Notes Trustee, or any First Lien Notes Holder is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any First Lien Notes Party or any of its respective Subsidiaries or Affiliates, and delivered to the First Lien Notes Agent or the First Lien Notes Trustee, in connection with any of the foregoing or any First Lien Notes Indenture, in each case as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof.
“First Lien Notes Guarantors” shall mean the collective reference to the Domestic Subsidiaries of the First Lien Notes Issuer and any other Person who becomes a guarantor under any of the First Lien Notes Documents.
“First Lien Notes Holders” shall mean the “holders” under and as defined in the Original First Lien Notes Indenture, and shall include all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “holder” or “Holder” under any First Lien Notes Indenture.
“First Lien Notes Indenture” shall mean the Original First Lien Notes Indenture and any other agreement extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the First Lien Notes Obligations, whether by the same or any other agent, trustee, holder, or group of holders and whether or not increasing the amount of any Indebtedness that may be incurred thereunder.
“First Lien Notes Issuer” shall have the meaning assigned to that term in the introduction to this Agreement.
“First Lien Notes Obligations” shall mean (i) all obligations of every nature of each First Lien Notes Party from time to time owed to the First Lien Notes Agent, the First Lien Notes Trustee, the First Lien Notes Holders or any of them, under any First Lien Notes Documents, whether for principal, interest, fees, expenses (including interest, fees, and expenses which, but for the filing of a petition in bankruptcy with respect to such First Lien Notes Party, would have accrued on any First Lien Notes Obligation, whether or not a claim is allowed or allowable against such First Lien Notes Party for such interest, fees, or expenses in the related Insolvency Proceeding), indemnification or otherwise, and all other amounts owing or due under the terms of the First Lien Notes Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time in accordance with the terms thereof and (ii) all Future Notes Obligations.
“First Lien Notes Parties” shall have the meaning assigned to that term in the recitals to this Agreement.
“First Lien Notes Priority Collateral” shall mean:
(1)    all Equipment, all Intellectual Property, all real property and interests therein and all Fixtures;
(2)    all Capital Stock and other Investment Property (other than investment property constituting ABL Priority Collateral under clause (4) or (6) of the definition of such term);
(3)    all Commercial Tort Claims that do not relate to ABL Priority Collateral;

(4)    all insurance policies relating to First Lien Notes Priority Collateral, but, for the avoidance of doubt, excluding business interruption insurance and credit insurance with respect to any Accounts or Credit Card Receivables (as defined in the ABL Credit Agreement);
(5)    except to the extent constituting ABL Priority Collateral under clause (6) or (7) of the definition of such term, all documents, all General Intangibles, all Instruments and all Letter-of-Credit Rights;
(6)    all collateral and guarantees given by any other person with respect to any of the foregoing, and all Supporting Obligations (including Letter-of-Credit Rights) with respect to any of the foregoing;
(7)    all books and Records to the extent relating to any of the foregoing;
(8)    all products and proceeds of the foregoing (such proceeds, “Notes Priority Proceeds”). Notwithstanding the foregoing, the term “First Lien Notes Priority Collateral” shall not include any assets referred to in clauses (1) through (5) of the definition of the term “ABL Priority Collateral”.
“First Lien Notes Recovery” shall have the meaning set forth in Section 5.3(b).
“First Lien Notes Secured Parties” shall mean the First Lien Notes Agent, the First Lien Notes Trustee, the First Lien Notes Holders and the Future Notes Indebtedness Secured Parties.
“First Lien Notes Trustee” shall have the meaning assigned to that term in the recitals to this Agreement, and shall include any successor thereto as well as any Person designated as “Trustee” under any First Lien Notes Indenture.
“Foreign Subsidiary” shall have the meaning provided in the Original ABL Credit Agreement and the Original First Lien Notes Indenture as in effect on the date hereof.
“Future Notes Indebtedness” shall mean any Indebtedness of the First Lien Notes Issuer and/or the First Lien Notes Guarantors that is secured by a Lien in favor of the First Lien Notes Agent pursuant to the First Lien Notes Collateral Documents and that was permitted to be incurred and so secured under each applicable First Lien Notes Document and ABL Document; provided that (i) the trustee, agent or other authorized representative for the holders of such Indebtedness (other than in the case of Additional Notes (as defined in the First Lien Notes Indenture)) and the First Lien Notes Issuer and the First Lien Notes Guarantors shall execute a joinder to this Agreement (in a form reasonably acceptable to the ABL Agent) and the Notes Security Agreement in the form attached thereto and (ii) the First Lien Notes Issuer shall designate such Indebtedness as “Secured Obligations” under the Notes Security Agreement.
“Future Notes Indebtedness Secured Parties” means holders of any Future Notes Obligations and any trustee, authorized representative or agent of such Future Notes Obligations.
“Future Notes Obligations” shall mean all obligations of every nature of each First Lien Notes Party from time to time owed to the Future Notes Indebtedness Secured Parties or any of them, under any documents governing Future Notes Indebtedness, whether for principal, interest, fees, expenses (including interest, fees, and expenses which, but for the filing of a petition in bankruptcy with respect to such First Lien Notes Party, would have accrued on any Future Notes Obligations, whether or not a claim is allowed or allowable against such First Lien Notes Party for such interest, fees, or expenses in the related Insolvency Proceeding), indemnification or otherwise, and all other amounts owing or due under the terms of the documents governing Future Notes Indebtedness, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time in accordance with the terms thereof (other than, in each case, obligations with respect to Additional Notes (as defined in the First Lien Notes Indenture) which shall constitute First Lien Notes Obligations).
“General Intangibles” shall mean all “general intangibles” as such term is defined in the Uniform Commercial Code including, with respect to any Credit Party, all contracts, agreements and indentures in any form, and portions thereof, to which such Credit Party is a party or under which such Credit Party has any right, title or interest or to which such Credit Party or any property of such Credit Party is subject, as the same may be amended, supplemented, restated or otherwise modified from time to time.
“Guarantor” shall mean any of the ABL Guarantors or the First Lien Notes Guarantors.
“Indebtedness” shall have the meaning provided in the ABL Credit Agreement and the First Lien Notes Indenture as in effect on the date hereof.
“Insolvency Proceeding” shall mean (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case covered by clauses (a) and (b) undertaken under United States Federal, State or foreign law, including the Bankruptcy Code or any other applicable Debtor Relief Law.
“Lien” shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement or any lease in the nature thereof); provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.
“Lien Priority” shall mean with respect to any Lien of the ABL Agent, the ABL Secured Parties, the First Lien Notes Agent, the First Lien Notes Secured Parties, or the Future Notes Indebtedness Secured Parties in the Collateral, the order of priority of such Lien as specified in Section 2.1.
“Original ABL Credit Agreement” shall have the meaning assigned to that term in the introduction to this Agreement.
“Original First Lien Notes Indenture” shall have the meaning assigned to that term in the introduction to this Agreement.
“Parent Borrower” shall have the meaning assigned to that term in the recitals to this Agreement.
“Party” shall mean the ABL Agent or the First Lien Notes Agent, and “Parties” shall mean, collectively, the ABL Agent and the First Lien Notes Agent.
“Patent License” shall have the meaning assigned to such term in the Intellectual Property Security Agreement as in effect on the Closing Date.
“Patents” shall have the meaning assigned to such term in the Intellectual Property Security Agreement as in effect on the Closing Date.

“Payment Collateral” shall mean all Accounts, Instruments, Chattel Paper, Letter-Of-Credit Rights, Deposit Accounts (other than the Asset Sales Proceeds Account), Securities Accounts and Payment Intangibles, together with all Supporting Obligations, in each case composing a portion of the Collateral.
“Priority Collateral” shall mean the ABL Priority Collateral or the First Lien Notes Priority Collateral, as applicable.
“Proceeds” shall mean (a) all “proceeds,” as defined in Article 9 of the Uniform Commercial Code, with respect to the Collateral, and (b) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily.
“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
“Secured Hedge Agreement” shall have the meaning provided in the ABL Credit Agreement as in effect on the date hereof.
“Secured Parties” shall mean the ABL Secured Parties and the First Lien Notes Secured Parties.
“Secured Supply Chain Financing” shall have the meaning provided in the ABL Credit Agreement as in effect on the date hereof.
“Subsidiary” shall mean with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (a) of which Capital Stock representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Supply Chain Bank” shall have the meaning provided in the ABL Credit Agreement as in effect on the date hereof.
“Trademark License” shall have the meaning assigned to such term in the Intellectual Property Security Agreement as in effect on the Closing Date.
“Trademarks” shall have the meaning assigned to such term in the Intellectual Property Security Agreement as in effect on the Closing Date.
“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided that to the extent that the Uniform Commercial Code is used to define any term in any security document and such term is defined differently in differing Articles of the Uniform Commercial Code, the definition of such term contained in Article 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, publication or priority of, or remedies with respect to, Liens of any Party is governed by the Uniform Commercial Code or foreign personal property security laws as enacted and in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” will mean the Uniform Commercial Code or such foreign personal property security laws as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“U.S. Bank” shall have the meaning assigned to that term in the introduction to this Agreement.
Section 1.3    Rules of Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting and shall be deemed to be followed by the phrase “without limitation,” and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, schedule and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, restatements, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, restatements, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any reference herein to the repayment in full of an obligation shall mean the payment in full in cash of such obligation, or in such other manner as may be approved in writing by the requisite holders or representatives in respect of such obligation, or in such other manner as may be approved by the requisite holders or representatives in respect of such obligation.
ARTICLE 2
LIEN PRIORITY
Section 2.1    Priority of Liens.
(a)    Subject to the provisos in subclauses (b) and (c) of Section 4.1, notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to the ABL Agent or the ABL Secured Parties in respect of all or any portion of the Collateral or of any Liens granted to the First Lien Notes Agent or any First Lien Notes Party in respect of all or any portion of the Collateral and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of the ABL Agent or the First Lien Notes Agent (or ABL Secured Parties or any First Lien Notes Parties) in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable Debtor Relief Law, or any other applicable law, or of the ABL Documents or the First Lien Notes Documents, (iv) whether the ABL Agent or the First Lien Notes Agent, in each case, either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of the ABL Agent or the First Lien Notes Agent (or ABL Secured Parties or any First Lien Notes Secured Parties) securing or purporting to secure any of the ABL Obligations or First Lien Notes Obligations, respectively, are (x) subordinated to any Lien securing any obligation of the Parent Borrower or any Guarantor other than the First Lien Notes Obligations or the ABL Obligations, respectively, or (y) otherwise subordinated, voided, avoided, invalidated or lapsed, or (vi) any other circumstance of any kind or nature whatsoever, the ABL Agent, on behalf of itself and the ABL Secured Parties and the First Lien Notes Agent, on behalf of itself and the other First Lien Notes Secured Parties and the Future Notes Indebtedness Secured Parties, hereby agree that:
(1)    any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of the First Lien Notes Agent, any First Lien Notes Secured Party or any Future Notes Indebtedness Secured Party that secures or purports to secure all or any portion of the First Lien Notes Obligations shall in all respects be junior and subordinate to all Liens granted to the ABL Agent and the ABL Secured Parties in the ABL Priority Collateral to secure all or any portion of the ABL Obligations;
(2)    any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of the ABL Agent or any ABL Secured Party that secures or purports to secure all or any portion of the ABL Obligations shall in all respects be senior and prior to all Liens granted to the First Lien Notes Agent, any First Lien Notes Secured Party, or any Future Notes Indebtedness Secured Party in the ABL Priority Collateral to secure all or any portion of the First Lien Notes Obligations;
(3)    any Lien in respect of all or any portion of the First Lien Notes Priority Collateral now or hereafter held by or on behalf of the ABL Agent or any ABL Secured Party that secures or purports to secure all or any portion of the ABL Obligations shall in all respects be junior and subordinate to all Liens granted to the First Lien Notes Agent, the First Lien Notes Secured Parties, and the Future Notes Indebtedness Secured Parties in the First Lien Notes Priority Collateral to secure all or any portion of the First Lien Notes Obligations; and
(4)    any Lien in respect of all or any portion of the First Lien Notes Priority Collateral now or hereafter held by or on behalf of the First Lien Notes Agent, any First Lien Notes Secured Party, or any Future Notes Indebtedness Secured Party that secures or purports to secure all or any portion of the First Lien Notes Obligations shall in all respects be senior and prior to all Liens granted to the ABL Agent or any ABL Secured Party in the First Lien Notes Priority Collateral to secure all or any portion of the ABL Obligations.
(b)    Notwithstanding any failure by any ABL Secured Party or First Lien Notes Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to the ABL Secured Parties or the First Lien Notes Secured Parties but, for the avoidance of doubt, subject to the provisos in subclauses (b) and (c) of Section 4.1, the priority and rights as between the ABL Secured Parties and the First Lien Notes Secured Parties with respect to the Collateral shall be as set forth herein.
(c)    The subordination of Liens by the First Lien Notes Agent and the ABL Agent in favor of one another as set forth herein shall not be deemed to subordinate the First Lien Notes Agent’s Liens or the ABL Agent’s Liens to the Liens of any other Person.
Section 2.2    Waiver of Right to Contest Liens.
(a)    Each of the First Lien Notes Agent, for and on behalf of itself, the First Lien Notes Secured Parties, and the Future Notes Indebtedness Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the perfection, priority, validity or enforceability of the Liens of the ABL Agent and the ABL Secured Parties in respect of the Collateral, the allowability of claims asserted with respect to the ABL Obligations, or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, the First Lien Notes Agent, for itself and on behalf of the First Lien Notes Secured Parties and the Future Notes Indebtedness Secured Parties, agrees that none of the First Lien Notes Agent, the First Lien Notes Secured Parties or the Future Notes Indebtedness Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the ABL Agent or any ABL Secured Party under the ABL Documents with respect to the ABL Priority Collateral. Except to the extent expressly set forth in this Agreement, the First Lien Notes Agent, for itself and on behalf of the First Lien Notes Secured Parties and the Future Notes Indebtedness Secured Parties, hereby waives any and all rights it, the First Lien Notes Secured Parties or the Future Notes Indebtedness Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the ABL Agent or any ABL Secured Party seeks to enforce its Liens in any ABL Priority Collateral. The foregoing shall not be construed to prohibit the First Lien Notes Agent from enforcing the provisions of this Agreement as to the relative priority of the parties hereto.
(b)    The ABL Agent, for and on behalf of itself and the ABL Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the perfection, priority, validity or enforceability of the Liens of the First Lien Notes Agent, the First Lien Notes Secured Parties, or the Future Notes Indebtedness Secured Parties in respect of the Collateral, the allowability of the claims asserted with respect to the First Lien Notes Obligations, or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, the ABL Agent, for itself and on behalf of the ABL Secured Parties, agrees that none of the ABL Agent or the ABL Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the First Lien Notes Agent, any First Lien Notes Secured Party, or any Future Notes Indebtedness Secured Party under the applicable First Lien Notes Documents with respect to the First Lien Notes Priority Collateral. Except to the extent expressly set forth in this Agreement, the ABL Agent, for itself and on behalf of the ABL Secured Parties, hereby waives any and all rights it or the ABL Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the First Lien Notes Agent, any First Lien Notes Secured Party, or any Future Notes Indebtedness Secured Party seeks to enforce its Liens in any First Lien Notes Priority Collateral. The foregoing shall not be construed to prohibit the ABL Agent from enforcing the provisions of this Agreement as to the relative priority of the parties hereto.
Section 2.3    Remedies Standstill.
(a)    Each of the First Lien Notes Agent, on behalf of itself, the First Lien Notes Secured Parties and the Future Notes Indebtedness Secured Parties, agrees that, until the date upon which the Discharge of ABL Obligations shall have occurred, neither such First Lien Notes Agent nor any First Lien Notes Secured Party or any Future Notes Indebtedness Secured Party will Exercise Any Secured Creditor Remedies with respect to any of the ABL Priority Collateral without the written consent of the ABL Agent. From and after the date upon which the Discharge of ABL Obligations shall have occurred (or prior thereto upon obtaining the written consent of the ABL Agent), the First Lien Notes Agent, any First Lien Notes Secured Party, or any Future Notes Indebtedness Secured Party may Exercise Any Secured Creditor Remedies under the applicable First Lien Notes Documents or applicable law as to any ABL Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the First Lien Notes Agent is at all times subject to the provisions of this Agreement, including Section 4.1 hereof.
(b)    The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that, until the date upon which the Discharge of First Lien Notes Obligations shall have occurred, neither the ABL Agent nor any ABL Secured Party will Exercise Any Secured Creditor Remedies with respect to the First Lien Notes Priority Collateral without the written consent of the First Lien Notes Agent. From and after the date upon which the Discharge of First Lien Notes Obligations shall have occurred (or prior thereto upon obtaining the written consent of the First Lien Notes Agent), the ABL Agent or any ABL Secured Party may Exercise Any Secured Creditor Remedies under the ABL Documents or applicable law as to any First Lien Notes Priority Collateral (other than with respect to any real property a mortgage over which has been granted pursuant to the terms of the First Lien Notes Documents and has not been granted pursuant to the terms of the ABL Documents); provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the ABL Agent is at all times subject to the provisions of this Agreement, including Section 4.1 hereof.
Section 2.4    Exercise of Rights.
(a)    No Other Restrictions. Except as otherwise set forth in this Agreement, each of the First Lien Notes Agent, each First Lien Notes Secured Party, each Future Notes Indebtedness Secured Party, the ABL Agent and each ABL Secured Party shall have any and all rights and remedies it may have as a creditor under applicable law, including the right to the Exercise of Secured Creditor Remedies; provided, however, that the Exercise of Secured Creditor Remedies with respect to the Collateral shall be subject to the Lien Priority and to the provisions of this Agreement, including Sections 2.3 and 4.1 hereof. None of the First Lien Notes Agent, any First Lien Notes Secured Party, any Future Notes Indebtedness Secured Party, the ABL Agent or any ABL Secured Party waives any claim it may have on grounds of commercial reasonableness. The ABL Agent may enforce the provisions of the ABL Documents, the First Lien Notes Agent may enforce the provisions of the applicable First Lien Notes Documents, and each may Exercise Any Secured Creditor Remedies, all in such order and in such manner as each may determine in the exercise of its sole discretion, consistent with the terms of this Agreement and mandatory provisions of applicable law; provided, however, that each of the ABL Agent and the First Lien Notes Agent agrees to provide to the other copies of any notices that it is required under applicable law to deliver to any Borrower or any Guarantor; provided further, however, that the ABL Agent’s failure to provide any such copies to the First Lien Notes Agent shall not impair any of the ABL Agent’s rights hereunder or under any of the ABL Documents and the First Lien Notes Agent’s failure to provide any such copies to the ABL Agent shall not impair any of such First Lien Notes Agent’s rights hereunder or under any of the applicable First Lien Notes Documents. Each of the First Lien Notes Agent, each First Lien Notes Secured Party, each Future Notes Indebtedness Secured Party, the ABL Agent and each ABL Secured Party agrees that it will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim, in the case of the First Lien Notes Agent, each First Lien Notes Secured Party, and each Future Notes Indebtedness Secured Party against either the ABL Agent or any other ABL Secured Party, and in the case of the ABL Agent and each other ABL Secured Party, against either the First Lien Notes Agent or any other First Lien Notes Secured Party, seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral which is consistent with the terms of this Agreement, and none of such Parties shall be liable for any such action taken or omitted to be taken.
(b)    Release of Liens. In the event of (A) any private or public sale of all or any portion of the ABL Priority Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the ABL Agent (other than in connection with a refinancing as described in Section 5.2(c)) or (B) any sale, transfer or other disposition of all or any portion of the ABL Priority Collateral (other than in connection with a refinancing as described in Section 5.2(c)), so long as such sale, transfer or other disposition is then permitted by the ABL Documents and the First Lien Notes Documents, each of the First Lien Notes Agent, on behalf of itself, the First Lien Notes Secured Parties, and the Future Notes Indebtedness Secured Parties, agrees such sale, transfer, other disposition or release will be free and clear of the Liens on such ABL Priority Collateral securing the First Lien Notes Obligations, and the First Lien Notes Agent’s and the First Lien Notes Secured Parties’ Liens with respect to the ABL Priority Collateral so sold, transferred, disposed or released shall terminate and be automatically unconditionally and simultaneously released without further action. In furtherance of, and subject to, the foregoing, the First Lien Notes Agent agrees, at the Credit Parties’ expense, that it will promptly execute any and all Lien releases or other documents reason ably requested by the ABL Agent in connection therewith. The First Lien Notes Agent hereby appoints the ABL Agent and any officer or duly authorized person of the ABL Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of such First Lien Notes Agent and in the name of such First Lien Notes Agent or in the ABL Agent’s own name, from time to time, in the ABL Agent’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable). All proceeds realized from any such sale or disposition shall be applied to the ABL Obligations or the First Lien Notes Obligations in accordance with the terms of this Agreement.
(i)    In the event of (A) any private or public sale of all or any portion of the First Lien Notes Priority Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the First Lien Notes Agent (other than in connection with a refinancing as described in Section 5.2(c)) or (B) any sale, transfer or other disposition of all or any portion of the First Lien Notes Priority Collateral (other than in connection with a refinancing as described in Section 5.2(c)), so long as such sale, transfer or other disposition is then permitted by the First Lien Notes Documents and the ABL Documents, the ABL Agent agrees, on behalf of itself and the ABL Secured Parties, that such sale, transfer, other disposition or release will be free and clear of the Liens on such First Lien Notes Priority Collateral securing the ABL Obligations and the ABL Agent’s and the ABL Secured Parties’ Liens with respect to the First Lien Notes Priority Collateral so sold, transferred, disposed or released shall terminate and be automatically unconditionally and simultaneously released without further action. In furtherance of, and subject to, the foregoing, the ABL Agent agrees, at the Credit Parties’ expense, that it will promptly execute any and all Lien releases or other documents reasonably requested by the First Lien Notes Agent in connection therewith. The ABL Agent hereby appoints the First Lien Notes Agent and any officer or duly authorized person of the First Lien Notes Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of the ABL Agent and in the name of the ABL Agent or in the First Lien Notes Agent’s own name, from time to time, in the First Lien Notes Agent’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable). All proceeds realized from any such sale or disposition shall be applied to the ABL Obligations or the First Lien Notes Obligations in accordance with the terms of this Agreement.
Section 2.5    No New Liens.
(a)    Subject to Section 2.5(c), until the date upon which the Discharge of ABL Obligations shall have occurred, no First Lien Notes Secured Party shall acquire or hold any Lien on any assets of any Credit Party (other than any real estate that is a Mortgaged Property) securing any First Lien Notes Obligation which assets are not also subject to the Lien of the ABL Agent under the ABL Documents. Subject to Section 2.5(c), if any First Lien Notes Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets of any Credit Party securing any First Lien Notes Obligation which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, subject to the Lien Priority set forth herein, then the First Lien Notes Agent (or the relevant First Lien Notes Party), shall, without the need for any further consent of any other First Lien Notes Party, the Company or any Guarantor, and notwithstanding anything to the contrary in any other First Lien Notes Document, be deemed to also hold and have held such Lien as bailee for the benefit of the ABL Agent as security for the ABL Obligations

(subject to the Lien Priority and other terms hereof) and shall promptly notify the ABL Agent in writing of the existence of such Lien.
(b)    Until the date upon which the Discharge of First Lien Notes Obligations shall have occurred, no ABL Secured Party shall acquire or hold any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of each of the First Lien Notes Agent, or any other agent under any First Lien Notes Documents, subject to the Lien Priority set herein. If any ABL Secured Party shall (nonetheless and in breach of this Agreement) acquire or hold any Lien on any assets of the Company or any Guarantor securing any ABL Obligations which assets are not also subject to the Lien of the First Lien Notes Agent, subject to the Lien Priority set forth herein, then the ABL Agent (or the relevant ABL Secured Party) shall, without the need for any further consent of any other ABL Secured Party, the Company or any Guarantor and notwithstanding anything to the contrary in any other ABL Document be deemed to also hold and have held such Lien as bailee for the benefit of the First Lien Notes Agent as security for the First Lien Notes Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the First Lien Notes Agent in writing of the existence of such Lien.
(c)    Notwithstanding anything in this Agreement to the contrary, the provisions of clauses (a) and (b) of this Section 2.5 shall not apply to (i) any real property a mortgage over which has been granted pursuant to the terms of the First Lien Notes Documents and has not been granted pursuant to the terms of the ABL Documents (ii) any cash or cash equivalents pledged to secure ABL Obligations consisting of reimbursement obligations in respect of letters of credit  or (iii) any Canadian Collateral.  The First Lien Notes Agent, on behalf of itself and/or the First Lien Notes Secured Parties, acknowledges and agrees that, notwithstanding anything in this Agreement to the contrary, no First Lien Notes Secured Party shall (a) have any Lien on the Canadian Collateral or any other rights thereto or interests therein, (b) commence or take any enforcement action with respect to the Canadian Subsidiaries or the Canadian Collateral or (c) contest, protest, object to, or interfere with the manner in which the ABL Agent or any ABL Secured Party seeks to enforce its Liens in any Canadian Collateral.
Section 2.6    Waiver of Marshalling.
(a)    Until the Discharge of the ABL Obligations, the First Lien Notes Agent, on behalf of itself and the applicable First Lien Notes Secured Parties, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the ABL Priority Collateral or any other similar rights a junior secured creditor may have under applicable law.
(b)    Until the Discharge of the First Lien Notes Obligations, the ABL Agent, on behalf of itself and the ABL Secured Parties, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the First Lien Notes Priority Collateral or any other similar rights a junior secured creditor may have under applicable law.
ARTICLE 3
ACTIONS OF THE PARTIES
Section 3.1    Certain Actions Permitted. The First Lien Notes Agent and the ABL Agent may make such demands or file such claims or proofs of claim in respect of the First Lien Notes Obligations or the ABL Obligations, as applicable, as are necessary to prevent the waiver or bar of such claims under applicable statutes of limitations or other statutes, court orders, or rules of procedure at any time.
Section 3.2    Agent for Perfection. The ABL Agent, for and on behalf of itself and each ABL Secured Party, and the First Lien Notes Agent, for and on behalf of itself, each First Lien Notes Secured Party and each Future Notes Indebtedness Secured Party, as applicable, each agree to hold all Control Collateral and Cash Collateral that is part of the Collateral in their respective possession, custody, or control (or in the possession, custody, or control of agents or bailees for either) as agent for the other solely for the purpose of perfecting the security interest granted to each in such Control Collateral or Cash Collateral, subject to the terms and conditions of this Section 3.2. None of the ABL Agent, the ABL Secured Parties, the First Lien Notes Agent, the First Lien Notes Secured Parties or the Future Notes Indebtedness Secured Parties, as applicable, shall have any obligation whatsoever to the others to assure that the Control Collateral is genuine or owned by any Borrower, any Guarantor, or any other Person or to preserve rights or benefits of any Person. The duties or responsibilities of the ABL Agent and the First Lien Notes Agent under this Section 3.2 are and shall be limited solely to holding or maintaining control of the Control Collateral and the Cash Collateral as agent for the other Party for purposes of perfecting the Lien held by the First Lien Notes Agent or the ABL Agent, as applicable. The ABL Agent is not and shall not be deemed to be a fiduciary of any kind for the First Lien Notes Agent, the First Lien Notes Secured Parties, the Future Notes Indebtedness Secured Parties, or any other Person. The First Lien Notes Agent is not and shall not be deemed to be a fiduciary of any kind for the ABL Agent, the ABL Secured Parties, or any other Person. In the event that (a) the First Lien Notes Agent, any First Lien Notes Secured Party, or any Future Notes Indebtedness Secured Party receives any Collateral or Proceeds of the Collateral in violation of the terms of this Agreement, or (b) the ABL Agent or any ABL Secured Party receives any Collateral or Proceeds of the Collateral in violation of the terms of this Agreement, then such First Lien Notes Agent, such First Lien Notes Secured Party, such Future Notes Indebtedness Secured Party, the ABL Agent, or such ABL Secured Party, as applicable, shall promptly pay over such Proceeds or Collateral to (i) in the case of clause (a), the ABL Agent, or (ii) in the case of clause (b), the First Lien Notes Agent, in each case, in the same form as received with any necessary endorsements, for application in accordance with the provisions of Section 4.1 of this Agreement.
Section 3.3    Sharing of Information and Access. In the event that the ABL Agent shall, in the exercise of its rights under the ABL Collateral Documents or otherwise, receive possession or control of any books and Records of any First Lien Notes Party which contain information identifying or pertaining to the First Lien Notes Priority Collateral, the ABL Agent shall, upon request from the First Lien Notes Agent and as promptly as practicable thereafter, either make available to the First Lien Notes Agent such books and Records for inspection and duplication or provide to the First Lien Notes Agent copies thereof. In the event that the First Lien Notes Agent shall, in the exercise of its rights under the applicable First Lien Notes Collateral Documents or otherwise, receive possession or control of any books and records of any ABL Credit Party which contain information identifying or pertaining to any of the ABL Priority Collateral, such First Lien Notes Agent shall, upon request from the ABL Agent and as promptly as practicable thereafter, either make available to the ABL Agent such books and records for inspection and duplication or provide the ABL Agent copies thereof.
Section 3.4    Insurance. Proceeds of Collateral include insurance proceeds and, therefore, the Lien Priority shall govern the ultimate disposition of casualty insurance proceeds. Each of the ABL Agent, and the First Lien Notes Agent shall be named as additional insured or loss payee, as applicable, with respect to all insurance policies relating to Collateral. The ABL Agent shall have the sole and exclusive right, as against the First Lien Notes Agent, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of ABL Priority Collateral. The First Lien Notes Agent shall have the sole and exclusive right, as against the ABL Agent, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of First Lien Notes Priority Collateral. All proceeds of such insurance shall be remitted to the ABL Agent or the applicable First Lien Notes Agent, as the case may be, and each of the First Lien Notes Agent and ABL Agent shall cooperate (if necessary) in a reasonable manner in effecting the payment of insurance proceeds in accordance with Section 4.1 hereof.
Section 3.5    No Additional Rights For the Credit Parties Hereunder. Except as provided in Section 3.6, if any ABL Secured Party or First Lien Notes Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, the Credit Parties shall not be entitled to use such violation as a defense to any action by any ABL Secured Party or First Lien Notes Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any ABL Secured Party or First Lien Notes Secured Party.
Section 3.6    Inspection Rights and Insurance.
(a)    Without limiting any rights the ABL Agent or any other ABL Secured Party may otherwise have under applicable law or by agreement, the ABL Agent, the ABL Secured Parties and any representatives designated by the ABL Agent may, at any time and whether or not the First Lien Notes Agent or any other First Lien Notes Secured Party has commenced and is continuing to Exercise Any Secured Creditor Remedies (the “ABL Permitted Access Right”), (i) during normal business hours on any business day, access ABL Priority Collateral that (A) is stored or located in or on, (B) has become an accession with respect to (within the meaning of Section 9-335 of the Uniform Commercial Code), or (C) has been commingled with (within the meaning of Section 9-336 of the Uniform Commercial Code), First Lien Notes Priority Collateral and (ii) in the event of any liquidation of the ABL Priority Collateral (or any other Exercise of Secured Creditor Remedies by the ABL Agent or any representatives designated by the ABL Agent (including any ABL Borrower or ABL Guarantor) acting with the consent or on behalf of the ABL Agent), use the First Lien Notes Priority Collateral (including without limitation, Equipment, Fixtures, Intellectual Property, General Intangibles and Real Estate) (A) in the case of First Lien Notes Priority Collateral other than Intellectual Property, until the date that is 120 days after the commencement of such liquidation of the ABL Priority Collateral or Exercise of Secured Creditor Remedies, as the case may be, and (B) in the case of Intellectual Property until the liquidation of such ABL Priority Collateral is completed, non-exclusively, royalty free and without other costs, expenses or charges, in the case of each of (i) and (ii), (x) for the limited purposes of assembling, inspecting, copying or downloading information stored on, taking actions to perfect its Lien on, completing a production run of inventory involving, taking possession of, moving, preparing and advertising for sale, selling, liquidating (by public auction, private sale or a “store closing”, “going out of business” or similar sale, whether in bulk, in lots or to customers in the ordinary course of business, which sale may include augmented inventory of the same type sole in the ABL Borrowers’ and ABL Guarantors’ business), storing or otherwise dealing with, or to Exercise Any Secured Creditor Remedies with respect to, the ABL Priority Collateral (collectively, “ABL Permitted Access Purposes”) and (y) without notice to, the involvement of or interference by any First Lien Notes Secured Party or liability to any First Lien Notes Secured Party. In the event that any ABL Secured Party has commenced and is continuing to Exercise Any Secured Creditor Remedies with respect to any ABL Priority Collateral, neither the First Lien Notes Agent nor any First Lien Notes Secured Party may sell, assign or otherwise transfer the related First Lien Notes Priority Collateral prior to the expiration of the 120-day period commencing on the date such ABL Secured Party begins to Exercise Any Secured Creditor Remedies, unless the purchaser, assignee or transferee thereof agrees to be bound by the provisions of this Section 3.6. If any stay or other order that prohibits the ABL Agent and other ABL Secured Parties from commencing and continuing to Exercise Any Secured Creditor Remedies with respect to ABL Priority Collateral has been entered by a court of competent jurisdiction, such 120-day period shall be tolled during the pendency of any such stay or other order. The ABL Agent and the ABL Secured Parties shall not be obligated to pay any amounts to the First Lien Notes Agent or the First

Lien Notes Secured Parties (or any Person claiming by, through or under the First Lien Notes Secured Parties, including any purchaser of the First Lien Notes Priority Collateral) or to the ABL Borrowers and ABL Guarantors, for or in respect of the use by the ABL Agent and the ABL Secured Parties of the First Lien Notes Priority Collateral in accordance with this Section and none of the ABL Agent or the ABL Secured Parties shall be obligated to secure, protect, insure or repair any such First Lien Notes Priority Collateral (other than for damages caused by the ABL Agent, the ABL Secured Parties or other respective employees, agents and representatives).
(b)    The First Lien Notes Agent and the other First Lien Notes Secured Parties shall use commercially reasonable efforts to not hinder or obstruct the ABL Agent and the other ABL Secured Parties from exercising the ABL Permitted Access Right.
(c)    Subject to the terms hereof, the First Lien Notes Agent may advertise and conduct public auctions or private sales of the First Lien Notes Priority Collateral without notice (except as required herein or by applicable law) to, the involvement of or interference by any ABL Secured Party or liability to any ABL Secured Party.
ARTICLE 4
APPLICATION OF PROCEEDS
Section 4.1    Application of Proceeds.
(a)    Revolving Nature of ABL Obligations. Each of the First Lien Notes Agent, for and on behalf of itself, the First Lien Notes Secured Parties, and the Future Notes Indebtedness Secured Parties, expressly acknowledges and agrees that (i) any ABL Credit Agreement includes a revolving commitment, that in the ordinary course of business the ABL Agent and the ABL Secured Parties will apply payments and make advances thereunder, and that no application of any Payment Collateral or Cash Collateral or the release of any Lien by the ABL Agent upon any portion of the Collateral in connection with a permitted disposition under any ABL Credit Agreement shall constitute the Exercise of Secured Creditor Remedies under this Agreement; (ii) the amount of the ABL Obligations that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of the ABL Obligations may be modified, extended or amended from time to time, and that the aggregate amount of the ABL Obligations may be increased, replaced or refinanced, in each event, without notice to or consent by the First Lien Notes Secured Parties and without affecting the provisions hereof; and (iii) all ABL Priority Collateral received by the ABL Agent may be applied, reversed, reapplied, credited, or reborrowed, in whole or in part, to the ABL Obligations at any time. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of either the ABL Obligations or the First Lien Notes Obligations, or any portion thereof.
(b)    Application of Proceeds of ABL Priority Collateral. The ABL Agent and the First Lien Notes Agent hereby agree that all ABL Priority Collateral, and all ABL Priority Proceeds thereof, received by either of them in connection with any enforcement action with respect to any Collateral (including set off and Exercise of Secured Creditor Remedies with respect to ABL Priority Collateral) or any Insolvency Proceeding shall be applied, first, to the payment of costs and expenses of the ABL Agent in connection with such Exercise of Secured Creditor Remedies, second, to the payment of the ABL Obligations in accordance with the ABL Documents until the Discharge of ABL Obligations shall have occurred,

third, to the payment of the First Lien Notes Obligations, and fourth, the balance, if any, to the Credit Parties or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct;
(c)    Application of Proceeds of First Lien Notes Priority Collateral. The ABL Agent and the First Lien Notes Agent hereby agree that all First Lien Notes Priority Collateral, and all Notes Priority Proceeds thereof, received by either of them in connection with any enforcement action with respect to any Collateral (including set off and Exercise of Secured Creditor Remedies with respect to First Lien Notes Priority Collateral) or any Insolvency Proceeding shall be applied, first, to the payment of costs and expenses of the First Lien Notes Agent in connection with such Exercise of Secured Creditor Remedies, second, to the payment of the First Lien Notes Obligations in accordance with the First Lien Notes Documents until the Discharge of First Lien Notes Obligations shall have occurred, third, to the payment of the ABL Obligations; and
fourth, the balance, if any, to the Credit Parties or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct;
(d)    Limited Obligation or Liability. In exercising remedies, whether as a secured creditor or otherwise, the ABL Agent shall have no obligation or liability to the First Lien Notes Agent or to any First Lien Notes Secured Party or to any Future Notes Indebtedness Secured Party, and no First Lien Notes Agent shall have any obligation or liability to the ABL Agent or any ABL Secured Party, regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by each Party under the terms of this Agreement so long as such exercise of remedies is conducted in a commercially reasonable manner, in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.
(e)    Turnover of Cash Collateral After Discharge. So long as neither the Discharge of ABL Obligations nor the Discharge of First Lien Notes Obligations has occurred, whether or not any Insolvency Proceeding has been commenced by or against any Borrower or any Guarantor, any Collateral or Proceeds thereof received by any Collateral Agent or any First Lien Notes Secured Parties or the ABL Secured Parties in connection with the exercise of any right or remedy (including set off) relating to the Collateral or otherwise received in contravention of this Agreement shall be segregated and held in trust and forthwith paid over to the Collateral Agent with a senior lien on such Collateral for the benefit of the First Lien Notes Secured Parties or the ABL Secured Parties, as the case may be, in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. Each Collateral Agent is hereby authorized by the other Collateral Agent to make any such endorsements as agent for the other Collateral Agent or any First Lien Notes Secured Parties or the ABL Secured Parties, as the case may be. This authorization is coupled with an interest and is irrevocable until the Discharge of ABL Obligations and Discharge of First Lien Notes Obligations. Upon the Discharge of ABL Obligations, the ABL Agent shall (at the ABL Borrowers’ expense) deliver to the First Lien Notes Agent or shall execute such documents as the First Lien Notes Agent may reasonably request (at the ABL Borrowers’ expense) to enable the First Lien Notes Agent to have control over any Cash Collateral or Control Collateral still in the ABL Agent’s possession, custody, or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. Upon the Discharge of First Lien Notes Obligations, the First Lien Notes Agent shall (the First Lien Notes Issuer’s expense) deliver to the ABL Agent or shall execute such documents as the ABL Agent may reasonably request to enable the ABL Agent to have control over any Cash Collateral or Control Collateral still in the First Lien Notes Agent’s possession, custody or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct.
Section 4.2    Specific Performance. Each of the ABL Agent and the First Lien Notes Agent is hereby authorized to demand specific performance of this Agreement, whether or not any Borrower or any Guarantor shall have complied with any of the provisions of any of the Credit Documents, at any time when the other Party shall have failed to comply with any of the provisions of this Agreement applicable to it. Each of the ABL Agent, for and on behalf of itself and the ABL Secured Parties, and the First Lien Notes Agent, for and on behalf of itself, the First Lien Notes Secured Parties, and the Future Notes Indebtedness Secured Parties, hereby irrevocably waives any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.
Section 4.3    Exercise of Remedies – Set Off and Tracing of and Priorities in Proceeds.
(a)    The First Lien Notes Agent, for itself and on behalf of the applicable First Lien Notes Secured Parties, agrees that prior to an issuance of an Enforcement Notice, all funds deposited in an account subject to a control agreement in favor of the ABL Agent or a Dominion Account (as defined in the ABL Credit Agreement as in effect on the date hereof) that constitute ABL Priority Collateral and then applied to the ABL Obligations shall be treated as ABL Priority Collateral and, unless the ABL Agent has actual knowledge to the contrary, any claim that payments made to the ABL Agent through the Deposit Accounts and Securities Accounts that are subject to such control agreements or Dominion Accounts, respectively, are Proceeds of or otherwise constitute First Lien Notes Priority Collateral are waived by the First Lien Notes Agent and the First Lien Notes Secured Parties; provided that after the issuance of an Enforcement Notice by the First Lien Notes Agent, all identifiable proceeds of First Lien Notes Priority Collateral shall be deemed First Lien Notes Priority Collateral, whether or not held in an account subject to a control agreement.
(b)    The ABL Agent, for itself and on behalf of the ABL Secured Parties, and the First Lien Notes Agent, for itself and on behalf of the First Lien Notes Secured Parties, further agree that prior to an issuance of an Enforcement Notice, any Proceeds of Collateral, whether or not deposited in an account subject to a deposit account control agreement or a securities account control agreement, shall not (as between the Collateral Agents, the ABL Secured Parties and the First Lien Notes Secured Parties) be treated as Proceeds of Collateral for purposes of determining the relative priorities in the Collateral.
ARTICLE 5
INTERCREDITOR ACKNOWLEDGEMENTS AND WAIVERS
Section 5.1    Notice of Acceptance and Other Waivers.
(a)    All ABL Obligations at any time made or incurred by any Borrower or any Guarantor shall be deemed to have been made or incurred in reliance upon this Agreement, and each of the First Lien Notes Agent, on behalf of itself, the First Lien Notes Secured Parties, and the Future Notes Indebtedness Secured Parties, hereby waives notice of acceptance, or proof of reliance by the ABL Agent or any ABL Secured Party of this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or non-payment of all or any part of the ABL Obligations. All First Lien Notes Obligations at any time made or incurred by any Borrower or any Guarantor shall be deemed to have been made or incurred in reliance upon this Agreement, and the ABL Agent, on behalf of itself and the ABL Secured Parties, hereby waives notice of acceptance, or proof of reliance, by the First Lien Notes Agent, any First Lien Notes Secured Party,

or any Future Notes Indebtedness Secured Party of this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or non-payment of all or any part of the First Lien Notes Obligations.
(b)    None of the ABL Agent, any ABL Secured Party, or any of their respective Affiliates, directors, officers, employees, or agents shall be liable for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If the ABL Agent or any ABL Lender honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any ABL Credit Agreement or any of the other ABL Documents, whether the ABL Agent or any ABL Lender has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any First Lien Notes Indenture, or any other First Lien Notes Document (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the ABL Agent or any ABL Secured Party otherwise should exercise any of its contractual rights or remedies under any ABL Documents (subject to the express terms and conditions hereof), neither the ABL Agent nor any ABL Secured Party shall have any liability whatsoever to the First Lien Notes Agent, any First Lien Notes Secured Party, or any Future Notes Indebtedness Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). The ABL Agent and the ABL Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under any ABL Credit Agreement and any of the other ABL Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the First Lien Notes Agent or any of the First Lien Notes Secured Parties or any of the Future Notes Indebtedness Secured Parties have in the Collateral, except as otherwise expressly set forth in this Agreement. Each of the First Lien Notes Agent, on behalf of itself, the First Lien Notes Secured Parties, and the Future Notes Indebtedness Secured Parties, agrees that neither the ABL Agent nor any ABL Secured Party shall incur any liability as a result of a sale, lease, license, application, or other disposition of all or any portion of the Collateral or Proceeds thereof, pursuant to the ABL Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.
(c)    None of the First Lien Notes Agent, any First Lien Notes Secured Party, any Future Notes Indebtedness Secured Party, or any of their respective Affiliates, directors, officers, employees, or agents shall be liable for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If the First Lien Notes Agent, any First Lien Notes Secured Party, or any Future Notes Indebtedness Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any any First Lien Notes Indenture, or any of the other First Lien Notes Documents, whether the First Lien Notes Agent, any First Lien Notes Secured Party, or any Future Notes Indebtedness Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any ABL Credit Agreement or any other ABL Document (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the First Lien Notes Agent, any First Lien Notes Secured Party, or any Future Notes Indebtedness Secured Party otherwise should exercise any of its contractual rights or remedies under the First Lien Notes Documents (subject to the express terms and conditions hereof), none of the First Lien Notes Agent, any First Lien Notes Secured Party, or any Future Notes Indebtedness Secured Party shall have any liability whatsoever to the ABL Agent or any ABL Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). The First Lien Notes Agent, the First Lien Notes Secured

Parties, and the Future Notes Indebtedness Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under the First Lien Notes Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the ABL Agent or any ABL Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement. The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that none of the First Lien Notes Agent, the First Lien Notes Secured Parties, or the Future Notes Indebtedness Secured Parties shall incur any liability as a result of a sale, lease, license, application, or other disposition of the Collateral or any part or Proceeds thereof, pursuant to the First Lien Notes Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.
Section 5.2    Modifications to ABL Documents and First Lien Notes Documents.
(a)    Each of the First Lien Notes Agent, on behalf of itself, the First Lien Notes Secured Parties, and the Future Notes Indebtedness Secured Parties, hereby agrees that, without affecting the obligations of the First Lien Notes Agent, the First Lien Notes Secured Parties, and the Future Notes Indebtedness Secured Parties hereunder, the ABL Agent and the ABL Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to the First Lien Notes Agent, any First Lien Notes Secured Party, or any Future Notes Indebtedness Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to the First Lien Notes Agent, any First Lien Notes Secured Party, or any Future Notes Indebtedness Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the ABL Documents in any manner whatsoever, including, without limitation, to:
(i)    change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the ABL Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the ABL Obligations or any ABL Documents or any related documents;
(ii)    retain or obtain a Lien on any property of any person to secure any of the ABL Obligations, and in connection therewith to enter into any additional documents related to the ABL Credit Agreement;
(iii)    amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any person obligated in any manner under or in respect of the ABL Obligations;
(iv)    release its Lien on any Collateral or other Property;
(v)    exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;
(vi)    retain or obtain the primary or secondary obligation of any other Person with respect to any of the ABL Obligations; and
(vii)    otherwise manage and supervise the ABL Obligations as the ABL Agent shall deem appropriate.

(b)    The ABL Agent, on behalf of itself and the ABL Secured Parties, hereby agrees that, without affecting the obligations of the ABL Agent and the ABL Secured Parties hereunder, the First Lien Notes Agent, the First Lien Notes Secured Parties, and the Future Notes Indebtedness Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to the ABL Agent or any ABL Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to the ABL Agent or any ABL Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the First Lien Notes Documents in any manner whatsoever, including, without limitation, to:
(i)    change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the First Lien Notes Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the First Lien Notes Obligations or any of the First Lien Notes Documents;
(ii)    retain or obtain a Lien on any Property of any Person to secure any of the First Lien Notes Obligations, and in connection therewith to enter into any additional First Lien Notes Documents;
(iii)    amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the First Lien Notes Obligations;
(iv)    release its Lien on any Collateral or other Property;
(v)    exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;
(vi)    retain or obtain the primary or secondary obligation of any other Person with respect to any of the First Lien Notes Obligations; and
(vii)    otherwise manage and supervise the applicable First Lien Notes Obligations as the applicable Term Agent shall deem appropriate.
(c)    The ABL Obligations and the First Lien Notes Obligations of any series may be refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refinancing transaction under any ABL Document or any Term Document) of the ABL Agent, the ABL Secured Parties, First Lien Notes Agent, the First Lien Notes Secured Parties, or the Future Notes Indebtedness Secured Parties, as the case may be, all without affecting the Lien Priorities provided for herein or the other provisions hereof, provided, however, that the holders of such refinancing Indebtedness (or an authorized agent or trustee on their behalf) bind themselves in writing to the terms of this Agreement pursuant to such documents or agreements (including amendments or supplements to this Agreement) as the ABL Agent or the First Lien Notes Agent, as the case may be, shall reasonably request and in form and substance reasonably acceptable to the ABL Agent or the First Lien Notes Agent, as the case may be, and any such refinancing transaction shall be in accordance with any applicable provisions of both the ABL Documents and the First Lien Notes Documents.

Section 5.3    Reinstatement and Continuation of Agreement.
(a)    If the ABL Agent or any ABL Secured Party is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Borrower, any Guarantor, or any other Person any payment made in satisfaction of all or any portion of the ABL Obligations (an “ABL Recovery”), then the ABL Obligations shall be reinstated to the extent of such ABL Recovery. If this Agreement shall have been terminated prior to such ABL Recovery, this Agreement shall be reinstated in full force and effect in the event of such ABL Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of the ABL Agent, the First Lien Notes Agent, the ABL Secured Parties, the First Lien Notes Secured Parties, and the Future Notes Indebtedness Secured Parties under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Borrower or any Guarantor or any other circumstance which otherwise might constitute a defense available to, or a discharge of any Borrower or any Guarantor in respect of the ABL Obligations or the First Lien Notes Obligations. No priority or right of the ABL Agent or any ABL Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Borrower or any Guarantor or by the noncompliance by any Person with the terms, provisions, or covenants of any of the ABL Documents, regardless of any knowledge thereof which the ABL Agent or any ABL Secured Party may have.
(b)    If the First Lien Notes Agent, any First Lien Notes Secured Party, or any Future Notes Indebtedness Secured Party is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Borrower, any Guarantor, or any other Person any payment made in satisfaction of all or any portion of the First Lien Notes Obligations (a “First Lien Notes Recovery”), then the First Lien Notes Obligations shall be reinstated to the extent of such First Lien Notes Recovery. If this Agreement shall have been terminated prior to such First Lien Notes Recovery, this Agreement shall be reinstated in full force and effect in the event of such First Lien Notes Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of the ABL Agent, the First Lien Notes Agent, the ABL Secured Parties, the First Lien Notes Secured Parties, and the Future Notes Indebtedness Secured Parties under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Borrower or any Guarantor or any other circumstance which otherwise might constitute a defense available to, or a discharge of any Borrower or any Guarantor in respect of the ABL Obligations or the First Lien Notes Obligations. No priority or right of the the First Lien Notes Agent, any First Lien Notes Secured Party, or any Future Notes Indebtedness Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Borrower or any Guarantor or by the noncompliance by any Person with the terms, provisions, or covenants of any of the First Lien Notes Documents, regardless of any knowledge thereof which the First Lien Notes Agent, any First Lien Notes Secured Party, or any Future Notes Indebtedness Secured Party may have.
ARTICLE 6
INSOLVENCY PROCEEDINGS
Section 6.1    DIP Financing.
(a)    If any Borrower or any Guarantor shall be subject to any Insolvency Proceeding at any time prior to the Discharge of ABL Obligations, and the ABL Agent or the ABL Secured Parties shall seek to provide any Borrower or any Guarantor with, or consent to a third party providing, any financing under Section 364 of the Bankruptcy Code (or any comparable provision of any other applicable Debtor Relief Law) or consent to any order for the use of cash collateral under Section 363 of the Bankruptcy Code (or any comparable provision of any other applicable Debtor Relief Law) (each, a “DIP Financing”), with such DIP Financing to be secured by all or any portion of the ABL Priority Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code (or any comparable provision of any other applicable Debtor Relief Law) would be ABL Priority Collateral) (it being understood that the ABL Agent and the ABL Secured Parties shall not propose any DIP Financing with respect to the First Lien Notes Priority Collateral in competition with the First Lien Notes Agent and the First Lien Notes Secured Parties without the consent of the First Lien Notes Agent), then each of the First Lien Notes Agent, on behalf of itself, the First Lien Notes Secured Parties, and the Future Notes Indebtedness Secured Parties, agrees that it will raise no objection and will not support any objection to such DIP Financing or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of such First Lien Notes Agent securing the First Lien Notes Obligations or on any other grounds (and will not request any adequate protection solely as a result of such DIP Financing), so long as (i) the First Lien Notes Agent retains its Lien on the Collateral to secure the First Lien Notes Obligations (in each case, including Proceeds thereof arising after the commencement of the Insolvency Proceeding) and, as to the First Lien Notes Priority Collateral only, such Lien has the same priority as existed prior to the commencement of the Insolvency Proceeding and any Lien on First Lien Notes Priority Collateral securing such DIP Financing is junior and subordinate to the Lien of the First Lien Notes Agent on the First Lien Notes Priority Collateral, (ii) all Liens on ABL Priority Collateral securing any such DIP Financing shall be senior to or on a parity with the Liens of the ABL Agent and the ABL Secured Parties securing the ABL Obligations on ABL Priority Collateral and (iii) if the ABL Agent receives an adequate protection Lien on post-petition assets of the debtor to secure the ABL Obligations, the First Lien Notes Agent also may seek to obtain an adequate protection Lien on such post-petition assets of the debtor to secure the First Lien Notes Obligations, provided that (x) such Liens in favor of the ABL Agent and the First Lien Notes Agent shall be subject to the provisions of Section 6.1(c) hereof and (y) the foregoing provisions of this Section 6.1(a) shall not prevent the First Lien Notes Agent, the First Lien Notes Secured Parties, and the Future Notes Indebtedness Secured Parties from objecting to any provision in any DIP Financing relating to any provision or content of a plan of reorganization.
(b)    If any Borrower or any Guarantor shall be subject to any Insolvency Proceeding at any time prior to the Discharge of First Lien Notes Obligations, and the First Lien Notes Agent, the First Lien Notes Secured Parties, or the Future Notes Indebtedness Secured Parties shall seek to provide any Borrower or any Guarantor with, or consent to a third party providing, any DIP Financing, with such DIP Financing to be secured by all or any portion of the First Lien Notes Priority Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code (or any comparable provision of any other applicable Debtor Relief Law) would be First Lien Notes Priority Collateral) (it being understood that the First Lien Notes Agent and the First Lien Notes Secured Parties shall not propose any DIP Financing with respect to the ABL Priority Collateral in competition with the ABL Agent and the ABL Secured Parties without the consent of the ABL Agent), then the ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that it will raise no objection and will not support any objection to such DIP Financing or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of the ABL Agent securing the ABL Obligations or on any other grounds (and will not request any adequate protection solely as a result of such DIP Financing), so long as (i) the ABL Agent retains its Lien on the Collateral to secure the ABL Obligations (in each case, including Proceeds thereof arising after the commencement of the Insolvency Proceeding) and, as to the ABL Priority Collateral only, such Lien has the same priority as existed prior to the commencement of the Insolvency Proceeding and any Lien on ABL Priority Collateral securing such DIP Financing is junior and subordinate to the Lien of the ABL Agent on the ABL Priority Collateral, (ii) all Liens on First Lien Notes Priority Collateral securing any such DIP Financing shall be senior to or on a parity with the Liens of the First Lien Notes Agent, the First Lien Notes Secured Parties,

and the Future Notes Indebtedness Secured Parties securing the First Lien Notes Obligations on First Lien Notes Priority Collateral and (iii) if the First Lien Notes Agent receives an adequate protection Lien on post-petition assets of the debtor to secure the First Lien Notes Obligations, the ABL Agent also may seek to obtain an adequate protection Lien on such post-petition assets of the debtor to secure the ABL Obligations, provided that (x) such Liens in favor of the First Lien Notes Agent and the ABL Agent shall be subject to the provisions of Section 6.1(c) hereof and (y) the foregoing provisions of this Section 6.1(b) shall not prevent the ABL Agent and the ABL Secured Parties from objecting to any provision in any DIP Financing relating to any provision or content of a plan of reorganization.
(c)    All Liens granted to the ABL Agent or the First Lien Notes Agent in any Insolvency Proceeding, whether as adequate protection or otherwise, are intended by the Parties to be and shall be deemed to be subject to the Lien Priority and the other terms and conditions of this Agreement. In addition, the First Lien Notes Agent, on behalf of itself and/or the First Lien Notes Secured Parties, acknowledges and agrees that, notwithstanding anything in this Agreement to the contrary, no First Lien Notes Secured Party shall (a) be granted any Lien on the Canadian Collateral or any other rights thereto or interests therein in any Insolvency Proceeding, (b) commence or take any enforcement action with respect to the Canadian Subsidiaries or the Canadian Collateral in any Insolvency Proceeding, or (c) contest, protest, object to, or interfere with the manner in which the ABL Agent or any ABL Secured Party seeks to enforce its Liens in any Canadian Collateral in any Insolvency Proceeding.
Section 6.2    Relief From Stay. Until the Discharge of ABL Obligations has occurred, each of the First Lien Notes Agent, on behalf of itself, the First Lien Notes Secured Parties, and the Future Notes Indebtedness Secured Parties, agrees not to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the ABL Priority Collateral without the ABL Agent’s express written consent. Until the Discharge of First Lien Notes Obligations has occurred, the ABL Agent, on behalf of itself and the ABL Secured Parties, agrees not to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the First Lien Notes Priority Collateral without the First Lien Notes Agent’s express written consent.
Section 6.3    No Contest. Each of the First Lien Notes Agent, on behalf of itself, the First Lien Notes Secured Parties, and the Future Notes Indebtedness Secured Parties, agrees that, prior to the Discharge of ABL Obligations, none of them shall contest (or support any other Person contesting) (a) any request by the ABL Agent or any ABL Secured Party for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1(b) above or unless such adequate protection would come in the form of cash payments from the proceeds of First Lien Notes Priority Collateral), or (b) any objection by the ABL Agent or any ABL Secured Party to any motion, relief, action, or proceeding based on a claim by the ABL Agent or any ABL Secured Party that its interests in the Collateral (unless in contravention of Section 6.1(b) above) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to the ABL Agent as adequate protection of its interests are subject to this Agreement. The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that, prior to the Discharge of First Lien Notes Obligations, none of them shall contest (or support any other Person contesting) (i) any request by the First Lien Notes Agent, any First Lien Notes Secured Party, or any Future Notes Indebtedness Secured Party for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1(a) above or unless such adequate protection would come in the form of cash payments from the proceeds of ABL Priority Collateral), or (ii) any objection by the First Lien Notes Agent, any First Lien Notes Secured Party, or any Future Notes Indebtedness Secured Party to any motion, relief, action or proceeding based on a claim by the First Lien Notes Agent, any First Lien Notes Secured Party, or any Future Notes Indebtedness Secured Party that its interests in the Collateral (unless in contravention of Section 6.1(a) above) are not adequately protected (or any other similar request under any law applicable to an Insolvency

Proceeding), so long as any Liens granted to the First Lien Notes Agent as adequate protection of its interests are subject to this Agreement.
Section 6.4    Asset Sales. Each of the First Lien Notes Agent, on behalf of itself, the First Lien Notes Secured Parties, and the Future Notes Indebtedness Secured Parties, that it will not oppose any sale consented to by the ABL Agent of any ABL Priority Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any comparable provision of any other applicable Debtor Relief Law) so long as the proceeds of such sale are applied in accordance with this Agreement. The ABL Agent agrees, on behalf of itself and the ABL Secured Parties, that it will not oppose any sale consented to by the First Lien Notes Agent of any First Lien Notes Priority Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any comparable provision of any other applicable Debtor Relief Law) so long as the proceeds of such sale are applied in accordance with this Agreement. If such sale of Collateral includes both ABL Priority Collateral and First Lien Notes Priority Collateral and the Parties are unable after negotiating in good faith to agree on the allocation of the purchase price between the ABL Priority Collateral and First Lien Notes Priority Collateral, either Party may apply to the court in such Insolvency Proceeding to make a determination of such allocation, and the court’s determination shall be binding upon the Parties.
Section 6.5    Separate Grants of Security and Separate Classification. Each First Lien Notes Secured Party, each Future Notes Indebtedness Secured Party, the First Lien Notes Agent, each ABL Secured Party and the ABL Agent acknowledges and agrees that (i) the grants of Liens pursuant to the ABL Security Documents and the Term Security Documents constitute two or more separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Collateral, the First Lien Notes Obligations are fundamentally different from the ABL Obligations and must be separately classified in any plan of reorganization or similar dispositive restructuring plan proposed, confirmed, or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the ABL Secured Parties and the First Lien Notes Secured Parties in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the ABL Secured Parties and the First Lien Notes Secured Parties hereby acknowledge and agree that all distributions from the Collateral shall be made as if there were separate classes of ABL Obligation claims and First Lien Notes Obligation claims against the Credit Parties (with the effect being that, to the extent that the aggregate value of the ABL Priority Collateral or First Lien Notes Priority Collateral is sufficient (for this purpose ignoring all claims held by the other Secured Parties), the ABL Secured Parties or the First Lien Notes Secured Parties, respectively, shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, fees, or expenses that is available from each pool of Priority Collateral for each of the ABL Secured Parties and the First Lien Notes Secured Parties, respectively, before any distribution from such pool of Priority Collateral is made in respect of the claims held by the other Secured Parties, with the other Secured Parties hereby acknowledging and agreeing to turn over to the respective other Secured Parties amounts otherwise received or receivable by them from such pool of Priority Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the aggregate recoveries.
Section 6.6    Enforceability. The provisions of this Agreement are intended to be and shall be enforceable under Section 510(a) of the Bankruptcy Code (or any comparable provision of any other applicable Debtor Relief Law).
Section 6.7    ABL Obligations Unconditional. All rights of the ABL Agent hereunder, and all agreements and obligations of the First Lien Notes Agent and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(i)    any lack of validity or enforceability of any ABL Document;
(ii)    any change in the time, place or manner of payment of, or in any other term of, all or any portion of the ABL Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any ABL Document;
(iii)    any exchange, release, voiding, avoidance or non-perfection of any security interest in any Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the ABL Obligations or any guarantee or guaranty thereof; or
(iv)    any other circumstances that otherwise might constitute a defense (other than payment in full of the ABL Obligations) available to, or a discharge of, any Credit Party in respect of the ABL Obligations, or of any of the First Lien Notes Agent or any Credit Party, to the extent applicable, in respect of this Agreement.
Section 6.8    First Lien Notes Obligations Unconditional. All rights of the First Lien Notes Agent hereunder, all agreements and obligations of the ABL Agent and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:
(i)    any lack of validity or enforceability of any Term Document;
(ii)    any change in the time, place or manner of payment of, or in any other term of, all or any portion of the First Lien Notes Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Term Document;
(iii)    any exchange, release, voiding, avoidance or non-perfection of any security interest in any Collateral, or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the First Lien Notes Obligations or any guarantee or guaranty thereof; or
(iv)    any other circumstances that otherwise might constitute a defense (other than payment in full of the First Lien Notes Obligations) available to, or a discharge of, any Credit Party in respect of the First Lien Notes Obligations, or of any of the ABL Agent or any Credit Party, to the extent applicable, in respect of this Agreement.
Section 6.9    Adequate Protection. Except to the extent expressly provided in Sections 6.1 and 6.3, nothing in this Agreement shall limit the rights of the ABL Agent and the ABL Secured Parties, on the one hand, and the First Lien Notes Agent, the First Lien Notes Secured Parties, and the Future Notes Indebtedness Secured Parties, on the other hand, from seeking or requesting adequate protection with respect to their respective interests in the applicable Collateral in any Insolvency Proceeding, including adequate protection in the form of a cash payment, periodic cash payments, cash payments of interest, additional collateral or otherwise; provided that (a) in the event that the ABL Agent, on behalf of itself or any of the ABL Secured Parties, seeks or requests adequate protection in respect of the ABL Obligations and such adequate protection is granted in the form of a Lien on additional or replacement collateral comprising assets of the type of assets that constitute First Lien Notes Priority Collateral, then the ABL Agent, on behalf of itself and each of the ABL Secured Parties, agrees that the First Lien Notes Agent shall have the right to seek or request a senior Lien on such collateral as security and adequate protection for the First Lien Notes Obligations and that any Lien on such collateral securing or providing adequate protection for the ABL Obligations shall be subordinate to the Lien on such collateral securing or providing adequate protection for the First Lien Notes Obligations and (b) in the event that either the First Lien Notes Agent, on behalf of itself, any of the First Lien Notes Secured Parties, or any of the Future Notes Indebtedness Secured Parties, seeks or requests adequate protection in respect of the First Lien Notes Obligations and such adequate protection is granted in the form of a Lien on additional or replacement collateral comprising assets of the type of assets that constitute ABL Priority Collateral, then each of the First Lien Notes Agent, on behalf of itself, each of the First Lien Notes Secured Parties, and each of the Future Notes Indebtedness Secured Parties, agrees that the ABL Agent shall have the right to seek or request a senior Lien on such collateral as security and adequate protection for the ABL Obligations and that any Lien on such collateral securing or providing adequate protection for the First Lien Notes Obligations shall be subordinate to the Lien on such collateral securing or providing adequate protection for the ABL Obligations.
Section 6.10    Plan of Reorganization.
(a)    If, in any Insolvency Proceeding, debt obligations of the reorganized debtor secured by Liens upon the Collateral are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of ABL Obligations and on account of First Lien Notes Obligations, then, to the extent the debt obligations distributed on account of the ABL Obligations and on account of the First Lien Notes Obligations are secured by Liens upon the same Collateral, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.
(b)    Each of the ABL Secured Parties and the First Lien Notes Secured Parties may vote on any plan of reorganization or similar dispositive restructuring plan with respect to the ABL Obligations or the First Lien Notes Obligations (as applicable); provided that none of the ABL Secured Parties or the First Lien Notes Secured Parties shall propose, vote to accept, or otherwise support a plan of reorganization, arrangement, compromise or liquidation or similar dispositive restructuring plan, or any other document, agreement or proposal similar to the foregoing that is inconsistent with or in contravention of the terms of this Agreement.
ARTICLE 7
MISCELLANEOUS
Section 7.1    Rights of Subrogation. Each of the First Lien Notes Agent, on behalf of itself, the First Lien Notes Secured Parties, and the Future Notes Indebtedness Secured Parties, agrees that no payment to the ABL Agent or any ABL Secured Party pursuant to the provisions of this Agreement shall entitle the First Lien Notes Agent, any First Lien Notes Secured Party, or any Future Notes Indebtedness Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of ABL Obligations shall have occurred. Following the Discharge of ABL Obligations, the ABL Agent agrees to execute such documents, agreements, and instruments as the First Lien Notes Agent, any First Lien Notes Secured Party, or any Future Notes Indebtedness Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the ABL Obligations resulting from payments to the ABL Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the ABL Agent are paid by the Credit Parties or such Person upon request for payment thereof. The ABL Agent, for and on behalf of itself and the ABL Secured Parties, agrees that no payment to the First Lien Notes Agent, any First Lien Notes Secured Party, or any Future Notes

Indebtedness Secured Party pursuant to the provisions of this Agreement shall entitle the ABL Agent or any ABL Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of First Lien Notes Obligations shall have occurred. Following the Discharge of First Lien Notes Obligations, the First Lien Notes Agent agrees to execute such documents, agreements, and instruments as the ABL Agent or any ABL Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the First Lien Notes Obligations resulting from payments to the First Lien Notes Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the First Lien Notes Agent are paid by the Credit Parties or such Person upon request for payment thereof.
Section 7.2    Further Assurances. The Parties will, at the cost and expense of the Credit Parties, and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that either Party may reasonably request, in order to protect any right or interest granted or purported to be granted hereby or to enable the ABL Agent or the First Lien Notes Agent to exercise and enforce its rights and remedies hereunder; provided, however, that no Party shall be required to pay over any payment or distribution, execute any instruments or documents, or take any other action referred to in this Section 7.2, to the extent that such action would contravene any law, order or other legal requirement or any of the terms or provisions of this Agreement, and in the event of a controversy or dispute, such Party may interplead any payment or distribution in any court of competent jurisdiction, without further responsibility in respect of such payment or distribution under this Section 7.2.
Section 7.3    Representations. The First Lien Notes Agent represents and warrants to the ABL Agent that it has the requisite power and authority under the First Lien Notes Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of the First Lien Notes Agent, the First Lien Notes Secured Parties, and the Future Notes Indebtedness Secured Parties that this Agreement shall be a binding obligation of the First Lien Notes Agent, enforceable against the First Lien Notes Agent, and that the terms of the First Lien Notes Indenture authorize the First Lien Notes Agent to execute and deliver this Agreement and bind the First Lien Notes Secured Parties to the terms hereof. The ABL Agent represents and warrants to the First Lien Notes Agent that it has the requisite power and authority under the ABL Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the ABL Secured Parties and that this Agreement shall be a binding obligation of the ABL Agent and the ABL Secured Parties, enforceable against the ABL Agent and the ABL Secured Parties in accordance with its terms.
Section 7.4    Amendments. No amendment or waiver of any provision of this Agreement nor consent to any departure by any Party hereto shall be effective unless it is in a written agreement executed by the First Lien Notes Agent and the ABL Agent and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
Section 7.5    Addresses for Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or five (5) days after deposit in the United States mail (certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section) shall be as set forth below or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

ABL Agent:	Bank of America, N.A. Attn: Nancy Wu
Mail Code: MA5-100-09-12
100 Federal St
Boston, MA, 02110
Phone: 617.434.7554
Fax: 617.535.9657
E-mail: nancy.d.wu@bofa.com

First Lien Notes Agent:	U.S. Bank National Association 1 California Street, Suite 1000 San Francisco, CA 94111 Attn: David Jason (Gap) Fax No.: (415) 677-3769
Section 7.6    No Waiver, Remedies. No failure on the part of any Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
Section 7.7    Continuing Agreement, Transfer of Secured Obligations. This Agreement is a continuing agreement and shall (a) subject to Section 5.3, remain in full force and effect until the Discharge of ABL Obligations and the Discharge of First Lien Notes Obligations shall have occurred, (b) be binding upon the Parties and their successors and assigns, and (c) inure to the benefit of and be enforceable by the Parties and their respective successors, transferees and assigns. Nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Collateral. All references to any Credit Party shall include any Credit Party as debtor-in-possession and any receiver or trustee for such Credit Party in any Insolvency Proceeding. Without limiting the generality of the foregoing clause (c), the ABL Agent, any ABL Secured Party, the First Lien Notes Agent, any First Lien Notes Secured Party, or any Future Notes Indebtedness Secured Party may assign or otherwise transfer all or any portion of the ABL Obligations or the First Lien Notes Obligations, as applicable, to any other Person (other than any Borrower, any Guarantor or any Affiliate of any Borrower or any Guarantor (except as provided in the ABL Credit Agreement or the First Lien Notes Indenture) and any Subsidiary of any Borrower or any Guarantor), and such other Person shall thereupon become vested with all the rights and obligations in respect thereof granted to the ABL Agent, any ABL Secured Party, the First Lien Notes Agent, any First Lien Notes Secured Party, or any Future Notes Indebtedness Secured Party, as the case may be, herein or otherwise. The ABL Secured Parties and the First Lien Notes Secured Parties may continue, at any time and without notice to the other parties hereto, to extend credit and other financial accommodations, lend monies and provide Indebtedness to, or for the benefit of, any Credit Party on the faith hereof.
Section 7.8    Governing Law: Entire Agreement. The validity, performance, and enforcement of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. This Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto.
Section 7.9    Counterparts. This Agreement may be executed in any number of counterparts, and it is not necessary that the signatures of all Parties be contained on any one counterpart hereof, each counterpart will be deemed to be an original, and all together shall constitute one and the same document. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic methods shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 7.10    No Third Party Beneficiaries. This Agreement is solely for the benefit of the ABL Agent, ABL Secured Parties, First Lien Notes Agent, First Lien Notes Secured Parties, and Future Notes Indebtedness Secured Parties. No other Person (including any Borrower, any Guarantor or any Affiliate of any Borrower or any Guarantor, or any Subsidiary of any Borrower or any Guarantor) shall be deemed to be a third party beneficiary of this Agreement.
Section 7.11    Headings. The headings of the articles and sections of this Agreement are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.
Section 7.12    Severability. If any of the provisions in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement and shall not invalidate the Lien Priority or the application of Proceeds and other priorities set forth in this Agreement.
Section 7.13    [Reserved].
Section 7.14    VENUE; JURY TRIAL WAIVER.
(a)    EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY ABL SECURED PARTY OR ANY FIRST LIEN NOTES SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY ABL DOCUMENTS AGAINST ANY CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(b)    EACH PARTY HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY HERETO REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(c)    EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.5. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
Section 7.15    Intercreditor Agreement. This Agreement is the ABL Intercreditor Agreement referred to in the Original ABL Credit Agreement and the ABL/Cash Flow Intercreditor Agreement referred to in the Original First Lien Notes Indenture. Nothing in this Agreement shall be deemed to subordinate the payment obligations due (i) to any ABL Secured Party to the obligations due to any First Lien Notes Secured Party or (ii) to any First Lien Notes Secured Party to the obligations due to any ABL Secured Party, in each case whether before or after the occurrence of an Insolvency Proceeding, it being the intent of the Parties that this Agreement shall effectuate a subordination of Liens but not a subordination of Indebtedness.
Section 7.16    No Warranties or Liability. The First Lien Notes Agent, and the ABL Agent acknowledge and agree that neither has made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of any other ABL Document or any Term Document. Except as otherwise provided in this Agreement, the First Lien Notes Agent, and the ABL Agent will be entitled to manage and supervise their respective extensions of credit to any Credit Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.
Section 7.17    Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any ABL Document or any First Lien Notes Document, the provisions of this Agreement shall govern.
Section 7.18    Information Concerning Financial Condition of the Credit Parties. The First Lien Notes Agent, and the ABL Agent hereby assume responsibility for keeping itself informed of the financial condition of the Credit Parties and all other circumstances bearing upon the risk of nonpayment of the ABL Obligations or the First Lien Notes Obligations; provided that nothing in this Section 7.18 shall impose any obligation on the First Lien Notes Agent to keep itself informed of the financial condition or the risk of nonpayment beyond that which may be required by the First Lien Notes Indenture. The First Lien Notes Agent, and the ABL Agent hereby agree that no party shall have any duty to advise any other party of information known to it regarding such condition or any such circumstances. In the event the First Lien Notes Agent or the ABL Agent, in its sole discretion, undertakes at any time or from time to time to provide any information to any other party to this Agreement, (a) it shall be under no obligation (i) to provide any such information to such other party or any other party on any subsequent occasion, (ii) to undertake any investigation not a part of its regular business routine, or (iii) to disclose any other information, (b) it makes no representation as to the accuracy or completeness of any such information and (c) the party receiving such information hereby agrees to hold harmless the other party from and against any and all losses, claims, damages, liabilities and expenses to which such receiving party may become subject arising out of or in connection with the use of such information.
Section 7.19    Agent Capacities. Except as expressly set forth herein, the ABL Agent and the First Lien Notes Agent shall not have any duties or obligations in respect of any of the Collateral, all of such duties and obligations, if any, being subject to and governed by the applicable ABL Documents or First Lien Notes Documents, as the case may be. It is understood and agreed that (i) Bank of America is entering into this Agreement in its capacity as administrative agent and collateral agent under the Original ABL Credit Agreement, and the provisions of the Original ABL Credit Agreement applicable to Bank of America as administrative agent and collateral agent thereunder (including its rights, privileges, immunities and indemnities) shall also apply to Bank of America as the ABL Agent hereunder, and (ii) U.S. Bank is entering into this Agreement in its capacity as notes collateral agent under the Original First Lien Notes Indenture and the provisions of the Original First Lien Notes Indenture applicable to U.S. Bank as collateral agent thereunder (including its rights, privileges, immunities and indemnities) shall also apply to U.S. Bank as First Lien Notes Agent hereunder.
[Remainder of Page Intentionally Left Blank; Signature Pages Follow.]

IN WITNESS WHEREOF, the ABL Agent, for and on behalf of itself and the ABL Secured Parties, and the First Lien Notes Agent, for and on behalf of itself, the First Lien Notes Secured Parties, and the Future Notes Indebtedness Secured Parties have caused this Agreement to be duly executed and delivered as of the date first above written.
BANK OF AMERICA, N.A., in its capacity as the ABL Agent
By:
Name:
Title:

[The GAP ̵ Signature Page to Intercreditor Agreement]

U.S. BANK NATIONAL ASSOCIATION, in its capacity as the First Lien Notes Agent
By:
Name:
Title:

[The GAP ̵ Signature Page to Intercreditor Agreement]

ACKNOWLEDGMENT
Each Borrower and each Guarantor hereby acknowledges that it has received a copy of this Agreement and consents thereto. Each Borrower and each Guarantor further acknowledges and agrees that it is not an intended beneficiary or third party beneficiary under this Agreement and that the ABL Documents and First Lien Notes Documents remain in full force and effect as written.
PARENT BORROWER:            THE GAP, INC.
By:
Name:
Title:
BORRROWERS AND GUARANTORS:    THE ENTITIES LIST ON SCHEDULE I HERETO
By:
Name:
Title:

[The GAP ̵ Credit Party Acknowledgement to Intercreditor Agreement]

SCHEDULE I TO CREDIT PARTY ACKNOWLEDGEMENT
ATHLETA LLC
BANANA REPUBLIC, LLC
INTERMIX HOLDCO, INC.
JANIE AND JACK LLC
OLD NAVY, LLC,
GAP (CANADA) INC.
OLD NAVY (CANADA) INC.
ATHLETA (ITM) INC.
ATHLETA, INC.
BANANA REPUBLIC (APPAREL), LLC
BANANA REPUBLIC (ITM) INC.
DIRECT CONSUMER SERVICES, LLC
GAP (APPAREL), LLC
GAP (ITM) INC.
GAP INTERNATIONAL SALES, INC.
GAP INTERNATIONAL SOURCING (AMERICAS) LLC
GAP INTERNATIONAL SOURCING (CALIFORNIA), LLC
GAP INTERNATIONAL SOURCING (JV), LLC
GAP INTERNATIONAL SOURCING (U.S.A.) INC.
GAP INTERNATIONAL SOURCING, INC.
GPS CONSUMER DIRECT, INC.
GPS CORPORATE FACILITIES, INC.
GPS REAL ESTATE, INC.
GPS SERVICES, INC.

GPS STRATEGIC ALLIANCES LLC
GPSDC (NEW YORK) INC.
INTERMIX (ITM) INC.
INTERMIX CANADA, INC.
MB 550 TFB, LLC
OLD NAVY (APPAREL), LLC
OLD NAVY (ITM) INC.
OLD NAVY INTERNATIONAL SOURCING, INC.

EXHIBIT G
FORM OF SUPPLEMENTAL GUARANTY
SUPPLEMENTAL GUARANTY (this “Supplemental Guaranty”) dated as of [●], between [●] (the “New Guarantor”) and BANK OF AMERICA, N.A., as administrative agent (the “Agent”), under that certain Third Amended and Restated Revolving Loan Credit Agreement, dated as of May 7, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among The Gap, Inc., a Delaware corporation (“Parent Borrower”), certain of the Parent Borrower’s direct or indirect wholly-owned domestic subsidiaries from time to time party thereto, as borrowers (collectively referred to herein as the “U.S. Borrowers” and each, individually, as a “U.S. Borrower”), Gap (Canada) Inc., a Canadian corporation, Old Navy (Canada) Inc., a Canadian corporation, and certain of Parent Borrower’s other direct or indirect wholly-owned subsidiaries incorporated or organized under the laws of Canada or a province or territory thereof from time to time party thereto, as borrowers (collectively referred to herein as the “Canadian Borrowers” and each, individually, as a “Canadian Borrower” and together with the U.S. Borrowers, collectively, referred to herein as “Borrowers” and each, individually, as a “Borrower”), the other Loan Parties from time to time party thereto, the Lenders from time to time party thereto, the Issuing Banks and Bank of America, N.A. (“Bank of America”), as administrative agent and collateral agent (together with any permitted successor in such capacity, the “Agent”).
WHEREAS, certain Subsidiaries of the Parent Borrower are party to the Credit Agreement as Guarantors;
WHEREAS, [●] desires to become a party to the Credit Agreement as a [U.S.][Canadian] Guarantor thereunder; and
WHEREAS, terms defined in the Credit Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein;
NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. Guaranty. The New Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Supplemental Guaranty, the New Guarantor will be deemed to be a [U.S.][Canadian] Guarantor for all purposes under the Credit Agreement and shall have all of the obligations of a [U.S.][Canadian] Guarantor thereunder as if it had executed the Credit Agreement. The New Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement and applicable to a [U.S.][Canadian] Guarantor thereunder including without limitation all of the provisions of Article III of the Credit Agreement and hereby represents and warranties that all of the representations and warranties applicable to a [U.S.][Canadian] Guarantor under Section 6.01 of the Credit Agreement (including with respect to the execution and delivery by such New Guarantor of this Supplemental Guaranty) are true and correct in all material respects as to such

Form of Supplement Guaranty

New Guarantor, except where such representations and warranties expressly relate to an earlier date. The New Guarantor hereby acknowledges that it has received a copy of the Loan Documents, as they may have been amended or supplemented from time to time.
2. Together herewith the New Guarantor has delivered to the Agent all documentation and other information the Agent may reasonably request (a) relating to the existence of the New Guarantor, (b) the corporate authority for and the validity of this Supplemental Guaranty and the guaranty under the Credit Agreement and (c) required by Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

3. This Supplemental Guaranty may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.
4. THIS SUPPLEMENTAL GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
[Signature pages follow]

Form of Supplement Guaranty

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Guaranty to be duly executed by their respective authorized officers as of the day and year first above written.

[New Guarantor], as a [U.S.][Canadian] Guarantor

By:
Name:
Title:

Acknowledged and Agreed as of the date first above written:

BANK OF AMERICA, N.A.,
as Agent

By:
Name:
Title:

Form of Supplement Guaranty

EXHIBIT H-1

FORM OF
UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For United States Federal Income Tax Purposes)

Reference is hereby made to the Third Amended and Restated Credit Agreement dated as of May 7, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among The Gap, Inc., a Delaware corporation (“Parent Borrower”), certain of the Parent Borrower’s direct or indirect wholly-owned domestic subsidiaries from time to time party thereto, as borrowers (collectively referred to herein as the “U.S. Borrowers” and each, individually, as a “U.S. Borrower”), Gap (Canada) Inc., a Canadian corporation, Old Navy (Canada) Inc., a Canadian corporation, and certain of Parent Borrower’s other direct or indirect wholly-owned subsidiaries incorporated or organized under the laws of Canada or a province or territory thereof from time to time party thereto, as borrowers (collectively referred to herein as the “Canadian Borrowers” and each, individually, as a “Canadian Borrower” and together with the U.S. Borrowers, collectively, referred to herein as “Borrowers” and each, individually, as a “Borrower”), the other Loan Parties from time to time party thereto, the Lenders from time to time party thereto, the Issuing Banks and Bank of America, N.A. (“Bank of America”), as administrative agent and collateral agent (together with any permitted successor in such capacity, the “Agent”).

Pursuant to the provisions of Section 4.02(e) of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) no payments under any Loan Document are effectively connected with the undersigned’s conduct of a United States trade or business..

The undersigned has furnished the Agent and the Borrower with a certificate of its non-United States Person status on IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable form. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any respect, the undersigned shall promptly so inform the Borrower and the Agent in writing and deliver promptly to the Borrower and the Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Agent) or promptly notify the Borrower and the Agent in writing of its legal ineligibility to do so, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two

H-1-1
Form of United States Tax Compliance Certificate

calendar years preceding each such payment, and at such times are as reasonably requested by the Borrower or the Agent.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF LENDER]
By: _______________________
Name: ________________________
Title: ________________________
Date: ________ __, 20[ ]

H-1-2
Form of United States Tax Compliance Certificate

EXHIBIT H-2

FORM OF
UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For United States Federal Income Tax Purposes)

Reference is hereby made to the Third Amended and Restated Credit Agreement dated as of May 7, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among The Gap, Inc., a Delaware corporation (“Parent Borrower”), certain of the Parent Borrower’s direct or indirect wholly-owned domestic subsidiaries from time to time party thereto, as borrowers (collectively referred to herein as the “U.S. Borrowers” and each, individually, as a “U.S. Borrower”), Gap (Canada) Inc., a Canadian corporation, Old Navy (Canada) Inc., a Canadian corporation, and certain of Parent Borrower’s other direct or indirect wholly-owned subsidiaries incorporated or organized under the laws of Canada or a province or territory thereof from time to time party thereto, as borrowers (collectively referred to herein as the “Canadian Borrowers” and each, individually, as a “Canadian Borrower” and together with the U.S. Borrowers, collectively, referred to herein as “Borrowers” and each, individually, as a “Borrower”), the other Loan Parties from time to time party thereto, the Lenders from time to time party thereto, the Issuing Banks and Bank of America, N.A. (“Bank of America”), as administrative agent and collateral agent (together with any permitted successor in such capacity, the “Agent”).

Pursuant to the provisions of Section 4.02(e) of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments under any Loan Document are effectively connected with the undersigned’s conduct of a United States trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-United States Person status on IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable form. By executing this certificate, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any respect, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its legal ineligibility to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment, and at such times as are reasonably requested by such Lender..

H-2-1
Form of United States Tax Compliance Certificate

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF PARTICIPANT]
By: _______________________
Name: ________________________
Title: ________________________
Date: ________ __, 20[ ]

H-2-2
Form of United States Tax Compliance Certificate

EXHIBIT H-3

FORM OF
UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For United States Federal Income Tax Purposes)

Reference is hereby made to the Third Amended and Restated Credit Agreement dated as of May 7, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among The Gap, Inc., a Delaware corporation (“Parent Borrower”), certain of the Parent Borrower’s direct or indirect wholly-owned domestic subsidiaries from time to time party thereto, as borrowers (collectively referred to herein as the “U.S. Borrowers” and each, individually, as a “U.S. Borrower”), Gap (Canada) Inc., a Canadian corporation, Old Navy (Canada) Inc., a Canadian corporation, and certain of Parent Borrower’s other direct or indirect wholly-owned subsidiaries incorporated or organized under the laws of Canada or a province or territory thereof from time to time party thereto, as borrowers (collectively referred to herein as the “Canadian Borrowers” and each, individually, as a “Canadian Borrower” and together with the U.S. Borrowers, collectively, referred to herein as “Borrowers” and each, individually, as a “Borrower”), the other Loan Parties from time to time party thereto, the Lenders from time to time party thereto, the Issuing Banks and Bank of America, N.A. (“Bank of America”), as administrative agent and collateral agent (together with any permitted successor in such capacity, the “Agent”).

Pursuant to the provisions of Section 4.02(e) of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members that is claiming the portfolio interest exemption (“Applicable Partners/Members”) is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its Applicable Partners/Members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its Applicable Partners/Members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments under any Loan Document are effectively connected with the undersigned’s or any of its Applicable Partners’/Members’ conduct of a United States trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable form or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable form from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation

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Form of United States Tax Compliance Certificate

reasonably requested by such Lender) or promptly notify such Lender in writing of its legal ineligibility to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment, and at such times are as reasonably requested by such Lender.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF PARTICIPANT]
By: _______________________
Name: ________________________
Title: ________________________
Date: ________ __, 20[ ]

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Form of United States Tax Compliance Certificate

EXHIBIT H-4

FORM OF
UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For United States Federal Income Tax Purposes)

Reference is hereby made to the Third Amended and Restated Credit Agreement dated as of May 7, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among The Gap, Inc., a Delaware corporation (“Parent Borrower”), certain of the Parent Borrower’s direct or indirect wholly-owned domestic subsidiaries from time to time party thereto, as borrowers (collectively referred to herein as the “U.S. Borrowers” and each, individually, as a “U.S. Borrower”), Gap (Canada) Inc., a Canadian corporation, Old Navy (Canada) Inc., a Canadian corporation, and certain of Parent Borrower’s other direct or indirect wholly-owned subsidiaries incorporated or organized under the laws of Canada or a province or territory thereof from time to time party thereto, as borrowers (collectively referred to herein as the “Canadian Borrowers” and each, individually, as a “Canadian Borrower” and together with the U.S. Borrowers, collectively, referred to herein as “Borrowers” and each, individually, as a “Borrower”), the other Loan Parties from time to time party thereto, the Lenders from time to time party thereto, the Issuing Banks and Bank of America, N.A. (“Bank of America”), as administrative agent and collateral agent (together with any permitted successor in such capacity, the “Agent”).

Pursuant to the provisions of Section 4.02(e) of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members that is claiming the portfolio interest exemption (“Applicable Partners/Members”) is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its Applicable Partners/Members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its Applicable Partners/Members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments under any Loan Document are effectively connected with the undersigned’s or any of its Applicable Partners’/Members’ conduct of a United States trade or business.

The undersigned has furnished the Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable form or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable form from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any respect, the

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Form of United States Tax Compliance Certificate

undersigned shall promptly so inform the Borrower and the Agent, in writing and deliver promptly to the Borrower and the Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Agent) or promptly notify the Borrower and the Agent in writing of its legal ineligibility to do so, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment, and at such times are as reasonably requested by the Borrower or the Agent.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.
[NAME OF LENDER]

By: _______________________
Name: ________________________
Title: ________________________
Date: ________ __, 20[ ]

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Form of United States Tax Compliance Certificate

EXHIBIT I

FORM OF BORROWING BASE CERTIFICATE

[See Attached]

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Form of Borrowing Base Certificate